 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-248787

To the shareholders of Bridge Bancorp, Inc. and Dime Community Bancshares, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On July 1, 2020, Bridge Bancorp, Inc., which we refer to as “Bridge,” and Dime Community Bancshares, Inc., which we refer to as “Dime,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” pursuant to which Bridge and Dime have agreed to combine their respective businesses in a merger of equals.
Under the merger agreement, Dime will merge with and into Bridge, with Bridge as the resulting company, in a transaction that we refer to as the “merger.” At the effective time of the merger, Bridge will change its name to “Dime Community Bancshares, Inc.” Immediately following the merger, Dime Community Bank, the wholly-owned subsidiary of Dime, will merge with and into BNB Bank, the wholly-owned subsidiary of Bridge, with BNB Bank as the resulting company, which we refer to as the “bank merger.” At the effective time of the bank merger, BNB Bank will change its name to “Dime Community Bank.” Each party will have equal representation on the board of directors of the resulting company and the resulting bank.
If the merger is completed, Dime shareholders will be entitled to receive, for each share of Dime common stock they own, 0.648 shares of Bridge common stock. The maximum number of shares of Bridge common stock estimated to be issuable upon completion of the merger is 21,436,582. Based on Bridge’s closing price of $22.84 on June 30, 2020, which was the last trading date preceding the public announcement of the proposed merger, each share of Dime common stock exchanged for 0.648 shares of Bridge common stock would have had a value of $14.80, or approximately $489.0 million in aggregate merger consideration. Based on Bridge’s closing price of $19.62 on October 12, 2020, which is the most recent practicable trading day prior to the printing of this document, each share of Dime common stock exchanged for 0.648 shares of Bridge common stock would have a value of $12.71. The value of the merger consideration will depend on the market price of Bridge common stock on the effective date of the merger. We urge you to obtain current market quotations for both Bridge common stock and Dime common stock.
In addition, each issued and outstanding share of Dime 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, which we refer to as the “Dime preferred stock,” immediately prior to the completion of the merger will be converted into the right to receive one (1) share of a newly issued series of Bridge preferred stock, each with equivalent rights and preferences, which we refer to as the “Bridge preferred stock.”
The common stock of Bridge trades on The NASDAQ Global Select Market under the symbol “BDGE.” The common stock of Dime also trades on The NASDAQ Global Select Market under the symbol “DCOM.” The preferred stock of Dime also trades on The NASDAQ Global Select Market under the symbol “DCOMP.” Following the merger, the common stock of the resulting company will be listed on The NASDAQ Global Select Market under the symbol “DCOM.” The newly issued shares of Bridge preferred stock are expected to trade on The NASDAQ Global Select Market under the symbol “DCOMP.”
Bridge will hold a virtual special meeting of its shareholders, which we refer to as the “Bridge special meeting,” on December 3, 2020, at 10:00 a.m. local time, where the Bridge shareholders will be asked to vote on a proposal to approve the merger agreement, which we refer to as the “Bridge merger proposal,” a proposal to amend the Bridge Certificate of Incorporation to effect the name change of Bridge to “Dime Community Bancshares, Inc.,” to increase the number of authorized shares of common stock and preferred stock of the resulting company, to create a series of preferred stock of the resulting company designated as Series A Preferred Stock, to set forth the rights, preferences, privileges and limitations pertaining to such series of preferred stock, and to remove the previous Section 8 of the certificate of incorporation entitled “Indebtedness”, which we refer to as the “Bridge Certificate of Incorporation amendment proposal,” and a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Bridge in connection with the merger, which we refer to as the “Bridge merger-related compensation proposal” and other related matters. The approval by Bridge’s shareholders of the merger agreement as well as the Bridge’s Certificate of Incorporation amendment proposal are required to complete the merger. The Bridge special meeting will be held exclusively via a live webcast at www.meetingcenter.io/248386694, on December 3, 2020 at 10:00 a.m., local time. To participate in the virtual meeting, a Bridge shareholder of record will need the fifteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Bridge special meeting webcast will begin promptly at 10:00 a.m., local time. Bridge shareholders are encouraged to access the Bridge special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Dime will hold a virtual special meeting of its shareholders, which we refer to as the “Dime special meeting,” on December 3, 2020, at 10:00 a.m. local time, where the Dime shareholders will be asked to vote on a proposal to adopt the merger agreement, which we refer to as the “Dime merger proposal,” and a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Dime in connection with the merger, which we refer to as the “Dime merger-related compensation proposal” and other related matters. The Dime special meeting will be held exclusively via a live webcast at www.virtualshareholdermeeting.com/DCOM2020SM, on December 3, 2020 at 10:00 a.m., local time. To participate in the virtual meeting, a Dime shareholder of record will need the sixteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Dime special meeting webcast will begin promptly at 10:00 a.m., local time. Dime shareholders are encouraged to access the Dime special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
The merger cannot be completed unless, among other things, holders of two-thirds of the issued and outstanding shares of Bridge common stock vote to approve the Bridge merger proposal, a majority of the issued and outstanding shares of Bridge common stock vote to approve the Bridge Certificate of Incorporation amendment proposal, and holders of a majority of the issued and outstanding shares of Dime common stock vote to approve the Dime merger proposal. Bridge and Dime are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Bridge and Dime and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Bridge and Dime from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
We look forward to your participation in the special meetings and we appreciate your continued support.

Kevin M. O’Connor President and Chief Executive Officer Bridge Bancorp, Inc.	Kenneth J. Mahon Chief Executive Officer Dime Community Bancshares, Inc.
The securities of Bridge to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association subsidiary of Bridge or Dime and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this document or the Bridge securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
The date of this joint proxy statement/prospectus is October 16, 2020, and it is first being mailed or otherwise delivered to shareholders of Bridge and Dime on or about October 21, 2020.

ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which we refer to as “this document,” forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by Bridge, and constitutes a prospectus of Bridge under the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” with respect to the shares of Bridge securities to be issued to Dime shareholders, as required by the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and a notice of meeting with respect to the special meeting of shareholders of Bridge and the special meeting of shareholders of Dime.
You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated October 16, 2020. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to either Bridge shareholders or Dime shareholders nor the issuance by Bridge of its common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Bridge has been provided by Bridge and information contained in this document regarding Dime has been provided by Dime.

BRIDGE BANCORP, INC.
2200 Montauk Highway
Bridgehampton, New York 11932
Notice of Special Meeting of Shareholders to be held December 3, 2020
To the Shareholders of Bridge:
Bridge will hold a virtual special meeting of shareholders (which we refer to as the “Bridge special meeting”) at 10:00 a.m. local time, on December 3, 2020, to be held exclusively via webcast at www.meetingcenter.io/248386694, to consider and vote upon the following matters:
1.
a proposal to approve the Agreement and Plan of Merger, dated as of July 1, 2020, which we refer to as the “merger agreement”, by and between Bridge Bancorp, Inc. and Dime Community Bancshares, Inc., pursuant to which Dime will merge with and into Bridge, which we refer to as the “merger proposal.” A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.
a proposal to approve an amendment to Bridge’s Certificate of Incorporation to effect the name change of Bridge to “Dime Community Bancshares, Inc.,” to increase the number of authorized shares of common stock and preferred stock of the resulting company, to create a series of preferred stock of the resulting company designated as Series A Preferred Stock, to set forth the rights, preferences, privileges and limitations pertaining to such series of preferred stock; and to remove the previous Section 8 of the Certificate of Incorporation entitled “Indebtedness”, which we refer to as the “Bridge Certificate of Incorporation amendment proposal.” A copy of the proposed Bridge Bancorp, Inc. Restated Certificate of Incorporation is included as Annex D to the accompanying joint proxy statement/prospectus;

3.
a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Bridge in connection with the merger, which we refer to as the “Bridge merger-related compensation proposal”; and

4.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger, which we refer to as the “Bridge adjournment proposal.”

All of these items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. We urge you to read these materials carefully and in their entirety. The enclosed document forms a part of this notice.
The Bridge board of directors unanimously recommends that Bridge shareholders vote “FOR” the Bridge merger proposal, “FOR” the Bridge Certificate of Incorporation amendment proposal, “FOR” the Bridge merger-related compensation proposal and “FOR” the Bridge adjournment proposal.
Bridge shareholders of record as of the close of business on October 12, 2020 are entitled to notice of, and to vote at, the Bridge special meeting and any adjournments or postponements of the Bridge special meeting.
Your vote is very important. Your proxy is being solicited by Bridge’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement must be approved by a vote of two-thirds of the issued and outstanding shares of Bridge common stock and the Bridge Certificate of Incorporation amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares of Bridge common stock. The amendments to the Bridge Certificate of Incorporation will become effective only if the merger agreement is approved by the shareholders and the merger is completed. The Bridge merger-related compensation proposal will be approved if a majority of the votes cast by the Bridge shareholders at the Bridge special meeting are voted in favor of such proposal. The Bridge adjournment proposal will be approved if a majority of votes cast on such proposal at the Bridge special meeting are voted in favor of such proposal.

Whether or not you plan to attend the Bridge special meeting virtually, we urge you to vote. Shareholders of record may vote:
•
By internet — access www.investorvote.com/BDGE and follow the on-screen instructions;

•
By telephone — call 1-800-652-8683 and follow the instructions;

•
By mail — complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

•
By voting at the virtual special meeting — access www.meetingcenter.io/248386694 and follow the on-screen instructions.

If you plan to attend the Bridge special meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in this document regarding attending and voting at the special meeting to ensure that you comply with these requirements.
If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Equiniti Services Company, toll free at 1-833-503-4127.
By Order of the Board of Directors,
Howard H. Nolan
Senior Executive Vice President, Chief
Operating Officer and Corporate Secretary
Bridgehampton, New York
October 21, 2020

DIME COMMUNITY BANCSHARES, INC.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
Notice of Special Meeting of Shareholders to be held December 3, 2020
To the Shareholders of Dime:
Dime will hold a virtual special meeting of shareholders (which we refer to as the “Dime special meeting”) at 10:00 a.m. local time, on December 3, 2020, to be held exclusively via webcast at www.virtualshareholdermeeting.com/DCOM2020SM, to consider and vote upon the following matters:
1.
a proposal to approve the Agreement and Plan of Merger, dated as of July 1, 2020, which we refer to as the “merger agreement,” by and between Bridge Bancorp, Inc. and Dime Community Bancshares, Inc. and the merger, pursuant to which Dime will merge with and into Bridge, which we refer to as the “merger proposal.” A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.
a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Dime in connection with the merger, which we refer to as the “Dime merger-related compensation proposal”; and

3.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger, which we refer to as the “Dime adjournment proposal.”

All of these items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. We urge you to read these materials carefully and in their entirety. The enclosed document forms a part of this notice.
The Dime board of directors unanimously recommends that the Dime shareholders vote “FOR” the Dime merger proposal, “FOR” the Dime merger-related compensation proposal and “FOR” the Dime adjournment proposal.
Dime shareholders of record as of the close of business on October 12, 2020 are entitled to notice of, and to vote at, the Dime special meeting and any adjournments or postponements of the Dime special meeting.
Your vote is very important. Your proxy is being solicited by Dime’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the issued and outstanding shares of Dime common stock. The Dime merger-related compensation proposal will be approved if a majority of the votes cast on such proposal at the Dime special meeting are voted in favor of such proposal. The Dime adjournment proposal will be approved if a majority of the votes cast on such proposal at the Dime special meeting are voted in favor of such proposal.
Whether or not you plan to attend the Dime special meeting virtually, we urge you to vote. Shareholders of record may vote:
•
By internet — access www.proxyvote.com and follow the on-screen instructions;

•
By telephone — call 1-800-690-6903 for registered shareholders and 1-800-454-8683 for beneficial shareholders;

•
By mail — complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

•
By voting at the virtual special meeting — access www.virtualshareholdermeeting.com/DCOM2020SM and follow the on-screen instructions.

If you plan to attend the Dime special meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in this document regarding attending and voting at the special meeting to ensure that you comply with these requirements.
If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Equiniti Services Company, toll free at 1-833-503-4129.
By Order of the Board of Directors,
Patricia M. Schaubeck
Executive Vice President, General Counsel and
Corporate Secretary
Brooklyn, New York
October 21, 2020

REFERENCES TO AVAILABLE INFORMATION
Both Bridge and Dime file annual, quarterly and special reports, proxy statements and other business and financial information electronically with the SEC. In addition, this document incorporates important business and financial information about Bridge and Dime from documents filed with the SEC that have not been included in or delivered with this document. You can obtain any of the documents filed with or furnished to the SEC by Bridge or Dime at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents free of charge from Bridge at Bridge’s website at https://www.bnbbank.com/ under the “About — Investor Relations” tab, and then under “SEC Filings,” or from Dime by accessing Dime’s website at www.Dime.com under the “About — Investor Relations” tab, and then under “SEC Filings.” See “Where You Can Find More Information” on page 157.
You also may request orally or in writing copies of these documents at no cost by contacting the appropriate company at the following addresses:
Bridge Bancorp, Inc. 898 Veterans Memorial Highway, Suite 560 Hauppauge, New York 11788 Attention: Howard H. Nolan Telephone: 631-537-1000	Dime Community Bancshares, Inc. 300 Cadman Plaza West, 8th Floor Brooklyn, New York 11201 Attention: Patricia M. Schaubeck Telephone: 718-782-6200
If you are a Bridge shareholder or Dime shareholder and would like to request documents from Bridge or Dime, please do so by November 25, 2020 to receive them before the special meetings.
The information on Bridge’s and Dime’s websites is not part of this document. References to Bridge’s and Dime’s websites in this document are intended to serve as textual references only.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the merger, the Bridge special meeting or the Dime special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A.
You are receiving this document because you are either a shareholder of Bridge as of October 12, 2020, the record date for the Bridge special meeting, or a shareholder of Dime as of October 12, 2020, the record date for the Dime special meeting. This document is being used by the boards of directors of Bridge and Dime to solicit proxies of the shareholders of Bridge and Dime, as applicable, in connection with the approval of the merger proposal and related matters. This document also serves as the prospectus for shares of Bridge common stock to be issued in exchange for shares of Dime common stock in the merger and the prospectus for shares of Bridge preferred stock to be issued in exchange for shares of Dime preferred stock in the merger. Holders of Dime preferred stock are not entitled to, and are not requested to, vote at the Dime special meeting.

In order to approve the merger agreement and the merger, Bridge has called the Bridge special meeting and Dime has called the Dime special meeting. This document also serves as a notice of the Bridge special meeting and the Dime special meeting and describes the proposals to be presented at each special meeting.
You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
WHAT AM I BEING ASKED TO VOTE ON?

A:
For Bridge Shareholders:   You are being asked to vote on the approval of the merger agreement that provides for the merger of Dime with and into Bridge. You are also being asked to vote on a proposal to amend the Bridge Certificate of Incorporation to change the name of the resulting company to “Dime Community Bancshares, Inc.”, to increase the number of authorized shares of common stock and preferred stock of the resulting company, to create a series of preferred stock of the resulting company designated as Series A Preferred Stock, to set forth the rights, preferences, privileges and limitations pertaining to such series of preferred stock, and remove Section 8 of Bridge’s existing certificate of incorporation. You are also being asked to vote on a non-binding advisory resolution approving the compensation that may become payable to the named executive officers of Bridge in connection with the merger. You are also being asked to vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the meeting to approve the merger agreement and the merger. Completion of the merger is conditioned upon approval of the merger proposal and the Bridge Certificate of Incorporation amendment proposal. Completion of the merger is not conditioned upon approval of the Bridge merger-related compensation proposal or the Bridge adjournment proposal. The amendments to the Bridge Certificate of Incorporation will become effective only if the merger agreement is approved by the shareholders and the merger is completed.

For Dime Shareholders:   You are being asked to vote on the approval of the merger agreement that provides for the merger of Dime with and into Bridge. You are also being asked to vote on a non-binding advisory resolution approving the compensation that may become payable to the named executive officers of Dime in connection with the merger. You are also being asked to vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the meeting to approve the merger agreement and the merger. Completion of the merger is not conditioned upon approval of the Dime merger-related compensation proposal or the Dime adjournment proposal.

Q:
WHAT VOTE DOES BRIDGE’S BOARD OF DIRECTORS RECOMMEND?

A:
Bridge’s board of directors has determined that the proposed merger is in the best interests of Bridge shareholders, has unanimously approved the merger agreement and the merger and unanimously recommends that Bridge shareholders vote “FOR” the approval of the merger proposal, “FOR” the Bridge Certificate of Incorporation amendment proposal, “FOR” the Bridge merger-related compensation proposal and “FOR” the Bridge adjournment proposal.

Q:
WHAT VOTE DOES DIME’S BOARD OF DIRECTORS RECOMMEND?

A:
Dime’s board of directors has determined that the proposed merger is in the best interests of Dime shareholders, has unanimously approved the merger agreement and the merger and unanimously recommends that Dime shareholders vote “FOR” the approval of the merger proposal, “FOR” the Dime merger-related compensation proposal, and “FOR” the Dime adjournment proposal.

Q:
WHAT WILL DIME SHAREHOLDERS RECEIVE IN THE MERGER?

A:
If the merger is completed, holders of Dime common stock will receive 0.648 shares of Bridge common stock (which we refer to as the “merger consideration”) for each share of Dime common stock held immediately prior to the merger. Bridge will not issue any fractional shares of Bridge common stock in the merger. Bridge will pay to each former Dime shareholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of Bridge common stock for the 10 consecutive trading days ending on the fifth trading day preceding the closing date of the merger by the fraction of a share (rounded to the nearest cent) of Bridge common stock that such shareholder would otherwise be entitled to receive. If the merger is completed, holders of Dime preferred stock will receive one share of newly issued Bridge preferred stock for each share of Dime preferred stock held immediately prior to the merger. If the merger is completed, the shares of common stock and preferred stock of the resulting company are expected to trade on The NASDAQ Global Select Market under the symbols “DCOM” and “DCOMP,” respectively.

Q:
WHAT WILL BRIDGE SHAREHOLDERS RECEIVE IN THE MERGER?

A:
If the merger is completed, Bridge shareholders will not receive any merger consideration and will continue to hold the shares of the resulting company’s common stock that they currently hold. Following the merger, shares of Bridge common stock will be traded on The NASDAQ Global Select Market under the symbol “DCOM.”

Q:
WHAT EQUITY STAKE WILL BRIDGE AND DIME SHAREHOLDERS HOLD IN BRIDGE IMMEDIATELY FOLLOWING THE MERGER?

A:
Immediately following completion of the merger, current Bridge shareholders will own in the aggregate approximately 48% of the outstanding shares of Bridge common stock. Immediately following completion of the merger, Dime shareholders will own in the aggregate approximately 52% of the outstanding shares of Bridge common stock.

Q:
WHAT HAPPENS IF I AM ELIGIBLE TO RECEIVE A FRACTION OF A SHARE OF BRIDGE COMMON STOCK AS PART OF THE MERGER CONSIDERATION?

A:
If the aggregate number of shares of Bridge common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Bridge common stock, you will receive cash instead of that fractional share. See the section entitled “Description of the Merger — Consideration to be Received in the Merger.”

Q:
HOW DO DIME SHAREHOLDERS EXCHANGE THEIR STOCK CERTIFICATES?

A:
Shortly after the merger, Bridge’s exchange agent will send instructions to Dime’s shareholders on how and where to surrender their Dime stock certificates after the merger is completed. Please do not send your Dime stock certificates with your proxy card.

Q:
ARE EITHER DIME’S OR BRIDGE’S SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
No. Because Dime common stock is traded on The NASDAQ Global Select Market, the Delaware General Corporation Law does not provide for appraisal rights in connection with the merger. Dime is incorporated under Delaware law. Similarly, under the New York Business Corporation Law, and pursuant to Bridge’s Certificate of Incorporation, holders of Bridge common stock are not entitled to appraisal rights in the merger with respect to their shares of Bridge common stock because Bridge common stock is listed on The NASDAQ Global Select Market and Bridge’s Certificate of Incorporation does not provide for appraisal rights unless specifically granted by Bridge’s board of directors. Bridge is incorporated under New York law.

Q:
IS COMPLETION OF THE MERGER SUBJECT TO ANY CONDITIONS BESIDES SHAREHOLDER APPROVAL?

A:
Yes. The merger must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. For more information about the conditions to the completion of the merger, see the section entitled “Description of the Merger — Conditions to Completing the Merger.”

Q:
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:
The merger agreement and the merger must be approved by Bridge’s shareholders and Dime’s shareholders and we must obtain the necessary regulatory approvals, among other conditions. According to the terms of the merger agreement, the closing of the merger cannot occur prior to January 1, 2021. Thus, assuming timely receipt of regulatory and shareholder approvals, we expect to complete the merger in the first quarter of 2021.

Q:
ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER?

A:
Yes. You should consider the risks set out in the section entitled “Risk Factors” beginning on page 21 of this document.

Q:
WHAT VOTE IS REQUIRED TO APPROVE THE MATTERS TO BE CONSIDERED AT THE VIRTUAL SPECIAL MEETINGS?

A:
For Bridge Shareholders:   The proposal to approve the merger agreement and the merger must be approved by the affirmative vote of two-thirds of the issued and outstanding shares of Bridge common stock. Consequently, abstentions and broker non-votes with respect to the merger agreement will have the same effect as a vote “against” such proposal.

The proposal to approve various amendments to Bridge’s existing certificate of incorporation must be approved by the affirmative vote of a majority of the issued and outstanding shares of Bridge common stock. Abstentions and broker non-votes with respect to the amendments to Bridge’s existing certificate of incorporation will have the same effect as a vote “against” such proposal.
Approval of the Bridge merger-related compensation proposal and the Bridge adjournment proposal require that the votes cast in favor of each such proposal at the special meeting exceed the votes cast against such proposal at the special meeting. Abstentions and broker non-votes will not affect the outcome of such proposals.
For Dime Shareholders:   The proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the issued and outstanding shares of Dime common stock. Consequently, abstentions and broker non-votes with respect to the merger agreement and the merger will have the same effect as a vote “against” such proposal.
Approval of the Dime merger-related compensation proposal and the Dime adjournment proposal will require the affirmative vote of the majority of the votes cast by the Dime shareholders at the Dime special meeting. Abstentions and broker non-votes will not affect the outcome of such proposals.

Q:
WHAT IS THE QUORUM REQUIREMENT FOR THE BRIDGE VIRTUAL SPECIAL MEETING?

A:
The presence at the Bridge special meeting, virtually or by proxy, of shareholders representing a majority of the total number of the outstanding shares of Bridge common stock entitled to vote is necessary in order to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for purposes of determining the presence of a quorum.

Q:
WHAT IS THE QUORUM REQUIREMENT FOR THE DIME VIRTUAL SPECIAL MEETING?

A:
The presence at the Dime special meeting, virtually or by proxy, of shareholders representing a majority of the total number of outstanding shares of Dime common stock entitled to vote is necessary in order to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for purposes of determining the presence of a quorum.

Q:
WHEN AND WHERE IS THE BRIDGE VIRTUAL SPECIAL MEETING?

A:
The Bridge virtual special meeting is scheduled to take place at 10:00 a.m., local time, on December 3, 2020. The Bridge special meeting will be held exclusively via a live webcast at www.meetingcenter.io/248386694. To participate in the virtual meeting, a Bridge shareholder of record will need the fifteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Bridge special meeting webcast will begin promptly at 10:00 a.m., local time. Bridge shareholders are encouraged to access the Bridge special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:
WHEN AND WHERE IS THE DIME VIRTUAL SPECIAL MEETING?

A:
The Dime virtual special meeting is scheduled to take place at 10:00 a.m., local time, on December 3, 2020. The Dime special meeting will be held exclusively via a live webcast at www.virtualshareholdermeeting.com/DCOM2020SM. To participate in the virtual meeting, a Dime shareholder of record will need the sixteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Dime special meeting webcast will begin promptly at 10:00 a.m., local time. Dime shareholders are encouraged to access the Dime special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:
WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?

A:
Holders of shares of Bridge common stock at the close of business on October 12, 2020 are entitled to vote at the Bridge special meeting. As of the record date, 19,748,837 shares of Bridge common stock were outstanding and entitled to vote.

Holders of shares of Dime common stock at the close of business on October 12, 2020 are entitled to vote at the Dime special meeting. As of the record date, 33,049,882 shares of Dime common stock were outstanding and entitled to vote.
Holders of shares of Dime preferred stock do not have voting rights with respect to any of the proposals to be considered at the Dime special meeting.
Q:
IF I PLAN TO ATTEND MY SPECIAL MEETING VIRTUALLY, SHOULD I STILL RETURN MY PROXY?

A:
Yes. Whether or not you plan to attend your special meeting virtually, you should promptly submit your proxy so that your shares will be voted at your special meeting. The failure of a shareholder to vote virtually or by proxy will have the same effect as a vote “AGAINST” the merger agreement and the merger.

Q:
WHAT DO I NEED TO DO NOW TO VOTE MY SHARES OF COMMON STOCK?

A:
For Bridge Shareholders:   If you are a “shareholder of record,” you can vote your shares as follows:

•
via internet at www.investorvote.com/BDGE;

•
via telephone by calling 1-800-652-8683;

•
by completing and returning the proxy card that is enclosed; or

•
by voting at the virtual special meeting — access www.meetingcenter.io/248386694 and follow the on-screen instructions,

If you plan to attend the Bridge special meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in this document regarding attending and voting at the special meeting to ensure that you comply with these requirements.
Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.
For Dime Shareholders:   If you are a “shareholder of record,” you can vote your shares as follows:
•
via internet at www.proxyvote.com;

•
via telephone by calling 1-800-690-6903 for registered shareholders and 1-800-454-8683 for beneficial shareholders;

•
by completing and returning the proxy card that is enclosed; or

•
by voting at the virtual special meeting — access www.virtualshareholdermeeting.com/DCOM2020SM and follow the on-screen instructions.

If you plan to attend the Dime special meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in this document regarding attending and voting at the special meeting to ensure that you comply with these requirements.
Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.
Q:
HOW CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:
Bridge shareholders: You may change your vote at any time before your proxy is voted at the Bridge special meeting by: (1) filing with the Corporate Secretary of Bridge a duly executed revocation of proxy; (2) submitting a new proxy card with a later date; (3) voting again via the internet or by telephone; or (4) voting at the virtual meeting. Bridge’s Corporate Secretary’s mailing address is 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788.

Dime shareholders: You may change your vote at any time before your proxy is voted at the Dime special meeting by: (1) filing with the Corporate Secretary of Dime a duly executed revocation of proxy; (2) submitting a new proxy card with a later date; (3) voting again via the internet or by telephone; or (4) voting at the virtual meeting. Dime’s Corporate Secretary’s mailing address is 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201.
If you hold your shares of Bridge common stock or Dime common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.
Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:
No. Your broker, bank or other nominee will not be able to vote your shares of common stock on the proposal to approve the merger agreement and the merger or on the other proposals unless you provide instructions on how to vote. Please instruct your broker, bank or other nominee how to vote your shares, following the directions that your broker, bank or other nominee provides. If you do not provide instructions to your broker, bank or other nominee, your shares will not be voted, and this will have the effect of voting “AGAINST” the merger agreement and the merger. Please review the instructions from your broker, bank or other nominee to see if your broker, bank or other nominee offers telephone or internet voting.
Q:
WHAT ARE THE DEADLINES FOR VOTING?

A:
You may: (1) vote by mail at any time before the meeting as long as your proxy is received before the time of the meeting; (2) vote by internet by 11:59 p.m., Eastern Time, on December 2, 2020 for Dime shareholders and by 10:00 a.m., Eastern Time, on December 3, 2020 for Bridge shareholders; or (3) vote by telephone by 11:59 p.m., Eastern Time, on December 2, 2020 for Dime shareholders and 10:00 a.m., Eastern Time, on December 3, 2020 for Bridge shareholders.

If your shares are held in “street name,” you must vote your shares according to the voting instructions form by the deadline set by your broker, bank or other nominee.
Q:
AS A BRIDGE SHAREHOLDER, WHY AM I BEING ASKED TO CAST A VOTE TO APPROVE THE MERGER PROPOSAL?

A:
The merger agreement and New York law require the merger proposal to be approved by the shareholders of Bridge.

Q:
WHAT WILL HAPPEN IF BRIDGE SHAREHOLDERS DO NOT APPROVE THE MERGER PROPOSAL?

A:
The ability to complete the merger is conditioned on the approval of the merger proposal by Bridge’s shareholders. Therefore, the merger cannot be completed if the merger proposal is not approved by Bridge’s shareholders.

Q:
AS A BRIDGE SHAREHOLDER, WHY AM I BEING ASKED TO CAST A VOTE TO APPROVE AN AMENDMENT TO BRIDGE’S CERTIFICATE OF INCORPORATION?

A:
The merger agreement requires certain changes to Bridge’s certificate of incorporation, namely, to effect the name change of the resulting company to “Dime Community Bancshares, Inc.,” to increase the number of authorized shares of common stock and preferred stock of the resulting company, and to create a series of preferred stock of the resulting company designated as Series A Preferred Stock and set forth the rights, preferences, privileges and limitations pertaining to such series of preferred stock.

Q:
WHAT WILL HAPPEN IF BRIDGE SHAREHOLDERS DO NOT APPROVE THE AMENDMENTS TO BRIDGE’S CERTIFICATE OF INCORPORATION?

A:
The ability to complete the merger is conditioned on the approval of the Bridge Certificate of Incorporation amendment proposal by Bridge’s shareholders. Therefore, the merger cannot be completed if Bridge shareholders do not approve the Bridge Certificate of Incorporation amendment proposal. The amendments to the Bridge Certificate of Incorporation will become effective only if the merger agreement is approved by the shareholders and the merger is completed.

Q:
AS A BRIDGE SHAREHOLDER, WHY AM I BEING ASKED TO CAST A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO BRIDGE’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:
The SEC’s rules require Bridge to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to Bridge’s named executive officers in connection with the merger.

Q:
WHAT WILL HAPPEN IF BRIDGE SHAREHOLDERS DO NOT APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO BRIDGE’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:
The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Bridge or Dime. Approval of the compensation that may become payable to Bridge’s named executive officers is not a condition to completion of the merger. Therefore, if the merger agreement and the merger are approved by Bridge’s shareholders and the merger is subsequently completed, the compensation will still be paid to Bridge’s named executive officers, whether or not Bridge shareholders approve the compensation proposal at the Bridge special meeting.
Q:
AS A DIME SHAREHOLDER, WHY AM I BEING ASKED TO CAST A VOTE TO APPROVE THE MERGER PROPOSAL?

A:
The merger agreement and Delaware law require the merger proposal to be approved by the shareholders of Dime.

Q:
WHAT WILL HAPPEN IF DIME SHAREHOLDERS DO NOT APPROVE THE MERGER PROPOSAL?

A:
The ability to complete the merger is conditioned on the approval of the merger proposal by Dime’s shareholders. Therefore, the merger cannot be completed if the merger proposal is not approved by Dime’s shareholders.

Q:
AS A DIME SHAREHOLDER, WHY AM I BEING ASKED TO CAST A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO DIME’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:
The SEC’s rules require Dime to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to Dime’s named executive officers in connection with the merger.

Q:
WHAT WILL HAPPEN IF DIME SHAREHOLDERS DO NOT APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO DIME’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:
The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Dime or Bridge. Approval of the compensation that may become payable to Dime’s named executive officers is not a condition to completion of the merger. Therefore, if the merger agreement and the merger are approved by Dime’s shareholders and the merger is subsequently completed, the compensation will still be paid to Dime’s named executive officers, whether or not Dime shareholders approve the compensation proposal at the Dime special meeting.

Q:
WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE MERGER TO DIME SHAREHOLDERS?

A:
It is a condition to the completion of the merger that Bridge and Dime receive written opinions from their respective legal counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to in this document as the “Internal Revenue Code.” Subject to the limitations and qualifications described in the section entitled “Description of the Merger — Material United States Federal Income Tax Consequences of the Merger,” if you are a United States Holder (defined in the section “Description of the Merger — Material United States Federal Income Tax Consequences of the Merger”), generally you will not recognize any gain or loss with respect to the exchange of shares of Dime common stock for shares of Bridge common stock in the merger. However, United States Holder generally will recognize gain or loss with respect to cash received instead of fractional shares of Bridge common stock that the United States Holders would otherwise be entitled to receive.

You should read “Description of the Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 104 of this document for more information about the United States federal income tax consequences of the merger. The United States federal income tax consequences described above may not apply to all United States Holders. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:
HOW DO I VOTE IF I OWN SHARES THROUGH THE DIME COMMUNITY BANK KSOP?

A:
Participants in the Dime Community Bank KSOP, which we refer to as the “KSOP”, will each receive a Voting Instruction Form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the KSOP. Under the terms of the KSOP, the KSOP trustee votes all shares held by the KSOP, but each KSOP participant may direct the trustee how to vote the shares of Dime common stock allocated to his or her account. The KSOP trustee will vote all unallocated shares of Dime common stock held by the KSOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

The deadline for returning your Voting Instruction Form to the KSOP trustee is November 25, 2020.
Q:
IF I AM A DIME SHAREHOLDER, SHOULD I SEND IN MY DIME STOCK CERTIFICATES NOW?

A:
No. Please do not send in your Dime stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging Dime stock certificates for the merger consideration. See the section entitled “Description of the Merger — Surrender of Stock Certificates.”

Q:
WHAT SHOULD I DO WITH MY SHARES IF I HOLD MY SHARES OF DIME COMMON STOCK IN BOOK-ENTRY FORM?

A:
You are not required to take any additional actions if your shares of Dime common stock are held in book-entry form. Promptly following the completion of the merger, shares of Dime common stock held in book-entry form automatically will be exchanged for shares of Bridge common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:
WHOM MAY I CONTACT IF I CANNOT LOCATE MY DIME STOCK CERTIFICATE(S)?

A:
If you are unable to locate your original Dime stock certificate(s), you should contact American Stock Transfer & Trust Co., Dime’s transfer agent, at (800) 937-5449.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Bridge shareholders and Dime shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Bridge and/or Dime common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Bridge common stock or Dime common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Bridge common stock and Dime common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Bridge common stock and/or Dime common stock that you own.

Q:
WHO CAN ANSWER MY OTHER QUESTIONS?

A:
If you have more questions about the merger, the virtual special meetings or how to submit your proxy, or if you need additional copies of this document or a proxy card, please contact the following:

Bridge	Dime
Shareholders should contact:	Shareholders should contact:

Equiniti Services Company 1-833-503-4127	Equiniti Services Company 1-833-503-4129

SUMMARY
This summary highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents attached to or incorporated by reference into this document.
The Companies
Bridge Bancorp, Inc.
2200 Montauk Highway
Bridgehampton, New York 11932
(631) 537-1000
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB Bank operates 38 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. At June 30, 2020, Bridge had total assets of $6.2 billion, total loans of $4.6 billion, total deposits of $5.1 billion and total shareholder equity of $502.6 million.
Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
(718) 782-6200
Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered community commercial bank that was founded in 1864. Dime Community Bank is headquartered in Brooklyn, NY and operates 28 banking offices located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. At June 30, 2020, Dime had total assets of $6.5 billion, total loans of $5.4 billion, total deposits of $4.4 billion and total shareholder equity of $681.5 million.
Special Meeting of Bridge Shareholders; Required Vote (page 52)
The Bridge virtual special meeting is scheduled to take place at 10:00 a.m., local time, on December 3, 2020. The Bridge special meeting will be held exclusively via a live webcast at
www.meetingcenter.io/248386694. To participate in the virtual meeting, a Bridge shareholder of record will need the fifteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Bridge special meeting webcast will begin promptly at 10.00 a.m., local time. Bridge shareholders are encouraged to access the Bridge special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
At the Bridge special meeting, Bridge shareholders will be asked to vote on the merger proposal, the Bridge Certificate of Incorporation amendment proposal, and the Bridge merger-related compensation proposal. Bridge shareholders may also be asked to approve the Bridge adjournment proposal if there are not sufficient votes at the time of the Bridge special meeting to approve the merger proposal.
Only Bridge shareholders of record as of the close of business on October 12, 2020 are entitled to notice of, and to vote at, the Bridge special meeting and any adjournments or postponements of the meeting.
Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Bridge common stock entitled to vote. Approval of the Bridge Certificate of Incorporation amendment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Bridge common stock entitled to vote. Approval of the Bridge merger-related compensation proposal and the Bridge adjournment proposal will require the affirmative vote of the holders of a majority of the votes cast by the Bridge shareholders at the Bridge special meeting. As of October 12, 2020, the record date for the Bridge special meeting, there were 19,748,837 shares of Bridge common stock outstanding and entitled to vote. The directors and executive officers of Bridge, as a group, beneficially owned 2,698,076 shares of Bridge common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 13.66% of the outstanding shares of Bridge common stock as of the record date.
Each of the directors and certain executive officers of Bridge, solely in his or her capacity as a Bridge shareholder, has entered into a separate voting agreement with Dime, pursuant to which each such Bridge director or executive officer has agreed to vote in favor of the merger agreement and the merger.
Special Meeting of Dime Shareholders; Required Vote (page 58)
The Dime virtual special meeting is scheduled to take place at 10:00 a.m., local time, on December 3, 2020. The Dime special meeting will be held exclusively via a live webcast at www.virtualshareholdermeeting.com/DCOM2020SM. To participate in the virtual meeting, a Dime shareholder of record will need the sixteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Dime special meeting webcast will begin promptly at 10.00 a.m., local time. Dime shareholders are encouraged to access the Dime special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. At the Dime special meeting, Dime shareholders will be asked to vote on the merger proposal, the Dime merger-related compensation proposal and may be asked to approve the Dime adjournment proposal if there are not sufficient votes at the Dime special meeting to approve the merger proposal.
Only Dime shareholders of record as of the close of business on October 12, 2020 are entitled to notice of, and to vote at, the Dime special meeting and any adjournments or postponements of the meeting. Holders of Dime preferred stock have no voting rights at the Dime special meeting.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Dime common stock entitled to vote. Approval of the Dime merger-related compensation proposal and the Dime adjournment proposal will require the affirmative vote of a majority of the votes cast by the Dime shareholders at the Dime special meeting. As of October 12, 2020, the record date for the Dime special meeting, there were 33,049,882 shares of Dime common stock outstanding and entitled to vote. The directors and executive officers of Dime, as a group, beneficially owned 2,329,802 shares of Dime common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 7.05% of the outstanding shares of Dime common stock as of the record date.
Each of the directors and certain executive officers of Dime, solely in his or her capacity as a Dime shareholder, has entered into a separate voting agreement with Bridge, pursuant to which each such Dime director or executive officer has agreed to vote in favor of the merger agreement and the merger.
The Merger and the Merger Agreement (page 62)
The merger of Dime with and into Bridge is governed by the merger agreement. The merger agreement provides that if all of the conditions are satisfied or waived, Dime will be merged with and into Bridge, with Bridge as the resulting company. We encourage you to read the merger agreement in its entirety, which is included as Annex A to this document.
What Dime Shareholders Will Receive in the Merger (page 62)
If the merger is completed, Dime common shareholders will receive 0.648 shares (such number being referred to as the “exchange ratio”) of Bridge common stock for each share of Dime common stock held immediately prior to the merger. Bridge will not issue any fractional shares of Bridge common stock in the merger. Bridge will pay to each former Dime common shareholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of Bridge common stock for the 10 consecutive trading days ending on the fifth business day preceding the closing date of the merger by the fraction of a share (rounded to the nearest cent) of Bridge common stock that such shareholder would otherwise be entitled to receive.

Based on Bridge’s closing price of $22.84 on June 30, 2020, which was the last trading date preceding the public announcement of the proposed merger, each share of Dime common stock exchanged for 0.648 shares of Bridge common stock would have a value of $14.80, or approximately $489.0 million in aggregate merger consideration. Based on Bridge’s closing price of $19.62 on October 12, 2020, which is the most recent practicable trading day prior to the printing of this document, each share of Dime common stock exchanged for 0.648 shares of Bridge common stock would have a value of $12.71. The common stock of Bridge trades on The NASDAQ Global Select Market under the symbol “BDGE.” The common stock of Dime trades on The NASDAQ Global Select Market under the symbol “DCOM.” The market price of both Bridge common stock and Dime common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Bridge common stock and Dime common stock.
If the merger is completed, each share of Dime preferred stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive one (1) share of an applicable newly issued series of Bridge preferred stock with equivalent rights and preferences. The newly issued shares of Bridge preferred stock are expected to trade on The NASDAQ Global Select Market under the symbol “DCOMP.”
Market Price and Share Information (page 151)
The following table shows the closing price per share of Bridge common stock, the closing price per share of Dime common stock and the equivalent price per share of Dime common stock, giving effect to the merger, on June 30, 2020, which is the last day on which shares of each of Bridge common stock and Dime common stock traded preceding the public announcement of the proposed merger, and on October 12, 2020, the most recent practicable date before the mailing of this document. The implied value of one share of Dime common stock is computed by multiplying the price of a share of Bridge common stock by the 0.648 exchange ratio. See “Description of the Merger — Consideration to be Received in the Merger.”
	Bridge Common Stock	Dime Common Stock	Implied Value of One Share of Dime Common Stock
June 30, 2020	$22.84	$13.73	$14.80
October 12, 2020	$19.62	$12.64	$12.71
Treatment of Dime Equity Awards (page 102)
Dime equity awards will be affected as follows:
Stock Options:   At the effective time of the merger, each option to purchase shares of Dime common stock outstanding and unexercised immediately before the effective time of the merger will vest, and such options shall be converted such that the number of options shall be equal to the product of the number of shares of Dime common stock subject to the stock option multiplied by 0.648, and the exercise price will be divided by 0.648 and be governed by the same terms and conditions as were applicable immediately prior to the effective time of the merger.
Restricted Stock Awards:   At the effective time of the merger, each share of Dime restricted stock and Dime performance shares outstanding immediately prior to the effective time shall fully vest, with any performance-based vesting condition to be determined based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the merger based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the Dime stock benefit plans), and by virtue of the merger, be cancelled and converted automatically into the right to receive the merger consideration.
Recommendation of Bridge’s Board of Directors (page 86)
The Bridge board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Bridge and its shareholders, and (ii) approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, the issuance of shares of Bridge common stock and Bridge preferred stock in connection with the transactions contemplated by the merger agreement, and the amendment to the Bridge Certificate of Incorporation. The Bridge board of directors unanimously recommends that Bridge shareholders vote “FOR” the Bridge merger proposal, “FOR” the Bridge Certificate of Incorporation amendment proposal, “FOR” the Bridge merger-related compensation proposal and “FOR” the other matters to be considered at the Bridge special meeting. In reaching this decision, Bridge’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger — Bridge’s Reasons for the Merger” and “— Recommendation of Bridge’s Board of Directors.” Completion of the merger is conditioned upon approval by Bridge’s shareholders of the merger proposal. Completion of the merger is not conditioned upon approval of the Bridge merger-related compensation proposal or the Bridge adjournment proposal.
Recommendation of Dime’s Board of Directors (page 74)
The Dime board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interest of Dime and its shareholders, and (ii) approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Dime board of directors unanimously recommends that the Dime shareholders vote “FOR” the Dime merger proposal, “FOR” the Dime merger-related compensation proposal and “FOR” the other matters to be considered at the Dime special meeting. In reaching this decision, Dime’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger — Dime’s Reasons for the Merger and Recommendation of the Dime Board of Directors.” Completion of the merger is conditioned upon approval by Dime’s shareholders of the merger proposal and the Bridge Certificate of Incorporation amendment proposal. Completion of the merger is not conditioned upon approval of the Dime merger-related compensation proposal or the Dime adjournment proposal.
Opinion of Dime’s Financial Advisor (page 79)
At the July 1, 2020 meeting of the Dime board of directors, representatives of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) rendered Raymond James’ opinion dated July 1, 2020 to the Dime board of directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the holders of Dime’s outstanding common stock (other than shares of Dime common stock issued and outstanding immediately prior to the effective time of the merger that are held by Dime as treasury stock or held by Dime, any subsidiary of Dime, Bridge or any subsidiary of Bridge, in each case other than in a fiduciary or agency capacity on behalf of another person, which we refer to as the “Exception Shares”) of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated July 1, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Raymond James provided its opinion for the information and assistance of the Dime board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the financial terms of the merger and its opinion only addresses whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dime’s outstanding common stock (other than the Exception Shares). The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby, the underlying business decisions of Dime to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Dime, or the effect of any other transaction in which Dime might engage. The description of the opinion is qualified in its entirety by reference to the full text of the opinion. Dime shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be or constitute advice or a recommendation to the Dime board of directors or any holder of Dime common stock as to how the Dime board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.
For a description of the opinion that the Dime board of directors received from Raymond James, please refer to the section entitled “Description of the Merger — Raymond James’ Opinion to Dime’s Board of Directors.”
Opinion of Bridge’s Financial Advisor (page 90)
On July 1, 2020, the Bridge board of directors received an opinion from Piper Sandler & Co. (which we refer to as “PSC”) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by PSC as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Bridge. Subsequent changes in the operations and prospects of Bridge or Dime, general market and economic conditions and other factors that may be beyond the control of Bridge or Dime may significantly alter the value of Bridge or Dime or the prices of Bridge common stock or Dime common stock by the time the merger is completed. Because Bridge does not anticipate asking PSC to update its opinion, the opinion will not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by PSC in preparing the opinion.
PSC’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Bridge board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to Bridge. It did not address, among other things and as set forth in PSC’s opinion, the underlying business decision of the Bridge board of directors to engage in the merger or enter into the merger agreement or constitute a recommendation to the Bridge board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Bridge common stock as to how to vote in connection with the merger or any other matter.
For a description of the opinion that the Bridge board of directors received from PSC, please refer to the section entitled “Description of the Merger — Opinion of Bridge’s Financial Advisor.”
Corporate Governance and Operations of the Resulting Company and the Resulting Bank After the Merger (page 120)
The merger agreement provides that the bylaws of both the resulting company and resulting bank will be amended to establish certain corporate governance procedures, including those set forth below. The forms of amended bylaws are included as Exhibits D and E to the merger agreement (which are included in this document as Annex A).
Board of Directors.   The board of directors of the resulting company will be comprised of 12 directors, with six directors designated by each of Bridge and Dime. For a period of 36 months following the effective time of the merger, there will be six “Legacy Bridge Directors,” which are the directors initially designated by Bridge (two of whom will be Marcia Z. Hefter and Kevin M. O’Connor) and their successors as designated by the Legacy Bridge Directors; and six “Legacy Dime Directors,” which are the directors initially designated by Dime (one of whom will be Kenneth J. Mahon) and their successors as designated by the Legacy Dime Directors. Mr. Mahon, current Chief Executive Officer of Dime and Dime Community Bank, will serve as a director and Executive Chairman of the boards of directors of the resulting company and resulting bank. Ms. Hefter, current Chair of Bridge and BNB Bank, will serve as Lead Director of the resulting company and resulting bank.
Annual Election of Directors.   The proposed amendments to the resulting company’s bylaws provide for the annual election of directors. Currently, each of Dime and Bridge’s board of directors is staggered, meaning that approximately one-third of the board is elected by the shareholders each year, and directors are elected to serve three year terms. At the first annual meeting of shareholders of the resulting company following completion of the merger, all directors will be proposed for election by the shareholders, each to serve a one year term until the next annual meeting of shareholders.
Executive Management.   The senior executive officers of the resulting company and the resulting bank will consist of (i) current Bridge and BNB Bank President and Chief Executive Officer Mr. O’Connor, who will serve as Chief Executive Officer (and also serve as a director) of the resulting company and resulting bank; (ii) current Dime and Dime Community Bank President Stuart H. Lubow, who will serve as President and Chief Operating Officer of the resulting company and resulting bank; (iii) John M. McCaffery, current Executive Vice President and Chief Financial Officer of Bridge and BNB Bank, who will serve as Senior Executive Vice President and Chief Risk Officer of the resulting company and resulting bank; and (iv) Avinash Reddy, current Senior Executive Vice President and Chief Financial Officer of Dime and Dime Community Bank, who will serve in the same positions with the resulting company and resulting bank. For a period of 36 months following the effective time of the merger, the affirmative vote of 75% of the board of directors of the resulting company and resulting bank, as applicable, will be needed to remove any of those individuals from serving in the aforementioned capacities, terminate them without cause, modify their duties or amend their employment or other agreements with the resulting company or resulting bank.
Corporate Name and Headquarters.   The name of the resulting company will be “Dime Community Bancshares, Inc.” and the name of the resulting bank will be “Dime Community Bank.” The resulting company’s corporate headquarters will be in Hauppauge, New York and a corporate office will be maintained in New York, New York. The resulting company’s common and preferred stock are expected to trade on The NASDAQ Global Select Market under the symbol “DCOM,” and The NASDAQ Global Select Market under the symbol “DCOMP,” respectively. The resulting bank’s main office will be 2200 Montauk Highway, Bridgehampton, New York 11932.
For a more complete description of certain governance provisions, see “Description of the Merger — Corporate Governance and Operations of the Resulting Company and the Resulting Bank After the Merger” beginning on page 120.
Interests of Bridge’s Directors and Executive Officers in the Merger (page 108)
In considering the Bridge board of directors’ recommendation to vote to approve the merger proposal, holders of Bridge common stock should be aware that Bridge’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of Bridge common stock generally and that may create potential conflicts of interest. These interests, described in further detail under “Description of the Merger- Interests of Bridge’s Directors and Executive Officers in the Merger,” include:
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Bridge has entered into retention and award agreements with Messrs. O’Connor, McCaffery, Kevin L. Santacroce and James J. Manseau that will be effective at the closing of the merger and which will provide certain compensation in connection with such executives’ employment following closing of the merger, including a transaction bonus, retention payment and one-time equity grant;

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Bridge and BNB Bank have entered into employment agreements with Messrs. O’Connor and McCaffery that will be effective at the closing of the merger and which will supersede their current employment agreements;

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Bridge and BNB Bank have entered into an amendment to Mr. Santacroce’s employment agreement that will be effective at the closing of the merger and that provides him with a right for a limited period of time sixteen months following completion of the merger to voluntarily terminate employment and receive severance;

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Bridge has entered into defense of tax position agreements with Messrs. O’Connor and McCaffery, effective upon the closing date of the merger, whereby Bridge has agreed to pay the costs of defending the executive’s tax position related to any claim by the United States Internal Revenue Service (together with any state or local taxing authority) with respect to any excise tax due under Section 4999 of the Internal Revenue Code; provided, however, such agreements shall only provide defense expense reimbursement but will not entitle the executive to reimbursement for any taxes, excise taxes or penalties due under such Section 4999;
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Messrs. Nolan, Manseau, Santacroce and other executive officers of Bridge and BNB Bank are parties to employment agreements or change in control agreements that provide for cash severance payments if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following the merger;

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each outstanding and unexercised option to purchase Bridge common stock under Bridge’s equity compensation plans (which we refer to as a “Bridge stock option”) will become fully vested and remain subject to the same terms and conditions that applied to the corresponding Bridge stock option immediately prior to the effective time;

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each outstanding and unvested Bridge restricted stock award and restricted stock unit under Bridge’s equity compensation plans that are subject to time-based vesting will become fully vested;

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each outstanding Bridge performance share unit (which we refer to as a “Bridge PSA”), with a performance-based vesting condition, will vest based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the closing date of the merger based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable Bridge equity compensation plans);

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at closing of the merger, certain of Bridge’s directors and executive officers will continue to serve as directors or executive officers of the resulting company; and

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account balances under the BNB Bank Supplemental Executive Retirement Plan, which balances are fully vested without regard to the merger and in which Messrs. O’Connor and Nolan participate, and the account balances of non-employee directors under the Amended and Restated Directors Deferred Compensation Plan, which are also fully vested without regard to the merger, provide for a lump sum distribution within thirty days following a change in control.

Interests of Dime’s Directors and Executive Officers in the Merger (page 112)
In considering the Dime board of directors’ recommendation to vote to approve the merger proposal, holders of Dime common stock should be aware that Dime’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of Dime common stock generally and that may create potential conflicts of interest. These interests, described in further detail under “Description of the Merger- Interests of Dime’s Directors and Executive Officers in the Merger,” include:
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Mr. Mahon, Chief Executive Officer of Dime and Dime Community Bank, will receive change in control severance payments and benefits pursuant to the existing employment agreements between Mr. Mahon, Dime and Dime Community Bank. In addition, Mr. Mahon has entered into an executive chairman and separation agreement, which provides that Mr. Mahon is to serve as Executive Chairman of the Board of Directors of the resulting company, effective upon the closing date of the merger. In addition, and in accordance with the terms of the merger agreement, he will receive a transaction bonus following completion of the merger;

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Bridge has entered into retention and award agreements with Messrs. Lubow, Conrad J.Gunther and Reddy that will be effective at the closing of the merger and which provide certain compensation in connection with such executives’ employment following closing of the merger, including a transaction bonus, retention payment and one-time equity grant;

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Bridge and BNB Bank have entered into employment agreements with Messrs. Lubow, Gunther and Reddy that will be effective at the closing of the merger and which will supersede their current change in control employment agreements;

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Dime Community Bank has entered into an Agreement and General Release with Robert S. Volino on July 2, 2020 providing that Mr. Volino’s employment with Dime Community Bank terminated on June 30, 2020 and that he would receive a termination payment in exchange for waiving his rights under this change in control agreement and executing a general release in favor of Dime and Dime Community Bank;

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Bridge has entered into a defense of tax position agreement with each of Mr. Mahon, Mr. Lubow, Mr. Gunther and Mr. Reddy, effective upon the closing date of the merger, whereby Bridge has agreed to pay the costs of defending the executive’s tax position related to any claim by the United States Internal Revenue Service (together with any state or local taxing authority) with respect to any excise tax due under Section 4999 of the Internal Revenue Code; provided, however, such agreement shall only provide defense expense reimbursement but will not entitle the executive to reimbursement for any taxes, excise taxes or penalties due under such Section 4999;

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James L. Rizzo and other executive officers of Dime and Dime Community Bank are parties to change in control agreements that provide for cash severance payments if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following the merger;

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each outstanding and unexercised option to purchase Dime common stock under Dime’s equity compensation plans (which we refer to as a “Dime stock option”) will become fully vested and converted into a Bridge stock option based on the exchange ratio and subject to the same terms and conditions that applied to the corresponding Dime stock option immediately prior to the effective time of the merger;

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each outstanding and unvested Dime restricted stock awards under Dime’s equity compensation plans that are subject to time-based vesting will become fully vested;

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each outstanding Dime performance share award (which we refer to as a “Dime PSA”), with a performance-based vesting condition, will vest based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the closing date of the merger based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable Dime equity compensation plans);

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at closing of the merger, certain of Dime’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the resulting company;

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account balances under the Benefit Maintenance Plan of Dime Community Bancshares, Inc., which balances are fully vested without regard to the merger, and the account balances of non-employee directors under the Retirement Plan for directors of Dime Community Bancshares, Inc., which account balances are also fully vested without regard to the merger, provide for a lump sum distribution upon the occurrence of a change in control; and

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Dime’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Regulatory Matters Relating to the Merger (page 107)
Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by, or a waiver of such applications is obtained from, the New York State Department of Financial Services (which we refer to as the “NYSDFS”), and the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). Bridge has filed the required applications relating to the bank merger and intends to request a waiver from filing an application relating to the merger with the Federal Reserve. While Bridge does not know of any reason why it would not obtain the approvals in a timely manner, Bridge cannot be certain when or if it will receive the regulatory approvals or requested waiver.
Conditions to Completing the Merger (page 122)
The completion of the merger is subject to the fulfillment of a number of customary closing conditions, including:
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approval of the merger proposal by both Dime and Bridge shareholders;

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approval of the Bridge Certificate of Incorporation amendment proposal by Bridge shareholders;

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receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

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the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal;

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receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect;

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effectiveness of the registration statement of which this document is a part;

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authorization for listing on The NASDAQ Global Select Market of the shares of Bridge common stock and Bridge preferred stock to be issued in the merger;

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receipt by each of Bridge and Dime of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

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subject to the materiality standards provided in the merger agreement, the continued accuracy of the representations and warranties of Bridge and Dime in the merger agreement;

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performance in all material respects by each of Bridge and Dime of its respective obligations under the merger agreement, unless waived by the other party;

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the absence of any material adverse effect with respect to Bridge or Dime since the date of the merger agreement; and

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none of the regulatory approvals containing any burdensome conditions.

Terminating the Merger Agreement (page 130)
The merger agreement may be terminated by mutual written consent of Bridge and Dime at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Bridge or Dime may terminate the merger agreement if, among other things, any of the following occur:
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by the board of directors of either Bridge or Dime (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there is a material breach of any of the representations or warranties in the merger agreement, which breach cannot be cured prior to the termination date of the merger agreement (June 30, 2021), or is not cured within 45 days after written notice of such breach by the terminating party to the other party;

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by the board of directors of either Bridge or Dime (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there is a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, which failure (i) by its nature cannot be cured prior to the termination date of the merger agreement, June 30, 2021, or (ii) is not cured within 45 days after written notice of such failure by the terminating party to the other party;

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at the election of the board of directors of either Bridge or Dime, if the closing does not occur by the termination date of the merger agreement, June 30, 2021, or such later date as is agreed to in writing by Bridge and Dime; provided, that no party may terminate the merger agreement pursuant to this provision if the failure of the closing to have occurred on or before said date was due to that party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

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by either party if the other party (i) fails to recommend the merger to its shareholders or (ii) breaches its obligations with respect to refraining from or taking certain actions in connection with an “acquisition proposal” (as defined in the merger agreement) or obtaining shareholder approval; and

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by the board of directors of either Bridge or Dime, if (i) a bank regulator whose approval is required in connection with the merger agreement and the transactions contemplated by the merger agreement, has taken final and unappealable action that does not approve the merger agreement or the transactions contemplated thereby, (ii) any required regulatory approval includes a burdensome condition (as defined in the merger agreement), or (iii) any court of competent jurisdiction or other governmental entity has issued a final and unappealable order, decree, ruling, or taken any other action restraining, enjoining or otherwise prohibiting the merger.
Termination Fee (page 130)
Under certain circumstances described in the merger agreement in connection with the termination of the merger agreement, including circumstances involving alternative acquisition proposals received by either party, the terminating party will be paid an $18.0 million termination fee. See “Description of the Merger — Termination Fee” on page 130 for a description of the circumstances under which the termination fee is payable. The termination fee could discourage other companies from seeking to acquire either Dime or Bridge.
Accounting Treatment of the Merger (page 103)
The merger will be accounted for as a reverse acquisition using the acquisition method of accounting, with Bridge treated as the legal acquirer and Dime treated as the accounting acquirer for financial reporting purposes.
Comparison of Rights of Shareholders (page 145)
When the merger is completed, holders of Dime common stock will receive shares of Bridge common stock and holders of Dime preferred stock will receive shares of Bridge preferred stock, with their rights governed by New York law and by Bridge’s Certificate of Incorporation and bylaws, each as revised pursuant to the terms of the merger agreement and described herein. The rights of Dime shareholders will change as a result of the merger due to differences in Bridge’s and Dime’s governing documents. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of Dime shareholders and Bridge shareholders.
Dime Shareholders are NOT entitled to Dissenters’ Rights (page 31)
Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the Delaware General Corporation Law, and pursuant to Dime’s Certificate of Incorporation, holders of Dime common stock are not entitled to appraisal rights in the merger with respect to their shares of Dime common stock because Dime common stock is listed on a national securities exchange and Dime’s Certificate of Incorporation does not provide for appraisal rights unless specifically granted by Dime’s board of directors.
Bridge Shareholders are NOT entitled to Dissenters’ Rights (page 31)
Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the New York Business Corporation Law, and pursuant to Bridge’s Certificate of Incorporation, holders of Bridge common stock are not entitled to appraisal rights in the merger with respect to their shares of Bridge common stock because Bridge common stock is listed on a national securities exchange and Bridge’s Certificate of Incorporation does not provide for appraisal rights unless specifically granted by Bridge’s board of directors.
Material United States Federal Income Tax Consequences of the Merger (page 104)
The merger is intended to qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, United States Holders (defined in the section “Description of the Merger — Material United States Federal Income Tax Consequences of the Merger”) generally will not recognize any gain or loss on the exchange of shares of Dime common stock for shares of Bridge common stock. However, a United States Holder generally will be subject to United

States federal income tax on cash received in lieu of any fractional share of Bridge common stock that a holder would otherwise be entitled to receive.
This tax treatment may not apply to all United States Holders. Determining the actual tax consequences of the merger to United States Holders can be complicated and will depend on your particular circumstances. United States Holders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.
To review the tax consequences of the merger to United States Holders in greater detail, please see the section “Description of the Merger — Material United States Federal Income Tax Consequences of the Merger.”
Litigation Related to the Merger (page 26)
On September 16, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Shiva Stein v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 21, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Jonah Hertz Family 2012 Trust v. Vincent F. Palagiano, et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 23, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the District of Delaware, captioned Paul Parshall, Individually and On Behalf of All Others Similarly Situated v. Dime Community Bancshares, Inc., et al. The plaintiff, on behalf of himself and other Dime shareholders, generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 23, 2020, a purported Bridge shareholder filed a lawsuit against Bridge and the members of the Bridge Board of Directors in the United States District Court for the Southern District of New York, captioned Anthony Rotondo v. Bridge Bancorp, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 24, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Robert Lowinger v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 13, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Ryan Williams v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 14, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Stephen Bushansky v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 16, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Shoshana Minzer v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
Dime and Bridge are reviewing the complaints and have not yet formally responded. Such litigations are common in connection with mergers involving public companies, regardless of any merits related to the underlying transaction. Although the ultimate outcome of these actions cannot be predicted with certainty, Dime and Bridge believe that the claims asserted against them in these lawsuits are without merit and intend to defend against these actions vigorously. Please see the section “Risk Factors — Litigation relating to the merger could result in significant costs, management distraction, and/or a delay of, or injunction against, the merger.”
Risk Factors (page 21)
You should consider all the information contained in or incorporated by reference into this document in deciding how to vote for the proposals presented in the document. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS
In deciding how to vote, you should consider carefully all of the information included in this document and its Annexes and all of the information incorporated by reference and the risk factors identified by Bridge and Dime with respect to their operations included in their filings with the SEC, including Bridge’s Annual Report on Form 10-K for the year ended December 31, 2019, and Dime’s Annual Report on Form 10-K for the year ended December 31, 2019, and other documents incorporated by reference into this document, and see “Where You Can Find More Information.” In addition, you should consider the following risk factors.
Risks Related to the Merger and Bridge’s Business Upon Completion of the Merger
The economic impact of the COVID-19 outbreak has led to periods of significant volatility in financial, commodities and other markets and has adversely affected, and is likely to continue to adversely affect, the business and results of operations for each of Bridge and Dime and the resulting company following the completion of the merger.
In December 2019, a coronavirus was reported in China, and, in March 2020, the World Health Organization declared COVID-19 a pandemic. On March 12, 2020, the President of the United States declared the COVID-19 outbreak in the United States a national emergency. The COVID-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. This has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment. Since the COVID-19 outbreak, more than 36 million people have filed claims for unemployment, and stock markets have experienced extreme volatility, and in particular bank stocks have significantly declined in value. In response to the COVID-19 outbreak, the Federal Reserve has reduced the benchmark fed funds rate to a target range of 0% to 0.25%, and the yields on 10 and 30-year treasury notes have declined to historic lows. Various state governments and federal agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers and recently passed legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak. Certain industries have been particularly hard-hit, including the travel and hospitality industry, the restaurant industry, the real estate industry, and the retail industry. Finally, the spread of COVID-19 has caused Bridge and Dime to modify their business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. Both Bridge and Dime have many employees working remotely and each may take further actions as may be required by government authorities or that each determines is in the best interests of its employees, customers and business partners going forward.
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on Bridge’s and Dime’s businesses. The extent of such impact will depend on future developments, which are highly uncertain, including when COVID-19 can be controlled and abated and when and how the economy may be fully reopened. As a result of the COVID-19 pandemic and related adverse local and national economic consequences, Bridge, Dime and the resulting company could be subject to any of the following risks, any of which could have a material, adverse effect on its respective and the resulting company’s business, financial condition, liquidity, and results of operations:
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demand for products and services may decline, making it difficult to grow assets and income;

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if the economy is unable to substantially and fully reopen, or if it fully reopens and subsequently closes, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

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collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

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each party’s allowance for credit losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect their net income;

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the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to either Bridge or Dime;

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as the result of the decline in the Federal Reserve’s target federal funds rate to near 0%, the yield on Bridge’s or Dime’s assets may decline to a greater extent than the decline in their cost of interest-bearing liabilities, reducing their net interest margin and spread and reducing net income;

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a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of Bridge’s or Dime’s quarterly cash dividend;

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Bridge’s or Dime’s investment portfolio may suffer a substantial decrease in value;

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Bridge’s or Dime’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and

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Bridge and Dime rely on third party vendors for certain services and the unavailability of a critical service due to COVID-19 could have an adverse effect on Bridge or Dime.

These factors, among others, together or in combination with other events or occurrences not yet known or anticipated, could also adversely affect the operations of the resulting company. If either Bridge or Dime is unable to recover from such a business disruption on a timely basis, the merger and the resulting company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of Bridge and Dime may also be delayed and adversely affected by the COVID-19 pandemic and become more costly. Each of Bridge, Dime and the resulting company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.
Because the exchange ratio is fixed and the market price of Bridge common stock will fluctuate, Dime shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon the completion of the merger, each share of Dime common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 0.648 shares of Bridge common stock. This exchange ratio is fixed in the merger agreement. The market value of the merger consideration may vary from the closing price of Bridge common stock on the date we announced the execution of the merger agreement, on the date that this joint proxy statement/prospectus is mailed to Dime shareholders and Bridge shareholders, on the date of the Dime special meeting and the Bridge special meeting and on the date we complete the merger. Any change in the market price of Bridge common stock prior to the completion of the merger will affect the market value of the merger consideration that Dime shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Bridge common stock or Dime common stock.
The market price of Bridge common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in Bridge’s business or in the financial services sector generally, changes in estimates or recommendations by securities analysts or rating agencies, operations and prospects, and regulatory considerations. Many of these factors are outside the control of Dime and Bridge. Accordingly, at the time of the Dime special meeting, Dime shareholders will not know or be able to calculate the market value of the Bridge common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Bridge common stock during the period from June 30, 2020, the last trading day before public announcement of the merger, through October 12, 2020, the last practicable date before the date of this document, the merger consideration represented a market value ranging from a low of $10.71 to a high of $14.80 for each share of Dime common stock. You should obtain current market quotations for shares of Bridge common stock and Dime common stock. See “Market Price and Dividend Information” for ranges of historic market prices of Bridge common stock and Dime common stock. Following the merger, Bridge common stock will trade on The NASDAQ Global Select Market under the symbol “DCOM.”
The market price of Bridge common stock might decrease after the merger and may be affected by factors different from those currently affecting the prices of Bridge common stock and Dime common stock.
Upon completion of the merger, holders of Dime common stock will become shareholders of Bridge. Bridge common stock could decline in value after the merger. For example, during the twelve-month period ending on October 12, 2020 (the most recent practicable date before the printing of this document), the closing price of Bridge common stock varied from a low of $16.53 to a high of $34.08 and ended that period at $19.62. The market value of Bridge common stock fluctuates based upon general market conditions, Bridge’s business, operations and prospects and other factors. Further, the market price of Bridge common stock after the merger may be affected by factors different from those currently affecting the common stock of Bridge or Dime. The businesses of Dime and Bridge differ and, accordingly, the results of operations of the resulting company and the market price of the resulting company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Dime and Bridge. For a discussion of the businesses of Dime and Bridge and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”
Bridge and Dime are expected to incur substantial costs related to the merger transaction and integration.
Bridge and Dime have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, printing costs, as well as other related costs. Some of these costs are payable by either Bridge or Dime regardless of whether or not the merger is completed.
The resulting company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Dime and Bridge have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the resulting company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.
The resulting company is also expected to lose certain benefits from various tax planning strategies that were available on a standalone basis due to the increased asset size, including the tax-advantaged real estate investment trusts that are subsidiaries of the resulting bank.
Dime and Bridge will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effects of the merger on employees and customers may have an adverse effect on Dime or Bridge. These uncertainties could cause customers and others that deal with Dime and/or Bridge to seek to change existing business relationships. Furthermore, these uncertainties may impair Dime’s or Bridge’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that interact with Dime or Bridge to seek to change existing business relationships with Dime or Bridge. Retention of certain employees by Dime or Bridge may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the resulting company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Dime or Bridge, Dime’s business or Bridge’s business could be harmed. In addition, subject to certain exceptions, Dime and Bridge have agreed to operate their businesses in the ordinary course prior to the closing date of the merger and to refrain from taking certain actions without the consent of the other party until the merger occurs. These restrictions may prevent Dime and/or Bridge from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Description of the Merger — Conduct of Business Before the Merger” for a description of the restrictive covenants applicable to Dime and Bridge.
There is no assurance when or even if the merger will be completed and a failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Bridge and Dime.
Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “Description of the Merger — Conditions to Completing the Merger” beginning on page 122. There can be no assurance that Bridge and Dime will be able to satisfy the closing conditions in a timely manner, or at all, or that closing conditions beyond their control will be satisfied or waived.
Bridge and Dime can mutually agree at any time to terminate the merger agreement, even if Bridge and Dime shareholders have already voted to approve the merger agreement and the merger. Bridge and Dime can also terminate the merger agreement under other specified circumstances. See “Description of the Merger — Terminating the Merger Agreement; Termination Fee”.
There can thus be no assurance that the merger will be completed. If the merger is not completed, the ongoing businesses of Bridge and Dime may be adversely affected and Bridge and Dime will be subject to a number of risks, including the following:
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each of the parties has agreed to pay the other an $18.0 million termination fee in specified circumstances, under the terms of the merger agreement;

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Bridge and Dime will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

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under the merger agreement, Bridge and Dime are subject to certain restrictions on the conduct of their respective businesses prior to completion of the merger, which may adversely affect each party’s ability to execute certain of its business strategies if the merger is terminated; and

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matters relating to the merger may require substantial commitments of time and resources by Bridge and Dime management, which could otherwise have been devoted to other opportunities that may have been beneficial to Bridge and Dime as independent companies, as the case may be.

In addition, if the merger is not completed, Bridge and/or Dime may experience negative reactions from the financial markets and from their respective customers and employees. Bridge and/or Dime also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Bridge or Dime against the other seeking damages or to compel the other to perform its obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Bridge and Dime.
The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Dime.
Until the completion of the merger, with some exceptions, Dime is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transactions, with any person other than Bridge. In addition, Dime has agreed to pay an $18.0 million termination fee to Bridge in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring Dime from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to Dime’s shareholders than Bridge has offered in the merger. The payment of the termination fee could also have a material adverse effect on Dime’s financial condition. In addition, the merger agreement requires that each of Dime and Bridge submit the merger proposal to a vote of its respective shareholders, even if the respective board of directors changes its recommendation in favor of the merger proposal in a manner adverse to the other party.
Certain of Bridge’s directors and executive officers have interests that are different from, or in addition to, interests of Bridge shareholders generally.
The directors and executive officers of Bridge have interests in the merger that are different from, or in addition to, the interests of Bridge shareholders generally. These include: (1) existing employment agreements for certain executive officers of Bridge and BNB Bank that provide for cash severance payments upon the occurrence of a change in control, in the case of Mr. O’Connor, or upon a termination without cause or a termination with good reason following the completion of a change in control, in the cases of Messrs. Nolan, Manseau, McCaffery and Santacroce; (2) retention and award agreements which have been entered into with each of Messrs. O’Connor, McCaffery, Santacroce and Manseau that will be effective at the closing of the merger and which provide certain compensation, including a transaction bonus, retention payment and one-time equity grant; (3) Messrs. O’Connor and McCaffery have entered into new employment agreements that will be effective at the closing of the merger and which will supersede their existing employment agreement; (4) Mr. Santacroce has entered into an amendment to his employment agreement that will be effective at the closing of the merger and that provides him with a right for a limited period of time sixteen months following completion of the merger to voluntarily terminate employment and receive severance; (5) other executive officers of Bridge and BNB Bank are parties to employment or change in control agreements that provide for cash severance payments if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following the merger; (6) the acceleration of vesting of all outstanding Bridge stock options, restricted stock and performance share awards; (7) Messrs. O’Connor and McCaffery have entered into defense of tax position agreements that will be effective at the closing of the merger; (8) the distribution of vested account balances under the BNB Bank Supplemental Executive Retirement Plan and Amended and Restated Directors Deferred Compensation Plan in accordance with the terms of these plans; and (9) the appointment of six directors of Bridge to the board of directors of the resulting company immediately following the merger. For a more detailed discussion of these interests, see “Description of the Merger — Interests of Bridge’s Directors and Executive Officers in the Merger.”
Certain of Dime’s directors and executive officers have interests that are different from, or in addition to, interests of Dime stockholders generally.
The directors and executive officers of Dime have interests in the merger that are different from, or in addition to, the interests of Dime shareholders generally. These include: (1) existing change in control employment agreements for Messrs. Mahon, Reddy, Lubow, Gunther and Rizzo that provide for cash severance payments upon a termination without cause or a termination with good reason following the completion of a change in control; (2) Messrs. Lubow, Gunther and Reddy have entered into new employment agreements that will be effective at the closing of the merger and which will supersede their existing change in control employment agreements; (3) retention and award agreements which have been entered into with each of Messrs. Lubow, Gunther and Reddy that will be effective at the closing of the merger and which provide certain compensation, including a transaction bonus, retention payment and one-time equity grant; (4) upon his termination of employment on June 30, 2020, Mr. Volino executed an agreement and general release in favor of Dime and Dime Community Bank in exchange for certain termination payments; (5) Mr. Rizzo and other executive officers of Dime and Dime Community Bank are parties to change in control agreements that provide for cash severance payments if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without cause following the merger; (6) the acceleration of vesting of all outstanding Dime stock options, restricted stock and performance share awards; (7) Mr. Mahon has entered into an executive chairman and separation agreement with the resulting company, effective upon the closing date of the merger and will receive severance payments under his employment agreement and a transaction bonus related to completion of the merger; (8) Messrs. Mahon, Lubow, Gunther and Reddy have entered into a defense of tax position agreement that will be effective upon the closing date of the merger; (9) the distribution of vested account balances under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. and the Retirement Plan for Board Members of Dime Community Bancshares, Inc. in accordance with the terms of these plans; (10) the appointment of six directors of Dime to the board of directors of the resulting company immediately following the merger; and (11) provisions in the merger agreement relating to continuing indemnification of directors and officers of Dime following the merger. For a more detailed discussion of these interests, see “Description of the Merger — Interests of Dime’s Directors and Executive Officers in the Merger.”
Both Bridge and Dime shareholders will have a reduced ownership and voting interest in, and will exercise less influence over management of, the resulting company following the completion of the merger.
Each of Bridge and Dime shareholders currently have the right to vote in the election of their respective boards of directors and on various other matters affecting their respective companies. Upon the completion of the merger, Dime’s shareholders will become shareholders of Bridge with ownership of approximately 52% of the resulting company and Bridge shareholders will own approximately 48% of the resulting company. Therefore, each of Bridge’s and Dime’s shareholders will have a reduced ownership and voting interest after the merger, and as a result, less influence on the management and policies of the resulting company than each now has on the management and policies of Bridge and Dime individually.

Issuance of shares of Bridge common stock in connection with the merger may adversely affect the market price of Bridge common stock.
In connection with the payment of the merger consideration, Bridge expects to issue approximately 21,436,582 shares of Bridge common stock to Dime shareholders. The issuance of these new shares of Bridge common stock may result in fluctuations in the market price of Bridge common stock, including a stock price decrease.
Litigation relating to the merger could result in significant costs, management distraction, and/or a delay of, or injunction against, the merger.
On September 16, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Shiva Stein v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 21, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Jonah Hertz Family 2012 Trust v. Vincent F. Palagiano, et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 23, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the District of Delaware, captioned Paul Parshall, Individually and On Behalf of All Others Similarly Situated v. Dime Community Bancshares, Inc., et al. The plaintiff, on behalf of himself and other Dime shareholders, generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 23, 2020, a purported Bridge shareholder filed a lawsuit against Bridge and the members of the Bridge Board of Directors in the United States District Court for the Southern District of New York, captioned Anthony Rotondo v. Bridge Bancorp, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 24, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Robert Lowinger v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 13, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Ryan Williams v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.

On October 14, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Stephen Bushansky v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 16, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Shoshana Minzer v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
Dime and Bridge are reviewing the complaints and have not yet formally responded. Such litigations are common in connection with mergers involving public companies, regardless of any merits related to the underlying transaction. Although the ultimate outcome of these actions cannot be predicted with certainty, Dime and Bridge believe that the claims asserted against them in these lawsuits are without merit and intend to defend against these actions vigorously.
The outcomes of these actions are uncertain and could result in additional costs to Dime and/or Bridge, including costs associated with the indemnification of directors of both companies. Other individuals may also file lawsuits against Dime and/or Bridge and/or their directors and officers in connection with the merger. The defense or settlement of any lawsuits or claims relating to the merger may have an adverse effect on the business, financial condition and results of operations of Dime and/or Bridge and/or the resulting company.
If the actions remain unresolved, they could prevent or delay the completion of the merger and result in substantial costs to Dime and/or Bridge, including any costs associated with the indemnification of directors. One of the conditions to the consummation of the merger is the absence of any order, decree or injunction that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal. Consequently, if a settlement or other resolution is not reached in these or any other lawsuits that are filed, or these plaintiffs or any other claimants secure injunctive or other relief, then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the resulting company’s business, financial condition, results of operations and cash flows.
The shares of Bridge common stock to be received by Dime shareholders as a result of the merger will have different rights from shares of Dime common stock.
Following completion of the merger, Dime shareholders will no longer be shareholders of Dime but will instead be shareholders of Bridge. There are differences between the current rights of Dime shareholders and the rights of Bridge shareholders that may be important to Dime shareholders. See “Comparison of Rights of Shareholders” for a discussion of the different rights associated with Bridge common stock and Dime common stock.
The opinions regarding fairness delivered to the boards of directors of Bridge and Dime by their respective financial advisors were rendered on the date of the signing of the merger agreement and do not reflect any changes in circumstances which may occur or may have occurred after the date of such opinions.
PSC delivered to the board of directors of Bridge its opinion on July 1, 2020. Raymond James delivered to the board of directors of Dime its opinion on July 1, 2020. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including, but not limited to, changes to the operations and prospects of Bridge or Dime, changes in general market and economic conditions or regulatory or other factors which may be beyond the control of Bridge and Dime, including the recent COVID-19 pandemic that has caused business disruption and higher than normal volatility in the financial markets generally as well as the further effects of the COVID-19 pandemic, which may materially alter or affect the value of Bridge common stock or Dime common stock. The opinions speak only as of the date on which they were rendered and not as of the date of this joint proxy statement/prospectus or any other date.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated, cannot be met or that could have an adverse effect on the resulting company following the merger.
Before the merger and the bank merger may be completed, Bridge and Dime must obtain approvals (or waivers) from the Federal Reserve and the NYSDFS. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the effect of the merger on competition, and the factors described in the section of this joint proxy statement/prospectus entitled “Conditions to Completing the Merger”. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approval or delay their receipt. The Federal Reserve has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns. It is possible that other regulatory agencies could adopt similar expectations for applicants.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the resulting company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the resulting company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement. Further, the processing time for obtaining regulatory approvals for mergers of banks and bank holding companies, particularly for larger institutions, has increased since the financial crisis. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed transaction.
Combining Bridge and Dime may be more difficult, costly or time consuming than expected and Bridge and Dime may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability of Bridge and Dime to combine their businesses in a manner that facilitates growth opportunities and realizes anticipated cost savings.
To realize the anticipated benefits and cost savings from the merger, Bridge and Dime must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Bridge and Dime are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses. An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the resulting company, which may adversely affect the value of the common stock of the resulting company after the completion of the merger.

The failure to integrate successfully the businesses and operations of Dime and Bridge in the expected time frame may adversely affect the resulting company’s future results.
Bridge and Dime have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. Specifically, the following issues, among others, must be addressed in integrating the operations of Bridge and Dime in order to realize the anticipated benefits of the merger so the resulting company performs as expected:
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combining the companies’ operations and corporate functions;

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combining the businesses of Bridge and Dime in a manner that permits the resulting company to achieve the cost savings and revenue synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

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integrating personnel from the two companies;

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integrating the companies’ technologies;

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identifying and eliminating redundant functions;

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harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

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managing the movement of certain positions to different locations;

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integrating the branches of the resulting company; and

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limiting the outflow of deposits held by new customers and successfully retaining and managing interest-earning assets (i.e., loans) of the resulting company.

These integration matters could have an adverse effect on each of Bridge and Dime during this transition period and for an undetermined period after completion of the merger on the resulting company.
In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the resulting company.
The future results of the resulting company following the merger may suffer if the resulting company does not effectively manage its expanded operations.
Following the merger, the size of the business of the resulting company will increase significantly beyond the current size of either Bridge’s or Dime’s business. The resulting company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The resulting company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the resulting company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.
The resulting company may be unable to retain Bridge or Dime personnel successfully in connection with the merger.
The success of the merger will depend in part on the resulting company’s ability to retain the talents and dedication of key employees currently employed by Bridge and Dime. It is possible that these employees may decide not to remain with Bridge or Dime, as applicable, while the merger is pending or with the resulting company after the merger is consummated. Competition for qualified personnel can be intense.

Current and prospective employees of Bridge and Dime may experience uncertainty about their future roles with Bridge and Dime until strategies with regard to these employees are announced or executed, which may impair Bridge’s and Dime’s ability to attract, retain and motivate key management, commercial lenders, and other personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of Bridge and Dime may experience uncertainty about their future roles with the resulting company. If Bridge and Dime are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Bridge and Dime could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the resulting company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Bridge and Dime to hiring suitable replacements, all of which may cause the resulting company’s business to suffer. Furthermore, the resulting company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Bridge and Dime, and the resulting company’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, Bridge and Dime may not be able to locate or retain suitable replacements for any key employees who leave either company.
In connection with the merger, Bridge will assume certain of Dime’s outstanding debt obligations and Dime’s obligations relating to its preferred stock, and the resulting company’s level of indebtedness following the completion of the merger could adversely affect the resulting company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, Bridge will assume certain of Dime’s outstanding indebtedness and Dime’s obligations related to its outstanding preferred stock. Bridge’s existing indebtedness, together with any future incurrence of additional indebtedness, and the assumption of Dime’s outstanding preferred stock, could have important consequences for the resulting company’s creditors and the resulting company’s shareholders. For example, it could:
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limit the resulting company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

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restrict the resulting company from making strategic acquisitions or cause the resulting company to make non-strategic divestitures;

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restrict the resulting company from paying dividends to its shareholders;

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increase the resulting company’s vulnerability to general economic and industry conditions; and

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require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the resulting company’s indebtedness and dividends on the preferred stock, thereby reducing the resulting company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities, all of which could have a material effect on the resulting company’s common stock price.
Following completion of the merger, holders of Bridge common stock will become subject to the dividend and liquidation rights of the holders of the Bridge Series A Preferred Stock, which Bridge will issue upon completion of the merger; currently, holders of Bridge common stock are not subject to any such preferred rights, as Bridge does not have any preferred stock outstanding. The holders of shares of Dime Series A Preferred Stock, which will be converted into Bridge Series A Preferred Stock upon completion of the merger, as well as the holders of any shares of Bridge preferred stock that Bridge may issue in the future, would receive, upon the resulting company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of the resulting company’s common stock, their liquidation preferences as well as any declared and unpaid distributions. These payments would reduce the remaining amount of the resulting company’s assets, if any, available for distribution to holders of its common stock. As of the date of this joint proxy statement/prospectus, Bridge does not have any shares of its preferred stock outstanding.

Goodwill incurred in the merger may negatively affect the resulting company’s financial condition.
To the extent that the merger consideration for accounting purposes (with Dime as the accounting acquiror) exceeds the fair value of the net assets, including identifiable intangibles, of Bridge, that amount will be reported as goodwill by the resulting company. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect the resulting company’s financial condition.
The unaudited pro forma combined condensed financial statements included in this document are preliminary and the actual financial condition and results of operations of the resulting company after the merger may differ materially.
The unaudited pro forma combined condensed financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what the resulting company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial data, while helpful in illustrating the financial characteristics of the resulting company under one set of assumptions, do not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, do not attempt to predict or suggest future results. The unaudited pro forma combined condensed financial statements reflect adjustments, which are based upon preliminary estimates, to record the Bridge identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of Bridge as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Combined Condensed Consolidated Financial Data.”
Dime shareholders do not have appraisal or dissenters’ rights in the merger.
Appraisal or dissenters’ rights are statutory rights that, if applicable under applicable law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the Delaware General Corporation Law, and pursuant to Dime’s Certificate of Incorporation, holders of Dime common stock are not entitled to appraisal rights in the merger with respect to their shares of Dime common stock because Dime common stock is listed on a national securities exchange and Dime’s Certificate of Incorporation does not provide for appraisal rights unless specifically granted by Dime’s board of directors.
Bridge shareholders do not have appraisal or dissenters’ rights in the merger.
Appraisal or dissenters’ rights are statutory rights that, if applicable under applicable law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in that extraordinary transaction. Under the New York Business Corporation Law, and pursuant to Bridge’s Certificate of Incorporation, holders of Bridge common stock are not entitled to appraisal rights in the merger with respect to their shares of Bridge common stock because Bridge common stock is listed on a national securities exchange and Bridge’s Certificate of Incorporation does not provide for appraisal rights unless specifically granted by Bridge’s board of directors.
Risks Relating to Bridge’s Business.
You should read and consider risk factors specific to Bridge’s business that will also affect the resulting company after the merger. These risks are described in the sections entitled “Risk Factors” in Bridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 157 of this document for the location of information incorporated by reference into this document.

Risks Relating to Dime’s Business
You should read and consider risk factors specific to Dime’s business that will also affect the resulting company after the merger. These risks are described in the sections entitled “Risk Factors” in Dime’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 157 of this document for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Bridge’s or Dime’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “projections,” “prospects,” “forecast,” “guidance,” “goal,” “objective” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of Bridge, Dime or the resulting company following the merger, the resulting company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on Bridge’s and Dime’s current expectations and projections about future events. There are important factors that could cause Bridge’s and Dime’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors.”
These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in Bridge’s and Dime’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:
•
the effects of the COVID-19 pandemic on the economy generally and on Bridge and Dime in particular;

•
the inability to close the merger and the bank merger in a timely manner;

•
the failure to complete the merger due to the failure of Bridge or Dime shareholders to approve the merger agreement and the merger;

•
failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•
the potential impact of the announcement or consummation of the proposed merger on relationships with third parties, including customers, employees, and competitors;

•
business disruption following the merger;

•
difficulties and delays in integrating the Bridge and Dime businesses or fully realizing cost savings and other benefits;

•
each of Dime’s and Bridge’s potential exposure to unknown or contingent liabilities of the other party;

•
the challenges of integrating, retaining, and hiring key personnel;

•
failure to attract new customers and retain existing customers in the manner anticipated;

•
the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•
changes in Bridge’s or Dime’s stock price before closing, including as a result of the financial performance of Bridge or Dime prior to closing;

•
operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Bridge and Dime are highly dependent;

•
changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•
changes in the monetary and fiscal policies of the United States Government, including policies of the United States Department of the Treasury and the Federal Reserve;

•
changes in interest rates, which may affect Bridge’s or Dime’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of Bridge’s or Dime’s assets, including its investment securities;

•
potential changes to the Internal Revenue Code;

•
changes in accounting principles, policies, practices, or guidelines;

•
changes in Bridge’s or Dime’s credit ratings or in Bridge’s or Dime’s ability to access the capital markets;

•
natural disasters, war, terrorist activities or pandemics; and

•
other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Bridge’s or Dime’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Bridge’s or Dime’s control.
Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.
For any forward-looking statements made in this document or in any documents incorporated by reference into this document, Bridge and Dime claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, Bridge and Dime do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Bridge, Dime, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF BRIDGE BANCORP, INC.
The following tables present selected historical consolidated financial data for Bridge as of and for each of the years ended December 31, 2019, 2018, 2017, 2016 and 2015. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Bridge. The following table also presents selected historical consolidated financial data for Bridge as of and for each of the six months ended June 30, 2020 and June 30, 2019. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Bridge. You should read this information in conjunction with the historical financial statements of Bridge and the related notes, including those contained in Bridge’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Bridge’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020, each of which is incorporated by reference in this document.
	At June 30,		At December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands)
Selected Financial Data:
Securities available for sale, at fair value	$537,746	$642,897	$638,291	$680,886	$759,916	$819,722	$800,203
Securities, restricted	28,987	24,104	32,879	24,028	35,349	34,743	24,788
Securities, held to maturity	111,307	144,716	133,638	160,163	180,866	223,237	208,351
Loans held for sale	10,000	12,643	12,643	—	—	—	—
Loans held for investment	4,620,828	3,430,023	3,680,285	3,275,811	3,102,752	2,600,440	2,410,774
Total assets	6,150,664	4,714,535	4,921,520	4,700,744	4,430,002	4,054,570	3,781,959
Total deposits	5,080,419	3,836,576	3,814,647	3,886,393	3,334,543	2,926,009	2,843,625
Total shareholders’ equity	502,621	475,205	497,154	453,830	429,200	407,987	341,128
	For the six months ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands, except per share and ratio amounts)
Selected Operating Data:
Total interest income	$90,452	$90,867	$181,541	$168,984	$149,849	$137,716	$106,240
Total interest expense	13,370	21,027	39,338	32,204	22,689	16,845	10,129
Net interest income	77,082	69,840	142,203	136,780	127,160	120,871	96,111
Provisions for loan losses	9,500	4,100	5,700	1,800	14,050	5,550	4,000
Net interest income after provision for loan losses	67,582	65,740	136,503	134,980	113,110	115,321	92,111
Total non-interest income	7,469	10,717	25,387	11,568	18,102	16,046	12,668
Total non-interest expense	49,242	46,603	96,139	98,180	91,727	77,081	72,890
Income before income taxes	25,809	29,854	65,751	48,368	39,485	54,286	31,889
Income tax expense	5,805	6,274	14,060	9,141	18,946	18,795	10,778
Net income(1)(2)(3)(4)	$20,004	$23,580	$51,691	$39,227	$20,539	$35,491	$21,111

(1)
2018 amount includes $6.2 million of net securities losses, net of taxes, associated with the balance sheet restructure, $6.9 million of net fraud loss, net of taxes, related to fraudulent conduct of a business customer through its deposit accounts at BNB, and $0.6 million of office relocation costs, net of taxes.

(2)
2017 amount includes $5.2 million, net of taxes, associated with restructuring costs and a charge of $7.6 million associated with the write-down of deferred tax assets due to the enactment of the Tax Cuts and Jobs Act.

(3)
2016 amount includes reversal of $0.6 million of acquisition costs, net of taxes, associated with the Community National Bank and First National Bank of New York acquisitions.

(4)
2015 amount includes $6.3 million of acquisition costs, net of taxes, associated with the Community National Bank acquisition.

	For the six months ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Selected Financial Ratios and Other Data:
Return on average equity(1)(2)(3)(4)	8.03%	10.22%	10.84%	8.66%	4.64%	9.82%	7.91%
Return on average assets(1)(2)(3)(4)	0.74	1.01	1.10	0.87	0.49	0.92	0.71
Average equity to average assets	8.4	9.7	10.11	10.08	10.53	9.38	9.01
Dividend payout ratio(1)(2)(3)(4)	47.99	39.02	35.63	46.76	88.80	45.48	63.55
Basic earnings per share(1)(2)(3)(4)	$1.01	$1.18	$2.59	$1.97	$1.04	$2.01	$1.43
Diluted earnings per share(1)(2)(3)(4)	1.00	1.18	2.59	1.97	1.04	2.00	1.43
Cash dividends declared per common share	0.48	0.46	0.92	0.92	0.92	0.92	0.92

(1)
2018 amount includes $6.2 million of net securities losses, net of taxes, associated with the balance sheet restructure, $6.9 million of net fraud loss, net of taxes, related to fraudulent conduct of a business customer through its deposit accounts at BNB, and $0.6 million of office relocation costs, net of taxes.

(2)
2017 amount includes $5.2 million, net of taxes, associated with restructuring costs and a charge of $7.6 million associated with the write-down of deferred tax assets due to the enactment of the Tax Cuts and Jobs Act.

(3)
2016 amount includes reversal of $0.6 million of acquisition costs, net of taxes, associated with the Community National Bank and First National Bank of New York acquisitions.

(4)
2015 amount includes $6.3 million of acquisition costs, net of taxes, associated with the Community National Bank acquisition.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF DIME COMMUNITY BANCSHARES, INC.
The following tables present selected historical consolidated financial data for Dime as of and for each of the years ended December 31, 2019, 2018, 2017, 2016 and 2015. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Dime. The following table also presents selected historical consolidated financial data for Dime as of and for each of the six months ended June 30, 2020 and June 30, 2019. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Dime. You should read this information in conjunction with the historical financial statements of Dime and the related notes, including those contained in Dime’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Dime’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020, each of which is incorporated by reference in this document.
	At June 30,		At December 31,
	2020	2019	2019	2018	2017	2016	2015
	(in thousands)
Selected Financial Condition Data:
Total assets	$6,467,521	$6,498,362	$6,354,460	$6,320,578	$6,403,460	$6,005,430	$5,032,872
Loans and loans held for sale (net of deferred costs or fees and the allowance for loan losses)	5,401,890	5,514,211	5,312,597	5,373,133	5,581,084	5,615,886	4,678,262
Mortgage-backed securities	464,279	409,510	502,464	466,605	351,384	3,558	431
Investment securities (including Federal Home Loan Bank of New York (“FHLB”) capital stock)	135,740	130,008	110,444	99,498	66,417	60,670	77,912
Goodwill	55,638	55,638	55,638	55,638	55,638	55,638	55,638
Deposits	4,438,412	4,435,536	4,282,625	4,356,754	4,403,447	4,395,426	3,184,310
Borrowings	1,136,279	1,287,032	1,316,156	1,239,109	1,283,612	901,805	1,237,405
Shareholders’ equity	681,543	608,701	596,758	602,081	598,567	565,868	493,947

	For the six months ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share and ratio data)
Selected Operating Data:
Interest income	$117,539	$117,646	$238,268	$221,710	$212,096	$195,627	$174,791
Interest expense	33,459	45,818	90,847	75,384	59,366	52,141	46,227
Net interest income	84,080	71,828	147,421	146,326	152,730	143,486	128,564
Provision (credit) for loan losses	14,072	(128)	17,340	2,244	520	2,118	(1,330)
Net interest income after provision (credit) for loan losses	70,008	71,956	130,081	144,082	152,210	141,368	129,894
Non-interest income	12,622	5,180	12,168	9,523	21,514	75,934	8,616
Non-interest expense	55,386	44,348	95,387	86,890	84,986	83,831	62,493
Income before income tax	27,244	32,778	46,862	66,715	88,738	133,471	76,017
Income tax expense	5,886	8,252	10,676	15,427	36,856	60,957	31,245
Net income(1)(2)(3)(4)	$21,358	$24,536	$36,186	$51,288	$51,882	$72,514	$44,772

(1)
2019 amount includes $2.6 million of losses from extinguishment of debt, net of taxes.

(2)
2018 amount includes $0.9 million of net security gains, net of taxes, $0.5 million charge related to severance expense, net of taxes, and $0.9 million tax benefit in conjunction with filing the prior year tax return.

(3)
2017 amount includes $5.7 million of gains from the sale of real estate, net of taxes, $1.4 million of net security gains, net of taxes, $0.9 million of system de-conversion costs, net of taxes, $0.7 million of losses from extinguishment of debt, net of taxes, and a charge of $3.1 million associated with the write-down of deferred tax assets due to the enactment of the Tax Cuts and Jobs Act, offset by a $1.0 million tax benefit related to distributions from retirement benefits from Dime’s BMP.

(4)
2016 amount includes $37.5 million of gains from the sale of real estate, net of taxes, and $11.3 million of expenses related to the prepayment of the ESOP Share Acquisition loan.

	For the six months ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Selected Financial Ratios and Other Data(1):
Return on average assets	0.68%	0.77%	0.57%	0.82%	0.84%	1.31%	0.96%
Return on average shareholders’ equity	6.68	8.10	5.96	8.44	8.94	13.40	9.40
Shareholders’ equity to total assets at end of period	10.54	9.37	9.39	9.53	9.35	9.42	9.81
Loans to deposits at end of period	122.67	124.71	124.70	123.80	127.22	128.23	147.50
Loans to interest-earning assets at end of period			85.98	87.01	89.20	95.92	95.98
Net interest spread(2)	2.53	2.05	2.12	2.20	2.38	2.52	2.72
Net interest margin(3)	2.79	2.35	2.41	2.41	2.54	2.68	2.89
Average interest-earning assets to average interest-bearing liabilities	122.94	118.80	119.06	117.47	116.55	116.85	116.64
Non-interest expense to average assets	1.76	1.39	1.50	1.38	1.37	1.51	1.34
Efficiency ratio(4)	59.18	57.80	59.98	56.14	53.24	55.48	45.98
Effective tax rate	21.60	25.17	22.78	23.12	41.53	45.67	41.10
Dividend payout ratio	47.46	41.18	55.45	40.58	40.58	28.43	45.53
Per Share Data:
Diluted earnings per share	$0.59	$0.68	$1.01	$1.38	$1.38	$1.97	$1.23
Cash dividends paid per share	0.28	0.28	0.56	0.56	0.56	0.56	0.56
Book value per share(5)	17.07	16.96	16.98	16.68	16.00	15.11	13.22
Asset Quality Ratios and Other Data(1):
Net charge-offs (recoveries)	$21	$520	$10,681	$1,495	$23	$97	$(1,351)
Total non-performing loans	15,383	2,538	11,091	2,345	533	4,327	1,611
OREO	—	—	—	—	—	—	148
Non-performing pooled trust preferred securities (“TRUP CDOs”)	—	—	—	—	—	1,270	1,236
Total non-performing assets	15,383	2,538	11,091	2,345	533	5,507	2,995
Non-performing loans to total loans	0.28%	0.05%	0.21%	0.04%	0.01%	0.08%	0.03%
Non-performing assets to total assets	0.24	0.04	0.17	0.04	0.01	0.09	0.06
Allowance for Loan Losses to:
Non-performing loans	276.23	832.70	256.43	928.87	3,946.15%	484,68%	1,149.22%
Total loans(6)	0.78	0.38	0.53	0.40	0.38	0.36	0.39
Regulatory Capital Ratios: (Bank only)(1)(7)
Tier 1 common equity ratio	12.97%	12.14%	12.85%	13.34%	12.38%	11.60%	11.55%
Tier 1 capital ratio	12.97	12.14	12.85	13.34	12.38	11.60	11.55
Total risk-based ratio	13.85	12.56	13.44	13.80	12.83	12.05	12.03
Tier 1 leverage ratio	9.98	9.77	10.15	10.31	9.32	8.95	9.17
Full Service Branches			29	29	28	25	25

(1)
With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.

(2)
The net interest spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)
The net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)
The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income, excluding any gains or losses from the sales of securities and other assets, loan notes, and loan securitization.

(5)
Book value per share equals total shareholders’ equity divided by shares outstanding at each period end.

(6)
Total loans represent loans, net of deferred fees and costs and unamortized premiums, and excluding (thus not reducing the aggregate balance by) the allowance for loan losses.

(7)
Regulatory Capital Ratios are calculated based upon the Basel III capital rules that became effective on January 1, 2015.

PURCHASE PRICE DETERMINATION
The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary calculation of the estimated purchase price to identifiable net assets acquired. In accordance with FASB ASC 805-40-30-2, the purchase price in a reverse acquisition is determined based on the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.
The table below summarizes the pro forma ownership of Bridge common stock following the merger, for each shareholder group, as well as the pro forma market capitalization of the resulting company using shares of Bridge and Dime common stock outstanding at June 30, 2020 and Bridge’s closing price on August 24, 2020.
	Bridge Bancorp, Inc. Ownership and Market Value Table (Pro Forma)
	Number of Bridge Outstanding shares (in thousands)	Percentage Ownership	Market Value at $20.89 Bridge Share Price (in thousands)
Current Bridge Shareholders	19,734	47.9%	$412,244
Current Dime Shareholders	21,442	52.1%	447,924
Total	41,176	100.0%	$860,168
The table below summarizes the hypothetical number of shares as of June 30, 2020 that Dime would have to issue to give Bridge owners the same percentage ownership in the resulting company.
	Hypothetical Dime Ownership
	Number of Dime Outstanding Shares (in thousands)	Percentage Ownership
Current Bridge Shareholders	30,454	47.9%
Current Dime Shareholders	33,090	52.1%
Total	63,543	100.0%
The purchase price is calculated based on the number of hypothetical shares of Dime common stock issued to Bridge shareholders multiplied by the share price as demonstrated in the table below (amounts in thousands except per share data).
Number of hypothetical Dime shares issued to Bridge Shareholders	30,454
Dime market price per share as of August 24, 2020	$13.28
Purchase price determination of hypothetical Dime shares issued to Bridge Shareholders	$404,426
Value of Bridge stock options hypothetically converted to options to acquire shares of Dime common stock	704
Purchase price consideration	$405,130

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED DATA
The following tables show selected unaudited financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the periods presented, in the case of income statement information. The information below should be read in conjunction with “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 43.
At June 30, 2020
(In thousands)
Pro forma combined balance sheet data:
Investment securities	$1,198,862
Loans held for investment	10,033,866
Total assets	12,480,678
Total deposits	9,609,678
Total stockholders’ equity	1,044,189
	Six Months Ended June 30, 2020	Year Ended December 31, 2019
	(In thousands, except per share data)
Pro forma combined income statement data:
Total interest income	$203,215	$409,605
Total interest expense	48,430	133,386
Net interest income	154,785	276,219
Provision for loan losses	23,572	23,040
Net interest income after provision for loan losses	131,213	253,179
Total non-interest income	20,091	37,555
Total non-interest expense	103,402	192,390
Income before income taxes	47,902	98,344
Income tax expense	12,455	25,569
Net income	$35,447	$72,775
Participating securities	526	1,280
Preferred stock dividends	1,140	—
Net income available to common stockholders	$33,781	$71,495
Pro forma per share data:
Basic earnings per share	$0.81	$1.71
Diluted earnings per share	$0.81	$1.71

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA
The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of Bridge and Dime as of June 30, 2020 and assumes that the merger was completed on that date. The unaudited pro forma combined condensed consolidated income statements combine the historical financial information of Bridge and Dime and give effect to the merger as if it had been completed as of the beginning of the fiscal year ended December 31, 2019.
The unaudited pro forma combined condensed consolidated financial information assumes that the merger is accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations, with Bridge treated as the legal acquirer and Dime treated as the accounting acquirer. In identifying Dime as the acquiring entity for accounting purposes, Bridge and Dime took into account a number of factors as of the date of this joint proxy statement/prospectus, including the relative voting rights of all equity instruments in the resulting company and the intended corporate governance structure of the resulting company. Following the merger, existing shareholders of Dime will control approximately 52.1% of the pro forma voting interests in the resulting company (based on common shares outstanding as of June 30, 2020). However, no single factor was the sole determinant in the overall conclusion that Dime is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. See the section entitled “The Merger — Accounting Treatment” beginning on page 103. Under the acquisition method of accounting, the assets and liabilities of Bridge, as the accounting acquiree, will be recorded at their respective fair values as of the date the merger is completed.
The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Bridge’s historical financial information to conform to Dime’s presentation of financial information. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment after the merger is completed and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Bridge at their respective fair values and represents the pro forma estimates by Bridge and Dime based on available fair value information as of the date of the merger agreement.
FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), which requires that the measurement of all expected credit losses for financial assets held at the reporting date be based on historical experience, current condition, and reasonable and supportable forecasts. This standard requires financial institutions and other organizations to use forward-looking information to better inform their credit loss estimates. ASU 2016-13 was effective for both companies as of January 1, 2020. Under Section 4014 of the recently enacted CARES Act, financial institutions that were required to adopt ASU 2016-13 as of January 1, 2020 were provided statutory relief in terms of an option to delay the adoption of the CECL framework until the earlier of December 31, 2020 or when the national emergency is lifted. On January 1, 2020, Bridge adopted the CECL framework. Subsequent to its adoption of CECL, Bridge no longer maintains the incurred loss model framework. In accordance with the statutory relief provided under Section 4014 of the CARES Act, Dime elected to defer adoption of CECL and is utilizing the incurred loss framework as of June 30, 2020. The pro forma balance sheet reflects the allowance for loan losses under the incurred loss framework which was Dime’s methodology as of June 30, 2020. The pro forma income statement for the six months ended June 30, 2020 reflects provision for Bridge under the CECL framework, as Bridge no longer maintains the incurred loss framework subsequent to the adoption of CECL, and for Dime under the incurred loss framework, as Dime has elected to defer the adoption of the CECL framework. The pro forma income statement for the twelve months ended December 31, 2019 reflects provision for Bridge and for Dime under the incurred loss framework. Dime is still in the process of finalizing its CECL calculations as it is currently developing and updating internal policies, procedures, and key controls over the calculation. Upon Dime’s eventual adoption date of CECL, the resulting company will present its financial statements under the CECL framework. The adoption of CECL will require Dime to recognize a one-time cumulative effect change to the allowance for loan losses on its loan portfolio through retained earnings as of January 1, 2020. Any year-to-date adjustments related to the CECL estimate will be adjusted through the current year income statement. Additionally, CECL requires recognition of an allowance at the closing of the merger for any purchased credit deteriorated (“PCD”) loans from the Bridge loan portfolio. CECL also requires an additional allowance for non-PCD loans from the Bridge portfolio which will be recognized through the income statement of the resulting company following the closing of the merger.
The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the resulting company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the resulting company would have been had our companies been combined during these periods.
The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Bridge and Dime, which are incorporated in this document by reference.
Pro Forma Balance Sheet — June 30, 2020 Consolidated*
	Bridge at June 30, 2020	Dime at June 30, 2020	Adjustments	Pro Forma Combined at June 30, 2020
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$489,781	$117,013	$(42,484)(1)	$564,310
Total investment securities	649,053	547,714	2,095(2)	1,198,862
Loans held for sale	10,000	1,794	—	11,794
Loans held for investment	4,620,828	5,444,382	(31,344)(3)	10,033,866
Allowance for loan losses	(43,401)(4)	(42,492)(5)	43,401(6)	(42,492)
Loans, net	4,577,427	5,401,890	12,057	9,991,374
Premises and equipment, net	34,495	21,423	—	55,918
Operating lease right-of-use assets	40,434	36,813	—	77,247
Accrued interest receivable	15,367	27,506	—	42,873
Goodwill	105,950	55,638	(103,968)(7)	57,620
Other intangible assets	3,298	—	7,343(8)	10,641
Prepaid pension	12,659	—	—	12,659
Bank owned life insurance	92,808	154,036	—	246,844
Other assets	119,392	103,694	(12,550)(9)	210,536
Total Assets	$6,150,664	$6,467,521	$(137,507)	$12,480,678
Total deposits	$5,080,419	$4,526,058	$3,201(10)	$9,609,678
Subordinated debentures, net	78,990	113,979	—	192,969
Other borrowings	341,670	1,022,300	—	1,363,970
Operating lease liabilities	43,131	42,733	—	85,864
Other liabilities and accrued expenses	103,833	80,908	(733)(6)	184,008
Total Liabilities	5,648,043	5,785,978	2,468	11,436,489
Preferred equity	—	116,569	—	116,569
Common stock	199	537	(323)(11)	413
Surplus	356,510	278,581	(229,488)(12)	405,603
Retained earnings	159,635	592,497	(202,119)(13)	550,013
Treasury stock, at cost	(4,961)	(283,193)	283,193(12)	(4,961)
Accumulated other comprehensive income	(8,762)	(23,448)	8,762(14)	(23,448)
Total Stockholders’ Equity	$502,621	$681,543	$(139,975)	$1,044,189
Total Liabilities and Stockholders’ Equity	$6,150,664	$6,467,521	$(137,507)	$12,480,678
Per share information
Tangible common equity	$393,373	$509,336		$859,359
Common shares outstanding	19,734	33,090		41,176

	Bridge at June 30, 2020	Dime at June 30, 2020	Adjustments	Pro Forma Combined at June 30, 2020
	(Dollars in thousands, except per share amounts)
Book value per common share	$25.47	$17.07		$22.53
Tangible book value per common share	$19.93	$15.39		$20.87

*
Assumes that the merger was completed as of June 30, 2020 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, securities, core deposit intangible assets and deposits were determined by management of Bridge and Dime and are all subject to change. The actual fair value adjustments (as required under purchase accounting) will be determined only as of the actual merger completion date and as such the financial statements of the resulting company will differ from the analysis presented above.

(1)
Represents the estimated after tax merger expenses.

(2)
Purchase accounting adjustment to record Bridge’s securities at fair value.

(3)
Adjustment to Bridge’s total loans, net, as of June 30, 2020 to reflect the estimated fair value of the loan portfolio of $77.6 million, which was partially offset by the elimination of Bridge’s net unrecognized loan costs and discount of $20.3 million, and the recognition of a fair value adjustment to total loans in the amount of $26.0 million reflecting differences in interest rates. The fair value adjustments are subject to change and will be updated and finalized by Dime only at closing. As such, the financial statements of the resulting company will differ from the analysis presented above. Dime will update and finalize its analysis at closing, which may change from the initial estimate. The fair value adjustment will be accreted through loan interest income over the estimated lives of the affected loans. The weighted average remaining life of the loan portfolio was estimated at approximately 4.0 years.

(4)
On January 1, 2020, Bridge adopted CECL, which requires that loans held for investment be accounted for under the current expected credit losses framework. As such, the status quo Bridge loan loss reserve is presented under the CECL framework.

(5)
In accordance with the statutory relief provided under section 4014 of the CARES Act, Dime elected to defer adoption of CECL. As such, the status quo Dime loan loss reserve is presented under the incurred loss framework.

(6)
Under the incurred loss framework used by Dime, the amount represents the reversal of Bridge’s allowance for credit losses of $43.4 million as purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over. Additionally, the credit losses for unfunded loan commitments of $0.7 million under CECL are also being reversed to conform to Dime’s incurred loss framework. The adjustments are subject to change and will be updated and finalized by Dime only at closing. The adjustments could also be impacted by the eventual adoption of CECL which requires recognition of an allowance at close for any PCD loans. In addition, CECL requires an additional allowance for non-PCD loans which will be recognized through the income statement of the resulting company following the closing of the merger. As such the financial statements of the resulting company will differ from the analysis presented above.

(7)
Represents adjustments to goodwill to eliminate Bridge’s goodwill of $106.0 million related to prior acquisitions and record estimated goodwill associated with the merger of $2.0 million, calculated as the fair value of consideration paid in the acquisition of Bridge (see section titled “Purchase Price Determination”), less amounts allocated to fair value of identifiable assets acquired and liabilities assumed. The preliminary purchase accounting allocation at June 30, 2020 is as follows:

Fair market value (“FMV”) adjustment to securities	$2,095
Net FMV adjustment to loans
FMV on loan portfolio	(77,613)
Loan rate mark	26,000
Reverse loan deferred fees and discount	20,269
Net FMV adjustment to loans	(31,344)
Reversal of loan credit loss reserve	43,401
Net core deposit intangible assets created	7,343

Reversal of Bridge deferred tax asset	(12,934)
Net deferred tax asset on all fair market value adjustments	384
FMV adjustment to deposits	(3,201)
Reversal of unfunded commitment credit loss reserve	733
Total net FMV adjustments	6,477
Bridge stockholders’ equity	502,621
Net FMV adjustments	6,477
Reversal of goodwill	(105,950)
Bridge net assets acquired	403,148
Hypothetical purchase price for accounting purposes	$405,130
Less: Bridge net assets acquired	403,148
Goodwill created	$1,982

(8)
Adjustments to other intangible assets to eliminate Bridge’s core deposit intangibles of $1.7 million related to prior acquisitions and record estimated core deposit intangible assets associated with the merger of $9.1 million.

(9)
Adjustments to net deferred tax assets associated with the effects of the purchase accounting adjustments.

(10)
The deposits include a fair value adjustment to Bridge’s time deposits to reflect differences in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates.

(11)
Adjustment to reflect the issuance of 21.9 million shares of Bridge common stock associated with the merger and the elimination of 53.7 million shares of Dime common stock.

(12)
Adjustments to eliminate Bridge’s surplus of $356.5 million, eliminate Dime’s historical equity accounts (common stock and treasury stock) of $282.7 million, and record the purchase price consideration.

(13)
Adjustment to eliminate Bridge’s historical retained earnings of $159.6 million and recognize estimated after-tax merger expenses of $42.5 million.

(14)
Adjustment to eliminate Bridge’s historical accumulated other comprehensive income.

Pro Forma Income Statement — June 30, 2020 Consolidated
	Bridge for the Six Months Ended June 30, 2020	Dime for the Six Months Ended June 30, 2020	Adjustments	Pro Forma Combined for the Six Months Ended June 30, 2020
	(Dollars in thousands, except per share amounts)
Interest income:
Loans (including fee income)	$81,754	$108,319	$(3,866)(1)	$186,207
Investment securities	7,574	7,372	(910)(2)	14,036
Deposits with banks	379	189	—	568
Other interest and dividend income	745	1,659	—	2,404
Total interest income	90,452	117,539	(4,776)	203,215
Interest expense:
Deposits	9,265	21,626	1,601(3)	32,492
Federal funds purchased and repurchase agreements	79	—	—	79
Other borrowings	1,756	9,172	—	10,928
Subordinated debentures	2,270	2,661	—	4,931
Total interest expense	13,370	33,459	1,601	48,430
Net interest income before provision	77,082	84,080	(6,377)	154,785
Provision for credit losses under CECL framework	9,500(4)	—	—(5)	9,500
Provision for loan losses under incurred loss framework	—	14,072(4)	—	14,072
Net interest income after provision	67,582	70,008	(6,377)	131,213
Non-interest income:
Service charges and other fees	4,389	2,286	—	6,675
Net securities (losses) gains	(15)	3,106	—	3,091
Change in fair value of loans	(2,643)	—	—	(2,643)
Title fees	714	—	—	714
Gain on sale of SBA loans	777	521	—	1,298
Bank owned life insurance	1,095	2,798	—	3,893
Loan swap fees	2,551	3,657	—	6,208
Other	601	254	—	855
Total non-interest income	7,469	12,622	—	20,091
Non-interest expense:
Salaries and employee benefits	29,468	34,714	—	64,182
Occupancy and equipment	7,019	8,015	—	15,034
Technology and communications	4,587	4,031	—	8,618
Marketing and advertising	1,791	533	—	2,324
Professional services	1,995	819	—	2,814
FDIC assessments	481	1,006	—	1,487
Directors’ compensation	593	407	—	1,000
Amortization of other intangible assets	358	—	432(6)	790
Other	2,950	5,861	(1,658)(7)	7,153
Total non-interest expense	49,242	55,386	(1,226)	103,402
Income before income taxes	25,809	27,244	(5,151)	47,902
Income tax expense	5,805	5,886	764(8)	12,455
Net income	$20,004	$21,358	$(5,915)	$35,447
Participating securities	413	113	—	526
Preferred stock dividends	—	1,140	—	1,140
Net income available to common stockholders	$19,591	$20,105	$(5,915)	$33,781
Per share information
Average fully diluted shares	19,527	33,994	(11,643)(9)	41,878
Average basic shares	19,493	33,785	(11,434)(9)	41,844

	Bridge for the Six Months Ended June 30, 2020	Dime for the Six Months Ended June 30, 2020	Adjustments	Pro Forma Combined for the Six Months Ended June 30, 2020
	(Dollars in thousands, except per share amounts)
Basic earnings per share	$1.01	$0.60		$0.81
Diluted earnings per share	1.00	0.59		0.81

(1)
Net adjustment to loan interest income to recognize estimated accretion from the loan interest rate mark and loan premium amortization attributable to recording the Bridge loans at fair value as of the transaction date and the reversal of Bridge’s purchase accounting interest income of $0.6 million. The accretion and premium amortization are expected to be recognized over an estimated 4.0 year average life.

(2)
Net adjustment to investment securities interest income to recognize estimated amortization of securities fair value mark adjustment over an estimated 3.6 year average life.

(3)
Adjustment to deposit interest expense to reflect accretion of deposit premium from fair value adjustment to Bridge’s time deposits over an estimated 0.5 year average life.

(4)
On January 1, 2020, Bridge adopted CECL, which requires that loans held for investment be accounted for under the current expected credit losses framework. Provision for Bridge reflects the expense under the CECL framework, as Bridge no longer maintains the incurred loss framework subsequent to adoption of CECL. In accordance with the statutory relief provided under Section 4014 of the CARES Act, Dime elected to defer adoption of CECL and the provision for Dime represents the expense under the incurred loss framework.

(5)
No adjustment reflected as and subsequent to its adoption of CECL, Bridge no longer maintains the incurred loss model framework.

(6)
Adjustment to other non-interest expense to reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of the-digits method of amortization.

(7)
Adjustment to other non-interest expense to reflect the reversal of Dime’s merger expense of $1.7 million.

(8)
Adjustment to income tax provision to reflect the income tax effect of the pro forma adjustments and combined pre-tax income at the tax rate of 26%.

(9)
Adjustment to eliminate Dime’s average common shares outstanding and recognize issuance of Bridge common stock based on Dime’s 33.1 million pro forma common shares outstanding at June 30, 2020 and the merger exchange ratio of 0.648. Adjusted diluted shares outstanding also include the effect of restricted stock awards and stock options adjusted for the merger exchange ratio of 0.648.

Pro Forma Income Statement — December 31, 2019 Consolidated
	Bridge for the Year Ended December 31, 2019	Dime for the Year Ended December 31, 2019	Adjustments	Pro Forma Combined for the Year Ended December 31, 2019
	(Dollars in thousands, except per share amounts)
Interest income:
Loans (including fee income)	$158,228	$218,160	$(8,385)(1)	$368,003
Investment securities	20,081	14,518	(1,819)(2)	32,780
Deposits with banks	1,697	—	—	1,697
Other interest and dividend income	1,535	5,590	—	7,125
Total interest income	181,541	238,268	(10,204)	409,605
Interest expense:
Deposits	29,459	62,079	3,201(3)	94,739
Federal funds purchased and repurchase agreements	767	—	—	767
Other borrowings	4,573	23,446	—	28,019
Subordinated debentures	4,539	5,322	—	9,861
Total interest expense	39,338	90,847	3,201	133,386
Net interest income before provision	142,203	147,421	(13,405)	276,219
Provision for loan losses	5,700	17,340	—(4)	23,040
Net interest income after provision	136,503	130,081	(13,405)	253,179
Non-interest income:
Service charges and other fees	10,059	5,805	—	15,864
Net securities gains	201	562	—	763
Title fees	1,720	—	—	1,720
Gain on sale of SBA loans	1,916	1,540	—	3,456
Bank owned life insurance	2,230	2,830	—	5,060
Loan swap fees	7,460	910	—	8,370
Other	1,801	521	—	2,322
Total non-interest income	25,387	12,168	—	37,555
Non-interest expense:
Salaries and employee benefits	56,244	52,097	—	108,341
Occupancy and equipment	14,372	16,175	—	30,547
Technology and communications	7,905	7,816	—	15,721
Marketing and advertising	4,740	1,992	—	6,732
Professional services	3,797	1,624	—	5,421
FDIC assessments	608	609	—	1,217
Directors’ compensation	1,206	823	—	2,029
Amortization of other intangible assets	787	—	864(5)	1,651
Other	6,480	14,251	—	20,731
Total noninterest expense	96,139	95,387	864	192,390
Income before income taxes	65,751	46,862	(14,269)	98,344
Income tax expense	14,060	10,676	833(6)	25,569
Net income	$51,691	$36,186	$(15,102)	$72,775
Participating securities	1,096	184	—	1,280
Net income available to common stockholders	$50,595	$36,002	$(15,102)	$71,495
Per Share Information
Average fully diluted shares	19,559	35,781	(13,417)(7)	41,923
Average basic shares	19,528	35,653	(13,289)(7)	41,892
Basic earnings per share	$2.59	$1.01		$1.71
Diluted earnings per share	2.59	1.01		1.71

(1)
Net adjustment to loan interest income to recognize estimated accretion from the loan interest rate mark adjustment and loan premium amortization attributable to recording the Bridge loans at fair value as of the transaction date and the reversal of Bridge’s purchase accounting interest income of $1.9 million. The accretion and premium amortization are expected to be recognized over an estimated 4.0 year average life.

(2)
Net adjustment to investment securities interest income to recognize estimated amortization of securities fair value mark adjustment over an estimated 3.6 year average life.

(3)
Adjustment to deposit interest expense to reflect accretion of deposit premium from fair value adjustment to Bridge’s time deposits over an estimated 0.5 year average life.

(4)
For the twelve months ended December 31, 2019, both companies were using the incurred loss framework to calculate the allowance for loan losses. No adjustment reflected.

(5)
Adjustment to other noninterest expense to reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of the-digits method of amortization.

(6)
Adjustment to income tax provision to reflect the income tax effect of the pro forma adjustments and combined pre-tax income at the tax rate of 26%.

(7)
Adjustment to eliminate Dime’s average common shares outstanding and recognize issuance of Bridge common stock based on Dime’s 33.1 million pro forma common shares outstanding at June 30, 2020 and the merger exchange ratio of 0.648. Adjusted diluted shares outstanding also include the effect of restricted stock awards and stock options adjusted for the merger exchange ratio of 0.648.

UNAUDITED COMPARATIVE PRO FORMA PER SHARE DATA
The following table shows information about Bridge’s and Dime’s earnings per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the unaudited comparative pro forma information as of and for the periods shown, we assumed that Bridge and Dime had been merged on the date indicated or at the beginning of the periods presented, as applicable. The pro forma balance sheet information presented below combines the historical balance sheet data of Bridge and Dime as of June 30, 2020. The pro forma income statement information for the six months ended June 30, 2020 and the year ended December 31, 2019 presented below combines the historical income statement data of Bridge and Dime for those periods.
The information listed as “pro forma combined” was prepared using an exchange ratio of 0.648. The information listed as “per equivalent Dime share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.648. Bridge and Dime anticipate that the resulting company will derive financial benefits from the merger that include the opportunity to earn more revenue. The unaudited pro forma combined information, while helpful in illustrating the financial characteristics of the resulting company following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined information also does not necessarily reflect what the historical results of Bridge would have been had the companies not been combined during this period.
The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference in this document.
	Bridge Historical	Dime Historical	Pro Forma Combined(1)(2)	Per Equivalent Dime Share
Book value per common share:
At June 30, 2020	$25.47	$17.07	$22.53	$14.60
Cash dividends declared per share:
Six months ended June 30, 2020	0.48	0.28	0.48	0.31
Year ended December 31, 2019	0.92	0.56	0.92	0.60
Basic earnings per share:
Six months ended June 30, 2020	1.01	0.60	0.81	0.52
Year ended December 31, 2019	2.59	1.01	1.71	1.11
Diluted earnings per share:
Six months ended June 30, 2020	1.00	0.59	0.81	0.52
Year ended December 31, 2019	2.59	1.01	1.71	1.11

(1)
Pro forma dividends per share represent Bridge’s historical dividends per share.

(2)
The pro forma combined book value per share of Bridge common stock is based upon the pro forma combined common stockholders’ equity for Bridge and Dime divided by total pro forma common shares of the combined entities.

SPECIAL MEETING OF BRIDGE SHAREHOLDERS
This document is being provided to holders of Bridge common stock as Bridge’s proxy statement in connection with the solicitation of proxies by and on behalf of Bridge’s board of directors to be voted at the Bridge virtual special meeting and at any adjournment or postponement of the Bridge special meeting.
Date, Time and Place of Meeting
The Bridge special meeting is scheduled to be held as follows:
Date: December 3, 2020
Time: 10:00 a.m., local time
Place: Via live webcast at www.meetingcenter.io/248386694
The Bridge virtual special meeting is scheduled to take place at 10:00 a.m., local time, on December 3, 2020. The Bridge special meeting will be held exclusively via a live webcast at www.meetingcenter.io/248386694. To participate in the virtual meeting, a Bridge shareholder of record will need the fifteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Bridge special meeting webcast will begin promptly at 10.00 a.m., local time. Bridge shareholders are encouraged to access the Bridge special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Purpose of the Meeting
At the Bridge special meeting, Bridge’s shareholders will be asked to:
•
Approve the merger proposal, pursuant to which Dime will merge with and into Bridge, with Bridge surviving the merger, and each share of Dime common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 0.648 shares of Bridge common stock.

•
Approve the Bridge Certificate of Incorporation amendment proposal, pursuant to which the name of the resulting company will be “Dime Community Bancshares, Inc.,” the authorized number of shares of common stock and preferred stock of the resulting company will be increased, , a series of preferred stock of the resulting company will be created and designated as Series A Preferred Stock, the rights, preferences, privileges and limitations pertaining to such series of preferred stock will be set forth, and Section 8 of the Bridge certificate of incorporation entitled “Indebtedness” will be removed. The amendments to the Bridge certificate of incorporation will become effective only if the merger agreement is approved by the shareholders and the merger is completed.

•
Approve, on a non-binding advisory basis, the Bridge merger-related compensation proposal.

•
Approve the Bridge adjournment proposal, if necessary.

Who Can Vote at the Meeting
You are entitled to vote if the records of Bridge show that you held shares of Bridge common stock as of the close of business on October 12, 2020, which is the record date for the Bridge special meeting. As of the close of business on the record date, 19,748,837 shares of Bridge common stock were outstanding. Each share of Bridge common stock has one vote on each matter presented to shareholders. If your shares are held in “street name” by your broker, bank or other nominee and you wish to vote virtually at the Bridge special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Bridge special meeting.
Quorum; Vote Required
The presence, virtually or by proxy, of the holders of a majority of the issued and outstanding shares of Bridge common stock at the Bridge special meeting constitutes a quorum for the transaction of business at the Bridge special meeting. If you submit valid proxy instructions or attend the meeting virtually, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares of Bridge common stock with respect to that proposal.
Approval of the merger proposal requires the affirmative vote of two-thirds of the issued and outstanding shares of Bridge common stock entitled to vote at the meeting. Failure to submit valid proxy instructions or to vote virtually will have the same effect as a vote against the merger proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the merger proposal.
Approval of the Bridge Certificate of Incorporation amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Bridge common stock entitled to vote at the meeting. Failure to submit valid proxy instructions or to vote virtually will have the same effect as a vote against the Bridge Certificate of Incorporation amendment proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the Bridge Certificate of Incorporation amendment proposal.
Approval of the Bridge merger-related compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote virtually or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.
Approval of the Bridge adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote virtually or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.
Shares Held by Bridge Officers and Directors and by Dime
As of October 12, 2020, directors and executive officers of Bridge beneficially owned 2,750,757 shares of Bridge common stock. This equals 13.89% of the outstanding shares of Bridge common stock as of the October 12, 2020. Each of Bridge’s directors and executive officers, solely in his or her capacity as a Bridge shareholder, has entered into a separate voting agreement with Dime, pursuant to which each such director and executive officer has agreed to vote all shares of Bridge common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger proposal and certain related matters and against alternative transactions. As of October 12, 2020, the Bridge directors and executive officers that are party to these voting agreements exercised sole disposition and voting rights with respect to 2,698,076 shares of Bridge common stock, representing 13.66% of the outstanding shares of Bridge common stock. As of October 12, 2020, Dime did not own any shares of Bridge common stock.
Voting and Revocability of Proxies
You may vote virtually or by proxy at the Bridge special meeting. To ensure your representation at the Bridge special meeting, Bridge recommends that you vote by proxy even if you plan to attend the special meeting virtually. You can always change your vote at the virtual special meeting.
If you are a “shareholder of record,” you can vote your shares:
•
via internet at www.investorvote.com/BDGE;

•
via telephone by calling 1-800-652-8683;

•
by completing and mailing the proxy card that is enclosed; or

•
by voting at the virtual special meeting — access www.meetingcenter.io/248386694 and follow the on-screen instructions.

If you plan to attend the Bridge special meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in this document regarding attending and voting at the special meeting to ensure that you comply with these requirements.
Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

Bridge shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet. If your shares are held in “street name” and you wish to vote virtually at the special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the special meeting.
If you are a holder of record of Bridge common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of Bridge common stock and submit your proxy without specifying a voting instruction, your shares of Bridge common stock will be voted “FOR” the merger proposal, “FOR” the Bridge Certificate of Incorporation amendment proposal, “FOR” the Bridge merger-related compensation proposal, and “FOR” the Bridge adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.
You may revoke your proxy at any time before it is voted at the special meeting by:
•
filing with the Corporate Secretary of Bridge a duly executed revocation of proxy;

•
submitting a new proxy with a later date;

•
voting again via the internet or by telephone not later than 10:00 a.m, Eastern Time, on December 3, 2020; or

•
voting virtually at the special meeting.

If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.
Attendance at the Bridge virtual special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Bridge Bancorp, Inc.
898 Veterans Memorial Highway, Suite 560
Hauppauge, New York 11788
Attention: Howard H. Nolan, Corporate Secretary
If any matters not described in this document are properly presented at the Bridge special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares of Bridge common stock. Bridge does not know of any other matters to be presented at the Bridge special meeting.
Solicitation of Proxies
Bridge will pay for the solicitation of proxies from Bridge shareholders. In addition to soliciting proxies by mail, Equiniti Services Company, a proxy solicitation firm, will assist Bridge in soliciting proxies for the Bridge special meeting. Bridge will pay $10,000 for these services plus out-of-pocket expenses. Additionally, directors, officers and employees of Bridge may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Bridge will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of Bridge common stock and obtaining their voting instructions.

BRIDGE PROPOSAL NO. 1
APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
At the Bridge special meeting, Bridge shareholders will consider and vote on a proposal to approve the merger agreement and the merger. Details about the merger agreement, including each party’s reasons for the merger, the effect of approval and adoption of the merger agreement, and the merger and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page  62 of this document. The merger cannot be completed without the approval of this proposal by Bridge’s shareholders.
The Bridge board of directors unanimously recommends that Bridge shareholders vote “FOR” approval of the merger proposal.
BRIDGE PROPOSAL NO. 2
APPROVAL OF CERTIFICATE OF INCORPORATION AMENDMENT
At the Bridge special meeting, Bridge shareholders will be asked to approve a proposal to restate Bridge’s Certificate of Incorporation to:
•
change the name of Bridge to “Dime Community Bancshares, Inc.”;

•
increase the number of authorized shares of its capital stock from 42,000,000 to 90,000,0000 shares, of which 80,000,000 shares shall be designated as shares of common stock, par value $0.01, and 10,000,000 shares shall be designated as shares of preferred stock, par value $0.01;

•
to create a series of preferred stock of Bridge designated as Series A Preferred Stock and to set forth the rights, preferences, privileges and limitations pertaining to such series of preferred stock; and

•
to remove the previous Section 8 of the Certificate of Incorporation entitled “Indebtedness.”

The merger cannot be completed without the approval of this proposal by Bridge’s shareholders, which is a condition to closing the merger. A copy of the proposed Bridge Restated Certificate of Incorporation is attached to this joint proxy statement/prospectus as Annex D. Holders of Bridge common stock should read the Bridge Restated Certificate of Incorporation in its entirety. The amendments to the Bridge Certificate of Incorporation will become effective only if the merger proposal is approved by the shareholders and the merger is completed.
As of the Bridge record date, Bridge had 19,748,837 shares of common stock outstanding and no shares of preferred stock outstanding. In connection with the merger, Bridge expects to issue approximately 21,436,582 shares of common stock to Dime common shareholders and 5,299,200 shares of preferred stock to Dime preferred shareholders.
Without this approval, Bridge will not have a sufficient number of authorized shares of preferred stock to complete the merger. If the merger proposal is approved, Bridge will have 2,000,000 authorized but unissued shares of preferred stock available for issuance after completion of the merger but will need to issue 5,299,200 shares of preferred stock to holders of outstanding shares of Dime preferred stock. The Bridge board of directors considers the proposed increase in the number of authorized shares necessary because it will enable Bridge to complete the merger and it will provide greater flexibility in the capital structure of the resulting company following the merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans, and to pursue other corporate purposes that may be identified by the resulting company’s board of directors in the future.
Each share of common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of common stock. The newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Under the Bridge Certificate of Incorporation, Bridge’s shareholders do not have pre-emptive rights. Therefore, should the Bridge board of directors elect to issue additional shares of common stock, existing common shareholders would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current shareholders, depending on the particular circumstances in which the additional shares of common stock are issued. Please see “Description of Capital Stock of Bridge” included elsewhere in this joint proxy statement/prospectus for a description of Bridge capital stock and the rights of Bridge shareholders. The Bridge board of directors continually considers Bridge’s capital structure and will determine the terms and timing of any future issuance. Other than in connection with the merger and transactions related thereto, Bridge does not have any current plans to issue shares of common stock.
Additionally, the amendment to the Bridge Certificate of Incorporation would delete the section entitled “Indebtedness.”
The foregoing description of the amendment to the Bridge Restated Certificate of Incorporation does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Bridge Restated Certificate of Incorporation, which is attached as Annex D to this joint proxy statement/prospectus.
The Bridge board of directors unanimously recommends a vote “FOR” the Bridge Certificate of Incorporation amendment proposal.
BRIDGE PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF BRIDGE IN CONNECTION WITH THE MERGER
In accordance with the requirements of the Dodd-Frank Act and the rules of the SEC adopted thereunder, Bridge’s board of directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may become payable to the six “named executive officers” of Bridge in connection with the merger, as summarized in the table under the caption “Description of the Merger — Interests of Bridge’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Bridge’s Named Executive Officers” beginning on page 116 of this document.
Accordingly, at the Bridge special meeting, Bridge is asking its shareholders to approve, in a non-binding advisory vote, the compensation that may become payable to its named executive officers in connection with the merger through the adoption of the following resolution:
“RESOLVED, that the compensation that may become payable to its named executive officers in connection with the merger, as disclosed in the table under the caption “Description of the Merger — Interests of Bridge’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Bridge’s Named Executive Officers” in the joint proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
The vote on this Proposal No. 3 is a vote separate and distinct from the vote on Proposal No. 1 to approve the merger agreement and the merger. Because the vote is advisory in nature only, it will not be binding on either Bridge or Dime, regardless of whether the merger agreement and the merger are approved. Accordingly, as the compensation to be paid in connection with the merger is a contractual obligation to the named executive officers of Bridge, regardless of the outcome of this advisory vote, such compensation will be payable if the merger agreement and the merger are approved and the merger is completed, subject only to the contractual conditions applicable to such payment.
The Bridge board of directors unanimously recommends a vote “FOR” approval of the Bridge merger-related compensation proposal.
BRIDGE PROPOSAL NO. 4
ADJOURNMENT OF THE BRIDGE SPECIAL MEETING
If there are insufficient proxies at the time of the meeting to approve the merger agreement and the merger, the Bridge shareholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit additional proxies. Bridge’s board of directors does not currently intend to propose adjournment at the Bridge special meeting if there are sufficient votes to approve the merger proposal and to approve the Bridge Certificate of Incorporation amendment proposal.
The Bridge board of directors unanimously recommends a vote “FOR” the Bridge adjournment proposal.

SPECIAL MEETING OF DIME SHAREHOLDERS
This document is being provided to holders of Dime common stock as Dime’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the Dime virtual special meeting and at any adjournment or postponement of the Dime special meeting. This document is also being provided to holders of Dime common stock as Bridge’s prospectus in connection with the issuance by Bridge of its shares of common stock as consideration in the proposed merger.
Date, Time and Place of Meeting
The Dime virtual special meeting is scheduled to be held as follows:
Date: December 3, 2020
Time: 10:00 a.m., local time
Place: Via live webcast at www.virtualshareholdermeeting.com/DCOM2020SM
The Dime virtual special meeting is scheduled to take place at 10:00 a.m., local time, on December 3, 2020. The Dime special meeting will be held exclusively via a live webcast at www.virtualshareholdermeeting.com/DCOM2020SM. To participate in the virtual meeting, a Dime shareholder of record will need the sixteen-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Dime virtual special meeting webcast will begin promptly at 10:00 a.m., local time. Dime shareholders are encouraged to access the Dime virtual special meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Purpose of the Meeting
At the Dime virtual special meeting, Dime’s shareholders will be asked to:
•
Approve the merger proposal, pursuant to which Dime will merge with and into Bridge, with Bridge surviving the merger, and each share of Dime common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 0.648 shares of Bridge common stock.

•
Approve, on a non-binding advisory basis, the Dime merger-related compensation proposal.

•
Approve the Dime adjournment proposal, if necessary.

Who Can Vote at the Meeting
You are entitled to vote if the records of Dime show that you held shares of Dime common stock as of the close of business on October 12, 2020, which is the record date for the Dime special meeting. As of the close of business on the record date, 33,049,882 shares of Dime common stock were outstanding. Each share of Dime common stock has one vote on each matter presented to shareholders. If your shares are held in “street name” by your broker, bank or other nominee and you wish to vote virtually at the Dime special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Dime special meeting.
Quorum; Vote Required
The Dime special meeting will conduct business only if a majority of the outstanding shares of Dime common stock is represented virtually or by proxy at the meeting to constitute a quorum. However, Dime’s Certificate of Incorporation provides that any owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-issued and outstanding shares of common stock (which we refer to as the “limit”) shall be entitled to cast only one one-hundredth of one vote per share for each share in excess of the limit. If you submit valid proxy instructions or attend the meeting virtually, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Dime common stock. Failure to submit valid proxy instructions or to vote virtually will have the same effect as a vote against the merger proposal. Broker non-votes and abstentions from voting will have the same effect as voting against the merger proposal.
Approval of the Dime merger-related compensation proposal requires that a majority of the votes cast on such proposal are voted in favor of such proposal. The failure to vote virtually or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.
Approval of the Dime adjournment proposal requires that a majority of the votes cast on such proposal are voted in favor of such proposal. The failure to vote virtually or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.
Shares Held by Dime Officers and Directors and by Bridge
As of October 12, 2020, directors and executive officers of Dime beneficially owned 2,354,388 shares of Dime common stock. This equals 7.12% of the outstanding shares of Dime common stock as of the October 12, 2020. Each of Dime’s directors and certain of its executive officers, solely in his or her capacity as a Dime shareholder, has entered into a separate voting agreement with Bridge, pursuant to which each such director and executive officer has agreed to vote all shares of Dime common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger proposal and certain related matters and against alternative transactions. As of October 12, 2020, the Dime directors and executive officers that are party to these voting agreements exercised sole disposition and voting rights with respect to 973,732 shares of Dime common stock, representing 2.95% of the outstanding shares of Dime common stock. As of October 12, 2020, Bridge did not own any shares of Dime common stock.
Voting and Revocability of Proxies
You may vote virtually at the Dime special meeting or by proxy. To ensure your representation at the Dime special meeting, Dime recommends that you vote by proxy even if you plan to virtually attend the Dime special meeting. You can always change your vote at the special meeting.
If you are a “shareholder of record,” you can vote your shares:
•
via internet at www.proxyvote.com;

•
via telephone by calling 1-800-690-6903 for registered shareholders and 1-800-454-8683 for beneficial shareholders; or

•
by completing and mailing in the proxy card that is enclosed; or

•
by voting at the virtual special meeting — access www.virtualshareholdermeeting.com/DCOM2020SM and follow the on-screen instructions.

If you plan to attend the Dime special meeting virtually, you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in this document regarding attending and voting at the special meeting to ensure that you comply with these requirements.
Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.
Dime shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet.
If you are a holder of record of Dime common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of Dime common stock and submit your proxy without specifying a voting instruction, your shares of Dime common stock will be voted “FOR” the merger proposal, “FOR” the approval of the Dime merger-related compensation proposal, and “FOR” the Dime adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.
You may revoke your proxy at any time before it is voted at the special meeting by:
•
filing with the Corporate Secretary of Dime a duly executed revocation of proxy;

•
submitting a new proxy with a later date;

•
voting again via the internet or by telephone not later than 11:59 p.m., Eastern Time, on December 2, 2020; or

•
voting virtually at the special meeting.

If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.
Attendance at the Dime special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
Attention: Patricia M. Schaubeck, Corporate Secretary
If any matters not described in this document are properly presented at the Dime special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares of Dime common stock. Dime does not know of any other matters to be presented at the Dime special meeting.
Participants in Dime’s KSOP
If you participate in the Dime Community Bank KSOP, you will receive a vote authorization form for the plan that reflects all shares you may direct the KSOP trustee to vote on your behalf under the plan. Under the terms of the KSOP, the KSOP trustee votes all shares held by the KSOP, but each KSOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The KSOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Dime common stock held by the KSOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your Voting Instruction Form to the KSOP’s trustee is November 25, 2020.
Solicitation of Proxies
Dime will pay for the solicitation of proxies from Dime shareholders. In addition to soliciting proxies by mail, Equiniti Services Company, a proxy solicitation firm, will assist Dime in soliciting proxies for the Dime special meeting. Dime will pay $10,000 for these services plus out-of-pocket expenses. Additionally, directors, officers and employees of Dime and Dime Community Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Dime will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of Dime common stock and obtaining their voting instructions.

DIME PROPOSAL NO. 1
APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
At the Dime special meeting, shareholders will consider and vote on a proposal to approve the merger agreement and the merger. Details about the merger agreement, including each party’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page 62 of this document. The merger cannot be completed without the approval of this proposal by Dime’s shareholders.
The Dime board of directors unanimously recommends a vote “FOR” approval of the merger proposal.
DIME PROPOSAL NO. 2
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF DIME IN CONNECTION WITH THE MERGER
In accordance with the requirements of the Dodd-Frank Act and the rules of the SEC adopted thereunder, Dime’s board of directors is providing shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may become payable to the six “named executive officers” of Dime in connection with the merger, as summarized in the table under the caption “Description of the Merger — Interests of Dime’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Dime’s Named Executive Officers” beginning on page 118 of this document.
Accordingly, at the Dime special meeting, Dime is asking its shareholders to approve, in a non-binding advisory vote, the compensation that may become payable to its named executive officers in connection with the merger through the adoption of the following resolution:
“RESOLVED, that the compensation that may become payable to its named executive officers in connection with the merger, as disclosed in the table under the caption “Description of the Merger — Interests of Dime’s Directors and Executive Officers in the Merger — Merger-Related Executive Compensation for Dime’s Named Executive Officers” in the joint proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
The vote on this Proposal No. 2 is a vote separate and distinct from the vote on Proposal No. 1 to approve the merger agreement and the merger. Because the vote is advisory in nature only, it will not be binding on Dime, regardless of whether the merger agreement and the merger are approved. Accordingly, as the compensation to be paid in connection with the merger is a contractual obligation to the named executive officers of Dime, regardless of the outcome of this advisory vote, such compensation will be payable if the merger agreement and the merger are approved and the merger is completed, subject only to the contractual conditions applicable to such payment.
The Dime board of directors unanimously recommends a vote “FOR” approval of the Dime merger-related compensation proposal.
DIME PROPOSAL NO. 3
ADJOURNMENT OF THE DIME SPECIAL MEETING
If there are insufficient proxies at the time of the Dime special meeting to approve the merger agreement and the merger, Dime shareholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit additional proxies. Dime’s board of directors does not currently intend to propose adjournment at the Dime special meeting if there are sufficient votes to approve the merger agreement and the merger (Proposal No. 1).
The Dime board of directors unanimously recommends a vote “FOR” approval of the Dime adjournment proposal.

DESCRIPTION OF THE MERGER
The following summary of the merger agreement and the merger is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference into this document. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Bridge and Dime contained in this joint proxy statement/prospectus or in the public reports of Bridge or Dime filed with the SEC may supplement, update or modify the factual disclosures about Bridge and Dime contained in the merger agreement. The merger agreement contains representations and warranties by Bridge, on the one hand, and by Dime, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Bridge and Dime were qualified and subject to important limitations agreed to by Bridge and Dime in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Bridge and Dime each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Bridge and Dime at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 157.
General
The merger agreement provides for the merger of Dime with and into Bridge, with Bridge as the resulting company to be named “Dime Community Bancshares, Inc.” As soon as reasonably practicable following the merger of Dime with Bridge, Dime Community Bank will merge with and into BNB Bank, with BNB Bank as the resulting company to be named “Dime Community Bank.”
Consideration to be Received in the Merger
When the merger becomes effective, each share of Dime common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive 0.648 shares of Bridge common stock, plus cash in lieu of any fractional share, without interest. Each share of Dime preferred stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive one (1) share of an applicable newly issued series of Bridge preferred stock with equivalent terms and preferences.
If Bridge declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Bridge common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide Dime shareholders with the same economic effect as contemplated by the merger agreement before any of these events.

Holders of Dime’s common stock will not receive fractional shares of Bridge common stock. Instead, holders of Dime’s common stock will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of Bridge common stock to which he, she or it is entitled multiplied by (2) the average closing sales price of Bridge common stock over the 10 trading days ending on the fifth business day preceding the closing date of the merger. In addition, each share of Dime preferred stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive one (1) share of an applicable newly issued series of Bridge preferred stock with terms that are substantially similar to the terms of the outstanding Dime preferred stock.
Background of the Merger
Each of Dime’s and Bridge’s boards of directors and their respective senior management teams have from time to time separately engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance their respective company’s performance and prospects in light of competitive, macro-economic, regulatory and other relevant developments, all with the goal of increasing long-term value for their respective shareholders. For each of Dime and Bridge, these reviews and discussions have included periodic discussions with respect to potential strategic transactions that would further its objectives and the potential benefits and risks to each of Dime and Bridge, and their respective shareholders, of any such transactions.
As part of their respective strategic reviews and discussions, each of Dime and Bridge has considered a number of factors, including that additional scale, geographic reach, market share presence, and a larger capital base may be required for continued growth and increased profitability of their respective businesses, potential opportunities for organic and inorganic growth, revenue stream diversification, investments in technology, and to respond to changes in the regulatory environment, interest rate environment and other general economic factors, and the competitive landscape for financial institutions.
From time to time, the Dime board of directors discussed a broad list of potential targets that Dime could acquire, partners with which Dime could engage in a merger-of-equals transaction and buyers that potentially could acquire Dime. The Dime board of directors consistently indicated its desire to explore potential opportunities to enhance long-term value for Dime’s shareholders.
Mr. Mahon, Dime’s Chief Executive Officer, and Mr. O’Connor, Bridge’s President and Chief Executive Officer, have periodically discussed trends in the financial services industry and their respective institutions generally. Prior to November 2019, none of these discussions included any discussions regarding a potential business combination between Dime and Bridge.
In late-November 2019, Mr. O’ Connor telephoned Mr. Mahon to set up an in-person meeting, where they could discuss the New York banking landscape. At the regularly scheduled meeting of the Bridge board of directors held on December 12, 2019, Mr. O’Connor informed the board of directors of the telephone discussion he had, and of the dinner meeting that was scheduled with Mr. Mahon.
In mid-December, Mr. Mahon and Mr. O’Connor met for dinner and discussed, in general terms, their respective companies, the markets in which they operate, general financial services industry trends, opportunities in the banking industry, business and operational challenges, and recent business combinations across the country. Messrs. O’Connor and Mahon discussed the concept that a combination of Dime and Bridge’s businesses could be a complementary partnership given their contiguous footprints, the nature of their balance sheets and similar long-term business strategies. Mr. Mahon stated that he would relay their conversation to the Dime board of directors, at the next regularly scheduled Board meeting to take place later in December 2019.
On December 20, 2019, the Dime board of directors held a meeting at which Mr. Mahon reported that Mr. O’Connor and he had dinner and discussed the concept of a potential combination between Dime and Bridge. Mr. Reddy, Dime’s Senior Executive Vice President and Chief Financial Officer, provided the Dime board of directors with a brief overview of Bridge’s historical financial information, noting the potential strategic benefits of a combination for each company. At this meeting, like other meetings focusing on strategic planning initiatives, the Dime board of directors discussed the potential for accelerating the pace of Dime’s balance sheet diversification strategy, improved profitability from merger-related cost savings, and enhanced scale and management depth, through a business combination. The Dime board of directors was supportive of Mr. Mahon engaging in follow-up, exploratory discussions with Mr. O’Connor regarding a potential business combination.
Following the December 20, 2019 meeting of the Dime board of directors, Mr. Mahon informed Mr. O’Connor that the Dime board of directors was supportive of further discussions, and Mr. O’Connor relayed this information to the chair of the Bridge board of directors, Ms. Hefter. Mr. O’Connor and Ms. Hefter decided to convene a special telephonic meeting of the Bridge board of directors. On January 10, 2020 the Bridge board of directors held a special meeting by telephone and Mr. O’Connor informed the board of directors that Dime was interested in having discussions regarding a possible business combination. At this meeting, the Bridge board of directors appointed a Special Committee to serve as a liaison between the board of directors and Bridge senior management, to provide guidance to Bridge senior management in its discussions with Dime regarding a business combination, and to take such actions in connection with the foregoing as needed or appropriate. The Special Committee was comprised of Bridge’s directors Ms. Hefter and Messrs. Dennis A. Suskind, Raymond A. Nielsen and Matthew Lindenbaum. The Bridge board of directors authorized Mr. O’Connor to continue having discussions with Dime.
On January 14, 2020, a telephonic meeting of the Bridge Special Committee was convened with a representative of PSC to discuss a possible business combination with Dime and to review materials regarding Dime and Bridge and the outline of how a merger-of-equals transaction would be structured. Also in attendance were Messrs. O’Connor, McCaffery and Nolan. Mr. O’Connor informed the Special Committee that an additional meeting with Mr. Mahon was scheduled for January 16, 2020. The Special Committee determined to schedule a telephonic meeting for January 17, 2020 to receive an update from Mr. O’Connor as to the meeting.
On January 16, 2020, Mr. Mahon and Mr. O’Connor met in person to further discuss the broad outline of and potential benefits from a business combination. Both Mr. Mahon and Mr. O’Connor at the outset believed that any productive discussions of a business combination would require a merger-of-equals structure, utilizing an “at-the-market” exchange ratio and be predicated on equal representation for Dime and Bridge directors and the retention of certain key executives from both companies. Mr. Mahon expressed the Dime board of directors’ view regarding the continuation of the iconic Dime brand name. At the end of the meeting, Mr. Mahon noted that he would relay the conversation to the Dime board of directors, at the next regularly scheduled board of directors meeting to take place later in January 2020.
At a January 17, 2020 telephonic meeting of the Bridge Special Committee, Mr. O’Connor reported on the meeting with Mr. Mahon, indicating the mutual interest in advancing discussions regarding a potential transaction further along, which Mr. Mahon would again discuss with the Dime board of directors at its next regularly scheduled meeting. The chair of the Bridge board of directors, Ms. Hefter, requested Mr. O’Connor to bring Luse Gorman, PC, outside legal counsel to Bridge, up to speed regarding discussions with Dime, and noted that the Special Committee would report to the full Bridge board of directors at the regular monthly board of directors meeting scheduled for January 28, 2020. Prior to concluding the meeting, the Special Committee met in executive session.
On January 23, 2020, the Dime board of directors held its regularly-scheduled meeting. At the end of such meeting, Mr. Mahon updated the Dime board of directors regarding the recent discussions with Bridge. Dime senior management then provided an illustrative overview of potential pro forma financial metrics and the strategic rationale for a business combination. The Dime board of directors authorized Mr. Mahon to continue conversations with Mr. O’ Connor.
On February 5, 2020, Mr. Mahon met in person with Mr. O’Connor for a more in-depth discussion regarding key terms of a potential merger-of-equals transaction. Such key terms included use of an “at-the-market” exchange ratio, equal board of directors representation, corporate governance and senior management and the reporting structure of the resulting company. Mr. Mahon and Mr. O’ Connor discussed the roles that each of them would play — Mr. Mahon as Executive Chairman and Mr. O’ Connor as Chief Executive Officer. In addition, they discussed senior management positions, with the goal of retaining key executives from both companies.
On February 7, 2020, Mr. O’Connor and Mr. Mahon met in person to continue the discussion regarding potential benefits of a merger to their respective companies and shareholders, as well as the potential senior management structure of the resulting company, headquarters and key operational centers.

Telephonic meetings of the Bridge Special Committee were held on February 6, 2020 and February 8, 2020 for the purpose of receiving updates from Mr. O’Connor as to his meetings and discussions with Mr. Mahon. At the conclusion of each meeting, the Special Committee directed Mr. O’Connor to continue his discussions with Dime.
On February 10, 2020, Mr. O’Connor placed a telephone call to Mr. Mahon to indicate that Bridge was amenable to a potential business combination, utilizing an “at-the-market” exchange ratio, in which Mr. O’Connor would serve as the resulting company’s Chief Executive Officer, Mr. Lubow, then Dime’s Chief Banking Officer, would serve as President and Chief Operating Officer of the resulting company, Mr. Reddy would serve as Chief Financial Officer of the resulting company and Mr. McCaffery, Bridge’s existing Chief Financial Officer, would serve as Chief Risk Officer of the resulting company.
On February 12, 2020, Mr. O’Connor inquired about Dime’s willingness to facilitate discussions through the exchange of non-public information by entering into a mutual confidentiality and exclusivity agreement (which we refer to as the “NDA”). Mr. Mahon requested that a copy of such agreement be sent to Dime for its review and possible execution.
On February 13, 2020, a special telephonic meeting of the Bridge board of directors was convened, at which meeting representatives of PSC and Luse Gorman, PC were present. Mr. O’Connor and the Special Committee reported on the discussions that had taken place regarding a merger-of-equals business combination with Dime, including the proposed management and governance structure, with equal board of directors’ representation. A financial analysis of an “at-the-market” merger-of-equals transaction with Dime was reviewed with the Bridge board of directors. The Bridge board of directors authorized the Special Committee and Mr. O’Connor to continue discussions with Dime in pursuit of a merger-of-equals transaction and to negotiate and enter into a mutual confidentiality and exclusivity agreement with Dime that would allow both parties to commence a due diligence investigation of the other.
Between February 14, 2020 and February 25, 2020, certain individuals of Dime’s and Bridge’s senior management, together with representatives of Raymond James and PSC, agreed to due diligence parameters, with an emphasis on high priority items, including loan review for both Dime and Bridge, so that the parties could determine if it was in the best interests of their respective shareholders to proceed with discussions. Throughout this time period, the respective senior management teams of Dime and Bridge continued to discuss the operational and financial feasibility of the transaction, including reviews of complementary business lines and markets, synergies, technology and employee culture and retention. The respective senior management teams also worked to refine key governance terms of a merger-of-equals, including the headquarters and corporate office locations.
On February 24, 2020, Dime and Bridge entered into the NDA in order to facilitate more detailed discussions of a potential business combination and reciprocal due diligence efforts. Under the terms of the NDA, the parties agreed to an exclusivity period ending on the earlier of the close of business on April 30, 2020 and three business days after a party provides written notice to the other party that it no longer wishes to pursue the proposed transaction. The exclusivity terms of the NDA permitted each of the Dime and Bridge boards of directors to take any action otherwise prohibited by the NDA in order to comply with applicable laws and fulfill their fiduciary duties.
A detailed due diligence data room was opened in late February 2020 and each of Dime and Bridge immediately began conducting formal due diligence. Each party continued conducting due diligence on the other party throughout the period of active discussions.
A telephonic meeting of the Bridge Special Committee was held on February 26, 2020, at which meeting representatives of PSC and Luse Gorman, PC were present. Mr. O’Connor reported that the NDA between Dime and Bridge had been executed and that due diligence was underway. He informed the Special Committee that Dime and Bridge had engaged a third party to conduct a loan review of their respective loan portfolios. At this meeting the Special Committee authorized the engagement of PSC as Bridge’s exclusive financial advisor in connection with a business combination with Dime.
On February 27, 2020, at a special meeting of the Dime board of directors, the board of directors discussed Dime’s performance, prospects, and potential strategic alternatives. Representatives of Raymond James, who were also in attendance at this meeting, discussed Raymond James’ financial analysis of Dime on a stand-alone basis and information regarding potential strategic candidates other than Bridge. Representatives of Raymond James discussed the pro forma ownership levels for Dime and Bridge shareholders (approximately 52% and 48%, respectively) using an assumed illustrative “at-the-market” exchange ratio (as per the terms discussed by the parties) of 0.6169 Bridge shares for each of Dime’s shares. The 0.6169 exchange ratio was based on the five-day average stock price for each company leading up to the day of the meeting. It was expected that the exchange ratio would be finalized closer to the time of the potential transaction signing. The Dime board of directors also discussed the strategic and financial rationale and potential benefits to Dime’s shareholders, on a pro forma basis, with representatives of Raymond James, based upon, among other things, pro forma balance sheet composition, improvement in return on average assets, return on average tangible common equity and efficiency ratio, projected earnings per share, the impact on tangible book value per share, dividends per share, and contribution analyses. The key operational and governance terms of the proposed transaction discussed at this meeting included the equal split between the parties on the board of directors, committee composition, the filling of board of directors and committee vacancies, Dime’s preference for annual election of directors, that Mr. Mahon would serve as Executive Chairman of the resulting company, Mr. O’Connor would serve as the Chief Executive Officer, Mr. Lubow would serve as the President and Chief Operating Officer, Mr. Reddy would serve as the Chief Financial Officer, and Mr. McCaffery would serve as the Chief Risk Officer, to the extent that they would each agree.
During the meeting, representatives from Holland & Knight LLP, outside legal counsel to Dime, discussed the Dime board of directors’ fiduciary duties as applicable to the various strategic alternatives and processes available to Dime, as well as in the context of the proposed merger-of-equals transaction. The Dime board of directors acknowledged the options available to it, including remaining an independent company and pursuing other potential transactions, and concluded that pursuing the proposed transaction with Bridge, along the lines of the proposed terms, would be in the best interest of Dime’s shareholders. The Dime board of directors authorized Dime senior management, with the assistance of Dime’s financial and legal advisors, to continue discussions with representatives of Bridge and its advisors and the due diligence investigation of Bridge.
Also on February 27, 2020, Dime engaged Raymond James as its exclusive financial advisor.
Between February 28, 2020 and late March 2020, representatives of Dime and Bridge, with the assistance of representatives of their respective financial advisors, continued due diligence efforts and discussions of various operational matters.
On March 5, 2020, a meeting of the Bridge Special Committee was held, at which meeting Messrs. O’Connor, McCaffery and Nolan and representatives of PSC and Luse Gorman, PC were present. Mr. O’Connor provided an update on the discussions with Dime, the status of the due diligence investigation and the anticipated schedule going forward for a definitive merger agreement between the parties. Luse Gorman, PC reviewed the anticipated governance provisions regarding board of directors and committee membership, the chair and lead director, the filling of vacancies and related matters, which would be outlined in the definitive merger agreement and in agreed upon amendments to the company and the bank’s bylaws. Luse Gorman, PC also noted that the Bridge Compensation Committee would review and approve the executive compensation aspects of the transaction. PSC provided an update as to market conditions and reviewed a financial analysis of the transaction at various exchange ratios. The Special Committee met in executive session with Luse Gorman, PC and PSC.
On March 6, 2020, Luse Gorman, PC, delivered an initial draft of the merger agreement to Holland & Knight LLP, which draft contemplated an all-stock merger based on a to-be-agreed upon fixed exchange ratio.
A special meeting of the Bridge board of directors was held on March 11, 2020 to review the status of discussions and negotiations with Dime regarding the merger-of-equals transaction. Mr. O’Connor, other members of executive senior management and representatives of PSC and Luse Gorman, PC were also in attendance. Bridge’s senior management outlined the progress of the due diligence investigation of Dime. Luse Gorman, PC informed the board of directors that a draft of the merger agreement had been presented to Dime, and outlined the various governance aspects of the proposed transaction relating to board of directors and committee composition and related matters, including proposed amendments to the company’s and the bank’s bylaws, and the restatement of the company’s certificate of incorporation. Luse Gorman, PC also noted that the parties were discussing including in the bylaw amendments a change that would provide for the annual election of directors, which would replace the current staggered board of directors whereby approximately one third of the board of directors is elected each year to serve a three year term. Luse Gorman, PC also discussed the impact of the proposed transaction on existing employment contracts and noted that certain executive compensation aspects of the transaction would be presented to the Bridge Compensation Committee and its compensation consultant, McLagan Partners, Inc. (which we refer to as “McLagan”). A schedule for approving the transaction at a special meeting of the board of directors to be held on April 1, 2020 was presented and agreed upon.
On March 15, 2020, the Dime board of directors held a special telephonic meeting, which was attended by members of Dime senior management, representatives of Raymond James, and Holland & Knight LLP. Dime’s senior management updated the board of directors with regard to the progress of the proposed transaction since the February 27, 2020 meeting of the Dime board of directors. Representatives of Holland & Knight LLP led a discussion on the provisions of the draft merger agreement provided by Luse Gorman, PC on March 6, 2020. In addition to a review of the specific provisions of the merger agreement, the representatives of Holland & Knight LLP reviewed the form voting agreement proposed to be entered into by each director and certain executive officers, proposed treatment of employee stock options, restricted stock units and benefits plans, and the proposed amendments to Bridge’s bylaws and Certificate of Incorporation. Holland & Knight LLP noted that, as Mr. Mahon would be named Executive Chairman of the board of directors of the resulting company, Bridge had requested that the lead director of the board of directors of the resulting company to be named by Bridge. Holland & Knight LLP also addressed the fiduciary duties of the Dime board of directors in approving the merger agreement. The Dime board of directors and Holland & Knight LLP discussed regulatory approvals, conditions to closing, and timing of the proposed transaction generally and, more specifically in light of the COVID-19 pandemic, which had ensued since the parties first discussed the potential combination in late-2019.
Also at this meeting of the Dime board of directors, representatives of Raymond James discussed the relative performance of Dime and Bridge stock prices, respectively, since the February 27, 2020 meeting of the Dime board of directors, and noted the fluctuating stock prices of both companies amid the general recent volatility of the equity markets. The representatives of Raymond James discussed data on “at-the-market” exchange ratios and its updated financial analysis. The Dime board of directors discussed the implications of a fixed, “at-the-market” exchange ratio.
Members of Dime senior management also provided the Dime board of directors with an update regarding due diligence in process between the parties and their respective financial advisors. Dime senior management reported that the independent review firm retained by Dime would assist in the due diligence investigation as it related to Bridge’s loan portfolio. The Dime board of directors again expressed its view that, subject to agreement on an acceptable exchange ratio and satisfactory results from the ongoing due diligence, proceeding to the execution of a definitive merger agreement was in the best interests of Dime’s shareholders.
Telephonic meetings of the Bridge Special Committee were held on March 13, 2020 and March 19, 2020 for the purpose of updating the Special Committee on discussions and negotiations with Dime. Messrs. O’Connor and McCaffery and representatives of PSC and Luse Gorman, PC were in attendance. At the meeting on March 13, 2020, in addition to discussing progress in negotiations to date, the Special Committee discussed concerns regarding moving forward with the transaction amidst the COVID-19 pandemic that was afflicting the New York metropolitan area and the related market turmoil. At the meeting on March 19, 2020 Mr. O’Connor reported that he had expressed these concerns to Dime. The Special Committee directed management to continue efforts to finalize the transaction with Dime, but to monitor developments related to COVID-19.
On March 22, 2020, the Dime board of directors held a special telephonic meeting, which was attended by members of Dime senior management and representatives of Raymond James and Holland & Knight LLP. Representatives of Dime’s senior management reviewed with the Dime board of directors the status and process of Dime’s ongoing due diligence regarding Bridge, including Dime’s preliminary diligence findings and the remaining diligence areas to be covered. Representatives of Holland & Knight LLP provided an overview of the terms of the merger agreement, highlighting material provisions of the proposed transaction. Also at this special meeting, senior management presented the Dime board of directors with an update on the company’s COVID-19 monitoring, response and experience and stated that, as part of the due diligence process, Dime and Bridge were sharing their respective company’s COVID-19 response efforts.
On March 26, 2020, at an executive session during a regularly-scheduled meeting of the Dime board of directors, senior management of Dime advised the Dime board of directors on the current status of the proposed transaction and ongoing due diligence efforts.
Through the end of March 2020, the senior management teams of Dime and Bridge, with the assistance of representatives of their respective financial and legal advisors, continued the due diligence process. Also during this time, Dime and Bridge exchanged drafts of the merger agreement, as well as voting agreements to be entered into by the Dime directors, certain members of Dime’s senior management, the Bridge directors and certain members of Bridge’s senior management. The parties also exchanged drafts of proposed amendments to Bridge’s Certificate of Incorporation and bylaws, as Bridge would be the legal entity surviving the proposed business combination. These amendments addressed board of directors representation and committee composition and vacancies and the roles and responsibilities of “legacy” Dime and Bridge directors serving on the board of directors of the resulting company during a “specified period” of three years following the closing of the proposed merger transaction.
At the regularly scheduled meeting of the Bridge board of directors on March 27, 2020, Luse Gorman, PC provided an update to the board of directors regarding the merger agreement and related matters and representatives of PSC provided an updated financial analysis of Bridge, Dime and the proposed transaction, including an analysis of financial the impact on the business combination at various exchange ratios.
On March 29, 2020, the Dime board of directors held a special meeting, with members of Dime senior management and representatives of Raymond James and Holland & Knight LLP in attendance. The Dime board of directors reviewed and discussed with representatives of Holland & Knight LLP terms of the draft merger agreement, proposed amendments to the resulting company’s certificate of incorporation and bylaws and the draft voting agreements to be entered into with the members of the Dime board of directors and certain members of Dime senior management. The representatives of Holland & Knight LLP noted key provisions of the merger agreement and ancillary documents, including terms of the proposed employment agreements to be agreed upon with each of Messrs. Lubow and Reddy and the resulting company, and proposed terms of severance arrangements, including an executive chairman and separation agreement to be entered into by Dime and Mr. Mahon. The Dime board of directors and senior management discussed ongoing due diligence efforts, as well as COVID-19 related matters and the loan portfolio review conducted with the assistance of the third-party loan review firm. The representatives of Raymond James discussed with the Dime board of directors, among other matters, certain financial terms of the proposed transaction assuming an “at-the-market” exchange ratio (as per the terms discussed by the parties) based on the most recent closing stock prices for Dime and Bridge of 0.680 and its updated pro forma financial analysis of the resulting company.
On March 30, 2020, the Compensation Committee of the Bridge board of directors held a telephonic meeting that was attended by representatives of Luse Gorman, PC and McLagan. The Compensation Committee reviewed and discussed terms for the proposed compensation related arrangements in the merger-of-equals transaction. It was noted that certain of the employment and change in control agreements currently in place for executives at both Bridge and Dime needed to be restructured because the merger-of-equals transaction will constitute a change in control and give rise to constructive termination and rights to severance. It was noted that Mr. Mahon would terminate employment, becoming the chairman of the board of directors of the resulting company, and would receive severance under his employment agreement. The Compensation Committee reviewed proposed terms of employment to be agreed upon with certain executive officers (Messrs. O’Connor, Lubow, McCaffery and Reddy), including new salary and incentive compensation opportunities, as well as certain transaction related compensation, including transaction bonuses, retention bonuses, and one-time equity grants. These arrangements were compared to similar merger-of-equals transactions and a peer group analysis was provided by McLagan. The Committee met with McLagan in executive session, and scheduled a meeting for March 31, 2020 to again review and discuss the proposals. At the telephonic meeting of the Bridge Compensation Committee held on March 31, at which meeting representatives of Luse Gorman, PC and McLagan attended, the Compensation Committee approved and determined to recommend to the Bridge board of directors, the terms for the employment of four executive officers (Messrs. O’Connor, Lubow, McCaffery and Reddy) of the resulting company and the amounts and form of the transaction and retention bonuses, and the one time equity grants.
On March 31, 2020, the Compensation Committee of the Dime board of directors held a meeting that was attended by representatives of Holland & Knight LLP and McLagan. The Compensation Committee reviewed and discussed terms for the proposed compensation related arrangements in the merger-of-equals transaction. Representatives of Holland & Knight LLP reviewed and discussed with the Compensation Committee the proposed terms of the employment agreements to be agreed upon with each of Messrs. O’Connor, Lubow, McCaffery and Reddy and the resulting company, proposed new salary and incentive compensation opportunities, as well as certain transaction related compensation, including transaction bonuses, retention bonuses, and one-time equity grants. The Dime Compensation Committee also discussed the proposed terms of severance related benefits, including the proposed terms of an executive chairman and separation agreement to be entered into between Dime and Mr. Mahon, pursuant to which Mr. Mahon would experience a separation from service that would entitle him to severance benefits under his existing employment agreement with Dime. These proposed arrangements were to be effective in connection with and upon the closing of the proposed business combination. Representatives of McLagan provided analyses of the executive compensation proposals in light of and as compared to similarly situated peer group companies of Dime/Bridge, as well as executive compensation in comparable merger-of-equals transactions. Following the presentation by McLagan, the Dime Compensation Committee approved the proposed terms of the employment agreements to be agreed to by Dime with Messrs. Lubow and Reddy and the proposed amounts and structure of transaction and retention bonuses and equity grants, as well severance related benefits and the executive chairman and separation agreement to be agreed to by Dime with Mr. Mahon, each subject to approval by the Dime board of directors in connection with the proposed merger agreement.
Subsequent to the Bridge Compensation Committee meeting on March 31, the Bridge Special Committee held a telephonic meeting to discuss the proposed transaction with Dime and the recent sharp decline in the stock markets in general, and in bank stocks in particular due to the COVID-19 pandemic. Representatives of PSC and Luse Gorman, PC attended this meeting. Mr. O’Connor noted that due diligence had been successfully completed by both parties. He reported that the Bridge Compensation Committee had met two times and had approved certain going forward and transaction related executive compensation arrangements. Luse Gorman, PC reported that the definitive merger and related agreements had been negotiated and were ready to be presented to the board of directors and signed. Representatives of PSC noted that although Bridge traded at a premium to book value per share and Dime traded at a discount to book value per share, the Bridge stock price had declined to a greater degree than Dime’s stock price relative to the pre-pandemic trading levels. Consequently, an exchange ratio based on an “at-the-market” transaction resulted in a level of pro forma earnings accretion that was below that previously considered. Representatives of PSC reviewed an analysis of the financial impact of exchange ratios based on the then current Bridge stock price and based on 20, 30, 60 and 90 day weighted average closing prices of Bridge common stock. The Special Committee directed Bridge senior management and representatives of PSC to continue discussions with Dime as to an acceptable exchange ratio.
On April 1, 2020, the Bridge board of directors held a special meeting to consider the merger-of-equals transaction with Dime. Representatives of PSC and Luse Gorman, PC, and various members of senior management were in attendance. Bridge’s senior management reviewed the extensive due diligence conducted on Dime and reported favorably on the results thereof. The third-party firm engaged to review the Bridge and Dime loan portfolios reported favorably on its review of the Dime loan portfolio. Luse Gorman, PC reviewed the material terms of the merger agreement, the proposed amendments to the company’s and the bank’s bylaws, the restated Certificate of Incorporation and the voting agreements to be signed by the directors and certain members of senior management and discussed the fiduciary duties of the board of directors in general and in particular in connection with merger transactions. Following this presentation, Bridge’s senior management (other than Mr. O’Connor) was excused from the meeting and the Bridge Compensation Committee reported on its deliberations as to the going forward and transaction related executive compensation arrangements and recommended board of directors approval of these, which were contemplated by the terms of the merger agreement. Messrs. McCaffery and Nolan were invited back into the meeting and PSC undertook an analysis of the financial aspects of the proposed transaction. A discussion ensued as to the appropriate exchange ratio given the recent decline in bank stocks and the current trading price of Bridge common stock. Representatives of PSC reviewed an analysis of exchange ratios based on the March 31, 2020 Bridge closing price and based on weighted average trading prices over a trailing period of 10, 20 and 30 trading days. Before any conclusion was reached as to an appropriate exchange ratio, the discussion turned to the current situation in the New York metropolitan area related to the COVID-19 pandemic and the related market turmoil. It was noted that the pandemic had yet to peak in the New York area in terms of cases, fatalities and the economic fallout. Following discussion, the board of directors unanimously concluded that given the pandemic and related economic and market downturn, it was not the appropriate time to enter into the merger transaction with Dime and that Bridge and BNB Bank should concentrate their efforts in the weeks ahead on assisting their community, customers and employees deal with the health and economic crisis. Mr. O’Connor was instructed to reach out to Dime to express the Bridge board of directors’ view that the transaction was endorsed by the board of directors, but now was not the right time to proceed. The Bridge board of directors further directed Mr. O’Connor to inform Dime that the Bridge board of directors would continue to monitor developments and that the parties should maintain a dialogue with respect to the transaction.
Also on April 1, 2020, the Dime board of directors held a special meeting, at which time Mr. Mahon informed the Dime board of directors that due diligence efforts by both Dime and Bridge had been substantially completed and that the terms of the merger agreement had been negotiated to both parties satisfaction. However, Mr. Mahon went on to report that Bridge’s board of directors had met earlier in the day on April 1, 2020 and had communicated to Mr. Mahon its desire to pause the transaction for the time being, given the impact of COVID-19, particularly in the New York-area, as well as volatile equity market conditions. Mr. Mahon noted that the “at-the-market” exchange ratio (based on the closing stock prices for Dime and Bridge) as of March 31, 2020, the last trading day prior to the decision to pause the transaction, was 0.648.
Following this meeting of the Dime board of directors, Dime’s and Bridge’s respective senior management teams and representatives of their respective financial advisors remained in touch over the next several weeks, monitoring responses to and potential impacts of the COVID-19 pandemic, as well as the “at-the-market” exchange ratio as dictated by the then prevailing market prices of each party’s common stock. Throughout this time period, the “at-the-market” exchange ratio consistently remained above the 0.648 exchange ratio as of March 31, 2020, the last trading day prior to the decision to pause the transaction.
On April 20, 2020, at a special meeting of the Dime board of directors, Mr. Mahon addressed the status of the potential merger with Bridge and indicated that the companies had maintained their contact and would continue their dialogue around the transaction, while monitoring the severity of the COVID-19 pandemic.
On April 23, 2020, during an executive session at a regularly-scheduled meeting of the Dime board of directors, the Dime board of directors approved an amendment to the NDA with Bridge to extend the exclusivity period thereunder with respect to the proposed merger transaction through May 31, 2020. The Dime board of directors determined that extending the exclusivity period was in the best interest of Dime shareholders given the potential significant benefits of the transaction to Dime shareholders.
At a regularly scheduled meeting of the Bridge board of directors held on April 28, 2020, the Bridge board of directors approved the extension of the exclusivity provision of the NDA through May 31, 2020.
On May 14, 2020, at the direction of Dime, representatives of Raymond James and Holland & Knight LLP contacted PSC and Luse Gorman, PC, respectively, to discuss re-starting discussions surrounding the transaction, including updating the due diligence efforts in light of COVID-19, updating the pro forma financial analysis, as well as discussing an appropriate “at-the-market” exchange ratio that was agreeable to both parties.
On May 22, 2020, the Bridge Special Committee met with representatives of PSC in attendance. Mr. O’Connor updated the Special Committee as to BNB Bank’s efforts in addressing the impact of COVID-19 and in particular the bank’s participation in the Paycheck Protection Program (which we refer to as the “PPP”) through which approximately $950 million of loans were extended to small business in the bank’s market areas. He reported that he had had ongoing communications with Dime and that both parties continued to believe that a transaction at the appropriate exchange ratio could be in their best interests. Representatives of PSC discussed the then current market conditions and reviewed an analysis of exchange ratios for a merger-of-equals transaction with Dime, and the consensus developed among the Bridge Special Committee that an exchange ratio of between 0.63 and 0.64 shares of Bridge common stock for each share of Dime common stock would make financial sense. The Special Committee directed PSC to contact Raymond James and explore whether an agreement at an exchange ratio around 0.63 could be reached.
On May 28, 2020, Mr. Mahon discussed with Dime’s board of directors the gap between Bridge’s proposed 0.63 exchange ratio and the current “at-the-market” exchange ratio dictated by the then prevailing price of each party’s common stock.
On May 29, 2020, at the direction of Mr. Mahon, representatives of Holland & Knight LLP contacted Luse Gorman, PC indicating that the Dime board of directors had determined that, given the gap between Bridge’s desired exchange ratio of 0.63 and the actual trading levels of Dime and Bridge common stock for the period between April 1, 2020 and May 29, 2020, they were not in favor of a transaction at an exchange ratio of 0.63. As such, Dime’s board of directors had determined that it was in the best interest of Dime and its shareholders to withdraw from further negotiations pertaining to the proposed transaction. Negotiations with respect to a potential business combination were formally terminated on May 29, 2020.
Over the succeeding weeks, the parties had limited contact through senior management and financial advisor representatives, although they did not reactivate formal discussions.
At a special meeting of the Bridge board of directors held on June 2, 2020, Mr. O’Connor informed the board of directors that negotiations with Dime had been formally terminated and that the exclusivity provisions of the NDA had expired. He noted that he and Mr. Mahon had a good conversation and that both parties realized that a business combination between the two companies made strategic sense. The board of directors noted that the COVID-19 environment had improved and concluded that should market prices move in a fashion that would allow for an acceptable exchange ratio, the board of directors would be willing to re-engage with Dime.
On June 15, 2020, a special meeting of the Bridge board of directors was held to discuss re-engaging with Dime about the potential merger-of-equals transaction. It was noted that Bridge’s stock price had improved both in absolute terms and relative to the improvement in Dime’s stock price, such that an exchange ratio on an “at-the-market” basis was within an acceptable range. Bridge’s senior management reported that it had contacted the third-party loan review firm to update its analysis of the loan portfolios and that updated due diligence would be required for both parties. Representatives of PSC stated that they had communicated with representatives of Raymond James and believed that a mutually agreeable exchange ratio was within reach. Representatives of PSC reviewed the financial impact of an exchange ratio between 0.63 and 0.65. The Bridge board of directors directed Mr. O’Connor to reach out to Mr. Mahon to explore whether discussions could continue again toward reaching an agreement as to the exchange ratio for a merger-of-equals transaction.
On June 15, 2020, Mr. Mahon addressed the status of the Dime/Bridge discussions at a special meeting of the board of directors. Mr. Mahon recalled for the Dime board of directors that Dime had suspended discussions with Bridge on May 29, 2020 and that since that time the “at-the-market” exchange ratio as dictated by the then prevailing price of each party’s common stock had fluctuated significantly. He then advised the Dime board of directors that he was contacted by Bridge’s representatives about revisiting discussions, at a ratio based on recent market trading prices, which the Bridge board of directors might find acceptable. Mr. Mahon recommended, and the Dime board of directors concurred, that Dime’s senior management continue to monitor the “at-the-market” exchange ratio and keep the board of directors apprised of any revisions to the previously communicated exchange ratio from Bridge.
Bridge, through its financial advisor, PSC, reached out to Dime and its representatives to determine whether a possibility existed to come to terms on a mutually agreeable exchange ratio. Mr. Mahon communicated that Dime would entertain a transaction at a 0.648 exchange ratio, consistent with the previously mentioned March 31, 2020, exchange ratio, subject to updated loan review and due diligence.
A meeting of the Bridge Special Committee was held on June 22, 2020, and in attendance were Messrs. O’Connor, McCaffery and Nolan and a representative of PSC. Mr. O’Connor noted that the “at-the-market” exchange ratio, based on trading prices for Bridge and Dime common stock, had improved from Bridge’s perspective. The representative from PSC reported on a conversation he had with a representative of Raymond

James, in which it was communicated that there would likely be a deal at an exchange ratio of 0.648. The Special Committee authorized Mr. O’Connor to communicate with Mr. Mahon, and for a representative of PSC to communicate with Raymond James, to explore whether an agreement could be reached for an exchange ratio between 0.63 and 0.648, and to report back to the Bridge board of directors at the regularly monthly meeting scheduled for June 23, 2020.
On June 22, 2020, Bridge’s senior management and PSC contacted Dime’s senior management and representatives of Raymond James, and after a discussion, indicated that they believed the Bridge board of directors would be willing to proceed with a transaction at the exchange ratio of 0.648, subject to updated due diligence. Mr. Mahon indicated that he believed that the Dime board of directors would also be willing to proceed on that basis and Mr. Mahon and Mr. O’Connor agreed to convene meetings of the respective boards of directors to consider the transaction formally, following receipt of an updated merger agreement and ancillary documents and the re-starting of respective due diligence investigations.
At the regularly scheduled Bridge board of directors meeting on June 23, 2020, Mr. O’Connor reported on his call with Mr. Mahon, who indicated that he believed that the Dime board of directors would agree to a transaction with an exchange ratio of 0.648. Mr. O’Connor stated that he had informed Mr. Mahon that he thought that the Bridge board of directors would agree as well. At the Bridge board of directors meeting, a representative of PSC reviewed a financial analysis of the transaction at the exchange ratio of 0.648, noting that due to decreases in Dime shares outstanding, the relative ownership of the resulting company by Bridge shareholders remained at the 48% level previously considered. A representative of Luse Gorman, PC informed the Bridge board of directors that the merger and related agreements had been negotiated into definitive forms for the April 1, 2020 board of directors meeting, and that they could be updated quickly. The Bridge Special Committee voiced its support for a transaction at the 0.648 exchange ratio. Mr. O’Connor noted that both companies would need to update their due diligence investigation of the other and that he and Mr. Mahon agreed that if they are to move forward, they should target a July 1, 2020 signing and a July 2, 2020 announcement. The Bridge board of directors agreed to move forward with the transaction at the 0.648 exchange ratio and directed Mr. O’Connor to inform Mr. Mahon of its decision.
On June 24, 2020, Luse Gorman, PC circulated a revised draft of the merger agreement, as well as ancillary documents, including drafts of the voting agreements to be entered into by the Dime directors, certain members of Dime’s senior management, the Bridge directors and certain members of Bridge’s senior management and drafts of the proposed amendments to Bridge’s Certificate of Incorporation and bylaws, to Holland & Knight LLP in substantially final form as there were no material changes to such documents since April 1, 2020.
On June 25, 2020, a special meeting of the Dime board of directors was held, which was attended by members of Dime senior management and representatives of Raymond James and Holland & Knight LLP. Representatives of Holland & Knight LLP provided an updated executive summary of the transaction. Representatives of Raymond James discussed Raymond James’ updated financial analysis of the exchange ratio of 0.648 Bridge shares to be issued for each Dime share. The Dime board of directors also discussed Dime’s financial prospects on a stand-alone basis as compared to the performance and financial prospects of the resulting company. The Dime board of directors also discussed the loan portfolios in the context of various COVID-19 pandemic-related assumptions. Members of Dime senior management updated the Dime board of directors on the progress of due diligence efforts, the status of the definitive transaction documents, indicating that they were materially in final form, and addressed the potential timing of a transaction. Representatives of Holland & Knight LLP reviewed the fiduciary duties of directors in connection with considering the proposed transaction.
On June 25, 2020 the Bridge board of directors convened by telephone and were informed that Dime had agreed to move forward on the basis of a 0.648 exchange ratio and that a special meeting of the Bridge board of directors would be held on July 1, 2020 to finalize and approve the transaction.
Between June 23, 2020 through June 30, 2020, Dime and Bridge continued their due diligence efforts with the assistance of their respective financial and legal advisors and the independent third-party loan review firm, with particular focus on the loan portfolios of both Dime and Bridge, including loan deferments and possible loan exposures related to the COVID-19 pandemic, and the portfolios of PPP loans.

Representatives of Holland & Knight LLP and Luse Gorman, PC continued to discuss and finalize the merger agreement and ancillary documents.
On June 30, 2020, prior to the scheduled special meeting of the Dime board of directors, the Compensation Committee of the Dime board of directors held a meeting that was attended by representatives of Holland & Knight LLP and McLagan. The Dime Compensation Committee chair noted that the purpose of the meeting was to again review and approve the executive compensation matters related to transaction. Representatives of Holland & Knight LLP reviewed and discussed with the Dime Compensation Committee the final terms of the proposed employment agreements and compensation arrangements to be agreed upon with each of Messrs. O’Connor, Lubow, McCaffery and Reddy and the resulting company. The Dime Compensation Committee also discussed the proposed terms of severance related benefits, including the proposed terms of an executive chairman and separation agreement to be entered into between Dime and Mr. Mahon. Representatives of McLagan presented analyses of the executive compensation proposals in light of and as compared to similarly situated peer group companies of Dime/Bridge, as well as executive compensation proposals in comparable merger-of-equals transactions, and concluded that the proposed arrangements are reasonable and appropriate compared to market.
Following a presentation by McLagan, the Dime Compensation Committee approved the proposed terms of the employment agreements and compensation arrangements to be agreed to with Messrs. Lubow and Reddy, severance related benefits, and the proposed terms of the executive chairman and separation agreement to be agreed upon by Dime with Mr. Mahon, subject to approval by the Dime board of directors as part of the proposed merger agreement.
In the evening of June 30, 2020, the Dime board of directors held a special telephonic meeting, with representatives of each of Dime’s senior management, Raymond James, and Holland & Knight LLP in attendance. The Dime board of directors discussed the matters considered and approved at the Dime Compensation Committee meeting earlier that day. Representatives from Holland & Knight LLP then provided a summary and review of key provisions of the merger agreement, informing the Dime board of directors that other than finalizing the agreed upon exchange ratio, no other material changes were made to the merger agreement from the last draft of the merger agreement reviewed by the Dime board of directors on April 1, 2020. Representatives from Holland & Knight LLP discussed the proposed timing of the closing of the proposed merger and that the termination fee of $18.0 million, or 3.9% of the deal value based on the closing price of Dime’s common stock on June 30, 2020, was in line with prior discussions and precedent transactions and had been agreed upon. The representatives of Holland & Knight LLP concluded with a review of the fiduciary duties of Dime’s board of directors in connection with the proposed transaction. Representatives of Raymond James discussed with the Dime board of directors, among other matters, certain financial terms of the proposed transaction and its financial analyses regarding the 0.648 exchange ratio. Dime senior management provided an update on the status of due diligence review and led a discussion with the Dime board of directors regarding the COVID-19 loan stress scenarios. Concluding the meeting, the chairman of the Dime board of directors scheduled another special meeting of the Dime board of directors for the afternoon of July 1, 2020 to vote whether to approve the proposed merger transaction.
On June 30, 2020, the Bridge Compensation Committee held a meeting that was attended by representatives of Luse Gorman, PC and McLagan. The Bridge Compensation Committee chair noted that the purpose of the meeting was to again review the executive compensation matters related to transaction and make recommendations to the Bridge board of directors. He referred to the meetings of March 30, 2020 and March 31, 2020 at which the Bridge Compensation Committee, in consultation with McLagan and Luse Gorman, PC, after discussion and consideration, had come to agreement as to certain compensation arrangements on a “going forward basis” for the four executive officers of the resulting company. In particular, the Bridge Compensation Committee reviewed a summary of proposed terms of employment for the executive officers, and a report from McLagan with respect to proposed salary levels, retention payments, transaction bonuses and one-time equity grants, in addition to ongoing cash and equity incentive opportunities. Representatives from Luse Gorman, PC and McLagan reviewed these items with the Bridge Compensation Committee and the representatives from McLagan noted McLagan’s conclusion that the arrangements are reasonable and appropriate compared to market. The Bridge Compensation Committee determined to recommend these arrangements to the Bridge board of directors.

On the afternoon of July 1, 2020, the Dime board of directors held a special telephonic meeting, with representatives of each of Dime senior management, Raymond James, and Holland & Knight LLP in attendance. Representatives of Holland & Knight LLP presented the Dime board of directors with the final merger agreement, indicating no changes had been made to the draft presented to the Dime board of directors on June 30, 2020. Following discussion, the representatives of Raymond James presented their financial analysis with respect to the exchange ratio in the proposed merger pursuant to the merger agreement and rendered the oral opinion of Raymond James to the Dime board of directors (in its capacity as such), to the effect that, as of July 1, 2020 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Raymond James as set forth in its opinion, the exchange ratio in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dime’s outstanding common stock (other than the “Exception Shares,” as such term is defined in the merger agreement). See “— Opinion of Dime’s Financial Advisor.” Following further discussion and after taking into consideration the matters discussed during the July 1, 2020 meeting and prior meetings of the Dime board of directors and the Dime Compensation Committee, including the factors described under the section of this joint proxy statement/prospectus entitled “— Reasons for the Merger; Recommendation of the Dime Board of Directors,” the Dime board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the proposed merger, the proposed bank merger, applicable compensation and severance related matters, the regulatory and securities filings to be made in connection with the proposed merger transaction and directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Dime shareholders, and recommended that the Dime shareholders adopt the merger agreement.
Also on July 1, 2020, the Bridge board of directors held a special meeting, with representatives of Bridge senior management, PSC, and Luse Gorman, PC in attendance. Bridge’s senior management reported on the successful completion of updated due diligence on Dime. Representatives of Luse Gorman, PC reviewed the terms of the merger agreement and related documents, which they indicated were substantively identical to the agreements and documents reviewed with the Bridge board of directors on April 1, 2020. They referenced the termination fee of $18.0 million, or 3.9% of the deal value based on the closing price of Bridge’s common stock on June 30, 2020, that was payable by one party to the other under certain circumstances, and stated that the amount of the fee was within a customary range for merger transactions of this size. The representatives of Luse Gorman, PC concluded with a review of the fiduciary duties of Bridge’s directors in connection with the proposed transaction. The chair of the Bridge Compensation Committee reported that they had again reviewed the proposed employment and executive compensation arrangements for the four executive officers of the resulting company and recommended their approval. Representatives of PSC discussed with the Bridge board of directors, among other matters, certain financial terms of the proposed transaction and its financial analyses regarding the 0.648 exchange ratio. Representatives of PSC rendered the oral opinion of PSC to the Bridge board of directors, to the effect that, as of July 1, 2020 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by PSC as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Bridge. See “— Opinion of Bridge’s Financial Advisor.” Following further discussion, the Bridge board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the proposed merger, the proposed bank merger, applicable compensation and severance related matters, the regulatory and securities filings to be made in connection with the proposed merger transaction and directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Bridge shareholders, and recommended that the Bridge shareholders adopt the merger agreement.
Following the closing of the market on July 1, 2020, Dime and Bridge publicly announced their entry into the merger agreement via a joint press release.
Dime’s Reasons for the Merger and Recommendation of the Dime Board of Directors
After careful consideration, the Dime board of directors, at a special meeting held on July 1, 2020, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Dime and its shareholders, (ii) declared the merger agreement advisable, and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Dime board of directors unanimously recommends that the Dime shareholders vote “FOR” the merger proposal, “FOR” the Dime merger-related compensation proposal, and “FOR” the Dime adjournment proposal.
In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Dime’s shareholders approve the merger proposal and Dime merger-related compensation proposal, the Dime board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Dime’s management, as well as with Dime’s legal and financial advisors, and considered a number of factors, including the following:
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each of Dime’s and Bridge’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the Dime board of directors considered the following:

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the historical performance of each of Dime’s and Bridge’s common stock;

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the strategic fit of the business lines (commercial and retail banking) and the operating philosophies of the two institutions, including that Dime’s and Bridge’s respective businesses, operations and risk profiles complement each other;

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Bridge’s financial condition and asset quality;

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that the companies’ separate earnings and prospects create the opportunity for the resulting company to leverage complementary and diversified revenue streams and to potentially have superior future earnings and prospects compared to Dime’s earnings and prospects on a stand-alone basis;

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its understanding that the proposed merger would create a company with a more diversified deposit mix between retail and commercial business lines;

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its understanding that the proposed merger would create a company with a more diversified loan portfolio, across geographies, asset classes and commercial industries, and that the resulting company would have increased capacity for loan growth while maintaining its current business risk tolerances;

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the anticipated cost savings associated with the merger and resulting improved profitability metrics (including improvements in return on average assets, return on average tangible common equity, efficiency ratio, etc.);

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the anticipated impact of the transaction on the resulting company, including the expected impact on key financial metrics (including tangible book value per share, return on average assets, return on average tangible common equity, and efficiency ratio), regulatory capital ratios and anticipated earnings per share accretion and increase in pro forma capital base; and

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that Dime’s and Bridge’s senior leadership share beliefs in strong community ties, customer focus and accountability, and its views regarding the long-term impacts of such philosophies with respect to the development of the communities in which the resulting company will operate and the potential business performance of the resulting company.

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the ability to leverage the resulting company’s investments in technology across a greater number of customers;

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the resulting company’s positioning to capitalize on market opportunities and increase its client base through greater scale, strategic investments in innovative technologies and expanded product offerings;

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the overall strength, experience and leadership of the management team of the resulting company;

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Dime’s ability to accelerate its articulated business strategy through a resulting company that will have a diversified business mix;

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the resulting company’s anticipated position as a significant financial services provider in both New York City and Long Island;

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the potential benefit shareholders of Dime would obtain from potential annual cost synergies from maximizing efficiencies across the resulting company;

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the compatibility of the corporate cultures of Dime and Bridge;

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the current and prospective environment in the financial services industry in which Dime operates, including national and local economic conditions, the interest rate environment and various fluctuations in interest rates, regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, and the likely effects of these factors on Dime’s and the resulting company’s potential growth, development, productivity and strategic options, and the execution risks of attempting to address the foregoing considerations as a standalone entity;

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its views with respect to the strategic alternatives potentially available to Dime, including continuing as a standalone company focusing exclusively on organic growth, pursuing other acquisitions, pursuing transformative transactions (including large acquisitions) and a transaction involving the sale of Dime;

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the opportunity to retain the Dime name and continue to leverage Dime’s brand recognition;

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that Dime shareholders would own approximately 52% of the resulting company’s common stock;

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the anticipated dividend accretion for Dime shareholders, based on Bridge’s current quarterly dividend of $0.24 per share and the exchange ratio of 0.648, as a result of the merger transaction;

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the timing of the transaction, including Dime management’s belief that the resulting company, with its expanded resources and capital base, may be well positioned to address the challenges posed by COVID-19 and a potentially weakening economy;

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the structure of the transaction as a merger of equals in which Dime’s board of directors and management would have significant participation in the resulting company; in particular, the provisions of the merger agreement setting forth the corporate governance of the resulting company, including:

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that, until the third anniversary of the consummation of the merger, the board of directors of the resulting company would consist of 12 directors, with six from each of Dime and Bridge; and

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that (i) Mr. Mahon, the current Chief Executive Officer of Dime, would become and serve as the Executive Chairman of the board of directors of the resulting company, (ii) Mr. Lubow, the current President of Dime, would become and serve as the President and Chief Operating Officer of the resulting company, and that (iii) Mr. Reddy, the current Senior Executive Vice President and Chief Financial Officer of Dime, would become and serve as the Senior Executive Vice President and Chief Financial Officer of the resulting company.

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the fact that the resulting company would continue to be publicly held following the merger and would continue to be traded on The NASDAQ Global Select Market, providing the resulting company’s shareholders with continued access to a public trading market, and that shareholders would be expected to have increased liquidity for their shares as a result of the higher market capitalization of the resulting company, the significantly expanded shareholder base and the potential increase in interest from institutional investors and securities analysts;

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the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that management from both organizations have merger integration experience due to successfully completed acquisitions and data processing conversions;

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the fact that the exchange ratio is fixed, which the Dime board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Dime’s shareholders;

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the fact that the merger would combine two solid banking franchises to create a bank with over $11.0 billion in assets;

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the belief that with additional scale, Dime would be better able to retain existing talent and attract new individuals to continue growing the business;

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the financial analysis prepared by Raymond James and the opinion delivered to the Dime board of directors (in its capacity as such) by Raymond James on July 1, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Raymond James in preparing the opinion, as to the fairness, from a financial point of view, of the exchange ratio in the merger pursuant to the merger agreement to the holders of Dime’s outstanding common stock (other than the “Exception Shares”), as more fully described below in the section titled “The Merger — Opinion of Dime’s Financial Advisor”;

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the fact that Dime’s shareholders will have the opportunity to vote to approve the merger transaction;

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its review and discussions with Dime’s senior management and Dime’s outside legal and financial advisors concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Bridge;

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its review with representatives of its financial advisor of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants, conditions and deal protection and termination provisions;

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the right of the Dime board of directors under the merger agreement to withdraw its recommendation to the Dime shareholders that they approve the merger agreement and the right of the Bridge board of directors under the merger agreement to withdraw its recommendation to the Bridge shareholders that they approve the merger agreement, in each case, in certain circumstances, as more fully described under “Description of the Merger — Additional Covenants of Dime and Bridge in the Merger Agreement” and “Description of the Merger — Terminating the Merger Agreement; Termination Fee”; and

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the rights of Dime and Bridge to terminate the merger agreement in certain circumstances, as more fully described under “Description of the Merger — Terminating the Merger Agreement; Termination Fee”.

The Dime board of directors also considered the potential risks associated with the transaction. The Dime board of directors concluded that the anticipated benefits of combining with Bridge were likely to outweigh these risks substantially. These potential risks included:
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the diversion of management’s focus and resources from other strategic opportunities and operational matters while working to implement the merger transaction and integrate the two companies;

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the possibility of the resulting company encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the timeframe currently contemplated;

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the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Dime and Bridge;

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the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Dime’s ongoing business and in the loss of customers for the resulting company;

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the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Dime and Bridge, transaction fees, expenses and other payments that will or may arise from the merger;

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or may impose unacceptable conditions;

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the possibility that the merger may not be completed despite the combined efforts of Dime and Bridge, or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from Dime and Bridge shareholders, including as a result of factors outside Dime’s and Bridge’s control;

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the possibility that the COVID-19 pandemic could result in Dime and Bridge granting additional loan forbearances to assist their customers and health or other government authorities requiring the closure of Dime’s or Bridge’s branch offices or the offices of other businesses of Dime’s or Bridge’s customers, which could significantly disrupt Dime’s and Bridge’s respective businesses, financial conditions and results of operations;

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the possibility that the COVID-19 pandemic could result in greater than anticipated credit losses for each of Dime and Bridge;

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the potential for legal claims challenging the merger;

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the potential for the value of the merger consideration to be received by holders of shares of Dime common stock to be adversely affected by a decrease in the trading price of Bridge common stock;

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the fact Dime’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described in the section titled “The Merger — Interests of Dime’s Directors and Executive Officers in the Merger”;

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the fact that Dime may be obligated to pay Bridge a termination fee of $18.0 million in certain circumstances, as more fully described in the section titled “Description of the Merger — Terminating the Merger Agreement; Termination Fee”;

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the fact that Dime’s common stock shareholders and Dime’s preferred stock shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

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the restrictions on the conduct of Dime’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Dime from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger; and

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the other risks of the type and nature described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” including but not limited to the risks described in the section titled “Risk Factors — Risks Related to the Merger and Bridge’s Business Upon Completion of the Merger.”

In considering the recommendation of the Dime board of directors, you should be aware that certain directors and executive officers of Dime may have interests in the merger that are different from, or in addition to, interests of shareholders of Dime generally and may create potential conflicts of interest. The Dime board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Dime’s shareholders that they vote in favor of the merger proposal. See “Description of the Merger — Interests of Dime’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the material information and factors considered by the Dime board of directors is not intended to be exhaustive and may not include all of the factors considered by the Dime board of directors. In view of the variety of factors considered in connection with its consideration of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Dime board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The Dime board of directors considered all these factors as a whole.
It should be noted that this explanation of the reasoning of the Dime board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Dime board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Dime, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.

Accordingly, the Dime board of directors unanimously recommends that Dime shareholders vote “FOR” the merger proposal, “FOR” the Dime merger-related compensation proposal, and “FOR” the Dime adjournment proposal.
Raymond James’ Opinion to Dime’s Board of Directors
At the July 1, 2020 meeting of the Dime board of directors, representatives of Raymond James rendered Raymond James’ opinion dated July 1, 2020 to the Dime board (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the holders of Dime’s outstanding common stock (other than shares of Dime common stock issued and outstanding immediately prior to the effective time of the merger that are held by Dime as treasury stock or held by Dime, any subsidiary of Dime, Bridge or any subsidiary of Bridge, in each case other than in a fiduciary or agency capacity on behalf of another person, which we refer to as the “Exception Shares”) of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated July 1, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James, is attached as Annex B to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Dime board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the financial terms of the merger and its opinion only addresses whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dime’s outstanding common stock (other than the Exception Shares). The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby, the underlying business decisions of Dime to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Dime, or the effect of any other transaction in which Dime might engage. The description of the opinion is qualified in its entirety by reference to the full text of the opinion. Dime shareholders are urged to read the entire opinion carefully in connection with their consideration of the Dime share issuance. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be or constitute advice or a recommendation to the Dime board of directors or any holder of Dime common stock as to how the Dime board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.
Opinion of Dime’s Financial Advisor
Dime retained Raymond James as financial advisor on February 27, 2020. Dime selected Raymond James as a financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Dime board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Dime’s outstanding common stock (other than the Exception Shares) of the exchange ratio in the merger pursuant to the merger agreement.
At the July 1, 2020 meeting of the Dime board of directors, representatives of Raymond James rendered its opinion dated July 1, 2020 to the Dime board of directors (in its capacity as such), as to the fairness, as of such date, from a financial point of view, to the holders of Dime’s outstanding common stock of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James is attached as Annex B to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Holders of Dime common stock are urged to read this opinion in its entirety. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.
Raymond James provided its opinion for the information of the Dime board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the exchange ratio in the merger pursuant to the merger agreement and its opinion only addresses whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dime common stock (other than the Exception Shares). The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Dime board of directors or to any holder of Dime common stock as to how the Dime board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of the resulting company’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Bridge at that time.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:
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reviewed the financial terms and conditions as stated in the draft sent to Raymond James on July 1, 2020 of the merger agreement;

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reviewed certain information related to the historical condition and prospects of Dime and Bridge, as made available to Raymond James by or on behalf of Dime, including, but not limited to, (a) financial projections for each of Dime and Bridge certified by the management of Dime (together, the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments then-expected to result from the merger, as prepared by management of Dime (the “Pro Forma Financial Adjustments”);

•
reviewed Dime’s and Bridge’s (a) audited financial statements for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017; and (b) unaudited financial statements for the quarter ended March 31, 2020;

•
reviewed Dime’s and Bridge’s recent public filings and certain other publicly available information regarding Dime and Bridge;

•
reviewed the financial and operating performance of Dime and Bridge and those of other selected public companies that Raymond James deemed to be relevant;

•
reviewed the then-current and historical market prices and trading volume for Dime common stock and for Bridge common stock, and the then-current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•
compared the relative contributions of Dime and Bridge to certain financial statistics of the resulting company on a pro forma basis;

•
reviewed certain potential pro forma financial effects of the merger on earnings per share, capitalization and financial ratios of Dime;

•
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•
received a certificate addressed to Raymond James from a member of senior management of Dime regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Dime; and

•
discussed with members of the senior management of each of Dime and Bridge certain information relating to the aforementioned matters and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and then-current business operations of Dime and Bridge, respectively, and the financial condition and future prospects and operations of Dime and Bridge, respectively.

With Dime’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Dime, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Dime or Bridge was a party or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Dime or Bridge was a party or may become subject. With Dime’s consent, the opinion of Raymond James made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Dime. With respect to the Projections, Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Dime’s consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management of Dime and Raymond James relied upon Dime to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. With respect to the future estimates of potential cost savings, operating efficiencies, revenue effects, one-time costs and other financial adjustments expected to result from the merger (which we refer to as the “Synergies”) underlying the Pro Forma Financial Adjustments, Raymond James, with Dime’s consent, assumed that they will be realized in the amounts and at the time periods indicated thereby. Raymond James expressed no opinion with respect to the Projections, Pro Forma Financial Adjustments, Synergies or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Bridge or Dime that would be material to its analysis or opinion.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James provided advice to Dime with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate form or amount of consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Dime. The opinion of Raymond James did not express any opinion as to the likely trading range of Bridge common stock or Dime common stock following announcement or consummation of the merger, which have varied or may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Bridge and Dime at that time. The Raymond James opinion was limited to the fairness, from a financial point of view, of the exchange ratio in the merger pursuant to the merger agreement to the holders of Dime common stock (other than the Exception Shares).
Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Dime board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Dime, on the fact that Dime was assisted by legal, accounting and tax advisors, and, with the consent of Dime, relied upon and assumed the accuracy and completeness of the assessments by Dime and its advisors, as to all legal, accounting and tax matters with respect to Dime, Bridge and the merger, including, without limitation, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Raymond James was not an expert in the evaluation of allowances for loan and lease losses and had not independently verified such allowances or reviewed or examined any individual loan or credit files. Raymond James assumed, with Dime’s consent, that the allowance for loan and lease losses (i) set forth in the respective financial statements of each of Dime and Bridge were adequate to cover such losses, (ii) would be adequate on a pro forma basis for the resulting company and (iii) complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
In formulating its opinion, Raymond James considered only the consideration to be received by the holders of Dime common stock (other than the Exception Shares), and Raymond James did not consider, and did not express an opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Dime, or such class of persons, in connection with the merger whether relative to the consideration to be received by the holders of Dime common stock (other than the Exception Shares) or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Dime, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Dime’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Dime’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Dime or Bridge or the ability of Dime or Bridge to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Dime board of directors at its meeting on July 1, 2020, which material was considered by Raymond James in rendering its opinion. No company used in the analyses described below is identical or directly comparable to Dime or Bridge.
Contribution Analysis.   Raymond James analyzed the relative contribution of Dime and Bridge to certain financial and operating metrics for the pro forma resulting company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) gross loans; (iii) total deposits; (iv) non-interest bearing deposits; (v) tangible common equity; (vi) last twelve months core net income (which we refer to as the “LTM Core Net Income”), as defined by S&P Global Market Intelligence (which includes net income before extraordinary items, less net income attributable to non-controlling interests, gain on sale of securities, amortization of intangibles, goodwill, and nonrecurring items); (vii) estimated 2020 net income; and (viii) estimated 2021 net income. The relative contribution analysis did not give effect to any Synergies as a result of the merger. The results of this analysis are summarized in the table below:
	Relative Contribution		Implied Exchange Ratio
	Bridge	Dime
Total Assets	44.4%	55.6%	0.76x
Gross Loans	41.9%	58.1%	0.84x
Total Deposits	48.9%	51.1%	0.63x
Non-interest Bearing Deposits	75.6%	24.4%	0.20x
Tangible Common Equity	42.7%	57.3%	0.81x
LTM Core Net Income	57.8%	42.2%	0.44x
2020E Net Income	56.5%	43.5%	0.47x
2021E Net Income	54.7%	45.3%	0.50x
Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of Dime and Bridge based on the Projections. Consistent with the periods included in the Projections, Raymond James used estimated calendar year 2025 as the final year for the analysis and applied multiples, ranging from

11.0x to 13.0x, to estimated calendar year 2025 earnings in order to derive a range of estimated terminal values for Dime and Bridge in 2024.
For Dime and Bridge, Raymond James used discount rates ranging from 9.75% to 12.75%. Raymond James arrived at its discount rate range by using the 2019 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Dime and Bridge and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Dime common stock by the minimum implied per share value of Bridge common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Dime common stock by the maximum implied per share value of Bridge common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:
Implied Per Share Value
	Bridge		Dime		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$27.53	$35.24	$16.90	$21.28	0.48x – 0.77x
Exchange Ratio in the Merger					0.648x
Selected Companies Analysis.   Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected group represents companies Raymond James believed to be relevant to each of Dime and Bridge. Raymond James selected certain companies that: (i) are headquartered in New York and New Jersey; (ii) have total assets between $2.0 billion and $10.0 billion; and (iii) are traded on the NASDAQ or NYSE. The aforementioned financial characteristics were shown for the bank subsidiary of such companies if consolidated data was unavailable, and the financial characteristics were based on the most recent last twelve month period reported as of March 31, 2020. The selected group excludes targets of announced mergers. No company used in the analysis described below is identical or directly comparable to either Dime or Bridge. The selected companies Raymond James deemed relevant include the following:
•
NBT Bancorp Inc.

•
ConnectOne Bancorp, Inc.

•
Flushing Financial Corporation

•
Lakeland Bancorp, Inc.

•
Kearny Financial Corp.

•
Tompkins Financial Corporation

•
Peapack-Gladstone Financial Corporation

•
Amalgamated Bank

•
TrustCo Bank Corp NY

•
Northfield Bancorp, Inc.

•
Financial Institutions, Inc.

•
First of Long Island Corporation

•
Metropolitan Bank Holding Corp.

•
Arrow Financial Corporation

•
BCB Bancorp, Inc.

•
First Bank

Raymond James calculated various financial multiples for each selected public company, including price per share at close on June 30, 2020 compared to: (i) basic tangible book value (which we refer to as

“TBV”) per share at March 31, 2020 as shown by S&P Global Market Intelligence; (ii) last twelve months core earnings per share (which we refer to as “LTM Core EPS”), as defined by S&P Global Market Intelligence (includes net income before extraordinary items, less net income attributable to non-controlling interests, gain on sale of securities, amortization of intangibles, goodwill, and nonrecurring items); and (iii) next fiscal year earnings per share (which we refer to as “Next FY EPS”) based on consensus forward estimates as shown by S&P Global Market Intelligence. All financial multiples — TBV per share, LTM Core EPS, and Next FY EPS — greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median, and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies’ analysis for each of Dime and Bridge are summarized below:
	Bridge Multiples		Dime Multiples
	25th Pctl.	75th Pctl.	25th Pctl.	75th Pctl.
Tangible Book Value	78%	109%	78%	109%
LTM Core EPS	8.5x	12.7x	8.5x	12.7x
Next FY EPS	8.8x	13.7x	8.8x	13.7x
Taking into account the results of the selected companies analysis, Raymond James applied the 75th and 25th percentiles of the price to tangible book value per share ratio and earnings per share multiples to corresponding financial data for each of Dime and Bridge. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Dime by the lower implied per share value of Bridge to calculate the implied exchange ratio, and by dividing the lower implied per share value of Dime by the higher implied per share value of Bridge to calculate the low implied exchange ratio. The results of the selected companies’ analysis are summarized below:
	Implied Per Share Value
	Bridge		Dime		Implied Exchange Ratio
	25th Pctl.	75th Pctl.	25th Pctl.	75th Pctl.	Low/High	High/Low
Tangible Book Value	$15.28	$21.38	$11.96	$16.73	0.56x – 1.10x
LTM Core EPS	$20.70	$30.88	$8.36	$12.47	0.27x – 0.60x
Next FY EPS	$22.75	$35.62	$11.20	$17.54	0.31x – 0.77x
Exchange Ratio in the Merger					0.648x
Pro Forma Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis to estimate an illustrative range for the implied equity value of the pro forma resulting company, taking into account the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, Raymond James used the Projections for each of Dime and Bridge, and the Pro Forma Financial Adjustments, each of which was provided by Dime management and approved for the use by Raymond James, and Raymond James assumed discount rates ranging from 9.00% to 12.00%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that the pro forma resulting company could generate over the period from July 1, 2020 through December 31, 2024 and (ii) the present value of the pro forma resulting company’s implied terminal value at the end of such period, in each case applying the estimated Pro Forma Financial Adjustments. Raymond James assumed that the pro forma resulting company would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma resulting company, Raymond James applied a range of 11.0x to 13.0x to the pro forma resulting company’s estimated 2025 earnings. This discounted cash flow analysis resulted in an illustrative range of implied values of $20.30 to $25.79 for the 0.648 of a share of Bridge common stock to be received in the proposed merger for each share of Dime common stock.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma resulting company.
Pro Forma Impact Analysis.   For informational purposes only, Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and 2021 and 2022 estimated EPS information of Dime and Bridge. Using (i) closing balance sheet estimates as of December 31, 2020 for each of Dime and Bridge; (ii) financial forecasts and projections of each of Dime and Bridge for the year ending 2021 and the year ending 2022; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were provided by Dime management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to Dime’s estimated tangible book value per share, as adjusted for the exchange ratio, at December 31, 2020, but accretive to Dime estimated 2021 and 2022 earnings per share and estimated 2021 and 2022 dividends per share, as adjusted for the exchange ratio. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Additional Considerations.   The preparation of an opinion regarding fairness is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Dime.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Dime. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Dime board of directors (in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Dime common stock of the exchange ratio in the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Dime board of directors in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Dime board of directors’ or Dime management’s views with respect to Dime, Bridge or the merger. Raymond James provided advice to Dime with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the Dime board of directors or that any specific form of consideration constituted the only appropriate consideration for the merger. Dime placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of June 30, 2020, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. As the Dime board of directors was aware, the credit, financial and stock markets had been experiencing unusual volatility and Raymond James expressed no opinion or view as to any potential effects of such volatility on the merger, Dime, or Bridge and the Raymond James opinion did not purport to address potential developments in any such markets. As the Dime board of directors was aware, there was significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expressed no opinion or view as to the potential impact of the Pandemic Effects on its analysis, its opinion, the merger, Dime or Bridge. Raymond James relied upon and assumed, without independent verification, that, other than as had been disclosed to Raymond James, there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Dime or Bridge since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
For services rendered in connection with the delivery of its opinion, Dime paid Raymond James a fee of $350,000 upon delivery of its opinion. Dime will also pay Raymond James a customary fee for advisory services in connection with the merger equal to $3,125,000 (less the fee paid upon the delivery of the opinion), which fee is contingent upon the closing of the merger. Dime also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Dime and Bridge for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James provided certain services to Dime and BNB Bank in the previous two years, including (i) having served as joint book-running manager for Dime’s public offering of preferred stock in January 2020 and sole book-running manager for Dime’s public offering of preferred stock in June 2020, for which Raymond James received fees, (ii) having served and then-currently serving as agent for a share purchase program of Dime, for which it has been paid commissions and may be paid commissions in the future and (iii) engaging in fixed income trading activity with BNB Bank, for which it has earned income. Raymond James may provide investment banking, financial advisory and other financial services to Dime and/or Bridge or other participants in the merger in the future, for which Raymond James may receive compensation.
Bridge’s Reasons for the Merger and Recommendation of the Bridge Board of Directors
After careful consideration, the Bridge board of directors, at a special meeting held on July 1, 2020, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Bridge and its shareholders, (ii) declared the merger agreement advisable, and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Bridge board of directors unanimously recommends that the Bridge shareholders vote “FOR” the merger proposal, “FOR” the Bridge Certificate of Incorporation amendment proposal, “FOR” the Bridge merger-related compensation proposal, and “FOR” the Bridge adjournment proposal.
In reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Bridge’s shareholders approve the merger proposal, the Bridge Certificate of Incorporation amendment proposal and Bridge merger-related compensation proposal, the Bridge board of directors evaluated the merger agreement, the merger, and the other transactions contemplated by the merger agreement in consultation with Bridge’s management, as well as with Bridge’s legal and financial advisors, and considered a number of factors, including the following:
•
each of Bridge’s and Dime’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the Bridge board of directors considered the following:

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the historical performance of each of Bridge’s and Dime’s common stock;

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the strategic fit of the business lines (commercial and retail banking) and the operating philosophies of the two institutions, including that Bridge’s and Dime’s respective businesses, operations and risk profiles complement each other;

•
Dime’s financial condition and asset quality;

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that the companies’ separate earnings and prospects create the opportunity for the resulting company to leverage complementary and diversified revenue streams and to have potentially superior future earnings and prospects compared to Bridge’s earnings and prospects on a stand-alone basis;

•
its understanding that the proposed merger would create a company with a more diversified deposit mix between retail and commercial business lines;

•
its understanding that the proposed merger would create a company with a more diversified loan portfolio, across geographies, asset classes and commercial industries, and that the resulting company may have increased capacity for loan growth while maintaining its current business risk tolerances;

•
the anticipated cost savings associated with the merger and potential resulting improved profitability metrics (including improvements in return on average assets, return on average tangible common equity, efficiency ratio, etc.);

•
the anticipated impact of the transaction on the resulting company, including the expected impact on key financial metrics (including tangible book value per share, return on average assets, return on average tangible common equity, and efficiency ratio), regulatory capital ratios, and anticipated earnings per share accretion and increase in pro forma capital base; and

•
that Bridge’s and Dime’s senior leadership share beliefs in strong community ties, customer focus and accountability, and its views regarding the long-term impacts of such philosophies with respect to the development of the communities in which the resulting company will operate and the potential business performance of the resulting company.

•
the ability to leverage the resulting company’s investments in technology across a greater number of customers;

•
the resulting company’s positioning to capitalize on market opportunities and increase its client base through greater scale, strategic investments in innovative technologies and expanded product offerings;

•
the overall strength, experience and leadership of the management team of the resulting company;

•
Bridge’s ability to accelerate its articulated business strategy through a resulting company that will have a diversified business mix;

•
the resulting company’s anticipated position as a significant financial services provider in both New York City and Long Island;

•
the benefit shareholders of Bridge would obtain from potential annual cost synergies from maximizing efficiencies across the resulting company;

•
the compatibility of the corporate cultures of Bridge and Dime;

•
the current and prospective environment in the financial services industry in which Bridge operates, including national and local economic conditions, the interest rate environment and various fluctuations in interest rates, and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Bridge’s and the resulting company’s potential growth, development, productivity and strategic options, and the execution risks of attempting to address the foregoing considerations as a standalone entity;

•
its views with respect to the strategic alternatives potentially available to Bridge, including continuing as a standalone company focusing exclusively on organic growth, pursuing other acquisitions, pursuing transformative transactions (including large acquisitions) or a transaction involving the sale of Bridge;

•
that Bridge shareholders would own approximately 48% of the resulting company’s common stock;

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the timing of the transaction, including Bridge management’s belief that the resulting company, with its expanded resources and capital base, may be well positioned to address the challenges posed by COVID-19 and a potentially weakening economy;

•
the structure of the transaction as a merger of equals in which Bridge’s board of directors and management would have significant participation in the resulting company; in particular, the provisions of the merger agreement setting forth the corporate governance of the resulting company, including:

•
that, until the third anniversary of the consummation of the merger, the board of directors of the resulting company would consist of 12 directors, with six from each of Bridge and Dime; and

•
that (i) Ms. Hefter, the current Chair of the board of directors of Bridge and BNB Bank, would become and serve as the Lead Director of the board of directors of the resulting company and resulting bank, (ii) Mr. O’Connor, the current President and Chief Executive Officer of Bridge and BNB Bank, will serve as the Chief Executive Officer of the resulting company and the resulting bank, and that (iii) Mr. McCaffery, the current Executive Vice President and Chief Financial Officer of Bridge, will serve as the Senior Executive Vice President and Chief Risk Officer of the resulting company and resulting bank.

•
the fact that the resulting company would continue to be publicly held following the merger and would continue to be traded on The NASDAQ Global Select Market, providing the resulting company’s shareholders with continued access to a public trading market, and that shareholders would be expected to have increased liquidity for their shares as a result of the higher market capitalization of the resulting company, the significantly expanded shareholder base and the potential increase in interest from institutional investors and securities analysts;

•
the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that management of the organizations have merger integration experience due to successfully completed acquisitions and data processing conversions;

•
the fact that the exchange ratio is fixed, which the Bridge board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•
the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Bridge’s shareholders;

•
the fact that the merger would combine two solid banking franchises to create a bank with over $11.0 billion in assets;

•
the belief that with additional scale, Bridge would be better able to retain existing talent and attract new individuals to continue growing the business;

•
the financial analysis prepared by PSC and the opinion delivered to the Bridge board of directors (in its capacity as such) by PSC on July 1, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PSC in preparing the opinion, as to the fairness, from a financial point of view, of the exchange ratio in the merger pursuant to the merger agreement to Bridge, as more fully described below in the section titled “The Merger — Opinion of Bridge’s Financial Advisor”;

•
the fact that Bridge’s shareholders will have the opportunity to vote to approve the merger transaction and the proposed amendment to Bridge’s Certificate of Incorporation;

•
its review and discussions with Bridge’s senior management and Bridge’s outside legal and financial advisors concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Dime;

•
its review with representatives of its financial advisor of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants, conditions and deal protection and termination provisions;

•
the right of the Bridge board of directors under the merger agreement to withdraw its recommendation to the Bridge shareholders that they approve the merger and the right of the Dime board of directors under the merger agreement to withdraw its recommendation to the Dime shareholders that they approve the merger, in each case, in certain circumstances, as more fully described under “Description of the Merger — Additional Covenants of Dime and Bridge in the Merger Agreement” and “Description of the Merger — Terminating Description of the Merger; Termination Fee”; and
•
the rights of Bridge and Dime to terminate the merger agreement in certain circumstances, as more fully described under “Description of the Merger — Terminating the Merger Agreement; Termination Fee.”

The Bridge board of directors also considered the potential risks associated with the transaction. The Bridge board of directors concluded that the anticipated benefits of combining with Dime were likely to outweigh these risks substantially. These potential risks included:
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the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the merger transaction and integrate the two companies;

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the possibility of the resulting company encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the timeframe currently contemplated;

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the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Bridge and Dime;

•
the possibility that the merger and the related integration process could result in the loss of key employees, the disruption of Bridge’s ongoing business, and in the loss of customers for the resulting company;

•
the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Bridge and Dime, transaction fees, expenses and other payments that will or may arise from the merger;

•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner, may not be received at all, or may impose unacceptable conditions;

•
the possibility that the merger may not be completed despite the combined efforts of Bridge and Dime, or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from Bridge and Dime shareholders, including as a result of factors outside Bridge’s and Dime’s control;

•
the possibility that the COVID-19 pandemic could result in Bridge and Dime granting additional loan forbearances to assist their customers, and health or other government authorities requiring the closure of Bridge’s or Dime’s branch offices or the offices of other businesses of Bridge’s or Dime’s customers, which could significantly disrupt Bridge’s and Dime’s respective businesses, financial conditions and results of operations;

•
the possibility that the COVID-19 pandemic could result in greater than anticipated credit losses for each of Bridge and Dime;

•
the potential for legal claims challenging the merger;

•
the potential for the value of the merger consideration to be received by holders of shares of Bridge common stock to be adversely affected by a decrease in the trading price of Dime common stock;

•
the fact Bridge’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described in the section titled “The Merger — Interests of Bridge’s Directors and Executive Officers in the Merger”;

•
the fact that Bridge may be obligated to pay Dime a termination fee of $18.0 million in certain circumstances, as more fully described in the section titled “Description of the Merger — Terminating the Merger Agreement; Termination Fee”;

•
the fact that Bridge’s common stock shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•
the restrictions on the conduct of Bridge’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Bridge from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger; and

•
the other risks of the type and nature described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” including but not limited to the risks described in the section titled “Risk Factors — Risks Related to the Merger and Bridge’s Business Upon Completion of the Merger.”

In considering the recommendation of the Bridge board of directors, you should be aware that certain directors and executive officers of Bridge may have interests in the merger that are different from, or in addition to, interests of shareholders of Bridge generally and may create potential conflicts of interest. The Bridge board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, and in recommending to Bridge’s shareholders that they vote in favor of the merger proposal. See “Description of the Merger — Interests of Bridge’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the material information and factors considered by the Bridge board of directors is not intended to be exhaustive and may not include all of the factors considered by the Bridge board of directors. In view of the variety of factors considered in connection with its consideration of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Bridge board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The above factors are not listed in any particular order of priority. The Bridge board of directors considered all these factors as a whole.
It should be noted that this explanation of the reasoning of the Bridge board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Bridge board of directors determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of Bridge, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.
Accordingly, the Bridge board of directors unanimously recommends that Bridge shareholders vote “FOR” the merger proposal, “FOR” the Bridge Certificate of Incorporation amendment proposal, “FOR” the Bridge merger-related compensation proposal, and “FOR” the Bridge adjournment proposal.
Opinion of Bridge’s Financial Advisor
Bridge retained PSC to act as financial advisor to Bridge’s board of directors in connection with Bridge’s consideration of a possible business combination with Dime. Bridge selected PSC to act as its financial advisor because PSC is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, PSC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
PSC acted as financial advisor to Bridge’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the July 1, 2020 meeting at which Bridge’s board of directors considered the merger and the merger agreement, PSC delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on July 1, 2020, to the effect that, as of such date, the exchange ratio of 0.648 was fair to Bridge from a financial point of view. The full text of PSC’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Bridge common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

PSC’s opinion was directed to the board of directors of Bridge in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Bridge as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. PSC’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to Bridge and did not address the underlying business decision of Bridge to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Bridge or the effect of any other transaction in which Bridge might engage. PSC also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Bridge or Dime, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. PSC’s opinion was approved by PSC’s opinion committee.
In connection with its opinion, PSC reviewed and considered, among other things:
•
an execution version of the merger agreement;

•
certain publicly available financial statements and other historical financial information of Bridge that PSC deemed relevant;

•
certain publicly available financial statements and other historical financial information of Dime that PSC deemed relevant;

•
publicly available median analyst earnings per share and dividends per share estimates for Bridge for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Bridge for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for Bridge for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Bridge for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Bridge;

•
publicly available median analyst earnings per share and dividends per share estimates for Dime for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Dime for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Dime for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Dime and its representatives;

•
the pro forma financial impact of the merger on Bridge based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for current expected credit loss (CECL) accounting standards, as provided by senior management of Bridge and Dime, and Dime’s representatives;

•
the relative contribution of assets, equity and earnings of Bridge and Dime to the resulting company, as well as their respective business models, deposit bases, branch locations and opportunities for synergies and cost savings as a result of the merger, as discussed with the senior management of Bridge;

•
the publicly reported historical price and trading activity for Bridge common stock and Dime common stock, including a comparison of certain stock trading information for Bridge common stock and Dime common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for Bridge and Dime with similar financial institutions for which information is publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as PSC considered relevant.

PSC also discussed with certain members of the senior management of Bridge and its representatives the business, financial condition, results of operations and prospects of Bridge and held similar discussions with certain members of the senior management of Dime and its representatives regarding the business, financial condition, results of operations and prospects of Dime.
In performing its review, PSC relied upon the accuracy and completeness of all of the financial and other information that was available to PSC from public sources, that was provided to PSC by Bridge, Dime or their respective representatives, or that was otherwise reviewed by PSC, and PSC assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. PSC relied on the assurances of the respective senior managements of Bridge and Dime that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to its analyses. PSC was not asked to and did not undertake an independent verification of any such information and PSC did not assume any responsibility or liability for the accuracy or completeness thereof. PSC did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bridge or Dime. PSC rendered no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Bridge or Dime. PSC did not make an independent evaluation of the adequacy of the allowance for loan losses of Bridge or Dime, or the resulting company after the Merger, and PSC did not review any individual credit files relating to Bridge or Dime. PSC assumed, with Bridge’s consent, that the respective allowances for loan losses for both Bridge and Dime were adequate to cover such losses and would be adequate on a pro forma basis for the resulting company.
In preparing its analyses, PSC used publicly available median analyst earnings per share and dividends per share estimates for Bridge for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Bridge for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for Bridge for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Bridge for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Bridge. In addition, PSC used publicly available median analyst earnings per share and dividends per share estimates for Dime for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Dime for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Dime for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Dime and its representatives. PSC also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as provided by the senior managements of Bridge and Dime and Dime’s representatives. With respect to the foregoing information, the respective senior management of Bridge and Dime confirmed to PSC that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Bridge and Dime, respectively, and PSC assumed that the financial results reflected in such information would be achieved. PSC expressed no opinion as to such estimates or judgements, or the assumptions on which they are based. PSC assumed that there had been no material change in Bridge’s or Dime’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to PSC. PSC assumed in all respects material to its analyses that Bridge and Dime would remain as going concerns for all periods relevant to its analyses.
PSC also assumed, with Bridge’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Bridge, Dime, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Bridge’s consent, PSC relied upon the advice that

Bridge received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. PSC expressed no opinion as to any such matters.
PSC’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to PSC as of, the date thereof. Events occurring after the date thereof could materially affect PSC’s opinion. PSC has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. PSC expressed no opinion as to the trading value of Bridge common stock or Dime common stock at any time or what the value of Bridge common stock will be once it is actually received by the holders of Dime common stock.
In rendering its opinion, PSC performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying PSC’s opinion or the presentation made by PSC to Bridge’s board of directors, but is a summary of the material analyses performed and presented by PSC. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of an opinion regarding fairness is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. PSC believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in PSC’s comparative analyses described below is identical to Bridge or Dime and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Bridge and Dime and the companies to which they were compared. In arriving at its opinion, PSC did not attribute any particular weight to any analysis or factor that it considered. Rather, PSC made qualitative judgments as to the significance and relevance of each analysis and factor. PSC did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, PSC made its determination as to the fairness of the exchange ratio to Bridge on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, PSC also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Bridge, Dime and PSC. The analyses performed by PSC are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. PSC prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Bridge’s board of directors at its July 1, 2020 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, PSC’s analyses do not necessarily reflect the value of Bridge common stock or Dime common stock or the prices at which Bridge or Dime common stock may be sold at any time. The analyses of PSC and its opinion were among a number of factors taken into consideration by Bridge’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Bridge’s board of directors with respect to the fairness of the exchange ratio.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
PSC reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Dime common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.648 of a share of common stock of Bridge. Based on the closing price per share of Bridge common stock on June 30, 2020 of $22.84 and based upon 33,004,413 shares of Dime common stock outstanding and 34,910 Dime stock options outstanding with a weighted average exercise price of $15.01, PSC calculated an aggregate implied transaction value of $488.5 million. Based upon financial information for Dime as of or for the last twelve months (which we refer to as “LTM”) ended March 31, 2020 and the closing price of Dime’s common stock on June 30, 2020, PSC calculated the following implied transaction metrics:
Transaction Price / Dime March 31, 2020 Tangible Book Value per Share	97%
Transaction Price / Dime March 31, 2020 LTM Earnings per Share	16.1x
Transaction Price / Dime 2020E Median Analyst GAAP Earnings per Share(1)	12.9x
Transaction Price / Dime 2021E Median Analyst GAAP Earnings per Share(1)	11.6x
Tangible Book Premium / Core Deposits(2)	(0.9)%
Tangible Book Premium / Core Deposits(3)	(0.8)%
Premium to Dime Market Price as of June 30, 2020	7.8%

(1)
Based on publicly available median analyst earnings per share estimates

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

(3)
Core deposits defined as total deposits less time deposits with balances greater than $250,000

Contribution Analysis
PSC reviewed the relative contributions of Bridge and Dime to the pro forma balance sheet and income of the resulting company. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Bridge and Dime shareholders in the resulting company:
	Bridge		Dime
$ value in millions
Balance Sheet:
Total Assets	$5,061	44%	$6,348	56%
Net Loans	$3,723	42%	$5,171	58%
Total Deposits	$4,056	49%	$4,240	51%
Noninterest-Bearing Demand Deposit Accounts	$1,482	76%	$479	24%
Total Equity	$493	43%	$646	57%
Tangible Equity	$385	39%	$590	61%
Earnings:
LTM Net Income	$37.4	53%	$33.6	47%
2020E Median Analyst Net Income to Common(1)	$50.8	56%	$39.1	44%
2021E Median Analyst Net Income to Common(1)	$51.3	55%	$2.5	45%
Market Valuation:
Market Capitalization as of June 30, 2020	$456.4	50%	$453.2	50%
Pro Forma Ownership to Common Shareholders		48%		52%

(1)
Based on publicly available median analyst earnings per share estimates

Stock Trading History
PSC reviewed the publicly available historical reported trading prices of Bridge common stock and Dime common stock for the one-year and three-year periods ended June 30, 2020. PSC then compared the relationship between the movements in the price of Bridge common stock and Dime common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
Bridge’s One-Year Stock Performance
	Beginning Value June 30, 2019	Ending Value June 30, 2020
Bridge	100%	77.5%
Bridge Peer Group	100%	73.1%
S&P 500 Index	100%	105.4%
NASDAQ Bank Index	100%	74.2%
Bridge’s Three-Year Stock Performance
	Beginning Value June 30, 2017	Ending Value June 30, 2020
Bridge	100%	68.6%
Bridge Peer Group	100%	69.9%
S&P 500 Index	100%	127.9%
NASDAQ Bank Index	100%	72.6%
Dime’s One-Year Stock Performance
	Beginning Value June 30, 2019	Ending Value June 30, 2020
Dime	100%	72.3%
Dime Peer Group	100%	73.4%
S&P 500 Index	100%	105.4%
NASDAQ Bank Index	100%	74.2%
Dime’s Three-Year Stock Performance
	Beginning Value June 30, 2017	Ending Value June 30, 2020
Dime	100%	70.1%
Dime Peer Group	100%	69.9%
S&P 500 Index	100%	127.9%
NASDAQ Bank Index	100%	72.6%
Comparable Company Analyses
PSC used publicly available information to compare selected financial information for Bridge with a group of financial institutions selected by PSC. The Bridge peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM or NASDAQ), headquartered in New York or New Jersey with total assets between $2.5 billion and $10.0 billion, but excluded targets of announced merger transactions (which we refer to as the “Bridge Peer Group”). The Bridge Peer Group consisted of the following companies:

Amalgamated Bank	Kearny Financial Corp.
Arrow Financial Corporation	Lakeland Bancorp, Inc.
BCB Bancorp, Inc.	Metropolitan Bank Holding Corp.
ConnectOne Bancorp, Inc.	NBT Bancorp Inc.
Dime Community Bancshares, Inc.	Northfield Bancorp, Inc.
Financial Institutions, Inc.	Peapack-Gladstone Financial Corporation
First of Long Island Corporation	Tompkins Financial Corporation
Flushing Financial Corporation	TrustCo Bank Corp NY
The analysis compared publicly available financial information for Bridge with corresponding data for the Bridge Peer Group as of or for the LTM ended March 31, 2020 with pricing data as of June 30, 2020. The table below sets forth the data for Bridge and the median, mean, low and high data for the Bridge Peer Group. Certain financial data prepared by PSC, as referenced in the table presented below, may not correspond to the data presented in Bridge’s historical financial statements, as a result of the different periods, assumptions and methods used by PSC to compute the financial data presented.
Bridge Comparable Company Analysis
	Bridge	Bridge Peer Group Median	Bridge Peer Group Mean	Bridge Peer Group Low	Bridge Peer Group High
Total assets ($M)	5,061.00	5,792.00	5,725.00	2,942.00	9,954.00
Loans / Deposits (%)	92.80	94.90	97.30	70.10	122.80
Nonperforming Assets / Total Assets (%)	0.62	0.47	0.51	0.14	1.15
Tangible Common Equity/Tangible Assets (%)	7.78	8.48	9.00	7.16	13.38
Tier 1 Leverage Ratio (%)(1)	8.19	9.43	9.82	8.47	13.25
Total Risk-Based Capital Ratio (%)(2)	12.91	13.49	14.70	12.10	22.84
CRE / Total Risk-Based Capital Ratio (%)(2)	382.60	360.60	340.20	19.60	589.00
LTM Return on Average Assets (%)	1.00	0.90	0.87	0.47	1.20
LTM Return on Average Equity (%)	9.87	9.18	8.45	3.60	12.58
LTM Net Interest Margin (%)	3.29	3.08	3.00	2.41	3.56
LTM Efficiency Ratio (%)	57.39	57.96	58.28	40.70	68.09
Price/Tangible Book Value (%)	117.00	90.00	102.00	61.00	165.00
Price/LTM Earnings per Share (x)	9.50	10.10	11.30	8.10	17.40
Price/2020E Earnings per Share (x))(3)	8.90	12.60	13.00	8.70	18.20
Price/2021E Earnings per Share (x)(3)	8.80	11.10	11.40	7.30	16.30
Current Dividend Yield (%)	4.20	3.90	3.70	—	7.30
Market Value ($M)	444.00	451.00	527.00	160.00	1,341.00

(1)
Bank level financial data as of or for the period ended March 31, 2020 for BCB Bancorp, Inc.

(2)
Financial data as of or for the period ended March 31, 2020 was not released at the holding company or bank level due to regulatory relief for Northfield Bancorp, Inc., First of Long Island Corporation, Arrow Financial Corporation and BCB Bancorp, Inc.

(3)
Based on publicly available median analyst earnings per share estimates

PSC used publicly available information to perform a similar analysis for Dime by comparing selected financial information for Dime with a group of financial institutions selected by PSC. The Dime peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM or NASDAQ), headquartered in New York or New Jersey with total assets between $2.5 billion and $10.0 billion, but excluded targets of announced merger transactions (which we refer to as the “Dime Peer Group”). The Dime Peer Group consisted of the following companies:
Amalgamated Bank	Kearny Financial Corp.
Arrow Financial Corporation	Lakeland Bancorp, Inc.
BCB Bancorp, Inc.	Metropolitan Bank Holding Corp.
Bridge Bancorp, Inc.	NBT Bancorp Inc.
ConnectOne Bancorp, Inc.	Northfield Bancorp, Inc.
Financial Institutions, Inc.	Peapack-Gladstone Financial Corporation
First of Long Island Corporation	Tompkins Financial Corporation
Flushing Financial Corporation	TrustCo Bank Corp NY
The analysis compared publicly available financial information for Dime with corresponding data for the Dime Peer Group as of or for the LTM ended March 31, 2020 with pricing data as of June 30, 2020. The table below sets forth the data for Dime and the median, mean, low and high data for the Dime Peer Group. Certain financial data prepared by PSC, as referenced in the table presented below, may not correspond to the data presented in Dime’s historical financial statements, as a result of the different periods, assumptions and methods used by PSC to compute the financial data presented.
Dime Comparable Company Analysis
	Dime	Dime Peer Group Median	Dime Peer Group Mean	Dime Peer Group Low	Dime Peer Group High
Total assets ($M)	6,348.00	5,504.00	5,645.00	2,942.00	9,954.00
Loans / Deposits (%)	122.80	92.50	95.40	70.10	121.00
Nonperforming Assets / Total Assets (%)	0.29	0.51	0.53	0.14	1.15
Tangible Common Equity/Tangible Assets (%)	8.23	8.48	8.97	7.16	13.38
Tier 1 Leverage Ratio (%)(1)	9.80	9.30	9.72	8.19	13.25
Total Risk-Based Capital Ratio (%)(2)	15.21	13.26	14.51	12.10	22.84
CRE / Total Risk-Based Capital Ratio (%)(2)	589.00	358.60	323.00	19.60	562.30
LTM Return on Average Assets (%)	0.52	0.93	0.90	0.47	1.20
LTM Return on Average Equity (%)	5.40	9.40	8.73	3.60	12.58
LTM Net Interest Margin (%)	2.51	3.20	3.05	2.41	3.56
LTM Efficiency Ratio (%)	57.60	57.86	58.26	40.70	68.09
Price/Tangible Book Value (%)	90.00	95.00	104.00	61.00	165.00
Price/LTM Earnings per Share (x)	14.90	9.90	11.00	8.10	17.40
Price/2020E Earnings per Share (x)(3)	11.90	12.60	12.80	8.70	18.20
Price/2021E Earnings per Share (x)(3)	10.70	11.10	11.30	7.30	16.30
Current Dividend Yield (%)	4.10	3.90	3.70	—	7.30
Market Value ($M)	457.00	445.00	526.00	160.00	1,341.00

(1)
Bank level financial data as of or for the period ended March 31, 2020 for BCB Bancorp, Inc.

(2)
Financial data as of or for the period ended March 31, 2020 was not released at the holding company or bank level due to regulatory relief for Northfield Bancorp, Inc., First of Long Island Corporation, Arrow Financial Corporation and BCB Bancorp, Inc.

(3)
Based on publicly available median analyst earnings per share estimates

Net Present Value Analyses
PSC performed an analysis that estimated the net present value of Bridge common stock assuming Bridge performed in accordance with publicly available median analyst earnings per share and dividends per share estimates for Bridge for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Bridge for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for Bridge for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Bridge for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Bridge. To approximate the terminal value of a share of Bridge common stock at December 31, 2024, PSC applied price to 2024 earnings multiples ranging from 8.0x to 15.5x and multiples of December 31, 2024 tangible book value ranging from 75% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bridge common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Bridge common stock of $17.74 to $38.46 when applying multiples of earnings and $15.40 to $33.77 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	8.0x	9.5x	11.0x	12.5x	14.0x	15.5x
8.0%	$21.63	$25.00	$28.36	$31.73	$35.10	$38.46
9.0%	$20.77	$23.99	$27.22	$30.44	$33.66	$36.88
10.0%	$19.96	$23.04	$26.13	$29.21	$32.30	$35.38
11.0%	$19.18	$22.14	$25.09	$28.05	$31.00	$33.96
12.0%	$18.44	$21.27	$24.11	$26.94	$29.77	$32.60
13.0%	$17.74	$20.46	$23.17	$25.89	$28.60	$31.32
Tangible Book Value Per Share Multiples
Discount Rate	75%	90%	105%	120%	135%	150%
8.0%	$18.73	$21.74	$24.75	$27.75	$30.76	$33.77
9.0%	$17.99	$20.87	$23.75	$26.63	$29.51	$32.39
10.0%	$17.29	$20.05	$22.81	$25.57	$28.33	$31.08
11.0%	$16.63	$19.27	$21.91	$24.56	$27.20	$29.84
12.0%	$16.00	$18.53	$21.06	$23.59	$26.13	$28.66
13.0%	$15.40	$17.83	$20.25	$22.68	$25.11	$27.53
PSC also considered and discussed with the Bridge’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis, assuming Bridge’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Bridge’s common stock, applying the price to 2024 earnings multiples range of 8.0x to 15.5x referred to above and a discount rate of 11.12%.
Earnings Per Share Multiples
Annual Estimate Variance	8.0x	9.5x	11.0x	12.5x	14.0x	15.5x
(15.0%)	$16.74	$19.24	$21.74	$24.24	$26.73	$29.23
(10.0%)	$17.52	$20.17	$22.81	$25.46	$28.11	$30.75
(5.0%)	$18.31	$21.10	$23.89	$26.69	$29.48	$32.27
0.0%	$19.09	$22.03	$24.97	$27.91	$30.85	$33.79
5.0%	$19.87	$22.96	$26.05	$29.14	$32.22	$35.31
10.0%	$20.66	$23.89	$27.13	$30.36	$33.59	$36.83
15.0%	$21.44	$24.82	$28.20	$31.59	$34.97	$38.35

PSC also performed an analysis that estimated the net present value per share of Dime common stock, assuming Dime performed in accordance with publicly available median analyst earnings per share and dividends per share estimates for Dime for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Dime for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Dime for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Dime and its representatives. To approximate the terminal value of a share of Dime common stock at December 31, 2024, PSC applied prices to 2024 earnings multiples ranging from 8.0x to 15.5x and multiples of December 31, 2024 tangible book value ranging from 75% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Dime common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Dime common stock of $9.97 to $21.53 when applying multiples of earnings and $10.26 to $22.88 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	8.0x	9.5x	11.0x	12.5x	14.0x	15.5x
8.0%	$12.15	$14.02	$15.90	$17.78	$19.65	$21.53
9.0%	$11.67	$13.46	$15.26	$17.05	$18.85	$20.64
10.0%	$11.21	$12.93	$14.65	$16.37	$18.09	$19.81
11.0%	$10.78	$12.42	$14.07	$15.72	$17.36	$19.01
12.0%	$10.36	$11.94	$13.52	$15.10	$16.67	$18.25
13.0%	$9.97	$11.48	$13.00	$14.51	$16.02	$17.53
Tangible Book Value Per Share Multiple
Discount Rate	75%	90%	105%	120%	135%	150%
8.0%	$12.51	$14.59	$16.66	$18.73	$20.81	$22.88
9.0%	$12.02	$14.00	$15.99	$17.97	$19.96	$21.94
10.0%	$11.55	$13.45	$15.35	$17.25	$19.15	$21.05
11.0%	$11.10	$12.92	$14.74	$16.56	$18.38	$20.20
12.0%	$10.67	$12.41	$14.16	$15.90	$17.65	$19.39
13.0%	$10.26	$11.94	$13.61	$15.28	$16.95	$18.63
PSC also considered and discussed with the Bridge’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis assuming Dime’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Dime common stock, applying the price to 2024 earnings multiples range of 8.0x to 15.5x referred to above and a discount rate of 12.10%.
Earnings Per Share Multiples
Annual Estimate Variance	8.0x	9.5x	11.0x	12.5x	14.0x	15.5x
(15.0%)	$9.07	$10.40	$11.74	$13.07	$14.41	$15.74
(10.0%)	$9.49	$10.90	$12.31	$13.73	$15.14	$16.56
(5.0%)	$9.90	$11.40	$12.89	$14.38	$15.87	$17.37
0.0%	$10.32	$11.89	$13.47	$15.04	$16.61	$18.18
5.0%	$10.74	$12.39	$14.04	$15.69	$17.34	$18.99
10.0%	$11.16	$12.89	$14.62	$16.35	$18.07	$19.80
15.0%	$11.58	$13.39	$15.19	$17.00	$18.81	$20.61

PSC noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
PSC analyzed certain potential pro forma effects of the merger on Bridge assuming the merger closes on December 31, 2020. PSC utilized the following information and assumptions: (a) publicly available median analyst earnings per share and dividends per share estimates for Bridge for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Bridge for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for Bridge for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Bridge for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Bridge, (b) publicly available median analyst earnings per share and dividends per share estimates for Dime for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Dime for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Dime for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Dime and its representatives, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as provided by the senior managements of Bridge and Dime and Dime’s representatives. The analysis indicated that the merger could be accretive to Bridge’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2021 through December 31, 2024 and accretive to Bridge’s estimated tangible book value per share at close and at December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.
In connection with this analysis, PSC considered and discussed with the Bridge’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the resulting company may vary from projected results and the variations may be material.
PSC’s Relationship
PSC is acting as Bridge’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to $3,500,000, which fee is contingent upon the consummation of the merger. PSC also received a $500,000 fee from Bridge upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to PSC upon consummation of the merger. Bridge has also agreed to indemnify PSC against certain claims and liabilities arising out of PSC’s engagement and to reimburse PSC for certain of its out-of-pocket expenses incurred in connection with PSC’s engagement.
PSC did not provide any other investment banking services to Bridge for which compensation was received in the two years preceding the date of its opinion; provided, however, an affiliate of PSC, PSC Loan Strategies, LLC (which we refer to as “PSLS”), acted as introducing broker to Bridge’s banking subsidiary, Bridgehampton National Bank, in connection with the sale of certain loans, which transactions occurred in 2018 and for which PSLS received an aggregate fee of approximately $150,000. PSC did not provide any investment banking services to Dime in the two years preceding the date of its opinion. In the ordinary course of PSC’s business as a broker-dealer, PSC may purchase securities from and sell securities to Bridge, Dime and their respective affiliates. PSC may also actively trade the equity and debt securities of Bridge, Dime and their respective affiliates for PSC’s own account and for the accounts of PSC’s customers.
Unaudited Prospective Financial Information
Neither Bridge nor Dime as a matter of course makes public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Bridge and Dime are each including in this document certain unaudited prospective financial information that was made available by Dime or by Bridge in connection with the merger as described below. The inclusion of this information should not be regarded as an indication that any of Dime, Bridge, Raymond James, or PSC, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Bridge’s and Dime’s business, all of which are difficult to predict and many of which are beyond each party’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Bridge’s and Dime’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement About Forward-Looking Statements” beginning on pages 21 and 33, respectively, of this document.
The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with generally accepted accounting principles, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled generally accepted accounting principles measures in each party’s historical generally accepted accounting principles financial statements. Neither Bridge’s nor Dime’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Furthermore, the unaudited prospective financial information does not consider any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither Bridge nor Dime intends to, and each party disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not consider the possible financial and other effects on either Dime or Bridge, as applicable, of the merger and does not attempt to predict or suggest future results of the resulting company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the resulting company as a result of the merger, the effect on either Dime or Bridge, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not consider the effect on either Dime or Bridge, as applicable, of any possible failure of the merger to occur. By inclusion of the unaudited prospective financial information in this document, none of Dime, Bridge, Raymond James, PSC or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of Dime, shareholder of Bridge or any other person regarding Dime’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by Dime or Bridge that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote to approve the merger, but is being provided solely because it was made available by Dime or by Bridge, in connection with the merger as described below.
In light of the foregoing, and considering that the special meetings of Bridge’s and Dime’s shareholders will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and Bridge and Dime urge all shareholders to review Bridge’s and Dime’s financial statements and other information contained elsewhere in this document for a description of Bridge’s and Dime’s respective businesses and reported financial results as filed with the SEC.
The following table presents the unaudited prospective earnings estimates for Dime for the 12 months ending December 31, 2020 through December 31, 2022, unaudited prospective tangible common equity at December 31, 2020, 2021 and 2022, and unaudited prospective common shares outstanding at December 31, 2020, 2021 and 2022 used by PSC for the first scenario under its discounted cash flow analysis as described above.
	At or for the 12 Months Ended December 31,
(in thousands)	2020	2021	2022
Earnings per Share	$1.15	$1.28	$1.60
Tangible Book Value per Share	15.77	16.50	17.54
The following table presents the unaudited prospective earnings estimates for Bridge for the 12 months ending December 31, 2020 through December 31, 2022, unaudited prospective tangible common equity at December 31, 2020, 2021 and 2022, and unaudited prospective common shares outstanding at December 31, 2020, 2021 and 2022 used by PSC for the first scenario under its discounted cash flow analysis as described above.
	At or For the 12 Months Ended December 31,
(in thousands)	2020	2021	2022
Earnings per Share	$2.58	$2.60	$2.88
Tangible Book Value per Share	20.93	22.59	24.52
In addition, for purposes of the financial analyses performed in connection with PSC’s opinion, Bridge and Dime discussed with PSC and Raymond James, and PSC and Raymond James used publicly available consensus “street estimates” of net income for Dime and Bridge, which were $39.1 million for Dime’s fiscal year ending December 31, 2020, $42.5 million for Dime’s fiscal year ending December 31, 2021, $50.8 million for Bridge’s fiscal year ending December 31, 2020, and $51.3 million for Bridge’s fiscal year ending December 31, 2021. For purposes of these financial analysis, Bridge’s and Dime’s management also provided to and discussed with PSC and Raymond James an estimated annual pre-tax, pre-provision earnings growth rate for Dime and Bridge of 5% per year for the fiscal year ending December 31, 2022 and an earnings per share growth rate of 6% per year for periods beyond December 31, 2022.
Treatment of Dime Stock Options and Restricted Stock Award
Stock Options:   At the effective time of the merger, each option to purchase shares of Dime common stock outstanding and unexercised immediately before the effective time of the merger will vest and be converted into options to purchase shares of the resulting company’s common stock, equal to the product of the number of shares of Dime common stock subject to the stock option multiplied by 0.648, and the exercise price will be divided by 0.648.
Restricted Stock Awards:   At the effective time, each share of Dime restricted stock, Bridge restricted stock, and each Bridge restricted stock unit outstanding immediately prior to the effective time shall fully vest, with any performance-based vesting condition to be determined based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the merger based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable Dime equity compensation plans or Bridge stock benefit plans). Each share of Dime restricted stock shall, by virtue of the merger, be cancelled and converted automatically into the right to receive the merger consideration.
Surrender of Stock Certificates
The conversion of Dime common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as practicable after the completion of the merger, but in no event later than five business days thereafter, the exchange agent will mail to Dime shareholders a letter of transmittal, together with instructions for the exchange of their Dime common stock certificates for the merger consideration. Until you surrender your Dime stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Bridge common stock into which your Dime shares have been converted. When you surrender your Dime stock certificates accompanied by a properly completed letter of transmittal, Bridge will pay any unpaid dividends or other distributions, without interest, that had become payable with respect to the shares of Bridge common stock into which your Dime shares had been converted.
If you own shares of Dime common stock in “street name” through a broker, bank or other nominee, you should receive or seek instructions from the broker, bank or other nominee holding your shares concerning how to surrender your shares of Dime common stock in exchange for the merger consideration.
If your Dime stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit claiming your Dime stock certificates to be lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares.
After the completion of the merger, there will be no further transfers of Dime common stock. Dime stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.
Accounting Treatment of the Merger
The merger of Dime with and into Bridge will be accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations, which provides guidance for determination of the accounting acquiring entity in this transaction. Factors considered within this guidance included, but were not limited to, the following:
•
the relative voting interests of Dime shareholders and Bridge shareholders in the resulting company after the merger is completed;

•
the composition of the board of directors of the resulting company after the merger is completed;

•
the composition of executive and senior management of the resulting company after the merger is completed;

•
the terms of the exchange of equity securities in the merger; and

•
the relative size of Dime and Bridge at the time of the merger.

Given that the merger is a merger of equals, many of the factors are non-determinative because they are evenly split between Dime and Bridge. However, the relative voting interests factor weighs in favor of Dime as the accounting acquirer because Bridge will be issuing a number of shares of voting common stock representing approximately 52% of its currently outstanding shares (as of June 30, 2020) of common stock in connection with the merger. The relative size factor also weighs in favor of Dime as the accounting acquirer as Dime is slightly larger in size (in terms of assets and deposits) than Bridge. Based on these factors and consideration of all the relevant facts and circumstances of the merger, for accounting purposes, Dime is considered to be acquiring Bridge in this transaction. As a result, the assets and liabilities of Bridge as of the effective date of the merger will be recorded at their respective estimated fair values and added to those of Dime. Any excess of the purchase price consideration over the net estimated fair values of Bridge’s assets and liabilities, including core deposit intangible assets, will be allocated to goodwill. The goodwill resulting from the merger will not be amortized, but instead will be reviewed for impairment on at least an annual basis. To the extent goodwill is impaired, its carrying value would be written down to its fair value with a corresponding charge to earnings. Core deposit intangible assets with definite useful lives will be amortized to expense over their estimated useful lives on an accelerated basis.
In periods following the completion of the merger, the comparative historical financial statements of Bridge will be those of Dime prior to the merger. These financial statements will reflect the results attributable to the acquired operations of Bridge, as the acquired company for accounting purposes, beginning on the date the merger is completed. The unaudited pro forma combined condensed consolidated financial information contained in this document has been prepared using the acquisition method of accounting. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Information.”
Material United States Federal Income Tax Consequences of the Merger
General. The following discussion sets forth certain material United States federal income tax consequences of the merger to United States Holders (as defined below). This discussion does not address the tax consequences to United States holders of Dime preferred stock. This discussion also does not address any tax consequences arising under the laws of any state, locality, foreign jurisdiction or United States federal tax laws other than federal income tax law. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury promulgated thereunder (which we refer to as “Treasury Regulations”), judicial decisions, administrative rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (which we refer to as the “IRS”) in effect on the date of this document, all of which may change, possibly retroactively, and affect materially and adversely the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Dime common stock that is:
•
an individual citizen or resident of the United States for United States federal income tax purposes;

•
a corporation (or any other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as United States person; or

•
an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that the United States Holders hold their shares of Dime common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, which generally means as property held for investment. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to United States Holders in light of their investments or particular tax circumstances or that may be applicable to them if they are subject to special treatment under the United States federal income tax laws, including if you are:
•
bank or other financial institution;

•
a tax-exempt organization;

•
an investor in an S corporation or other pass-through entity;

•
an insurance company;

•
a mutual fund;

•
a dealer in securities or foreign currencies;

•
a trader in securities who elects the mark-to-market method of accounting for your securities;

•
a regulated investment company;

•
a real estate investment trust;

•
a United States Holder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code;

•
a person who may be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•
a United States Holder who received Dime common stock through the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan;

•
a person who has a functional currency for tax purposes (as defined in Section 985 of the Internal Revenue Code) other than the United States dollar;

•
a person who is not a citizen or resident of the United States;

•
a non- United States Holder;

•
a government or agency or instrumentality thereof; or

•
a United States Holder who holds Dime common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity or other arrangement that is treated as a partnership for United States federal income tax purposes) holds Dime common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger applicable to them.
This discussion is not intended to be tax advice to any particular United States Holder. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. United States Holders are urged to consult their tax advisors as to the United States federal income (including the alternative minimum tax) tax consequences of the merger, as well as the effects of United States federal estate, state, local, and other federal non-income and non- United States tax laws and of the changes in such laws.
It is a condition to the closing of the merger that Bridge receive the opinion of its legal counsel, Luse Gorman, PC, and Dime receive the opinion of its legal counsel, Holland & Knight LLP, each dated as of the effective time of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Bridge and Dime), the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the transaction in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering the tax opinion, counsel will rely on representations of Bridge and Dime, to be updated as of the effective time of the merger (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). The tax opinions represent counsels’ best legal judgement but are not binding on the IRS or any court. Bridge and Dime have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
Based on representations contained in representation letters of officers of Bridge and Dime, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Luse Gorman, PC and Holland & Knight LLP, that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the

Internal Revenue Code, in which event each of Bridge and Dime will be a party to such reorganization. Qualification of the merger as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code requires, inter alia, that at least 50% of the value of the overall consideration paid to Dime shareholders consist of equity of Bridge, or that holders of no more than 50% of the currently outstanding interests in Dime exercise dissenter rights and receive cash in lieu of Bridge shares. Based on the foregoing, and subject to the limitations and qualifications described herein, the material United States federal income tax consequences of the merger will generally be as follows:
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no gain or loss will be recognized by Bridge or Dime;

•
no gain or loss generally will be recognized by a United States Holder upon the receipt of shares of Bridge common stock in exchange for his or her Dime stock pursuant to the merger (except in respect of cash received in lieu of fractional shares, as discussed below);

•
the aggregate adjusted tax basis of the shares of Bridge common stock received by the United States Holder in the merger will be the same as the aggregate adjusted tax basis of shares of Dime stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of Bridge common stock for which cash is received;

•
the holding period of Bridge common stock received by a United States Holder will include the holding period of the Dime stock exchanged therefor; and

•
although no fractional shares of Bridge common stock will be issued in the merger, a United States Holder who receives cash in lieu of such a fractional share of Bridge common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of Bridge common stock for cash. As a result, a United States Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of Dime stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of Dime stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion of the bases and holding periods for shares of Dime stock and Bridge common stock, United States Holders who acquired different blocks of Dime stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the merger. Each United States Holder should consult its own tax advisor with regard to identifying the basis or holding periods of the particular shares of Bridge common stock received in the merger.
Backup Withholding.   Payments of cash (including cash in lieu of a fractional share, if any) to a United States Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) unless such holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a United States Holder under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.
Reporting Requirements.   United States Holders who receive Bridge common stock pursuant to the merger will be required to retain records pertaining to the merger. Any United States Holder who is required to file a United States federal income tax return and that, immediately before the merger, holds at least 5% (by vote or value) of the outstanding Dime stock, or securities of Dime with a basis for federal income tax purposes of at least $1 million, will be required to file with its United States federal income tax return for the year in which the merger takes place a statement in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the Dime common stock surrendered and the fair market value of the Bridge common stock and cash received in the merger. United States Holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

Foreign Account Tax Compliance Act.   Certain provisions of the Internal Revenue Code, known as the Foreign Account Tax Compliance Act (which we refer to as the “FATCA”), impose a 30% United States withholding tax on certain United States source payments, including interest, dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce United States source interest or dividends (which we refer to as “Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the United States Treasury Department to collect and provide to the United States Treasury Department certain information (that is in addition to and significantly more onerous than, the requirement to deliver an applicable United States nonresident withholding tax certification form (e.g., IRS Form W-8BEN)) regarding United States financial account holders, including certain account holders that are foreign entities with United States owners, with such institution or otherwise complies with FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial United States owners (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or a certification identifying the direct and indirect substantial United States owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
These withholding and reporting requirements generally apply to United States source periodic payments (such as dividend payments from a United States corporation). Prior to the promulgation of proposed regulations, the withholding and reporting requirements further applied to payments of gross proceeds from a sale, exchange, redemption, or other disposition after December 31, 2018 of stock (including a liquidating distribution from a corporation), debt instruments or other property that can produce United States source dividends or interests. The proposed regulations, which may be relied upon by taxpayers in advance of final regulations, remove gross proceeds from the definition of a Withholdable Payment. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not be required to pay any additional amounts in respect of any payments to which FATCA withholding applies. United States Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on the merger.
This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.
The preceding discussion is a summary of certain material United States federal income tax consequences of the merger to a United States Holder and does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any United States federal (including estate tax and alternative minimum tax) non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.
Regulatory Matters Relating to the Merger
Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger and the bank merger are subject to approval by the NYSDFS and the Federal Reserve. Bridge has filed the required applications for the bank merger with the NYSDFS and the Federal Reserve and intends to request a waiver from filing an application with the Federal Reserve for the merger.
Bank Merger.   The bank merger, whereby Dime Community Bank will merge with and into BNB Bank, is subject to the approval of the Federal Reserve under the Bank Merger Act and the NYSDFS under applicable New York law. In granting its approval under the Bank Merger Act, the Federal Reserve must consider factors such as the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. The NYSDFS follows criteria similar to those used by the Federal Reserve.
Holding Company Merger.   The merger of Dime with and into Bridge, with Bridge as the surviving bank holding company, requires the approval of the Federal Reserve pursuant to the Bank Holding Company Act of 1956 unless the Federal Reserve grants a waiver of the formal application process upon request of the acquiror. Bridge expects to request such a waiver but will file the necessary application if a waiver is not available. In evaluating such applications, the Federal Reserve considers factors similar to those used for bank merger applications referenced above.
In addition, a period of 15-30 days must expire following approval by the Federal Reserve before the merger may be consummated. During that period, the United States Department of Justice may object to the merger under federal anti-trust laws. While Bridge and Dime believe the likelihood of such an objection is remote, there can be no assurance that the Department of Justice would not initiate proceedings to block the merger, or that the Attorney General of the State of New York will not challenge the merger, or the outcome of such challenges.
The merger cannot proceed in the absence of the requisite regulatory approvals. See “— Conditions to Completing the Merger” and “— Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy one or more conditions set forth in the merger agreement and described under “— Conditions to Completing the Merger.”
The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the merger.
Interests of Bridge’s Directors and Executive Officers in the Merger
In considering the Bridge board of directors’ recommendation to vote to approve the merger proposal, holders of Bridge common stock should be aware that Bridge’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of Bridge common stock generally and that may create potential conflicts of interest. These interests include:
Treatment of Bridge Stock Options.   The merger agreement provides that all Bridge stock options outstanding and unexercised immediately prior to the effective time of the merger shall automatically, and without any action on the part of the holder thereof, vest and be governed by the same terms and conditions as were applicable immediately prior to the effective time of the merger.
Treatment of Bridge Restricted Stock Awards.   The merger agreement provides that at the effective time of the merger, each unvested share of restricted stock subject to time-based vesting issued by Bridge and outstanding at the effective time of the merger will fully vest.
Treatment of Bridge Performance Stock Awards.   The merger agreement provides that at the effective time of the merger, each unvested share of restricted stock subject to performance-based vesting issued by Bridge and outstanding at the effective time of the merger will fully vest with any performance-based vesting condition to be determined based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the merger based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable Bridge equity plan).
Stock Options and Restricted Stock Awards Held by Bridge’s Executive Officers and Directors.   For an estimate of the value of the unvested Bridge equity awards held by each of Bridge’s named executive officers, see “— Merger-Related Executive Compensation for Bridge’s Named Executive Officers” below. Bridge’s non-employee directors Emanuel Arturi, Marcia Z. Hefter, Matthew Lindenbaum, Charles I.Massoud,

Albert E. McCoy, Jr., Raymond A. Nielsen, Daniel Rubin, Rudolph J. Santoro, Dennis A. Suskind, Thomas J. Tobin, and Christian C. Yegen, respectively, each hold 2,465, 3,522, 1,056, 1,056, 2,113, 2,113, 1,056, 2,456, 1,056, 1,056 and 2,113, respectively, unvested restricted stock units, as of September 14, 2020, which vest, in part, monthly and are scheduled to become fully vested on April 30, 2021; however, such unvested restricted stock units will become fully vested at the effective time of the merger. The non-employee directors do not hold any Bridge stock options or Bridge PSAs.
Employment Agreements with Messrs. O’Connor and McCaffery.   Bridge and BNB Bank have entered into new employment agreements with Messrs. O’Connor and McCaffery, effective as of the closing date of the merger, setting forth the terms of the executive’s employment with Bridge and BNB Bank following the closing date of the merger. The employment agreement, which will supersede Messrs. O’Connor and McCaffery’s current employment agreements, are for an initial term of three (3) years following the effective time, subject to an annual renewal for an additional year, unless Bridge provides the executive with a written notice of non-renewal at least ninety (90) days before a renewal date. Mr. O’Connor’s employment agreement provides for an annual base salary of $900,000, an annual cash bonus with a target of 100% of base salary, an annual equity award with a target of 65% of base salary, and an annual cash allowance of $100,000 in lieu of perquisites. Mr. McCaffery’s employment agreement provides for an annual base salary of $500,000, an annual cash bonus with a target of 45% of base salary, an annual equity award with a target of 35% of base salary, and an annual cash allowance of $50,000 in lieu of perquisites.
If the executive’s employment is terminated by Bridge and BNB Bank without cause or the executive officer resigns for good reason, he would be entitled to the following payments and benefits: the sum of (1) an amount equal to the product of (x) the executive’s annual cash bonus for the fiscal year immediately preceding the fiscal year in which the event of termination occurs (which we refer to as the “Recent Bonus”) if such bonus has not been paid as of the date of the event of termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (which we refer to as the “Pro Rata Bonus”); (2) the amount equal to the product of (a) three and (b) the sum of (c) executive’s base salary and (d) the Recent Bonus; (3) an amount equal to Bridge and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by Bridge or its affiliates, in which executive participates as of immediately prior to the date of termination that executive would receive if executive’s employment continued for the three-year period following the date of termination (which we refer to as the “Benefits Period”); and (4) an amount equal to the product of (a) 150% of the monthly premiums for coverage under the Bridge’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for executive and his or her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period. The executive shall also be entitled to outplacement services the scope and provider of which shall be selected by Bridge or BNB Bank, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.
If the executive’s employment is terminated by reason of death or disability, the executive shall be entitled to the following from BNB Bank: (a) an amount equal to the product of the most recent annual cash bonus multiplied by a fraction, with the numerator equal to the number of days in the current fiscal year through the date of termination due to death or disability and the denominator equal to 365, (b) any unvested restricted stock awards subject to time-based vesting shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement, and (c) any unvested performance stock awards shall become fully and immediately vested and pro-rated based on actual performance and if actual performance is not determinable, at target, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.
In consideration for the foregoing payments and benefits payable upon a termination by Bridge and BNB Bank, as applicable, without cause or by the executive officer for good reason prior to a change in control, the executive is required to execute a release of claims in favor of Bridge and BNB Bank. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information, mutual non-disparagement of either party and a one-year non-solicitation and one-year noncompetition restriction. However, if the executive’s employment is terminated following a change in control, the non-competition and non-solicitation restrictions shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. In the event that payments to the executive become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave the executive officer better off on an after-tax basis.
Retention and Award Agreements with Messrs. O’Connor, McCaffery and Manseau.   Bridge has entered into retention and award agreements with Messrs. O’Connor, McCaffery and Manseau, effective upon the effective time of the merger. Mr. O’Connor’s retention and award agreement provides for a transaction cash bonus in the amount of $750,000, payable on the first payroll following the closing date of the merger; a retention payment of $1,500,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger; and a one-time equity grant with a grant date fair market value of $1,170,000, which will vest in equal installments on the second, third and fourth anniversary following the closing date of the merger. Mr. McCaffery’s retention and award agreement provides for a transaction cash bonus in the amount of $500,000, payable on the first payroll following the closing date of the merger; a retention payment of $500,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger; and a one-time equity grant with a grant date fair market value of $350,000, which will vest in equal installments on the second, third and fourth anniversary following the closing date of the merger. Mr. Manseau’s retention and award agreement provides for a transaction cash bonus in the amount of $200,000, payable on the first payroll following the closing date of the merger; a retention payment of $300,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger; and a one-time equity grant with a grant date fair market value of $245,000, which will vest in equal installments on the second, third and fourth anniversary following the closing date of the merger.
Defense of Tax Position Agreement with Messrs. O’Connor and McCaffery.   Bridge has entered into defense of tax position agreements with each of Messrs. O’Connor and McCaffery, effective upon the effective time of the merger, which provides that Bridge will pay the costs of defending the executive’s tax position in the event of any claim, notice of audit, or similar correspondence that, if successful, would require the executive to pay an excise tax under Section 4999 of the Internal Revenue Code with respect to the merger related compensation paid to the executive. The defense of tax position agreement does not entitle the executive to a tax gross-up or a reimbursement for any tax (or related interest or penalties).
Current Employment Agreements With Messrs. Nolan and Manseau.   Bridge and BNB Bank previously entered into an employment agreement with Messrs. Nolan and Manseau. Pursuant to the terms of their employment agreements, in the event of (i) the executive’s involuntary termination for any reason other than cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, within one year following a change in control, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to three times the sum of his base salary and the highest annual bonus earned in the prior three years, and the value of continued health and medical insurance coverage for thirty-six months, payable within ten business days following the date of termination of employment. For an estimate of the amount that would be payable to Messrs. Nolan and Manseau under their employment agreements, see “— Merger-Related Executive Compensation for Bridge’s Named Executive Officers” below.
Amendment to Employment Agreement and Retention and Award Agreement with Mr. Santacroce.    Bridge and BNB Bank previously entered into an employment agreement with Mr. Santacroce. The term of the employment agreement is for two years, subject to daily renewal, and in the event of (i) the executive’s involuntary termination for any reason other than cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “good reason,” including a reduction in the executive’s duties, responsibilities or pay, within one year following a change in control, the executive would be entitled to a severance benefit equal to a cash lump sum payment equal to three times the sum of his base salary and the highest annual bonus earned in the prior three years, and the value of continued health and medical insurance coverage for thirty-six months, payable within ten business days following the date of termination of employment. Bridge, BNB Bank and Mr. Santacroce have entered into an amendment to Mr. Santacroce’s employment agreement. The amendment provides that the term of the employment agreement will be for three (3) years following the effective time, subject to an annual renewal for an additional year, unless Bridge provides the executive with a written notice of non-renewal at least ninety (90) days before a renewal date, the executive’s base salary is $425,000, the annual equity grant and annual cash bonus opportunities (expressed as a percentage of annual base salary), respectively, contained in the amendment are 35% and 45%, respectively. Moreover, the amendment provides that during a sixty (60) day window, commencing generally fifteen (15) months following the closing date of the merger and ending sixty (60) days later, Mr. Santacroce may terminate employment for any reason and receive a severance payment less any vesting of the one-time equity grant.
Bridge has entered into a retention and award agreement with Mr. Santacroce, which provides for a transaction cash bonus in the amount of $500,000, payable on the first payroll following the closing date of the merger; a retention payment of $500,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger; and a one-time equity grant with a grant date fair market value of $350,000, which will vest in equal installments on the second, third and fourth anniversary following the closing date of the merger. For an estimate of the amounts that would be payable to Mr. Santacroce under the employment agreement, see “— Merger-Related Executive Compensation for Bridge’s Named Executive Officers” below.
Payments under the BNB Bank Supplemental Executive Retirement Plan.   Bridge maintains the BNB Bank Supplemental Executive Retirement Plan (which we refer to as the “SERP”) that provides Messrs. O’Connor and Nolan with supplemental retirement benefits. Under the defined benefit component of the SERP, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the tax-qualified defined benefit pension plan (which we refer to as “Pension Plan”) without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is actually entitled to under the Pension Plan at normal retirement. Under the defined contribution component of the SERP, the amount of the supplemental retirement benefit is the difference between (i) the total matching contribution that would have been contributed by BNB Bank to the executive’s account under the BNB Bank 401(k) Plan based on the executive’s compensation, without taking into account limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation. In the event of a change in control, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control. The merger constitutes a change in control under the SERP and Messrs. O’Connor and Nolan, who are fully vested without regard to the merger in their SERP benefit, will receive an estimated lump sum cash payment of $2,946,166, and $1,245,00, respectively, at the effective time of the merger.
Payments under the Amended and Restated Directors Deferred Compensation Plan.   Bridge’s Amended and Restated Directors Deferred Compensation Plan is a non-qualified deferred compensation plan, which allows a director to defer his or her annual retainer and to have such amounts invested in restricted stock units. All deferrals are credited to a director’s account as restricted stock units and distributions from the plan will be made in shares of Bridge common stock. Directors are vested in all amounts that they chose to defer under the plan. The restricted stock units do not have any voting rights. There are no preferential earnings on amounts deferred. Dividends will be paid on restricted stock units, in the same amount as dividends paid on Bridge common stock, and will accrue as additional restricted stock units. At the time a director elects to make a deferral election, he or she will also elect the time that the amounts credited to his or her account will be distributed and whether such amounts will be paid in a lump sum or installments. Such payment shall be made at the time elected by the director, which shall be the earlier of the director’s cessation of service, a change in control of Bridge or a specified date. Upon the occurrence of a change in control, the plan provides all benefits, in which all participants are vested without regard to the merger, will be paid in a lump sum within thirty (30) days following a change in control. Bridge’s non-employee directors Ms. Hefter and Messrs. Arturi, Lindenbaum, Massoud, McCoy, Nielsen, Rubin, Santoro, Suskind, Tobin, and Yegen, respectively, will receive an estimated lump sum distribution of 28,355, 23,970, 3,446, 8,680, 21,476, 15,220, 6,515, 10,153, 15,521, 7,907, and 13,114, respectively, of common shares of Bridge as of the effective time of the merger.
Interests of Dime’s Directors and Executive Officers in the Merger
In considering the recommendation of the board of directors of Dime to approve the merger agreement and the merger, you should be aware that Dime’s directors and executive officers have employment and other compensation agreements or plans that give them financial interests in the merger that are different from, or in addition to, the interests of Dime stockholders generally, which are described below. These interests include:
Treatment of Dime Stock Options.   The merger agreement provides that all Dime stock options outstanding and unexercised immediately prior to the effective time of the merger shall automatically, and without any action on the part of the holder thereof, vest and be converted into stock options of the resulting company. The number of shares of the resulting company’s common stock subject to each such converted stock option shall be equal to the product (rounded down to the nearest whole number) obtained by multiplying the number of shares of Dime common stock subject to the applicable stock option by the exchange ratio, and the exercise price per each Dime stock option shall be divided by the exchange ratio (rounded up to the nearest whole cent). The converted stock options shall continue to be governed by the same terms and conditions as were applicable immediately prior to the effective time of the merger.
Treatment of Dime Restricted Stock Awards.   The merger agreement provides that at the effective time of the merger, each unvested share of restricted stock subject to time-based vesting issued by Dime and outstanding at the effective time of the merger will fully vest and convert into the right to receive the same merger consideration that all other shares of Dime common stock are entitled to receive in the merger.
Treatment of Dime Performance Stock Awards.   The merger agreement provides that at the effective time of the merger, each unvested share of restricted stock subject to performance-based vesting issued by Dime and outstanding at the effective time of the merger will fully vest with any performance-based vesting condition to be determined based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the effective time of the merger based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable Dime equity compensation plan), and convert into the right to receive the same merger consideration that all other shares of Dime common stock are entitled to receive in the merger.
Stock Options and Restricted Stock Awards Held by Dime’s Executive Officers and Directors.   For an estimate of the value of the unvested Dime equity awards held by each of Dime’s named executive officers, see “— Merger-Related Executive Compensation for Dime’s Named Executive Officers” below. Dime’s non-employee directors Rosemarie Chen, Steven D. Cohn, Patrick E. Curtin, Michael P. Devine, Barbara G. Koster, Kathleen M. Nelson, Vincent F. Palagiano, Joseph J. Perry and Kevin Stein each hold 3,043 restricted stock awards that will become fully vested at the effective time of the merger and convert into the right to receive the same merger consideration that all other shares of Dime common stock are entitled to receive in the merger. The non-employee directors do not hold any Dime stock options.
Payments Under Mr. Mahon’s Employment Agreements.   Mr. Mahon will receive change in control severance payments and benefits pursuant to the employment agreements between Mr. Mahon, Dime and Dime Community Bank. The employment agreements provide, that in the event of a termination without cause or a resignation with good reason in connection with a change in control, Mr. Mahon will receive a lump sum salary severance payment in an amount equal to the present value of the salary that the executive would have earned if he had worked for Dime and Dime Community Bank during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control); a lump sum severance payment related to the annual cash incentive award in an amount equal to the lump sum salary severance, multiplied by the greater of (i) the target annual cash incentive bonus award (expressed as a percentage of salary) in effect at the time of termination, or (ii) the average of the actual annual cash incentive bonus payments (expressed as a percentage of salary) earned for the most recent three years, and a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the KSOP, and the present value of excess benefits under the Benefit Maintenance Plan of Dime that would have been due for three years participation in the KSOP if such benefits were not limited under the Internal Revenue Code (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control). Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the regular payroll periods. In the event of a delay in payments for Mr. Mahon, all payments will be held in a grantor trust which satisfies the requirements of Revenue Procedure 92-65 until the date the payments can be made under Section 409A. Mr. Mahon will receive continued insurance benefits pursuant to the employment agreements. For an estimate of the amounts that would be payable to Mr. Mahon under the employment agreements, see “— Merger-Related Executive Compensation for Dime’s Named Executive Officers” below.
Executive Chairman and Separation Agreement with Mr. Mahon.   Mr. Mahon has entered into an executive chairman and separation agreement, which provides that Mr. Mahon is to serve as Executive Chairman of the Board of Directors of the resulting company, effective upon the closing date of the merger. In addition, and in accordance with the terms of the merger agreement, he will receive a transaction bonus of $750,000 payable in the first payroll period following the closing of the merger and contingent upon the closing of the merger.
Termination of Mr. Volino’s Employment.   Dime Community Bank entered into an agreement and general release with Mr. Volino on July 2, 2020. Pursuant to that agreement, Mr. Volino was entitled to the following payments and benefits: (i) $1,335,000, which represents thirty-six months of salary; (ii) $493,017, which represents a transition payment in lieu of bonus; (iii) $574,051, which is equivalent to the value of 41,810 shares of Dime based on Dime’s closing price of $13.73 per share on June 30, 2020; and (iv) 6 months of outplacement services. Mr. Volino waived his rights under his change in control agreement and released Dime and Dime Community Bank from all claims relating to his employment.
Retention and Award Agreements.   Dime has entered into a retention and award agreement with each of Messrs. Lubow, Gunther and Reddy. The retention and award agreements provide for (i) a cash transaction bonus, payable in the first payroll period following the closing date, (ii) a retention bonus, half of which is payable in cash on the one-year anniversary of the closing date and half of which is a restricted stock retention award which will cliff vest on the one-year anniversary of the closing date, and (iii) a one-time equity grant of restricted stock which will vest in equal annual installments on the second, third, and fourth anniversary of the closing date. Mr. Lubow’s retention and award agreement provides for a cash transaction bonus in the amount of $750,000, a retention payment of $1,000,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger, and a one-time equity grant with a grant date fair market value of $700,000. Mr. Reddy’s retention and award agreement provides for a cash transaction bonus of $500,000, a retention payment of $500,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger, and a one-time equity grant with a grant date fair market value of $350,000. Mr. Gunther’s retention and award agreement provides for a cash transaction bonus of $500,000, a retention payment of $500,000, half of which is payable in cash on the one-year anniversary following the closing date of the merger, and half of which is payable in restricted stock (based on the grant date fair market value) which will cliff vest on the one-year anniversary following the closing date of the merger, and a one-time equity grant with a grant date fair market value of $350,000.
Employment Agreements with Messrs. Lubow, Gunther and Reddy.   Dine and Dime Community Bank have entered into new employment agreements with Messrs. Lubow, Gunther and Reddy, effective as of the closing date of the merger, setting forth the terms of the executive’s employment with Bridge and BNB Bank following the closing date of the merger. The employment agreements, which supersede Messrs. Lubow, Gunther, and Reddy’s current employment agreements, are for an initial term of three (3) years following the effective time, subject to an annual renewal for an additional year, unless Bridge provides the executive with a written notice of non-renewal at least ninety (90) days before a renewal date. Mr. Lubow’s employment agreement provides for an annual base salary of $700,000, an annual cash bonus with a target of 65% of base salary, an annual equity award with a target of 50% of base salary, and an annual cash allowance of $100,000 in lieu of perquisites. Mr. Gunther’s employment agreement provides for an annual base salary of $440,000, an annual cash bonus with a target of 45% of base salary, and an annual equity award with a target of 35% of base salary. Mr. Reddy’s employment agreement provides for an annual base salary of $500,000, an annual cash bonus with a target of 45% of base salary, an annual equity grant with a target of 35% of base salary, and an annual cash allowance of $50,000 in lieu of perquisites.
If the executive’s employment is terminated by Bridge and BNB Bank without cause or the executive officer resigns for good reason, he would be entitled to the following payments and benefits: the sum of (1) an amount equal to the product of (x) the executive’s annual cash bonus for the fiscal year immediately preceding the fiscal year in which the event of termination occurs (the “Recent Bonus”) if such bonus has not been paid as of the date of the event of termination and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the “Pro Rata Bonus”); (2) the amount equal to the product of (a) three and (b) the sum of (c) executive’s base salary and (d) the Recent Bonus; (3) an amount equal to Bridge and its affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by Bridge or its affiliates, in which executive participates as of immediately prior to the date of termination that executive would receive if executive’s employment continued for the three-year period following the date of termination (the “Benefits Period”); and (4) an amount equal to the product of (a) 150% of the monthly premiums for coverage under the Bridge’s or and its affiliates health care plans and life insurance plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for executive and his or her spouse and dependents as of immediately prior to the date of termination, and (b) the number of months in the Benefits Period. The executive shall also be entitled to outplacement services the scope and provider of which shall be selected by Bridge or BNB Bank, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.
If the executive’s employment is terminated by reason of death or disability, the executive shall be entitled to the following from BNB Bank: (a) an amount equal to the product of the most recent annual cash bonus multiplied by a fraction, with the numerator equal to the number of days in the current fiscal year through the date of termination due to death or disability and the denominator equal to 365, (b) any unvested restricted stock awards subject to time-based vesting shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement, and (c) any unvested performance stock awards shall become fully and immediately vested and pro-rated based on actual performance and if actual performance is not determinable, at target, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.
In consideration for the foregoing payments and benefits payable upon a termination by Bridge and BNB Bank, as applicable, without cause or by the executive officer for good reason prior to a change in control, the executive is required to execute a release of claims in favor of Bridge and BNB Bank. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information, mutual non-disparagement of either party and a one-year non-solicitation and one-year noncompetition restriction. However, if the executive’s employment is terminated following a change in control, the non-competition and non-solicitation restrictions shall apply for the period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. In the event that payments to the executive become subject to Sections 280G and 4999 of the Code, such payments would be reduced if such reduction would leave the executive officer better off on an after-tax basis.
Defense of Tax Position Agreements with Messrs. Mahon, Lubow, Gunther and Reddy.   Dime has entered into a defense of tax position agreement with each of Messrs. Mahon, Lubow, Gunther and Reddy, effective upon the effective time of the merger, which will provide that the resulting company will pay the costs of defending each executive’s tax position in the event of any claim, notice of audit, or similar correspondence that, if successful, would require the executive to pay an excise tax under Section 4999 of the Internal Revenue Code with respect to the merger related compensation paid to the executive. The defense of tax position agreement does not entitle the executive to a tax gross-up or a reimbursement for any tax (or related interest or penalties).
Payments Under Change in Control Agreements With Mr. Rizzo.   Dime previously entered into a change in control employment agreement with Mr. Rizzo (which we refer to as the “Change in Control Agreement”). Under the Change in Control Agreement, in the event of a change in control, the executive officer is entitled to certain employment protections during the period beginning on the date of a change in control and ending on the second anniversary of that date. If, during that period, the executive officer’s employment is terminated by the executive officer for good reason or by Dime for a reason other than for cause, death or disability, then within 30 days after the date of termination, the executive officer shall receive a lump sum cash payment equal to the aggregate of: (i) a portion of the recent bonus pro-rated through the date of termination; (ii) one times the sum of his annual base salary and most recent bonus; (iii) the amount of contributions under the Dime KSOP and Benefit Maintenance Plan that the executive officer would receive if his employment continued for one year following the date of termination; and (iv) an amount equal to 150% of the premiums for healthcare and life insurance coverage under Dime’s healthcare plans that Dime would have paid if the executive officer continued his employment for one year following the date of termination. For an estimate of the amounts that would be payable to Mr. Rizzo under his Change in Control Agreement, see “— Merger-Related Executive Compensation for Dime’s Named Executive Officers” below.
Payments under the Benefit Maintenance Plan of Dime Community Bancshares, Inc.   Dime maintains the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (which we refer to as the “BMP”) that provides Messrs. Mahon, Reddy, Lubow and Gunther with supplemental retirement benefits. Mr. Rizzo does not participate in the BMP. The BMP is a non-qualified deferred compensation plan with both a defined benefit and defined contribution component. The BMP provides eligible employees who are members of a select group of management with benefits that would be due under Dime’s tax-qualified plans, if such benefits were not limited under the Internal Revenue Code. Benefit accruals with respect to the defined benefit component of the BMP were eliminated in April 2000 in connection with the freeze of Dime Community Bank’s tax-qualified defined benefit pension plan (which we refer to as the “Retirement Plan”). However, the present value of the BMP benefits related to the Retirement Plan continues to increase as the participants approach normal retirement age. Upon the occurrence of a change in control, the BMP provides that all benefits will be paid in a lump sum. The merger constitutes a change in control under the BMP and Messrs. Mahon, Reddy, Lubow and Gunther, who are fully vested in their BMP benefit without regard to the merger, will each receive an estimated lump sum cash payment of $4,304,545, $8,633, $41,215, and $14,333, respectively, at the effective time of the merger. In addition, Messrs. Devine and Palagiano will each receive an estimated lump sum cash payment, valued as of July 1, 2020, of $1,818,630 and $4,395,424, respectively, at the effective time of the merger. The payments for Messrs. Devine and Palagiano were estimated based on information provided by the BMP’s third-party administrator.
Payments under Retirement Plan for Board Members of Dime Community Bancshares, Inc.   Dime Community Bancshares, Inc. has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (which we refer to as the “Directors’ Retirement Plan”), which provides benefits to each eligible non-employee director commencing on termination of board service at or after age 65. The Directors’ Retirement Plan was frozen to new participation effective March 31, 2005. Messrs. Cohn and Curtin are the only active non-employee directors participating in the Directors’ Retirement Plan. An eligible non-employee director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a director (excluding stock compensation) paid to him for the 12-month period immediately prior to termination of board service. A non-employee director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that a non-employee director dies prior to the commencement of earned benefit payments under the Directors’ Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. Upon the occurrence of a change in control, the Directors’ Retirement Plan provides all benefits, which are fully vested without regard to the merger, will be paid in a lump sum in an amount equal to the present value of a single life annuity, commencing upon the change in control and continuing for life in an amount equal to the participant’s annual compensation. Messrs. Cohn and Curtin, respectively, will receive an estimated lump sum cash payment of $503,246, and $450,254, respectively, at the effective time of the merger.
Membership on the Board of Directors.   The merger agreement provides that the board of directors of the resulting company and the resulting bank will consist of 12 directors, six of whom shall be designated by Bridge and six of whom shall be designated by Dime. The six directors designated by Bridge shall be selected from among the current directors of the Bridge board of directors as of the effective time of the merger, which shall include Mr. O’Connor, Ms. Hefter and four independent Bridge directors, and the six directors designated by Dime shall be selected from among the current directors of Dime as of the effective time of the merger, which shall include Mr. Mahon and five independent Dime directors. Effective as of the effective time of the merger, Mr. Mahon shall serve as Executive Chairman of the board of directors of the resulting company and the resulting bank.
Continued Indemnification of Dime’s Directors and Officers.   The merger agreement provides that resulting company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Dime pursuant to Dime’s governing or organizational documents and any indemnification agreements in existence as of the date of the merger agreement, each present and former director, officer or employee of Dime and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director, officer or employee of Dime or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In addition, for a period of six years after the effective time of the merger, the resulting company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Dime (provided, that Bridge may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time of the merger. In lieu of the foregoing, Bridge or Dime, in consultation with, but only upon the consent of Bridge, may obtain at or prior to the effective time of the merger a six-year “tail” policy under Dime’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.
Merger-Related Executive Compensation for Bridge’s Named Executive Officers
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Bridge that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Bridge’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Bridge common stock, as described in the section entitled “Special Meeting of Bridge Stockholders — Bridge Proposal No. 3 — Non-Binding Advisory Vote to Approve the Compensation That May Become Payable to the Named Executive Officers of Bridge in Connection with the Merger.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Bridge’s named executive officers would receive, using the following assumptions:
•
the effective time of the merger will occur on October 13, 2020 (which is the assumed date solely for purposes of this golden parachute compensation disclosure and which is the last practicable date prior to the date of this joint proxy statement/prospectus);

•
Messrs. O’Connor and McCaffery have entered into a new employment agreement which will supersede their current employment agreements and which waive Messrs. O’Connor and McCaffery’s right to merger-related severance payments;

•
the named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of July 1, 2020;

•
for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the merger, equity awards are those that are outstanding as of July 31, 2020;

•
a price per share of Bridge common stock of $19.24 (the average closing market price of Bridge common stock over the first five (5) business days following the public announcement of the merger on July 1, 2020); and

•
for purposes of the unvested Bridge PSAs set forth in the table, target performance.

The calculations in the table do not include amounts that Bridge’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the table also do not include certain compensation that may occur after the effective time of the merger, such as retention payments and one-time equity awards, since such payments are contingent upon and will vest based on services to be provided to the resulting company following the closing of the merger. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. Finally, payments that would be due under the employment agreements with Messrs. Santacroce and Manseau if a termination of employment occurred are included in the table below, in accordance with SEC disclosure rules, even though such individuals will remain in the employ of the resulting company following the merger and therefore it is not currently intended that such individuals will realize a termination of employment and receive a related severance payment (although Mr. Santacroce will have the right for a limited period of time to voluntarily terminate his employment and receive a severance payment).
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Kevin M. O’Connor	750,000	901,158	—	1,651,158
John M. McCaffery	500,000	357,284	—	857,284
Howard H. Nolan	1,794,936	369,831	—	2,164,767
Kevin L. Santacroce	2,341,988	361,460	—	2,703,448
James J. Manseau	1,844,600	337,963	—	2,182,563

(1)
The cash payments consist of: (a) the estimated cash severance amounts and the estimated cash payment in lieu of continued health and medical insurance coverage for 36 months pursuant to the terms of Messrs. Nolan, Santacroce and Manseau’s employment agreements, which are considered a “double trigger” benefit since the severance amounts are payable if the executive’s employment is terminated without cause or for good reason within one year after a change in control of Bridge; and (b) for Messrs. O’Connor, McCaffery, Santacroce and Manseau, the transaction bonus, which is considered a “single trigger” benefit since the amounts are payable upon a change in control of Bridge without regard to termination of employment. The following is a break-out of the amounts reported in the above table:

Name	Bridge Agreements ($)	Transaction Bonus ($)
Kevin M. O’Connor	—	750,000
John M. McCaffery	—	500,000
Howard H. Nolan	1,794,936	—
Kevin L. Santacroce	1,841,988	500,000
James J. Manseau	1,644,600	200,000

(2)
Represents the estimated value of the non-vested stock options, non-vested restricted stock awards and non-vested performance-based awards (at target) that become vested at the effective time of the merger, which are considered a “single trigger” benefit since they are payable upon a change in control of Bridge without regard to termination of employment. The value is based on a per share price of Bridge common stock of $19.24, which is the average closing market price of Bridge common stock over the five business days following the public announcement of the merger. The following is a break-out of the amounts reported in the above table:
Name	Stock Options ($)	Restricted Stock Awards/Units ($)
Kevin M. O’Connor	—	901,158
John M. McCaffery	—	357,284
Howard H. Nolan	—	369,831
Kevin L. Santacroce	—	361,460
James J. Manseau	—	337,963
Merger-Related Executive Compensation for Dime’s Named Executive Officers
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Dime that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Dime’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Dime common stock, as described in the section entitled “Special Meeting of Dime Stockholders — Dime Proposal No. 2 — Non-Binding Advisory Vote to Approve the Compensation That May Become Payable to the Named Executive Officers of Dime in Connection with the Merger.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Dime’s named executive officers would receive, using the following assumptions:
•
the effective time of the merger will occur on October 13, 2020 (which is the assumed date solely for purposes of this golden parachute compensation disclosure and which is the last practicable date prior to the date of this joint proxy statement/prospectus);

•
Messrs. Mahon and Rizzo will experience a qualifying termination under their employment and change in control agreements;

•
Mr. Volino received the payments set forth in his agreement and general release executed on July 2, 2020;

•
Messrs. Lubow, Gunther and Reddy have entered into new employment agreements which will supersede their current employment change in control agreements and which waive Messrs. Lubow, Gunther and Reddy’s right to merger-related severance payments;

•
the named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of July 1, 2020;

•
for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the merger, equity awards are those that are outstanding as of July 31, 2020;

•
a price per share of Dime common stock of $12.39 (the average closing market price of Dime common stock over the first five (5) business days following the public announcement of the merger on July 1, 2020); and

•
for purposes of the unvested Dime PSAs set forth in the table, target performance.

The calculations in the table do not include amounts that Dime’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. The calculations in the table also do not include compensation actions that may occur after the effective time of the merger, such as retention payments and one-time equity awards previously discussed since such payments are contingent upon and will vest based on services to be provided to the resulting company following the closing of the merger. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Kenneth Mahon	4,936,573	1,039,310	52,411	6,028,294
Avinash Reddy	500,000	589,280	—	1,089,280
Stuart H. Lubow	750,000	1,018,605	—	1,768,605
Conrad J. Gunther	500,000	511,879	—	1,011,879
James L. Rizzo	392,784	5,030	11,400	409,214
Robert S. Volino	1,828,017	574,051	2,850	2,404,918

(1)
The cash payments consist of: (a) for Messrs. Mahon and Rizzo, the estimated cash severance amounts payable under each individual’s employment or change in control agreement, as applicable, which are considered a “double trigger” benefit since the severance amounts are payable upon a change in control of Dime and a termination of employment without cause or for good reason within two years following the date of a change in control; (b) for Messrs. Mahon, Reddy, Gunther and Lubow, a transaction bonus which is considered a “single trigger” benefit since the amounts are payable upon a change in control of Dime without regard to termination of employment; and (c) for Mr. Volino, the cash severance amounts payable under his agreement and release. The transaction bonus is payable on the first payroll period following the date of the merger. The following is a break-out of the amounts reported in the above table:

Name	Severance($)	Transaction Bonus ($)
Kenneth Mahon	4,186,573	750,000
Avinash Reddy	—	500,000
Stuart H. Lubow	—	750,000
Conrad J. Gunther	—	500,000
James L. Rizzo	392,784	—
Robert S. Volino	1,828,017	—

(2)
Represents the estimated value of (a) for Messrs. Mahon, Reddy, Lubow, Gunther and Rizzo, non-vested restricted stock awards and non-vested performance-based awards (at target) that become vested at the effective time of the merger, which are considered a “single trigger” benefit since they are payable upon a change in control of Dime without regard to termination of employment; and (b) for Mr. Volino, the cash amount payable under his agreement and general release for the value of 41,810 shares of Dime common stock.. The value is based on a per share price of Dime common stock of $12.39, which is the average closing market price of Dime common stock over the five business days following the public announcement of the merger. The following is a break-out of the amounts reported in the above table:

Name	Restricted Stock Awards ($)	Performance Stock Awards ($)
Kenneth J. Mahon	422,288	617,022
Avinash Reddy	360,239	229,041
Stuart J. Lubow	630,514	388,091
Conrad J. Gunther	283,111	228,768
James L. Rizzo	5,030	—

(3)
Represents (a) the estimated value of continued medical, dental and life insurance coverage for

36 months for Mr. Mahon pursuant to the terms of his employment agreements, which are considered a “double trigger” benefit because the benefits are provided upon a termination of employment in connection with a change in control of Dime; (b) for Mr. Rizzo, the estimated value of two years of outplacement services, which is considered a “double trigger” benefit because the benefit is provided upon a termination of employment in connection with a change in control of Dime; and (c) for Mr. Volino, the estimated value of six months of outplacement services pursuant to his agreement and general release.
Employee Matters
Each person who is an employee either of Bridge, BNB Bank, Dime or Dime Community Bank as of the effective time of the merger (whose employment is not specifically terminated as of the merger date) will become an employee of the resulting company and will be entitled receive substantially similar annual compensation to what the continuing employee was entitled immediately prior to the effective time of the merger and will be eligible to participate in employee benefit plans and compensation opportunities that are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of the resulting company.
Any continuing employee of Bridge or Dime who is involuntarily terminated during the one year period following the closing date of the merger for a reason other than for cause by the resulting company will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between Bridge and Dime prior to the effective time of the merger.
Continuing employees will receive prior service credit for purposes of eligibility, participation and vesting (except not for purposes of benefit accrual or to the extent that such credit would result in a duplication of benefits) under the Bridge benefit plans, Dime benefit plans and any new benefit plan adopted by the resulting company. The resulting company shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Bridge benefit plan or Dime benefit plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the effective time of the merger (or, if later, prior to the time such employee commenced participation in the plan) under an Bridge benefit plan or Dime benefit plan (to the same extent that such credit was given under the analogous Dime or Bridge benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any Dime benefit plan, Bridge benefit plan or any new benefit plan adopted by the resulting company in which such employee first become eligible to participate after the effective time of the merger.
Corporate Governance and Operations of the Resulting Company and the Resulting Bank After the Merger
The merger agreement includes proposed amendments to the bylaws of the resulting company and resulting bank that will become effective at the effective time of the merger. The bylaw amendments will affect the corporate governance arrangements described below. For a period of 36 months following the effective time of the merger, the affirmative vote of at least 75% of the entire board of directors of the resulting company or the resulting bank will be required to modify, amend or repeal the bylaw provisions providing for these corporate governance arrangements, or to adopt any bylaw provisions or other resolutions inconsistent with such corporate governance arrangements.
•
Composition of the Board of Directors.   Upon completion of the merger, the board of directors of the resulting company and resulting bank will be comprised of 12 directors, with six directors designated by each of Bridge and Dime. For a period of 36 months following the effective time of the merger, there will be six “Legacy Bridge Directors,” which are the directors initially designated by Bridge (two of whom will be Ms. Hefter and Mr. O’Connor), and any additional directors nominated or appointed by the independent Legacy Bridge Directors serving as the Corporate Governance and Nominating Committee (as described below); and six “Legacy Dime Directors,” which are the directors initially designated by Dime (one of whom will be Mr. Mahon ), and any additional directors nominated by the independent Legacy Dime Directors serving as the Corporate Governance and Nominating Committee (as described below).

•
Annual Election of Directors.   The proposed amendments to the resulting company’s bylaws provide for the annual election of directors. Currently, the Bridge board of directors is staggered, meaning that approximately one-third of the board is elected by the shareholders each year, and directors are elected to serve three year terms. At the first annual meeting of shareholders of the resulting company following completion of the merger, all directors will be proposed for election by the shareholders, each to serve a one year term until the next annual meeting of shareholders.

•
Replacement of Vacant Directorships and Nominations of Directors.   For 36 months following the effective time of the merger and for purposes of nominating and appointing directors to fill each seat previously held by a Legacy Bridge Director, the Corporate Governance and Nominating Committee will consist of those Legacy Bridge directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the exchange on which the resulting company’s common stock is listed. For 36 months following the effective time of the merger and for purposes of nominating and appointing directors to fill each seat previously held by a Legacy Dime Director, the Corporate Governance and Nominating Committee will consist of those Legacy Dime directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the exchange on which the resulting company’s common stock is listed.

•
Chair.   At the effective time of the merger, Mr. Mahon will serve as a director and Executive Chairman of the board of the resulting company and resulting bank. In such capacity, Mr. Mahon will (i) confer with the Chief Executive Officer on succession planning and key hiring and firing decisions, (ii) confer with the Chief Executive Officer on reviewing and developing strategic initiatives, including coordinating on strategic initiatives and written plans to bring to the board, (iii) confer with the Chief Executive Officer and senior executives on identifying and evaluating potential merger and acquisition transactions, and (iv) perform such other customary duties as the board, upon the affirmative vote of at least seventy-five percent (75%) of the entire board, may determine from time to time.

•
Lead Director.   Ms. Hefter, current Chair of Bridge and BNB Bank, will serve as Lead Director of the resulting company and resulting bank. In such capacity, she will shall chair any meeting of the independent directors in executive session, and shall, among other things, have the power and authority to (i) preside at meetings of the board at which the Chair is not present, (ii) work with the Chair and Chief Executive Officer to determine the information and materials provided to members of the board, (iii) consult with the Chair on such other matters as are pertinent to the board, (iv) call meetings of the independent directors, (v) serve as a liaison between the Chair and the other independent directors, and (vi) perform such other customary duties as the board, upon the affirmative vote of at least seventy-five percent (75%) of the entire board, may determine from time to time.

•
Committees of the Board of Directors.   Through the third anniversary of the completion of the merger, each of the Compensation Committee, the Audit Committee, and the Corporate Governance and Nominating Committee will consist of at least four members and will be composed of 50% Legacy Bridge Directors and 50% Legacy Dime Directors.

•
Executive Management.   The senior executive officers the resulting company and resulting bank will consist of (i) current Bridge and BNB Bank President and Chief Executive Officer Mr. O’Connor, who will serve as Chief Executive Officer (and also serve as a director) of the resulting company and resulting bank; (ii) current Dime and Dime Community Bank President Mr. Lubow, who will serve as President and Chief Operating Officer of the resulting company and resulting bank; (iii) Mr. McCaffery, currently Executive Vice President and Chief Financial Officer of Bridge and BNB Bank, who will serve as Senior Executive Vice President and Chief Risk Officer of the resulting company and resulting bank; and (iv) Mr. Reddy, currently Senior Executive Vice President and Chief Financial Officer of Dime and Dime Community Bank, who will serve in the same positions with the resulting company and resulting bank. Each of these executive officers are expected to enter into employment agreements with the resulting company. Under the bylaws of the resulting company and resulting bank, the affirmative vote of 75% of the board of directors will be needed to remove any of those individuals from serving in the aforementioned capacities, terminate them without cause, modify their duties or amend their employment or other agreements. Those restrictions will exist until the third anniversary of the completion of the merger.
•
Corporate Name and Headquarters; Trading Symbols.   As of the completion of the merger, the name of the resulting company will be “Dime Community Bancshares, Inc.” and the name of the resulting bank will be “Dime Community Bank.” Certain branches of the resulting bank in Eastern Long Island will retain the BNB Bank brand name for at least one year after the completion of the merger. The resulting company’s corporate headquarters will be in Hauppauge, New York and a corporate office will be maintained in New York, New York. The resulting company’s common and preferred stock are expected to trade on The NASDAQ Global Select Market under the symbol “DCOM,” and The NASDAQ Global Select Market under the symbol “DCOMP,” respectively. The resulting bank’s main office will continue to be 2200 Montauk Highway, Bridgehampton, New York 11932.

Resale of Shares of Bridge Common Stock and Preferred Stock
All shares of Bridge common stock and preferred stock issued to Dime’s shareholders in connection with the merger will be freely transferable. This document does not cover any resales of the shares of Bridge common stock or Bridge preferred stock to be received by Dime’s shareholders upon completion of the merger, and no person may use this document in connection with any resale.
Time of Completion
Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place no later than three (3) business days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “— Conditions to Completing the Merger.” On the closing date of the merger, to merge Dime into Bridge, Bridge will file Certificates of Merger with the Secretary of State of the State of Delaware and the New York Department of State. The merger will become effective at the time stated in the Certificates of Merger.
According to the terms of the merger agreement, the closing of the merger cannot occur prior to January 1, 2021. Thus, assuming timely receipt of regulatory and shareholder approvals, it is currently expected that the merger will be completed in the first quarter of 2021. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing of the completion of the merger.
Conditions to Completing the Merger
Bridge’s and Dime’s obligations to consummate the merger are conditioned on the following:
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approval of the merger proposal by Dime and Bridge shareholders;

•
approval of the Bridge Certificate of Incorporation amendment proposal by Bridge shareholders;

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receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•
the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal;

•
receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on Bridge;

•
effectiveness of the registration statement of which this document is a part;

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authorization for listing on The NASDAQ Global Select Market the shares of Bridge common stock and Bridge preferred stock to be issued in the merger;

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receipt by Bridge and Dime of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

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subject to the materiality standards provided in the merger agreement, the continued accuracy of the representations and warranties of Bridge and Dime in the merger agreement;

•
performance in all material respects by each of Bridge and Dime of its respective obligations under the merger agreement, unless waived by the other party;

•
the absence of any material adverse effect with respect to Bridge or Dime since the date of the merger agreement; and

•
none of the regulatory approvals containing any conditions that would reasonably be expected to have a material adverse effect on the resulting company or any of its subsidiaries, taken as a whole, after giving effect to the merger.

Bridge and Dime cannot guarantee that all of the conditions to the merger will be satisfied or waived by the party permitted to do so.
Conduct of Business Before the Merger
Each of the parties has agreed that, until completion of the merger and unless consented to by the other party, or to the extent required by law or regulation of any governmental entity, neither party nor any of its subsidiaries will:
General Business
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conduct its business other than in the ordinary in all material respects;

•
fail to use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

•
take any action that would reasonably be expected to adversely affect or delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness
•
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which it or any subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

Capital Stock
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adjust, split, combine or reclassify its capital stock;

•
make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (a) dividends paid by any Dime subsidiary to Dime or any Dime subsidiary, or dividends paid by any Bridge subsidiary to Bridge or any Bridge subsidiary, (b) a regular quarterly cash dividend on the Dime common stock at a rate not to exceed $0.14 per share per quarter, and a regular quarterly cash dividend on the Bridge common stock at a rate not to exceed $0.24 per share per quarter, in each case, with dividend record and payment dates, subject to Section 7.15, consistent with past practice, (c) dividends provided for and paid on the Dime preferred stock in accordance with the terms of such Dime preferred stock, (d) the acceptance of shares of Dime common stock, or Bridge common stock, as the case may be, as payment for the exercise price of Dime stock options or Bridge stock options or for withholding taxes incurred in connection with the exercise of Dime stock options or Bridge stock options or the vesting or settlement of Dime restricted stock or Bridge restricted stock, (e) any repurchase of Dime common stock pursuant to Dime’s previously announced stock repurchase program, or (f) any repurchase of Bridge common stock pursuant to Bridge’s previously announced stock repurchase program;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance or vesting of shares of Dime common stock or Bridge common stock, as the case may be, in connection with currently outstanding awards granted under the Dime equity compensation plans or the Bridge stock benefit plans;

Dispositions
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purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•
sell or otherwise dispose of the capital stock of any subsidiary or sell or otherwise dispose of any its asset or the assets of any subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank of New York, subject any of its assets or the assets of any subsidiary to a lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

Investments
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enter into any futures contract, option, interest rate caps (other than with respect to residential adjustable rate mortgages), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, except in the ordinary course of business consistent with past practice;

Contracts
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other than in the ordinary course of business, enter into, amend in any material respect or terminate any Dime material contract, in the case of Dime, or any Bridge material contract, in the case of Bridge;

Loans
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except for commitments and approvals in effect on the date of the merger agreement, make any loans to any single person and such person’s affiliates in excess of $10,000,000;

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foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a material of environmental concern;

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sell any participation interest in any loan, or purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;

Benefit Plans
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grant or agree to pay any bonus, severance or termination payment to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice;

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hire or promote any employee to a rank having a title of vice president or other more senior rank, or hire any new employee at an annual rate of compensation in excess of $125,000, provided that

Dime and Bridge may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
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modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•
except for actions taken or which will be taken in accordance with the merger agreement, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;

Settling Claims
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pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely in the amount not in excess of $200,000 individually or $400,000 in the aggregate;

Governing Documents
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amend or waive any provision of its certificate of incorporation or bylaws;

Capital Expenditures
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make any capital expenditures in excess of $200,000 individually or $400,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

Branches
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make application for the opening or closing of any, or open or close any, branch or automated banking facility, except for such temporary closures as Dime or Bridge may deem reasonably necessary, or as any governmental entity requires, to support the ongoing efforts to contain the outbreak of COVID-19;

Leases
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undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment of more than $100,000 annually, or containing any financial commitment extending beyond 24 months from the date of the merger agreement;

Accounting
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change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles or any bank regulator;

New Lines of Business
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enter into any new line of business, or change in any material respect its lending, investment, underwriting, deposit pricing, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any bank regulatory or governmental entity;

Merger or Liquidation
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merge or consolidate itself or any subsidiary with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries, or sell or lease all or any substantial portion of its assets or business or of any subsidiary;

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make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement;

•
enter into a purchase and assumption transaction with respect to deposits and liabilities; or

Tax-Free Reorganization
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knowingly take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

Additional Covenants of Dime and Bridge in the Merger Agreement
Agreement Not to Solicit Other Proposals.
Each of Dime and Bridge agreed in the merger agreement that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any “acquisition proposal” (as defined below), (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this provision) in connection with or relating to any acquisition proposal. Notwithstanding the foregoing, in the event that after the date of the merger agreement and prior to the receipt of the required Bridge shareholder vote to approve the merger, in the case or Bridge, or the required Dime shareholder vote to approve the merger, in the case of Dime, a party receives an unsolicited bona fide written acquisition proposal, such party may, and may permit its subsidiaries and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if the board of directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to such party than the confidentiality agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Dime or Bridge, as applicable, with respect to any acquisition proposal. Each party will promptly (within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

As used in the merger agreement, “acquisition proposal” shall mean, with respect to Bridge or Dime, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, directly or indirectly, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
Nothing contained in the merger agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with respect to an acquisition proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Certain Other Covenants.   The merger agreement also contains other agreements relating to the conduct of Bridge and Dime before consummation of the merger, including the following:
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Bridge and Dime will provide each other access during normal business hours to its properties, books, contracts, commitments, personnel, information technology systems and records and will make available other reports as may be reasonably requested;

•
each party will promptly inform the other party upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any governmental entity, including federal, state or local commission, agency or board) relating to the alleged liability of it or any subsidiary;

•
each party will maintain, and will cause its subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, and in accordance with past practice;

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Bridge and Dime will each promptly advise the other of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on it or its subsidiaries, or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in the merger agreement;

•
each of Bridge and Dime will use its best efforts, and will cause each of their subsidiaries to use its best efforts, to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by the merger agreement, including, without limitation, Bridge seeking approval to become a Freddie Mac sub-servicer;

•
each party will give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by the merger agreement, and will give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation;

•
the resulting company agrees to honor, in accordance with their terms, all Bridge benefit plans and Dime benefit plans;

•
if requested by Bridge not less than 10 business days before the consummation of the merger, the board of directors of Dime (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Dime KSOP, effective as of the completion of the merger;

•
Bridge will use reasonable best efforts to receive shareholder approval to either (i) amend the existing Bridge stock benefit plans, or (ii) establish a new equity compensation plan, to increase the number of shares of the resulting company that are available for future equity grants to employees of the resulting company;

•
the parties will coordinate all actions necessary in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (which we refer to as the “WARN Act”) and any state specific WARN Act statutes, including providing notices to their employees;

•
the resulting company will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Dime pursuant to the Dime Certificate of Incorporation, the Dime bylaws, the governing or organizational documents of any subsidiary of Dime and any indemnification agreements in existence as of the date of the merger agreement, each present and former director, officer or employee of Dime and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the completion of the merger, arising out of the fact that such person is or was a director, officer or employee of Dime or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the completion of the merger, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any Dime indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Dime indemnified party is not entitled to indemnification;

•
for a period of six years after the completion of the merger, the resulting company will maintain the current policies of directors’ and officers’ liability insurance maintained by Dime (provided, that the resulting company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the completion of the merger. In lieu of the foregoing, Bridge or Dime, in consultation with, but only upon the consent of Bridge, may (and at the request of Bridge, Dime will use its reasonable best efforts to) obtain at or prior to the completion of the merger a six-year “tail” policy under Dime’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence;

•
each of Bridge and Dime and their respective boards of directors agree to recommend to their respective shareholders to approve the merger proposal and not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party such recommendation, (ii) adopt, approve, recommend or endorse an acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, or (iii) fail to publicly and without qualification recommend against any acquisition proposal, unless the board of directors of Bridge or Dime, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the such recommendation to its shareholders prior to the receipt of shareholder approval, may submit the merger agreement to its shareholders without recommendation, in which case such board of directors may, having provided advance written notice to the other party and reaffirming its determination in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the recommendation to its shareholders to approve the merger proposal;

•
if either party fails to obtain its required shareholder vote to approve the merger, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement;

•
neither party will take any action that would cause any takeover restriction to become applicable to the merger;

•
the parties will coordinate with respect to the declaration of any dividends with respect to Bridge common stock and Dime common stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Dime common stock will not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of Dime common stock and any shares of Bridge common stock any such holder receives in exchange therefor in the merger;

•
effective as of the consummation of the merger, Bridge will enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the Dime subordinated notes, providing for assumption by Bridge of Dime’s obligations thereunder; and

•
Bridge and Dime will cooperate in good faith to develop, and make recommendations for approval by the board of directors of the resulting company with respect to, any advisable changes to the corporate governance guidelines for the resulting company to reflect best practices of Bridge, Dime and otherwise.

Representations and Warranties Made by Bridge and Dime in the Merger Agreement
Bridge and Dime have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by Bridge or Dime, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.
Each of Bridge and Dime has made representations and warranties to the other regarding, among other things:
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corporate matters, including due organization, qualification and the organizational structure;

•
capitalization, including total outstanding shares and classes of stock;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

•
governmental filings and consents necessary to complete the merger;

•
the timely filing of regulatory and securities reports;

•
financial statements;

•
tax matters;

•
material contracts and leases;

•
ownership of property;

•
insurance coverage;

•
the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since December 31, 2019;

•
legal proceedings;

•
compliance with applicable laws;

•
labor and employee benefit matters;

•
receipt of an opinion regarding fairness;

•
brokers or financial advisor fees;

•
compliance with applicable environmental laws;

•
loan portfolio matters;

•
investment securities portfolio;

•
risk management instruments;

•
anti-takeover provisions;

•
insurance matters;

•
corporate documents and records;

•
related party transactions; and

•
trust accounts.

The full text of such covenants, representations and warranties of each of Bridge and Dime are set forth in the merger agreement. Such covenants, representations and warranties will expire upon the completion of the merger, except for those covenants and agreements in the merger agreement which by their terms apply in whole or in part after the completion of the merger.
Terminating the Merger Agreement
The merger agreement may be terminated by mutual written consent of Bridge and Dime at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Bridge or Dime may terminate the merger agreement if, among other things, any of the following occur:
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by the board of directors of either Bridge or Dime (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there is a material breach of any of the representations or warranties in the merger agreement, which breach cannot be cured prior to the termination date of the merger agreement (June 30, 2021), or is not cured within 45 days after written notice of such breach by the terminating party to the other party;

•
by the board of directors of either Bridge or Dime (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there is a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, which failure (i) by its nature cannot be cured prior to the termination date of the merger agreement, June 30, 2021, or (ii) is not cured within 45 days after written notice of such failure by the terminating party to the other party;

•
at the election of the board of directors of either Bridge or Dime, if the closing of the merger does not occur by the termination date of the merger agreement, June 30, 2021, or such later date as is agreed to in writing by Bridge and Dime; provided, that no party may terminate the merger agreement pursuant to this provision if the failure of the closing of the merger to have occurred on or before said date was due to a material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•
by either party if the other party (i) fails to recommend the merger to its shareholders, or (ii) breaches its obligations with respect to refraining from or taking certain actions in connection with an acquisition proposal or obtaining shareholder approval; and

•
by the board of directors of either Bridge or Dime, if (i) a bank regulator whose approval is required in connection with the merger agreement and the transactions contemplated by the merger agreement has taken final and unappealable action that does not approve the merger agreement or the transactions contemplated thereby, (ii) any required regulatory approval includes a burdensome condition (defined in the merger agreement as requiring Bridge or Dime or any of their respective subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect on the resulting company and its subsidiaries, taken as a whole, after giving effect to the merger), or (iii) any court of competent jurisdiction or other governmental entity has issued a final and unappealable order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger.

Termination Fee
The merger agreement requires Dime to pay Bridge a fee of $18.0 million if Dime terminates the merger agreement to enter into an agreement with respect to an acquisition proposal. Additionally, Dime must pay the termination fee if Bridge terminates the merger agreement as a result of a breach by Dime of its covenants regarding acquisition proposals or its obligation to submit the merger agreement to its shareholders, or if Dime’s board of directors fails to recommend approval of the merger agreement or, after recommending the approval of the merger agreement, it withdraws, modifies or changes its recommendation, so long as at the time of such termination Bridge is not in material breach of any representation, warranty, or material covenant contained in the merger agreement.
The merger agreement requires Bridge to pay Dime a fee of $18.0 million if Bridge terminates the merger agreement to enter into an agreement with respect to an acquisition proposal. Additionally, Bridge must pay the termination fee if Dime terminates the merger agreement as a result of a breach by Bridge of its covenants regarding acquisition proposals or its obligation to submit the merger agreement to its shareholders, or if Bridge’s board of directors fails to recommend approval of the merger agreement or, after recommending the approval of the merger agreement, it withdraws, modifies or changes its recommendation, so long as at the time of such termination Dime is not in material breach of any representation, warranty, or material covenant contained in the merger agreement.
If (i) Bridge terminates the merger agreement because Dime breaches a covenant or agreement or if any representation or warranty of Dime has become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to Dime, and such breach giving rise to such termination was knowing and intentional, or (ii) either party terminates the merger agreement because Dime’s shareholders fail to approve and adopt the merger agreement, then Dime must pay the termination fee if (1) an acquisition proposal was publicly announced (y) before the termination of the merger agreement if terminated in accordance with (i) above, or (z) before Dime’s shareholder meeting if terminated in accordance with (ii) above, and (2) within 12 months after termination of the merger agreement, Dime consummates or enters into an agreement with respect to an acquisition proposal.
If (i) Dime terminates the merger agreement because Bridge breaches a covenant or agreement or if any representation or warranty of Bridge has become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to Bridge, and such breach giving rise to such termination was knowing and intentional, or (ii) either party terminates the merger agreement because Bridge’s shareholders fail to approve and adopt the merger agreement, then Bridge must pay the termination fee if (1) an acquisition proposal was publicly announced (y) before the termination of the merger agreement if terminated in accordance with (i) above, or (z) before Bridge’s shareholder meeting if terminated in accordance with (ii) above, and (2) within 12 months after termination of the merger agreement, Bridge consummates or enters into an agreement with respect to an acquisition proposal.
Expenses
Each of Bridge and Dime will pay its own costs and expenses incurred in connection with the merger. The costs and expenses of printing and mailing this document will be shared equally by the parties.
Changing the Terms of the Agreement and Plan of Merger
Before the completion of the merger, Bridge and Dime may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Dime shareholders with respect to the merger, Bridge and Dime cannot make any amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by Dime’s shareholders without the further approval of Dime’s shareholders.
Voting Agreements
Each of Bridge’s directors and certain executive officers, in his or her capacity as a Bridge shareholder, has entered into a separate voting agreement with Dime, pursuant to which each such director and executive officer has agreed to vote all shares of Bridge common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger proposal and certain related matters and against alternative transactions. Under the voting agreements, Bridge’s directors and executive officers may not, without the prior written consent of Dime, transfer any of their shares of Bridge common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the merger agreement is terminated. As of the October 12, 2020, shares constituting 13.66% of the voting power of Bridge common stock were subject to the voting agreements.

Each of Dime’s directors and certain executive officers, in his or her capacity as a Dime shareholder, has entered into a separate voting agreement with Bridge, pursuant to which each such director and executive officer has agreed to vote all shares of Dime common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger proposal and certain related matters and against alternative transactions. Under the voting agreements, Dime’s directors and executive officers may not, without the prior written consent of Bridge, transfer any of their shares of Dime common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the merger agreement is terminated. As of the October 12, 2020, shares constituting 2.95% of the voting power of Dime common stock were subject to the voting agreements.
On September 14, 2020, Dime and Bridge entered into a letter agreement with respect to the NDA, which letter agreement was acknowledged and agreed to by Basswood Capital Management, L.L.C., which we refer to as “Basswood”; Basswood is an affiliate of a Bridge director. The purpose of the letter agreement was to amend the NDA to allow for Basswood to purchase greater than 4.99% of the total amount of Dime’s outstanding common stock, provided, that (i) Basswood and Dime enter into a voting agreement with respect to the shares of Dime common stock owned by Basswood, which we refer to as the “Basswood Voting Agreement,” (ii) Basswood agrees not to acquire greater than 9.99% of Dime’s common stock, and (iii) Basswood provides Dime with biweekly reporting of all trades and transactions with respect to Dime’s common stock during the term of the standstill in the NDA, which will expire on February 24, 2021. Accordingly, on September 14, 2020, Dime and Basswood entered into the Basswood Voting Agreement, pursuant to which Basswood agreed to vote all shares of Dime common stock over which it exercises sole disposition and voting rights in favor of the approval of the merger proposal and certain related matters and against alternative transactions. Under the Basswood Voting Agreement, Basswood may not, without the prior written consent of Dime, transfer any of its shares of Dime common stock to any person or entity known by Basswood (x) to own greater than 4.99% of Dime’s common stock, or, (y) that, as a result of any such proposed transfer, would become a shareholder of great than 4.99% of Dime’s common stock. The Basswood Voting Agreement will terminate if the merger agreement is terminated. As of the October 12, 2020, shares constituting 2.68% of the voting power of Dime common stock were subject to the Basswood Voting Agreement.
Litigation Related to the Merger
On September 16, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Shiva Stein v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 21, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Jonah Hertz Family 2012 Trust v. Vincent F. Palagiano, et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 23, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the District of Delaware, captioned Paul Parshall, Individually and On Behalf of All Others Similarly Situated v. Dime Community Bancshares, Inc., et al. The plaintiff, on behalf of himself and other Dime shareholders, generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.

On September 23, 2020, a purported Bridge shareholder filed a lawsuit against Bridge and the members of the Bridge Board of Directors in the United States District Court for the Southern District of New York, captioned Anthony Rotondo v. Bridge Bancorp, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On September 24, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Robert Lowinger v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 13, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Ryan Williams v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 14, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Stephen Bushansky v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
On October 16, 2020, a purported Dime shareholder filed a lawsuit against Dime and the members of the Dime Board of Directors in the United States District Court for the Eastern District of New York, captioned Shoshana Minzer v. Dime Community Bancshares, Inc., et al. The plaintiff generally alleges that the registration statement filed with the SEC on September 14, 2020 contains materially misleading omissions or misrepresentations in violation of Section 14(a) and Section 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder. The plaintiff seeks injunctive relief, unspecified damages, and an award of attorneys’ fees and expenses.
Dime and Bridge are reviewing the complaints and have not yet formally responded. Such litigations are common in connection with mergers involving public companies, regardless of any merits related to the underlying transaction. Although the ultimate outcome of these actions cannot be predicted with certainty, Dime and Bridge believe that the claims asserted against them in these lawsuits are without merit and intend to defend against these actions vigorously. Please see the section “Risk Factors — Litigation relating to the merger could result in significant costs, management distraction, and/or a delay of, or injunction against, the merger.”

DESCRIPTION OF BRIDGE CAPITAL STOCK
Authorized Capital Stock
Bridge is currently authorized to issue 42,000,000 shares of capital stock, 40,000,000 of which are shares of common stock, par value of $0.01 per share, and 2,000,000 of which are shares of preferred stock, par value of $0.01 per share. As of the record date for the Bridge special meeting, there are 19,748,837 shares of Bridge common stock issued and outstanding and no shares of Bridge preferred stock issued or outstanding. There are no other shares of capital stock of Bridge authorized, issued or outstanding. As of the record date for the Bridge special meeting, Bridge had outstanding stock options to purchase an aggregate of 180,020 shares of Bridge common stock.
In connection with the merger, Bridge is asking its shareholders to approve an amendment to its Certificate of Incorporation to increase the number of authorized shares of capital stock to 90,000,000, consisting of 80,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
General.   Each share of Bridge common stock has the same relative rights as, and is identical in all respects to, each other share of Bridge common stock. All of Bridge’s shares of common stock are duly authorized, fully paid and nonassessable.
Dividends.   The holders of Bridge’s common stock are entitled to receive and share equally in such dividends, if any, declared by the Bridge board of directors out of funds legally available therefor. Under the New York Business Corporation Law, Bridge may pay dividends on its outstanding shares except when it is insolvent or would be made insolvent by the dividend. In addition, Bridge may pay dividends and other distributions either (1) out of surplus, so that its net assets remaining after such payment or distribution shall at least equal the amount of its stated capital, or (2) if it has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided that if its capital is less than the aggregate amount of the stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, Bridge may not pay dividends out of such net profits until the deficiency in the amount of stated capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets shall have been repaired. Holders of any Bridge preferred stock may have a priority over the holders of common stock with respect to dividends; Bridge does not currently have any preferred stock issued and outstanding.
Voting Rights.   The holders of Bridge’s common stock are entitled to one vote per share.
Board of Directors.   Bridge’s bylaws currently provide that the board of directors must consist of not less than five nor more than 25 directors, with the exact number to be determined by resolution of a majority of the full board of directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class is elected annually. Directors are elected by a plurality of the votes cast by shareholders present at the annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Holders of Bridge’s common stock are not entitled to cumulate their votes in the election of directors.
Following the merger, pursuant to a proposed amendment to Bridge’s bylaws, the board of directors will no longer be classified and all directors will be elected on an annual basis.
Liquidation.   In the event of Bridge’s liquidation, dissolution or winding up, the holders of its common stock would be entitled to receive, after payment or provision for payment of all Bridge’s debts and liabilities and the holders of any preferred stock, all of its assets available for distribution.
No Preemptive or Redemption Rights.   Holders of Bridge’s common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Authorized but Unissued Shares
Bridge has authorized but unissued shares of common and preferred stock. Bridge is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In the event of a proposed merger, tender offer or other attempt to gain control of Bridge that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Bridge.
Anti-Takeover Provisions
Bridge’s Certificate of Incorporation and bylaws and applicable federal and New York laws and regulations contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions would also render the removal of Bridge’s board of directors or management more difficult. Such provisions include, but are not limited to, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, special procedural rules for certain business combinations, a classified board of directors, restrictions on the calling of special meetings of shareholders that do not provide for the calling of special meetings by the shareholders, and a provision in the certificate of incorporation allowing the board of directors to oppose a tender or other offer for Bridge’s securities, including through the issuance of authorized but unissued securities or treasury stock or granting stock options, based on a wide range of considerations.
Certain Provisions in Bridge’s Certificate of Incorporation and Bylaws
Election of Directors.   Bridge’s board of directors is currently divided into three classes, as nearly equal in number as possible, known as Class A, consisting of not more than eight directors, Class 2, consisting of not more than eight directors, and Class 3, consisting of not more than nine directors. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. Further, Bridge’s bylaws establish qualifications for board members, including stock ownership requirements, and notice and information requirements and procedures in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at a meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under federal securities laws.
However, following the merger, pursuant to a proposed amendment to Bridge’s bylaws, the board of directors will no longer be classified and all directors will be elected on an annual basis. Accordingly, it would take only one annual election to replace a majority of the board of directors.
Prohibition of Cumulative Voting.   Bridge shareholders are not entitled to cumulative voting in the election of directors.
Restrictions on Call of Special Meetings.   Bridge’s bylaws provide that special meetings of stockholders can be called by the board of directors.
Amendments to Certificate of Incorporation.   Bridge’s Certificate of Incorporation provides that certain provisions may only be amended by the approval of 75% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 75% of directors then in office.
Business Combinations Involving Interested Shareholders.   Bridge’s Certificate of Incorporation provides that an “interested shareholder” (a person who owns, or an affiliate or associate of Bridge who has owned in the previous two-year period, more than 5% of Bridge’s common stock) may engage in a business combination with Bridge (i) if approved by the affirmative vote of not less than 75% of the votes entitled to be cast by shareholders, or (ii) (a) if approved by 75% or more of the continuing directors after any such business combination, and (b) the per share value of the consideration for the transaction is equal to the higher of the highest per share price paid by the interested shareholder in acquiring Bridge common stock in the preceding two years and the fair market value per share of common stock on the date on which the interested shareholder became an interested shareholder.
Evaluation of Offers.   Bridge’s Certificate of Incorporation provides that the board of directors may, in the context of opposing a tender offer, take into account (i) the social and economic effects of the offer or transaction on the employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which Bridge operates or is located, (ii) the reputation and business practices of the offeror and its management and affiliates, and (iii) the business and financial condition and earnings prospects of the offeror, including the possible effect of such conditions on the other elements of the communities in which Bridge operates or is located.
Federal Laws and Regulations
The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Bridge. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of Bridge’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Bridge, could constitute acquisition of control of the bank holding company.
New York Business Corporation Law
The business combination provisions of the New York Business Corporation Law could prohibit or delay mergers or other takeovers or change in control attempts with respect to Bridge and, accordingly, may discourage attempts to acquire Bridge. In general such provisions prohibit an “interested shareholder” (i.e., a person who owns 20% or more of our outstanding voting stock) from engaging in various business combination transactions with Bridge, unless (a) the business combination transaction, or the transaction in which the interested shareholder became an interested shareholder, was approved by the board of directors prior to the interested shareholder’s stock acquisition date, (b) the business combination transaction was approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder’s stock acquisition date, or (c) if the business combination transaction takes place no earlier than five years after the interested stockholder’s stock acquisition date, the price paid to all the stockholders under such transaction meets statutory criteria.
Listing
Shares of Bridge’s common stock are listed on The NASDAQ Global Select Market under the symbol “BDGE.” Following the merger, shares of Bridge’s common stock will continue to be listed on The NASDAQ Global Select Market, under the symbol “DCOM.”
Transfer Agent and Registrar
The transfer agent and registrar for Bridge’s common stock is Computershare Trust Company, N.A., located in Canton, Massachusetts.

DESCRIPTION OF NEW BRIDGE PREFERRED STOCK
Upon completion of the merger, Dime’s 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $25.00 per share (which we refer to as “Dime preferred stock”, will be converted into Bridge’s 5.50% Fixed-Rate Non-Cumulative, Perpetual Preferred Stock, Series A (which we refer to as “Bridge preferred stock”). The Bridge preferred stock will have terms and preferences that are substantially equivalent to the terms and preferences of the outstanding Dime preferred stock, although they will be governed by the Bridge Amended Certificate of Incorporation and New York law following completion of the merger. The following briefly summarizes the terms and provisions of the Bridge preferred stock.
Preferred Stock
The Bridge Certificate of Incorporation currently authorizes Bridge’s board of directors, without further stockholder action, to issue up to 2,000,000 shares of preferred stock, par value $0.01 per share, in series, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations, or restrictions thereof, without further vote or action by Bridge stockholders. Bridge may amend from time to time the Bridge Certificate of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. As of the date of this joint proxy statement/prospectus, there are no shares of Bridge preferred stock outstanding.
Series A Preferred Stock
Upon the completion of the merger and the conversion of Dime preferred stock into Bridge preferred stock, the Bridge preferred stock will be the only series of Bridge issued preferred stock. Shares of Bridge preferred stock, upon issuance in exchange for Dime preferred stock, will be validly issued, fully paid, and nonassessable. Outstanding shares of Bridge preferred stock are expected to trade on The NASDAQ Global Select Market under the ticker symbol “DCOMP.”
With respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up of Bridge’s business and affairs, the Bridge preferred stock will rank (i) senior to Bridge common stock, (ii) on parity with any class or series of capital stock of the Bridge now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Bridge preferred stock, and (iii) junior to any class or series of capital stock that ranks senior to the Bridge preferred stock, and to all existing and future indebtedness and other liabilities of Bridge.
Dividends
Holders of the Bridge preferred stock shall be entitled to receive, when, as and if declared by the resulting company’s board of directors or a duly authorized committee of the resulting company’s board of directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Bridge preferred stock at a rate equal to 5.50% per annum for each Dividend Period (as defined below) from the Initial Dividend Accrual Date (as such term is defined in the proposed Bridge Bancorp, Inc. Restated Certificate of Incorporation attached hereto as Annex D). If the resulting company issues additional shares of Bridge preferred stock after the Initial Dividend Accrual Date, dividends on such additional shares of Bridge preferred stock may accumulate from and including the Initial Dividend Accrual Date, the then most recent Dividend Payment Date or any other date the resulting company specifies at the time such additional shares of Bridge preferred stock are issued.
If declared by the resulting company’s board of directors or a duly authorized committee of the resulting company’s board of directors, the resulting company will pay dividends on the Bridge preferred stock quarterly, in arrears, on the Dividend Payment Date (as such term is defined in the proposed Bridge Bancorp, Inc. Restated Certificate of Incorporation attached hereto as Annex D). If any date on which dividends would otherwise be payable is not a Business Day, then the dividend payment date will be the next Business Day without any adjustment to the amount of dividends paid. A “Business Day” means any weekday that is not a day on which banking institutions in the State of New York are generally authorized or required by law or other governmental actions to close.
Dividends will be payable to holders of record of Bridge preferred stock as they appear on the resulting company’s stock register on the applicable record date, not exceeding 30 days before the applicable payment date, as shall be fixed by the resulting company’s board of directors or a duly authorized committee of the resulting company’s board of directors.
Dividends on the Bridge preferred stock are not cumulative. If the resulting company’s board of directors or a duly authorized committee of the resulting company’s board of directors does not declare a dividend on the Bridge preferred stock in respect of a Dividend Period (as defined below), then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable dividend payment date, or be cumulative, and the resulting company will have no obligation to pay any dividend for that Dividend Period, whether or not the resulting company’s board of directors or a duly authorized committee of the resulting company’s board of directors declares a dividend on the Bridge preferred stock for any future Dividend Period. Holders of Bridge preferred stock are entitled to receive, when, as, and if declared by the resulting company’s board of directors or a duly authorized committee of the board, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Bridge preferred stock at a rate equal to 5.50% per annum from the issue date of the Bridge preferred shares.
A “Dividend Period” is the period from and including a dividend payment date to but excluding the next dividend payment date. Dividends payable on the Bridge preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Bridge preferred stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless the resulting company defaults in the payment of the redemption price of the shares of the Bridge preferred stock called for redemption.
Notwithstanding any other statement herein, dividends on the Bridge preferred stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.
So long as any share of Bridge preferred stock remains outstanding, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Bridge preferred stock have been declared and paid in full or declared or a sum sufficient for the payment thereof has been set aside:
1.
no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (as defined below) (other than (i) a dividend payable solely in Junior Stock, or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan),

2.
no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the resulting company, directly or indirectly (other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, (ii) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (iv) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the resulting company; and

3.
no shares of Parity Stock (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Bridge preferred stock and such Parity Stock, (ii) as a result of a reclassification of Parity Stock for or into other Parity Stock, (iii) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or Junior Stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock, (v) purchases, redemptions or other acquisitions of shares of Parity Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (vi) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vii) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the resulting company.
When dividends are not paid in full upon the shares of the Bridge preferred stock and any Parity Stock, if any, all dividends declared upon shares of the Bridge preferred stock and any Parity Stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current per share on the Bridge preferred stock, and accrued dividends, including any accumulations, on any Parity Stock, bear to each other. No interest shall be payable in respect of any dividend payment on the Bridge preferred stock that may be in arrears.
As used in this description of the new Bridge preferred stock, “Junior Stock” means the resulting company’s common stock and any other class or series of stock of Bridge hereafter authorized over which the Bridge preferred stock has preference or priority in the payment of dividends and/or in the distribution of assets upon any liquidation, dissolution or winding up of Bridge.
As used in this document, “Parity Stock” means any other class or series of stock of Bridge that ranks equally with the Bridge preferred stock in the payment of dividends and/or in the distribution of assets upon any liquidation, dissolution or winding up of Bridge.
As used in this document, “Senior Stock” means any other class or series of stock of Bridge ranking senior to the Bridge preferred stock with respect to payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of Bridge.
Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the resulting company’s board of directors or a duly authorized committee of the board, may be declared and paid on the resulting company’s common stock and any other stock ranking equally with or junior to the Bridge preferred stock from time to time out of any assets legally available for such payment, and the holders of Bridge preferred stock shall not be entitled to participate in any such dividend.
Preemptive Right
The holders of the Bridge preferred stock shall not have any preemptive rights with respect to any shares of the resulting company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
Conversion Rights
Bridge preferred stock is not convertible into or exchangeable for any other of the resulting company’s property, interests or any other class or series of securities.
Redemption
Optional Redemption.   The Bridge preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The resulting company may redeem the Bridge preferred stock at the resulting company’s option, in whole or in part, from time to time, on or after June 15, 2025, subject to approval of the appropriate federal banking agency, at a redemption price equal to $25 per share, plus declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared)

dividends for the then current Dividend Period to, but excluding, the redemption date. The holders of Bridge preferred stock do not have the right to require the redemption or repurchase of the Bridge preferred stock.
Redemption Following a Regulatory Capital Treatment Event.   The resulting company may redeem shares of the Bridge preferred stock at any time within 90 days following a “Regulatory Capital Treatment Event” (as defined below), in whole but not part, subject to the approval of the appropriate federal banking agency, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date. A “Regulatory Capital Treatment Event” means the resulting company’s good faith determination that, as a result of (i) any amendment to, or change in (including any announced prospective change), the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Bridge preferred stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Bridge preferred stock; or (iii) final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved, announced or becomes effective after the initial issuance of any share of Bridge preferred stock, there is more than an insubstantial risk that the resulting company will not be entitled to treat the full liquidation value of the shares of Bridge preferred stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Bridge preferred stock is outstanding. Redemption of the Bridge preferred stock is subject to the resulting company’s receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve applicable to the redemption of the Bridge preferred stock.
Redemption Procedures.   If shares of the Bridge preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Bridge preferred stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided, that, if the shares of the Bridge preferred stock are held in book-entry form through The Depository Trust Company (which we refer to as “DTC”) the resulting company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•
the redemption date;

•
the number of shares of the Bridge preferred stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Bridge preferred stock to be redeemed from the holder;

•
the redemption price;

•
the place or places where the certificates evidencing shares of Bridge preferred stock are to be surrendered for payment of the redemption price; and

•
that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Bridge preferred stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by the resulting company separate and apart from the resulting company’s other assets, in trust for the pro rata benefit of the holders of any shares of Bridge preferred stock so called for redemption so as to be and continue to be available therefor, then, on and after the redemption date, dividends will cease to accrue on such shares of Bridge preferred stock, such shares of Bridge preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price equal to $25.00 per share plus any declared and unpaid dividends.
In case of any redemption of only part of the shares of the Bridge preferred stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manners as the resulting company may determine to be fair and equitable and permitted by the rules of any stock exchange on which the Bridge preferred stock is issued, subject to the provisions of the Certificate of Designations.

Subject to the provisions hereof, the resulting company’s board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Bridge preferred stock shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Bridge preferred stock is subject to prior approval by the Federal Reserve. Any redemption of the Bridge preferred stock is subject to the resulting company’s receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Bridge preferred stock.
Liquidation Rights
In the event the resulting company liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, holders of the Bridge preferred stock are entitled to receive a liquidating distribution of $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Bridge preferred stock but before the resulting company makes any distribution of assets to the holders of the resulting company’s common stock or any other class or series of shares ranking junior to the Bridge preferred stock. Holders of the Bridge preferred stock will not be entitled to any other amounts from the resulting company after they have received their full liquidating distribution (including declared and unpaid dividends). In addition, the Bridge preferred stock may be fully subordinate to interests held by the United States government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd Frank Act.
In any such distribution, if the resulting company’s assets are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Bridge preferred stock and all holders of Parity Stock as to such distribution with the Bridge preferred stock, the amounts paid to the holders of Bridge preferred stock and any Parity Stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends have been paid in full to all holders of Bridge preferred stock and any Parity Stock, the holders of the resulting company’s Junior Stock shall be entitled to receive all of the resulting company’s remaining assets according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of Dime with any other entity or by another entity with or into Dime, including a merger or consolidation in which the holders of Bridge preferred stock receive cash, securities or property for their shares, or the sale, lease, exchange or other transfer of all or substantially all of the resulting company’s assets for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Dime. If the resulting company enters into any merger or consolidation transaction with or into any other entity and the resulting company is not the surviving entity in such transaction, the Bridge preferred stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms that are substantially similar to the terms of the Bridge preferred stock set forth herein.
Because the resulting company is a holding company, the resulting company’s rights and the rights of the resulting company’s creditors and the resulting company’s stockholders, including the holders of the Bridge preferred stock, to participate in the distribution of assets of any of the resulting company’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that the resulting company is a creditor with recognized claims against that subsidiary. In addition, holders of the Bridge preferred stock may be effectively subordinated to the claims of the United States Government against the resulting company’s bank subsidiary in the event the resulting company enters into a receivership, insolvency, liquidation or similar proceeding.
Claims of holders of the Bridge preferred stock are subordinate to all of the resulting company’s indebtedness, including the resulting company’s 4.50% Fixed-to-Floating Rate Subordinated Debentures due 2027, and to other non-equity claims on the resulting company and the resulting company’s assets, including in the event that the resulting company enters into a receivership, insolvency, liquidation or similar proceeding. In addition, claims of holders of the Bridge preferred stock may be fully subordinated to interests held by the United States government in the event that the resulting company enters into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
Except as provided below, the holders of the Bridge preferred stock have no voting rights.
Right to Elect Two Directors Upon Nonpayment.   If the resulting company fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Bridge preferred stock or any other series of preferred stock for six quarterly Dividend Periods, whether or not consecutive, the holders of shares of the Bridge preferred stock shall have the right, voting as a class with holders of any other voting Parity Stock, to vote for the election of two additional members of the board of directors of the resulting company to hold office for a term of one year (which we refer to as the “Preferred Directors”) at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Bridge preferred stock or any other series of Parity Stock (unless such request is received less than 90 days before the date fixed for the resulting company’s next annual or special meeting of the stockholders, or if no such request is made, in either event such election shall be held at such next annual or special meeting of the stockholders). Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two Preferred Directors so elected shall forthwith terminate, and the number of the resulting company’s directors shall be reduced by two, and such voting right of the holders of shares of Bridge preferred stock (and holders of any other equally ranked series of preferred stock that have similar voting rights) shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, or their equivalent, whether or not consecutive, as described above.
Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Bridge preferred stock voting together as a class with the holders of voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of the Bridge preferred stock terminate for any reason, including under circumstances described above under “— Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting Parity Stock have similarly terminated.
Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over the resulting company, the resulting company will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 (which we refer to as the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.
Other Voting Rights.   So long as any shares of Bridge preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Bridge preferred stock and any voting Parity Stock, voting together as a single class of the resulting company’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Stock (as defined below), or reclassify any authorized capital stock into any such shares of Senior Stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.

So long as any shares of Bridge preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Bridge preferred stock, voting together as a separate class of the resulting company’s capital stock, shall be required to:
•
amend, alter or repeal any provision of the Certificate of Designations or the resulting company’s Certificate of Incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Bridge preferred stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued preferred stock or authorized common stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of capital stock ranking equally with or junior to the Bridge preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Company, will not be deemed to adversely affect the powers, preferences, privileges or rights of the Bridge preferred stock; or

•
consummate a binding share exchange or reclassification involving the Bridge preferred stock, or a merger or consolidation of the resulting company with or into another entity unless (i) the shares of the Bridge preferred stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity, and (ii) the shares of the remaining Bridge preferred stock or new preferred securities have terms that are substantially similar to the terms of the Bridge preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Bridge preferred stock shall have been redeemed. In exercising the voting rights described above or when otherwise granted voting rights by operation of law or by the resulting company, each share of Bridge preferred stock will be entitled to one vote.
If the resulting company redeems or calls for redemption all outstanding shares of Bridge preferred stock and irrevocably deposits in trust sufficient funds to effect such redemption, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Bridge preferred stock will be entitled to vote will be effected, the voting provisions described above will not apply.
Voting Rights under New York Law.   New York law provides that the holders of preferred stock have the right to vote separately as a class on any amendment to the resulting company’s Certificate of Incorporation (including any Certificate of Designations) that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Notwithstanding the foregoing, as permitted by law, the resulting company’s Certificate of Incorporation provides that any increase or decrease in the resulting company’s authorized capital stock may be adopted by the affirmative vote of holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of the resulting company’s capital stock entitled to vote. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in the resulting company’s Certificate of Incorporation (including any Certificate of Designations).
Other Preferred Stock
The resulting company’s authorized capital stock includes 10,000,000 shares of preferred stock, $0.01 par value, as reflected in the resulting company’s Restated Certificate of Incorporation. The resulting company’s board of directors is authorized without further stockholder action to cause the issuance of additional shares of preferred stock. Any additional preferred stock may be issued in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the resulting company’s board of directors may determine at the time of issuance. As of the date of this document, the resulting company has no outstanding series of preferred stock.

Transfer Agent and Registrar
We anticipate that Computershare Trust Company, N.A., Canton, Massachusetts will serve as the transfer agent and registrar for the Bridge preferred stock.

COMPARISON OF RIGHTS OF SHAREHOLDERS
The rights of shareholders of Bridge are currently governed by Bridge’s Certificate of Incorporation and bylaws and by New York law. The rights of shareholders of Dime are currently governed by Dime’s Certificate of Incorporation and bylaws and by Delaware law. If the merger is completed, Dime shareholders who receive Bridge common stock will become Bridge shareholders and their rights will likewise be governed by Bridge’s Certificate of Incorporation and bylaws and Maryland law.
The following is a summary of the material differences between the rights of a Dime shareholder and the rights of a Bridge shareholder. This summary is not a complete statement of the differences between the rights of Dime shareholders and the rights of Bridge shareholders and is qualified in its entirety by reference to New York and Delaware law and to the Certificate of Incorporation and bylaws of each corporation. Copies of Bridge’s Certificate of Incorporation and bylaws and Dime’s Certificate of Incorporation and bylaws are on file with the Securities and Exchange Commission. Copies of Bridge’s Certificate of Incorporation and bylaws are also available upon written request addressed to Bridge Bancorp, Inc., 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788, Attention: Howard H. Nolan, Corporate Secretary. Copies of Dime’s Certificate of Incorporation and bylaws are available upon written request addressed to Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201, Attention: Patricia M. Schaubeck, Corporate Secretary.
Authorized Stock
Bridge	Dime

•
The Certificate of Incorporation currently authorizes 42,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value.

•
The Certificate of Incorporation authorizes 134,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock, $0.01 par value, and 9,000,000 shares of preferred stock, $0.01 par value.

•
In connection with the merger, Bridge is asking its shareholders to approve an amendment to its Certificate of Incorporation to increase the number of authorized shares of capital stock to 90,000,000, consisting of 80,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

•
At October 12, 2020, there were 19,748,837 shares of Bridge common stock issued and outstanding.

•
At October 12, 2020, there were 33,049,882 shares of Dime common stock issued and outstanding.

•
As of October 12, 2020, there were 5,299,200 shares of Dime preferred stock issued and outstanding.

• As of October 12, 2020, there were no shares of preferred stock issued or outstanding.
Limitations on Voting Rights
Bridge	Dime
• The holders of Bridge common stock are entitled to one vote per share.
•
The holders of Dime common stock are generally entitled to one vote per share. However, Dime’s Certificate of Incorporation provides that any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-issued and outstanding shares of common stock (which we refer to as the “limit”) shall be entitled to cast only one one-hundredth of one vote per share for each share in excess of the limit. This provision limiting voting rights may only be amended upon the vote of two-thirds

Limitations on Voting Rights
Bridge	Dime
of the votes eligible to be cast by holders of all outstanding shares of voting stock (after giving effect to the limitation on voting rights).
Required Vote for Authorization of Certain Actions
Bridge	Dime

•
Bridge’s Certificate of Incorporation provides that an “interested shareholder” (a person who owns, or an affiliate or associate of Bridge who has owned in the previous two-year period, more than 5% of Bridge’s common stock) may engage in a business combination with Bridge (i) if approved by the affirmative vote of not less than 75% of the votes entitled to be cast, or (ii) (a) if approved by 75% or more of the continuing directors, and (b) the per share value of the consideration for the transaction is equal to the higher of the highest per share price paid by the interested shareholder in acquiring Bridge common stock in the preceding two years and the fair market value per share of common stock on the date on which the interested shareholder became an interested shareholder.

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Dime’s Certificate of Incorporation provides than an “interested shareholder” (a person who beneficially owns 10% or more of Dime’s voting stock, or an affiliate or associate thereof, or an assignee or successor within the previous two years) may engage in a business combination with Dime if (i) approved by at least 80% of the votes entitled to be cast and 50% of the shares not owned by the interested shareholder, or (ii) approved by a majority of the “disinterested directors” (any member of the Dime board of directors who is not an affiliate of or associated with the interested shareholder and who either was a member of the Dime board of directors prior to the date that the interested shareholder became an interested shareholder, or was recommended for election by a majority of the disinterested directors in office at the time such director was nominated for election), if certain pricing, dividend and other conditions are met.

Evaluation of Offers
Bridge	Dime

•
Bridge’s Certificate of Incorporation provides that its board of directors may, in the context of opposing a tender offer, take into account (i) the social and economic effects of the offer or transaction on the employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which it operates or is located, (ii) the reputation and business practices of the offeror and its management and affiliates, and (iii) the business and financial condition and earnings prospects of the offeror, including the possible effect of such conditions on the other elements of the communities in which it operates or is located.

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Dime’s Certificate of Incorporation provides that when evaluating any offer to Dime or to Dime’s shareholders from another party to (i) purchase for cash, or exchange any securities or property for, any outstanding equity securities of Dime, (ii) merge or consolidate Dime with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Dime, its board of directors shall, in connection with the exercise of its judgment in determining what is in the best interest of Dime and its shareholders, give due consideration to the extent permitted by law not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on Dime’s business and its subsidiaries and on its employees, customers, suppliers and creditors and its subsidiaries, and the effects on the communities in which Dime and its subsidiaries’ facilities are located.

Special Meetings of Shareholders
Bridge	Dime
• Bridge’s bylaws provide that special meetings of stockholders can be called by the board of directors.	• Dime’s bylaws provide that special meetings of stockholders can be called by the board of directors.
Shareholder Nominations and Proposals
Bridge	Dime

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In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to Bridge’s Corporate Secretary not less than 90 days prior to the date of Bridge’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. Bridge’s bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business.

•
Under Dime’s bylaws, in order to be considered for possible action by the shareholders at an annual meeting, shareholder nominations for director and shareholder proposals not included in Dime’s proxy materials must be delivered to or received by Dime’s Corporate Secretary (i) 60 days in advance of such meeting, if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year’s annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder’s notice must set forth such information as required by, and otherwise comply with, Dime’s bylaws.

Board of Directors
Bridge	Dime

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Bridge’s bylaws provide that its board of directors must consist of not less than five nor more than 25 directors, the exact number to be determined by resolution of a majority of the full board of directors. Bridge’s board of directors is divided into three classes, as nearly equal in size as possible. The members of each class are elected for a term of three years and only one class of directors is elected annually. Following the merger, pursuant to a proposed amendment to Bridge’s bylaws, the board of directors will no longer be classified and all directors will be elected on an annual basis.

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Following the merger, the Bridge board of directors initially will have 12 members, consisting of six members from Bridge’s current board of directors and six members from Dime’s current board of directors. For a period of three years following the effective time of the merger, the former Bridge directors will nominate candidates to fill any board seat vacated by a former Bridge

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Dime’s bylaws provide that its board of directors must consist of not less than five nor more than 15 directors, the exact number to be determined by resolution of the board of directors. Dime’s board of directors is divided into three classes, as nearly equal in size as possible. The members of each class are elected for a term of three years and only one class of directors is elected annually.

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Under Dime’s Certificate of Incorporation, any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, may be filled by an affirmative vote of the majority of the directors then holding office, whether or not a quorum. Any director of Dime so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified

•
Dime’s bylaws provide that each director must be at least 18 years of age.

Board of Directors
Bridge	Dime

director, and former Dime directors will nominate candidates to fill any board seat vacated by a former Dime director.
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Under Bridge’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by an increase in the number of directors, may be filled by a majority of the remaining directors, even if less than a quorum. Any director so chosen will hold office until the next annual meeting of shareholders.

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Bridge’s bylaws provide that each director must be a shareholder of Bridge.

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Dime’s Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of votes entitled to be cast at a meeting of shareholders expressly called for that purpose.

• Pursuant to New York law, any director may be removed for cause by a vote of the shareholders.
Director and Officer Liability
Bridge	Dime

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Bridge’s Certificate of Incorporation provides that a director will not be personally liable to Bridge for monetary damages for breach of fiduciary duty, unless a final judgment determines that (i) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director received an improper personal benefit, or (iii) the director’s actions violated Section 719 of the New York Business Corporation Law.

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Dime’s Certificate of Incorporation provides that a director will not be personally liable to Dime for monetary damages for breach of fiduciary duty, except to the extent such limitation is expressly prohibited by the Delaware General Corporation Law.

Indemnification
Bridge	Dime

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Bridge’s bylaws provide that Bridge shall indemnify any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Bridge against all judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such proceeding, except where indemnification may be prohibited by applicable law.

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Dime’s Certificate of Incorporation provides that Dime shall indemnify any officer or director of Dime who is made party to an action by reason of the fact that he or she was an officer or director of Dime, and that Dime may indemnify any other person who is made party to an action by reason of the fact that he or she was an employee or agent of Dime, against all judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such proceeding, to the fullest extent permitted by the Delaware General Corporation Law. In a suit brought by or in the right of Dime, if the officer, director or other person is adjudged to be liable to Dime, no indemnification will be available unless the applicable court determines that such person is reasonably entitled to indemnification.

Amendment of the Bylaws
Bridge	Dime
• Bridge’s bylaws generally may be amended or repealed by a majority vote of the full board of directors.
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Dime’s bylaws generally may be amended or repealed by the vote of two-thirds of the board of directors. Any bylaw provision that contains a supermajority voting requirement may only be altered by a vote of the board or capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

Amendment of the Certificate of Incorporation
Bridge	Dime

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Bridge’s Certificate of Incorporation provides that certain provisions may only be amended by the approval of 75% of the shares entitled to vote on such amendment, unless such amendment has been approved by an affirmative vote of 75% of directors then in office.

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Dime’s Certificate of Incorporation provides that any amendments must be approved by (i) a majority of the directors then in office and (ii) a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon, or such greater proportion as may otherwise be required pursuant to any specific provision of the Certificate of Incorporation.

OPERATIONS OF THE RESULTING COMPANY AND THE RESULTING BANK AFTER THE MERGER
As of the completion of the merger, the name of the resulting company will be “Dime Community Bancshares, Inc.” and the name of the resulting bank will be “Dime Community Bank.” The resulting company’s corporate headquarters will be in Hauppauge, New York and a corporate office will be maintained in New York, New York. The resulting company’s stock will trade on The NASDAQ Global Select Market under the symbol “DCOM.” The resulting bank’s main office will continue to be 2200 Montauk Highway, Bridgehampton, New York 11932. Certain branches of the resulting bank in Eastern Long Island will retain the BNB Bank brand name for at least one year after the completion of the merger.
The merger agreement provides that the bylaws of the resulting company and resulting bank will be amended to establish certain corporate governance procedures. The forms of amended bylaws are included as Exhibits D and E to the merger agreement (which is included in this document as Annex A). The boards of the resulting company and resulting bank will, until at least the third anniversary of the merger, consist of twelve individuals (unless determined otherwise by at least 75% of the board of directors), of which one-half (six) will be designated by Bridge and one-half (six) will be designated by Dime. The six directors designated by Bridge and BNB Bank will be selected from among the current directors of Bridge and BNB Bank, and will include Ms. Hefter and Mr. O’Connor. The six directors designated by Dime will be selected from among the current directors of Dime and Dime Community Bank and will include Mr. Mahon, current President and Chief Executive Officer of Dime and Dime Community Bank, who will serve as a director and Executive Chairman of the Boards of the resulting company and resulting bank. Ms. Hefter, current Chair of Bridge and BNB Bank, will serve as Lead Independent Director of the resulting company and the resulting bank. For the period ending on the third anniversary of the merger, any vacancies in the board seats previously held by a “legacy” Bridge director will be filled by the remaining directors who were designated by Bridge. Similarly, for the same time period, vacancies in board seats previously held by a “legacy” Dime director will be filled by the remaining directors who were designated by Dime. The proposed amendments to the bylaws also prescribe composition and other requirements for certain board committees.
The senior executive officers of the resulting company and the resulting bank will consist of (i) current Bridge and BNB Bank President and Chief Executive Officer Mr. O’Connor, who will serve as Chief Executive Officer (and also serve as a director) of the resulting company and resulting bank; (ii) current Dime and Dime Community Bank President Mr. Lubow, who will serve as President and Chief Operating Officer of the resulting company and resulting bank; (iii) Mr. McCaffery, currently Executive Vice President and Chief Financial Officer of Bridge and BNB Bank, who will serve as Senior Executive Vice President and Chief Risk Officer of the resulting company and resulting bank; and (iv) Mr. Reddy, currently Senior Executive Vice President and Chief Financial Officer of Dime and Dime Community Bank, who will serve in the same positions with the resulting company and resulting bank. These executive officers will enter into employment agreements with the resulting company. Under the bylaws of the resulting company and resulting bank, the affirmative vote of 75% of the board of directors will be needed to remove any of those individuals from serving in the aforementioned capacities, terminate them without cause, modify their duties or amend their employment or other agreements. Those restrictions will exist until the third anniversary of the merger.

MARKET PRICE AND DIVIDEND INFORMATION
Bridge common stock is listed on The NASDAQ Global Select Market under the symbol “BDGE.” Dime common stock is listed on The NASDAQ Global Select Market under the symbol “DCOM.” As of October 12, 2020, there were approximately 963 holders of record of Bridge common stock. As of October 12, 2020, there were approximately 422 holders of record of Dime common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.
Changes in the market price of Bridge common stock prior to the completion of the merger will affect the value of the merger consideration that Dime shareholders will be entitled to receive upon completion of the merger. You should obtain current market quotations for Bridge common stock and Dime common stock, as the market price of Bridge common stock and Dime common stock will fluctuate between the date of this document and the date on which the merger is completed. You can get these quotations on the internet or by calling your broker.

STOCK OWNERSHIP OF BRIDGE
The following table provides information as of October 12, 2020 regarding certain beneficial owners of shares of Bridge common stock, including information regarding each person and entity known to Bridge to be the beneficial owner of more than 5% of Bridge’s outstanding common stock, each director and each named executive officer, and all directors and named executive officers of Bridge as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The address for each director and executive officer listed in the table below is: c/o Bridge Bancorp, Inc., 2200 Montauk Highway, Bridgehampton, New York 11932. The percentage of beneficial ownership is based on 19,748,837 shares of Bridge common stock outstanding as of October 12, 2020.
Name of Beneficial Owner	Shares Beneficially Owned	Percent of All Common Stock Outstanding **
5% Shareholders:
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,448,337(1)	12.40%
Basswood Capital Management L.L.C. 645 Madison Avenue, 10th Floor New York, NY 10022	2,299,318(2)	11.64%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,186,771(3)	6.00%
Directors:
Emmanuel Arturi	29,447	*
Marcia Z. Hefter	91,925	*
Matthew Lindenbaum	1,785,301(4)	9.04%
Charles I. Massoud	27,412	*
Albert E. McCoy, Jr.	149,573	*
Raymond A. Nielsen	15,187	*
Kevin M. O’Connor	171,258(5)	*
Daniel Rubin	92,417(6)	*
Rudolph J. Santoro	25,350	*
Dennis A. Suskind	67,683	*
Thomas J. Tobin	21,510	*
Christian C. Yegen	99,684	*

Executive Officers:
James J. Manseau	42,545(7)	*
John M. McCaffery	30,882 (8)	*
Howard H. Nolan	63,983(9)	*
Kevin L. Santacroce	36,592(10)	*

All directors and executive officers as a group (16 persons)	2,750,757	13.89%

*
Less than 1%.

**
Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

(1)
Represents the total shares of common stock collectively beneficially owned by T. Rowe Price Associates,

Inc. and certain other reporting persons as described in the Schedule 13G/A filed jointly on February 14, 2020 with the SEC.
(2)
Represents the total shares of common stock collectively beneficially owned by Basswood Capital Management, L.L.C., Matthew Lindenbaum, Bennett Lindenbaum and certain other reporting persons.

(3)
Represents the total shares of common stock collectively beneficially owned by Blackrock, Inc. as described in the Schedule 13G/A filed February 5, 2020 with the SEC.

(4)
Represents the total shares of common stock collectively beneficially owned by Matthew Lindenbaum and Basswood Capital Management, LLC, with respect to which Mr. Lindenbaum serves as a Principal, Managing Member and Portfolio Manager. As described in the Schedule 13D/A filed on December 18, 2017 with the SEC with respect to Bridge’s common stock, each of Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum may be deemed to be part of a “group” with such other reporting persons. As of October 12, 2020, the group collectively beneficially own 2,299,318 shares of the Bridge’s common stock.

(5)
Includes 13,636 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 18,929 shares that can be acquired through the exercise of vested stock options.

(6)
Director Rubin had pledged 15,489 shares of common stock as additional collateral for a loan.

(7)
Includes 3,633 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,021 shares that can be acquired through the exercise of vested stock options.

(8)
Includes 3,623 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,526 shares that can be acquired through the exercise of vested stock options.

(9)
Includes 4,190 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,679 shares that can be acquired through the exercise of vested stock options.

(10)
Includes 3,959 shares of restricted stock subject to future vesting but as to which voting may currently be directed, and 8,526 shares that can be acquired through the exercise of vested stock options.

STOCK OWNERSHIP OF DIME
The following table provides information as of October 12, 2020 regarding certain beneficial owners of shares of Dime common stock, including information regarding each person and entity known to Dime to be the beneficial owner of more than 5% of Dime’s outstanding common stock, each director and each named executive officer, and all directors and named executive officers of Dime as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The address for each director and executive officer listed in the table below is: c/o Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201. The percentage of beneficial ownership is based on 33,049,882 shares of Dime common stock as of October 12, 2020.
Name of Beneficial Owner	Shares Beneficially Owned	Percent of All Common Stock Outstanding **
5% Shareholders:
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	5,012,358(1)	15.15%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,519,407(2)	10.64%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	3,028,056(3)	9.16%
The Dime Community Bank KSOP 300 Cadman Plaza West, 8th Floor Brooklyn, NY 11201	1,984,738(4)	6.00%
Directors:
Rosemarie Chen	6,391	*
Steven D. Cohn	78,339(5)	*
Patrick E. Curtin	92,052(6)	*
Michael P. Devine	673,454	2.04%
Barbara G. Koster	3,345(12)	*
Kenneth J. Mahon	412,339(7)	1.25%
Kathleen M. Nelson	32,891(8)	*
Vincent F. Palagiano	904,771(9)	2.74%
Joseph J. Perry	73,394(10)	*
Kevin Stein	16,689	*
Executive Officers:
Conrad J. Gunther	7,081(11)	*
Stuart H. Lubow	37,393	*
Avinash Reddy	3,050	*

All directors and executive officers as a group (18 persons)	2,958,568(13)	8.95%

*
Less than 1%.

**
Includes shares as to which a person (or his/her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

(1)
Blackrock, Inc. filed a Schedule 13G/A with the SEC on February 3, 2020. The shares are held in various trust accounts for the economic benefit of former Barclay Private Bank and Trust Limited’s customers who are the beneficiaries of those accounts. The Schedule 13G/A states that Blackrock, Inc.

has sole power to vote or to direct the vote of 4,941,167 shares and sole power to dispose or to direct the disposition of 5,012,358 shares.
(2)
The Vanguard Group filed a Schedule 13G/A with the SEC on February 10, 2020. The shares are primarily held in various trust accounts for the economic benefit of customers who are the beneficiaries of those accounts. The Schedule 13G/A states that the Vanguard Group has sole voting power over 33,317 shares and shared voting power over 2,300 shares, and sole dispositive power over 3,490,371 shares and shared dispositive power over 29,036 shares.

(3)
Dimensional Fund Advisors LP filed a Schedule 13G/A with the SEC on February 12, 2020. Dimensional Fund Advisors LP is a registered investment company, and serves as an investment manager or sub-advisor to certain other registered investment companies, comingled funds, group trusts and separate accounts, and could possess voting and/or investment powers over the Common Stock. The Schedule 13G/A states that Dimensional Fund Advisors LP has sole power to vote or to direct the vote of 2,885,967 shares and sole power to dispose or to direct the disposition of 3,028,056 shares.

(4)
The Dime Community Bank KSOP is a defined contribution retirement plan under ERISA. Principal Trust Company serves as trustee (the “KSOP trustee”) for the plan. The KSOP trustee votes all shares of common stock which are allocated to plan participant accounts in accordance with the voting instructions obtained from each plan participant. Shares of Dime common stock for which no voting instructions have been provided will be voted proportionately in accordance with instructions obtained from plan participants.

(5)
Includes 78,339 shares as to which Mr. Cohn may be deemed to share voting and investment power.

(6)
Includes 92,052 shares as to which Mr. Curtin may be deemed to share voting and investment power.

(7)
Includes 157,698 shares as to which Mr. Mahon may be deemed to share voting and investment power.

(8)
Includes 30,447 shares as to which Ms. Nelson may be deemed to share voting and investment power.

(9)
Includes 904,771 shares as to which Mr. Palagiano may be deemed to share voting and investment power.

(10)
Includes 69,138 shares as to which Mr. Perry may be deemed to share voting and investment power.

(11)
Includes 7,081 shares as to which Mr. Gunther may be deemed to share voting and investment power.

(12)
Includes 3,345 shares as to which Ms. Koster may be deemed to share voting and investment power.

(13)
The amount shown for all Dime directors and executive officers as a group includes 135,127 shares held in trust for Dime’s Benefit Maintenance Plan (which we refer to as the “BMP”) for the benefit of the named executive officers and other officers under the BMP. The BMP trust, as directed by Dime, exercises voting and investment power over these shares. The amount also includes unvested performance-based stock awards and time-vested restricted stock awards held in the name of the Dime’s Compensation and Human Resources Committee for eligible Dime directors and executive officers who have investment risk, but neither voting nor investment power with respect to these shares. Since Dime maintains full voting and dispositive powers over the BMP shares, and Dime’s Compensation and Human Resources Committee maintains full voting power over the unvested stock awards and unallocated performance share awards, they are included in the total beneficial ownership amount.

LEGAL MATTERS
The validity of the Bridge common stock and preferred stock to be issued in the proposed merger has been passed upon for Bridge by Luse Gorman, PC, Washington, D.C. Certain United States federal income taxes consequences relating to the merger will be passed upon for Bridge by Luse Gorman, PC, Washington, D.C and for Dime by Holland & Knight LLP, Washington, D.C.
EXPERTS
The consolidated financial statements of Bridge as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference into this document have been so incorporated in reliance upon the reports of Crowe LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Dime as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference in this document have been so incorporated in reliance on the reports of Crowe LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Dime intends to hold an annual meeting of shareholders in 2021 only if the merger is not completed by that time. In order to be considered for inclusion in the proxy materials for Dime’s annual meeting to be held in 2021, all shareholder proposals, including, but not limited to, nominations for directors, must be submitted to Dime’s Corporate Secretary at its offices at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 on or before December 16, 2020. Under Dime’s bylaws, in order to be considered for possible action by the shareholders at the annual meeting to be held in 2021, shareholder nominations for director and shareholder proposals not included in Dime’s 2021 proxy materials must be delivered to or received by Dime’s Corporate Secretary, at the address set forth above: (i) sixty days in advance of such meeting if such meeting is to be held on a day which is within thirty days preceding the anniversary of the previous year’s annual meeting, or ninety days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by Dime with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder’s notice must set forth such information as required by, and otherwise comply with, Dime’s bylaws. Dime’s board of directors will review any shareholder proposals that are filed as required and determine whether such proposals satisfy applicable criteria for consideration at the annual meeting to be held in 2021.
In order to be eligible for inclusion in the proxy materials for Bridge’s annual meeting to be held in 2021 any shareholder proposal to take action at such meeting must be received at Bridge’s executive offices, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than December 29, 2020. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Bridge’s bylaws also provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to Bridge’s Corporate Secretary not less than 90 days prior to the date of Bridge’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. Accordingly, advance notice for certain business or nominations to Bridge’s board of directors to be brought before the 2021 annual meeting of shareholders must be given to Bridge by January 28, 2021. Bridge’s bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business.
Nothing in the foregoing shall be deemed to require Dime or Bridge to include in their respective proxy materials relating to any annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received.
WHERE YOU CAN FIND MORE INFORMATION
Bridge and Dime file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Bridge or Dime files with the SEC at its public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.
Bridge has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Bridge common stock and preferred stock to be issued to Dime shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Bridge and a proxy statement of Bridge in addition to being a proxy statement of Dime for its special meeting and of Bridge for its special meeting. As permitted by the SEC rules, this document does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
All information in this document concerning Bridge and its subsidiaries has been furnished by Bridge and all information in this document concerning Dime and its subsidiaries has been furnished by Dime.
Each Bridge and each Dime shareholder will receive a separate copy of this document, regardless of whether such shareholder is residing at a shared address with one or more other Bridge or Dime shareholders.
You should rely only on the information contained in this document when evaluating the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 16, 2020. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of Dime or Bridge nor the issuance of shares of Bridge common stock as contemplated by the merger agreement shall create any implication to the contrary.
Bridge and Dime incorporate by reference additional documents that each company may file with the SEC between the date of this document and the later of the date of the Bridge special meeting and the date of the Dime special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.
BRIDGE FILINGS (SEC FILE NO 001-34096)
Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2019
• Quarterly Report on Form 10-Q	Quarters Ended March 31, 2020 and June 30, 2020
• Current Reports on Form 8-K	Filed on January 2, 2020, January 10, 2020, January 29, 2020, April 6, 2020, April 7, 2020, April 21, 2020, April 29, 2020, April 30, 2020, May 5, 2020, June 2, 2020, July 2, 2020, July 6, 2020, July 7, 2020, July 28, 2020, July 29, 2020, September 15, 2020, October 7, 2020 and October 9, 2020 (other than the portions of those documents not deemed to be filed)

DIME FILINGS (SEC FILE NO. 001-39211)
Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2019
• Quarterly Report on Form 10-Q	Quarters Ended March 31, 2020 and June 30, 2020
• Current Reports on Form 8-K	Filed on January 24, 2020, January 30, 2020, February 5, 2020, April 23, 2020, April 29, 2020, May 28, 2020, May 29, 2020, May 29, 2020, June 4, 2020, June 10, 2020, June 19, 2020, July 2, 2020, July 6, 2020, July 24, 2020, July 28, 2020, July 29, 2020 and September 17, 2020 (other than the portions of those documents not deemed to be filed)
Documents incorporated by reference are available from Bridge and Dime without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:
Bridge Bancorp, Inc. 898 Veterans Memorial Highway, Suite 560 Hauppauge, New York 11788 Attention: Howard H. Nolan, Corporate Secretary Telephone: (631) 537-1000	Dime Community Bancshares, Inc. 300 Cadman Plaza West, 8th Floor Brooklyn, New York 11201 Attention: Patricia M. Schaubeck Telephone: (718) 782-6200
If you would like to request documents from Bridge and/or Dime, please do so by November 25, 2020 to receive them before each company’s meeting of shareholders. If you request any incorporated documents, Bridge and/or Dime will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.
Neither Bridge nor Dime has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
BRIDGE BANCORP, INC.
AND
DIME COMMUNITY BANCSHARES, INC.
DATED AS OF JULY 1, 2020

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 1, 2020, by and between Bridge Bancorp, Inc., a New York corporation (“Bridge Bancorp”) and Dime Community Bancshares, Inc., a Delaware corporation (“DCB”).
WHEREAS, Bridge Bancorp owns all of the issued and outstanding capital stock of BNB Bank, a New York chartered commercial bank;
WHEREAS, DCB owns all of the issued and outstanding capital stock of Dime Community Bank, a New York chartered commercial bank;
WHEREAS, the Board of Directors of each of Bridge Bancorp and DCB (i) has unanimously determined that this Agreement and the “merger of equals” and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted resolutions approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, in accordance with the terms of this Agreement, DCB will merge with and into Bridge Bancorp (the “Merger”);
WHEREAS, each of the directors and certain executive officers of Bridge Bancorp has entered into a Voting Agreement with DCB and each of the directors and certain executive officers of DCB has entered into a Voting Agreement with Bridge Bancorp, respectively, substantially in the form of Exhibit A hereto (the “Voting Agreements”), pursuant to which each such director and executive officer and his or her Affiliates (as defined herein) has agreed, among other things, to vote all shares of common stock of Bridge Bancorp or DCB, as the case may be, owned by such director or executive officer and his or her Affiliates in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements;
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.1.
Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
“Acquisition Proposal” has the meaning set forth in Section 7.5.1.
“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” shall mean this agreement, and any amendment hereto.
“Bank Merger” shall mean the merger of Dime Community Bank with and into BNB Bank, with BNB Bank as the surviving institution, in accordance with the terms of the Bank Merger Agreement.
“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between BNB Bank and Dime Community Bank, in substantially the form of Exhibit B annexed to this Agreement.
“Bank Merger Certificate” shall have the meaning set forth in Section 2.7.
“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the NYDFS, the FDIC and the FRB, which regulates Bridge Bancorp, BNB Bank, DCB or Dime Community Bank, as the case may be.
“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.
“BNB Bank” shall mean BNB Bank, a New York chartered bank, with its main office located at 2200 Montauk Highway, Bridgehampton, New York 11932, which is a wholly owned subsidiary of Bridge Bancorp.
“BNB Bank Bylaws Amendment” shall have the meaning set forth in Section 2.7.
“BNB Bank Common Stock” shall have the meaning set forth in Section 5.3.2.
“Bridge Bancorp” shall mean Bridge Bancorp, Inc., a New York corporation, with its principal executive offices located at 2200 Montauk Highway, Bridgehampton, New York 11932.
“Bridge Bancorp 401(k) Plan” shall have the meaning set forth in Section 7.8.4.
“Bridge Bancorp Closing Price” shall mean the average of the closing sales price of a share of Bridge Bancorp Common Stock, as reported on NASDAQ for the ten (10) consecutive trading days ending on the fifth trading day preceding the Closing Date.
“Bridge Bancorp Common Stock” shall have the meaning set forth in Section 5.3.1.
“Bridge Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.
“Bridge Bancorp Director” shall have the meaning set forth in Section 7.18.1.
“Bridge Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by Bridge Bancorp to DCB specifically referring to the appropriate section of this Agreement.
“Bridge Bancorp Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of Bridge Bancorp as of December 31, 2019 and 2018 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of Bridge Bancorp and its subsidiaries for each of the three years ended December 31, 2019, 2018 and 2017, as set forth in Bridge Bancorp’s annual report on Form 10-K for the year ended December 31, 2019, and (ii) the unaudited interim consolidated financial statements of Bridge

Bancorp as of the end of and for the period ending each calendar quarter, and if applicable audited consolidated financial statements as of and for a calendar year, following December 31, 2019, as filed by Bridge Bancorp in its Securities Documents.
“Bridge Bancorp Material Contracts” shall have the meaning set forth in Section 5.8.3.
“Bridge Bancorp Meeting” shall have the meaning set forth in Section 8.2.
“Bridge Bancorp Preferred Stock” shall have the meaning set forth in Section 5.3.1.
“Bridge Bancorp Board Recommendation” shall have the meaning set forth in Section 8.2.
“Bridge Bancorp Bylaws Amendment” shall have the meaning set forth in Section 2.4.
“Bridge Bancorp Regulatory Reports” shall have the meaning set forth in Section 5.6.1.
“Bridge Bancorp Related Party” shall mean: (i) any Person who serves as a director or executive officer of Bridge Bancorp or any of the Bridge Bancorp Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than Bridge Bancorp or any Bridge Bancorp Subsidiaries or any Bridge Bancorp Compensation and Benefits Plans), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children (including step-children); and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.
“Bridge Bancorp Restricted Stock” shall mean a share of restricted stock granted under the Bridge Bancorp Stock Benefit Plans.
“Bridge Bancorp Restricted Stock Unit” shall mean a restricted stock unit granted under the Bridge Bancorp Stock Benefit Plans.
“Bridge Bancorp Securities Documents” shall have the meaning set forth in Section 5.6.6.
“Bridge Bancorp Stock Benefit Plans” shall mean the 2006 Stock-Based Incentive Plan, the 2012 Stock-Based Incentive Plan and the 2019 Equity Incentive Plan.
“Bridge Bancorp Stock Option” shall mean an option to purchase shares of Bridge Bancorp Common Stock granted pursuant to the Bridge Bancorp Stock Benefit Plans and the related option agreements, as set forth in Bridge Bancorp Disclosure Schedule 5.3.3.
“Bridge Bancorp Subsidiary” shall mean a Subsidiary of Bridge Bancorp.
“Burdensome Condition” has the meaning set forth in Section 8.1.3.
“Certificates of Merger” shall have the meaning set forth in Section 2.2.
“Chosen Courts” shall have the meaning set forth in Section 12.8.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.
“Continuing Employees” shall have the meaning set forth in Section 7.8.1.
“Converted Stock Options” shall have the meaning set forth in Section 3.4.1.

“CRA” shall have the meaning set forth in Section 4.11.5.
“DCB” shall mean Dime Community Bancshares, Inc., a Delaware corporation, with its headquarters located at 300 Cadman Plaza West, 8th Floor, Brooklyn, NY, 11201.
“DCB Board Recommendation” shall have the meaning set forth in Section 8.2.
“DCB Common Stock” shall have the meaning set forth in Section 4.3.1.
“DCB Compensation and Benefit Plans” has the meaning set forth in Section 4.12.1.
“DCB Director” shall have the meaning set forth in Section 7.18.
“DCB Disclosure Schedule” shall mean a written disclosure schedule delivered by DCB to Bridge Bancorp specifically referring to the appropriate section of this Agreement.
“DCB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules) of DCB as of December 31, 2019 and 2018 and the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules) of DCB and its subsidiaries for each of the three years ended December 31, 2019, 2018 and 2017, as set forth in DCB’s annual report on Form 10-K for the year ended December 31, 2019, and (ii) the unaudited interim consolidated financial statements of DCB as of the end of and for the period ending each calendar quarter, and if applicable audited financial statements as of and for a calendar year, following December 31, 2019, as filed by DCB in its Securities Documents.
“DCB Indemnified Parties” shall have the meaning set forth in Section 7.9.1.
“DCB Insiders” shall have the meaning set forth in Section 7.14.
“DCB KSOP Plan” shall have the meaning set forth in Section 7.8.4.
“DCB Material Contracts” shall have the meaning set forth in Section 4.8.3.
“DCB Meeting” shall have the meaning set forth in Section 8.2.
“DCB Preferred Stock” shall have the meaning set forth in Section 4.3.1.
“DCB Regulatory Reports” shall have the meaning set forth in Section 4.6.1.
“DCB Related Party” shall mean: (i) any Person who serves as a director or executive officer of DCB or any of the DCB Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than DCB or any DCB Subsidiaries or any DCB Compensation and Benefit Plans), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children (including step-children); and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.
“DCB Restricted Stock” shall mean a share of restricted stock granted under the DCB Stock Benefit Plans.
“DCB Securities Documents” shall have the meaning set forth in Section 4.6.6.
“DCB Stock Benefit Plans” shall mean the DCB 2004 Stock Incentive Plan, the 2013 Equity and Incentive Plan, and the 2020 Equity Incentive Plan.
“DCB Stock Option” shall mean an option to purchase shares of DCB Common Stock granted pursuant to the DCB Stock Benefit Plans and the related option agreements, as set forth in DCB Disclosure Schedule 4.3.3.
“DCB Subordinated Notes” shall mean the 4.50% Fixed-to-Floating Rate Subordinated Notes due December 22, 2026 issued by DCB.

“DCB Subsidiary” shall mean a Subsidiary of DCB.
“DGCL” shall mean the Delaware General Corporation Law.
“Dime Community Bank” shall mean Dime Community Bank, a New York chartered bank, with its headquarters located at 300 Cadman Plaza West, 8th Floor, Brooklyn, NY, 11201.
“Dime Community Bank Common Stock” shall have the meaning set forth in Section 4.3.2.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
“Enforceability Exceptions” shall have the meaning set forth in Section 4.4.1.
“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exception Shares” shall mean each share of DCB Common Stock issued and outstanding immediately prior to the Effective Time that is held by DCB as treasury stock or held by DCB, any DCB Subsidiary, Bridge Bancorp or any Bridge Bancorp Subsidiary, in each case other than in a fiduciary or agency capacity on behalf of another Person.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning set forth in Section 3.3.1.
“Exchange Fund” shall have the meaning set forth in Section 3.3.3.
“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of New York.
“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.4.
“FRB” shall mean the Board of Governors of the Federal Reserve System.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.
“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“HIPAA” shall have the meaning set forth in Section 4.12.2.
“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall mean the joint proxy statement relating to the Bridge Bancorp Meeting and the DCB Meeting that is included in the Merger Registration Statement filed by Bridge Bancorp with the SEC.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by, (i) as to Bridge Bancorp, those Persons set forth in Bridge Bancorp Disclosure Schedule 1.1, and (ii) as to DCB, those Persons set forth in DCB Disclosure Schedule 1.1, and in each case shall include any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such Person.
“Liens” shall have the meaning set forth in Section 4.2.3.
“Material Adverse Effect” shall mean, with respect to Bridge Bancorp or DCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole, or of DCB and the DCB Subsidiaries, taken as a whole, or (ii) does or would materially impair the ability of either DCB, on the one hand, or Bridge Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting financial institutions or their holding companies generally, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement, (f) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (g) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (h) changes caused by the impact of the execution or announcement of this Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel or customers subsequent to the date of this Agreement); except, with respect to subclauses (a), (b) and (e), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of DCB and the DCB Subsidiaries, taken as a whole, or Bridge Bancorp and the Bridge Bancorp Subsidiaries, taken as a whole, as the case may be, as compared to other companies in the financial services industry.
“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials or waste regulated under Environmental Laws.
“Merger” shall have the meaning set forth in the preamble.
“Merger Consideration” shall have the meaning set forth in Section 3.1.3.
“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Bridge Bancorp Common Stock to be offered to holders of DCB Common Stock in connection with the Merger.
“NASDAQ” shall mean The Nasdaq Global Select Market.

“New Bridge Bancorp Preferred Stock” shall have the meaning set forth in Section 3.2.
“New Benefit Plans” shall have the meaning set forth in Section 7.8.1.
“New Certificate” shall have the meaning set forth in Section 3.1.3.
“NYDFS” shall mean the New York State Department of Financial Services.
“NYBCL” shall mean the New York Business Corporation Law.
“Old Certificate” shall have the meaning set forth in Section 3.1.3.
“Pension Plan” shall have the meaning set forth in Section 4.12.2.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“Personal Data” shall have the meaning set forth in Section 4.11.1.
“PSC” shall have the meaning set forth in Section 5.13.
“Raymond James” shall have the meaning set forth in Section 4.13.
“Recommendation Change” shall have the meaning set forth in Section 8.2.
“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the Bank Merger and the related transactions contemplated by this Agreement.
“Requisite Bridge Bancorp Vote” shall have the meaning set forth in Section 5.17.
“Requisite DCB Vote” shall have the meaning set forth in Section 4.17.
“Representatives” shall have the meaning set forth in Section 7.5.1.
“Restated COI” shall have the meaning set forth in Section 2.3.
“Retention Bonus” or “Retention Bonuses” shall mean the bonuses to be paid to certain key employees by the Surviving Corporation or BNB Bank after the Effective Time to ensure that such employees have sufficient financial incentive to remain in employment with the Surviving Corporation or BNB Bank, as applicable, during the transition period after the Effective Time.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all other documents filed, or required to be filed, pursuant to the Securities Laws.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Breach” shall have the meaning set forth in Section 4.11.3.
“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (x) such first Person directly or indirectly owns or controls more than twenty-five percent (25%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of

Directors or others performing similar functions or (y) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Takeover Restrictions” shall have the meaning set forth in Section 4.16.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
“Termination Date” shall mean June 30, 2021.
“Termination Fee” shall have the meaning set forth in Section 11.2.2.
“Transaction Bonuses” shall mean the bonuses payable to certain key employees after the Effective Time by the Surviving Corporation or BNB Bank to recognize such employees’ efforts both in advance of and in connection with the consummation of the Merger.
“Voting Agreements” shall have the meaning set forth in the preamble.
“WARN Act” shall have the meaning set forth in Section 7.8.7.
Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1.
Merger.

Subject to the terms and conditions of this Agreement in accordance with the DGCL and the NYBCL, at the Effective Time: (a) DCB shall merge with and into Bridge Bancorp, with Bridge Bancorp as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of DCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of DCB shall be vested in and assumed by the Surviving Corporation under the laws of the State of New York. As part of the Merger, each share of DCB Common Stock (other than the Exception Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.
2.2.
Effective Time.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at a time prior to or after such time that NASDAQ is open for trading, on a date which shall be shall be no later than three (3) business days following the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), but in no event prior to January 1, 2021, or such other date and time that may be mutually agreed to in writing by the parties (such date, the “Closing Date”). On or before the Closing Date, DCB and Bridge Bancorp, respectively, shall cause to be filed (i) a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) a certificate of merger with the New York Department of State in accordance with the NYBCL (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the “Effective Time”).

2.3.
Certificate of Incorporation.

At the Effective Time, the Certificate of Incorporation of Bridge Bancorp, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety (including changing the Bridge Bancorp name to “Dime Community Bancshares, Inc.”) as set forth in Exhibit C attached hereto (the “Restated COI”), and as so amended and restated (together with the filing of the terms of the New Bridge Bancorp Preferred Stock) shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.
2.4.
Bylaws.

At the Effective Time, the Bylaws of Bridge Bancorp as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit D attached hereto (the “Bridge Bancorp Bylaws Amendment”), and as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.
2.5.
Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the NYBCL.
2.6.
Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
2.7.
Bank Merger.

Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Dime Community Bank will merge with and into BNB Bank, and BNB Bank shall be the surviving institution. The Bank Merger shall become effective as soon as reasonably practicable following the Effective Time of the Merger, at which time the Bank Merger shall be consummated. Prior to the Effective Time, DCB shall cause Dime Community Bank, and Bridge Bancorp shall cause BNB Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) as soon as reasonably practicable following the Effective Time of the Merger. At the Effective Time, Bridge Bancorp shall cause the (a) the Bylaws of BNB Bank as in effect immediately prior to the Effective Time, to be amended as set forth in Exhibit E (the “BNB Bank Bylaws Amendment”), and (b) take all such actions as required to change the name of BNB Bank to that of “Dime Community Bank”, including amending BNB Bank’s organizational documents.
ARTICLE III
CONVERSION OF SHARES
3.1.
Conversion of DCB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Bridge Bancorp, DCB or the holders of any of the shares of DCB Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1.   Each share of Bridge Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall not be affected by the Merger.
3.1.2.   Each Exception Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto.

3.1.3.   Subject to Section 3.1.4, each share of DCB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Exception Shares) shall be converted into the right to receive 0.648 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Bridge Bancorp Common Stock (the “Merger Consideration”). Each share of DCB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of DCB Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of DCB Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 3.1.3 and the other terms of this Article III, (y) cash in lieu of fractional shares that the shares of DCB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 3.1.3 and Section 3.1.4, without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 3.3.4, in the case of each of the foregoing, without interest and subject to all applicable withholding of Tax in accordance with Section 3.3.8. Old Certificates previously representing shares of DCB Common Stock shall be exchanged for evidence of shares in book-entry form or, at Bridge Bancorp’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.3.1, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 3.3.8.
3.1.4.   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Bridge Bancorp Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Bridge Bancorp Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Bridge Bancorp. In lieu of the issuance of any such fractional share, Bridge Bancorp shall, following the Effective Time, pay to each former holder of DCB Common Stock who otherwise would be entitled to receive a fractional share of Bridge Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Bridge Bancorp Common Stock that such holder would otherwise have been entitled to receive pursuant to Section 3.1.3 and (ii) the Bridge Bancorp Closing Price (the “Fractional Share Consideration”). For purposes of determining any fractional share interest, all shares of DCB Common Stock owned by a DCB shareholder shall be combined so as to calculate the maximum number of whole shares of Bridge Bancorp Common Stock issuable to such DCB shareholder.
3.1.5.   If, prior to the Effective Time, and subject to the terms and conditions of this Agreement, the outstanding shares of Bridge Bancorp Common Stock or DCB Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, stock split, stock dividend, reclassification, reverse stock split or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of DCB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
3.2.
Conversion DCB Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Bridge Bancorp, DCB or the holder of any securities of Bridge Bancorp or DCB, each share of DCB Preferred Stock issued and outstanding immediately prior to the Effective Time, except for shares of DCB Preferred Stock owned by DCB as treasury stock or otherwise (in each case other than in a fiduciary or agency capacity for another Person) shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Bridge Bancorp having the powers, preferences and rights in the Restated COI (all shares of such newly created series, collectively, the “New Bridge Bancorp Preferred Stock”) and, upon such conversion, the DCB Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

3.3.
Procedures for Exchange of DCB Common Stock and DCB Preferred Stock.

3.3.1.   Exchange of Certificates.   Prior to the Effective Time, Bridge Bancorp shall designate a bank or trust company reasonably acceptable to DCB to act as the exchange agent in connection with the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Bridge Bancorp shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates (for purposes of this Section 3.3 Old Certificates shall be deemed to include certificates or book-entry account statements representing DCB Preferred Stock) representing shares of DCB Common Stock or DCB Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1 or the New Bridge Bancorp Preferred Stock pursuant to Section 3.2, as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration that such holder of DCB Common Stock shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and any cash in lieu payable in respect of Fractional Share Consideration in accordance with Section 3.1.4, and any dividends or distributions to be paid pursuant to Section 3.3.4, or the New Bridge Bancorp Preferred Stock, as applicable, pursuant to Section 3.2 and any dividends or distributions to be paid pursuant to Section 3.3.4. From and after the Effective Time, upon proper surrender of the Old Certificates (or an affidavit of loss in lieu thereof) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i)(A) a New Certificate representing the Merger Consideration to which such holder of DCB Common Stock shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and (B) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.1.4 and (y) any dividends or distributions that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.3.4, or (ii)(A) a New Certificate representing that number of shares of New Bridge Bancorp Preferred Stock to which such holder of DCB Preferred Stock shall have become entitled pursuant to the Section 3.2, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.3.4, and the Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrue on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 3.3.4. Until surrendered as contemplated by this Section 3.3.1, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Bridge Bancorp Common Stock or shares of New Bridge Bancorp Preferred Stock which the shares of DCB Common Stock or DCB Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.3.1 and 3.3.4.
3.3.2.   The Exchange Agent shall accept such Old Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any New Certificate representing shares of Bridge Bancorp Common Stock or New Bridge Bancorp Preferred Stock, as applicable, is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Bridge Bancorp Common Stock or New Bridge Bancorp Preferred Stock, as applicable, in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
3.3.3.   Exchange Fund.   At or immediately prior to the Effective Time, Bridge Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3.3, (a) New Certificates representing the aggregate

Merger Consideration to be issued pursuant to Section 3.1.3 and exchanged pursuant to Section 3.3.1 and the shares of New Bridge Bancorp Preferred stock to be issued pursuant to Section 3.2 and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of Bridge Bancorp Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable, or the shares of New Bridge Bancorp Preferred stock issuable, to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Bridge Bancorp.
3.3.4.   Rights of Certificate Holders after the Effective Time.   The holder of an Old Certificate that prior to the Merger represented issued and outstanding DCB Common Stock or DCB Preferred Stock shall have no rights, after the Effective Time, with respect to such DCB Common Stock or DCB Preferred Stock except to surrender the Old Certificate in exchange for the Merger Consideration and the New Bridge Bancorp Preferred Stock, as applicable, as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Bridge Bancorp Common Stock or the New Bridge Bancorp Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 3.3. After the surrender of an Old Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bridge Bancorp Common Stock or the New Bridge Bancorp Preferred Stock, as applicable, represented by such Old Certificate.
3.3.5.   Closing of Transfer Books.   After the Effective Time, there shall be no transfers on the stock transfer books of DCB of the DCB Common Stock or the DCB Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration or the New Bridge Bancorp Preferred Stock, as applicable (together with any dividends or distributions payable with respect thereto in accordance with Section 3.3.4 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4), subject to all applicable withholding of Tax in accordance 3.3.8, that the holder presenting such Old Certificates is entitled to, as provided in this Section 3.3.
3.3.6.   Return of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the shareholders of DCB for one (1) year after the Effective Time shall be paid to Bridge Bancorp. Any former shareholders of DCB who have not theretofore complied with this Article III shall thereafter look only to Bridge Bancorp for payment of the Merger Consideration or the shares of New Bridge Bancorp Preferred Stock (together with any dividends or distributions payable with respect thereto in accordance with Section 3.3.4 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4) in respect of each former share of DCB Common Stock or DCB Preferred Stock, as applicable, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Bridge Bancorp, DCB, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of DCB Common Stock or DCB Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
3.3.7.   Lost, Stolen or Destroyed Certificates.   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by the Exchange Agent or Bridge Bancorp, the posting by such Person of a bond in such amount as the Exchange Agent or Bridge Bancorp may determine is reasonably necessary as indemnification against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Bridge Bancorp, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration or shares of New Bridge Bancorp Preferred Stock, as applicable (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.
3.3.8.   Withholding.   Notwithstanding anything to the contrary herein, Bridge Bancorp shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger

Consideration, and shares of New Bridge Bancorp Preferred Stock, any cash in lieu of fractional shares of Bridge Bancorp Common Stock, cash dividends or distributions payable pursuant to Article III or any other amounts otherwise payable pursuant to this Agreement to any holder of DCB Common Stock or DCB Preferred Stock such amounts as Bridge Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Bridge Bancorp or the Exchange Agent, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the DCB Common Stock or DCB Preferred Stock in respect of which the deduction and withholding were made by Bridge Bancorp or the Exchange Agent.
3.4.
Equity Awards.

3.4.1.   Treatment of Stock Options.   DCB Disclosure Schedule 4.3.3 sets forth all of the outstanding DCB Stock Options as of the date hereof, and Bridge Bancorp Disclosure Schedule 5.3.3 sets forth all of the outstanding Bridge Bancorp Stock Options as of the date hereof. At the Effective Time, all DCB Stock Options and Bridge Bancorp Stock Options outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, become fully vested.
(a)
Conversion of DCB Stock Options. All DCB Stock Options outstanding and unexercised immediately prior to the Effective Time shall automatically, and without any action on the part of the holder thereof, vest and be converted into options to purchase shares of Bridge Bancorp Common Stock (the “Converted Stock Options”). The number of shares of Bridge Bancorp Common Stock subject to each such Converted Stock Option shall be equal to the product (rounded down to the nearest whole number) obtained by multiplying the number of shares of DCB Common Stock subject to the applicable DCB Stock Option by the Exchange Ratio; and the exercise price per DCB Common Stock subject to the DCB Stock Options shall be divided by the Exchange Ratio (rounded up to the nearest whole cent). The adjustment provided herein with respect to any DCB Stock Option which are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Except as provided above, after the Effective Time, the Converted Stock Options shall continue to be governed by the same terms and conditions as were applicable under the DCB Stock Benefit Plans and any award agreement.

(b)
Bridge Bancorp Stock Options. All outstanding unexercised Bridge Bancorp Stock Options shall remain outstanding with the same exercise price to which they were subject prior to the Effective Time, and except as noted above, shall not otherwise be affected by the Merger.

3.4.2.   Treatment of Restricted Stock.   At the Effective Time, each DCB Restricted Stock, Bridge Bancorp Restricted Stock and Bridge Bancorp Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall fully vest, with any performance-based vesting condition to be determined based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the Effective Time based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable DCB Stock Benefit Plans or Bridge Bancorp Stock Benefit Plans). Each DCB Restricted Stock shall, by virtue of the Merger, be cancelled and converted automatically into the right to receive the Merger Consideration. The Surviving Corporation shall issue the Merger Consideration, less applicable tax withholdings, within five (5) business days following the Closing Date.
3.4.3.   Certain Actions of Bridge Bancorp.   At or prior to the Effective Time, Bridge Bancorp, the Board of Directors of Bridge Bancorp and its compensation committee, as applicable, shall adopt resolutions and take all corporate actions that are necessary to effectuate the provisions of this Section 3.4.
3.4.4.   Certain Actions of DCB.   At or prior to the Effective Time, DCB, the Board of Directors of DCB and its compensation committee, as applicable, shall adopt resolutions and take all corporate actions that are necessary to effectuate the provisions of this Section 3.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DCB
4.1.   General.   DCB represents and warrants to Bridge Bancorp that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except (a) as set forth in the DCB Disclosure Schedules delivered by DCB to Bridge Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date (including those representations and warranties made solely as of the date hereof), and (b) as disclosed in any DCB Securities Documents filed or furnished to the SEC by DCB prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). For purposes of the DCB Disclosure Schedules, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the DCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by DCB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on DCB and (iii) any disclosures made in the DCB Disclosure Schedule with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.
4.2.
Organization.

4.2.1.   DCB is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly registered with the FRB as a bank holding company under the BHCA. DCB has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. DCB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on DCB.
4.2.2.   Dime Community Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York. Dime Community Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on DCB. The deposits of Dime Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Dime Community Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
4.2.3.   DCB Disclosure Schedule 4.2.3 lists every DCB Subsidiary, and for each DCB Subsidiary, its jurisdiction of incorporation, and DCB’s percentage ownership of such Subsidiary. DCB owns all the capital stock of the DCB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”). Each DCB Subsidiary (other than Dime Community Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. Other than shares of capital stock of the DCB Subsidiaries listed on DCB Disclosure Schedule 4.2.3, DCB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of DCB or any DCB Subsidiary, equity interests held by any DCB Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of DCB or its Subsidiaries. There are no restrictions on the ability of any DCB Subsidiary to pay dividends or distributions except, in the case of a DCB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.
4.2.4.   The minute books of DCB and each DCB Subsidiary that have been made available to Bridge Bancorp for the period commencing January 24, 2019 and ending May 31, 2020 accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees) during such time period. The books and records of DCB have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.
4.2.5.   DCB has made available to Bridge Bancorp true and correct copies of the certificate of incorporation and bylaws of DCB and each DCB Subsidiary in effect as of the date of this Agreement.
4.3.
Capitalization.

4.3.1.   The authorized capital stock of DCB consists of (i) 125,000,000 shares of common stock, no par value per share (“DCB Common Stock”) and (ii) 9,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, except as set forth in DCB Disclosure Schedule 4.3.1, there are (i) 33,087,049 shares of DCB Common Stock issued and outstanding, (ii) 5,299,200 shares of 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “DCB Preferred Stock”) issued and outstanding, (iii) 609,404 shares of DCB Common Stock granted in respect of outstanding awards of DCB Restricted Stock under the DCB Stock Benefit Plans, (iv) 34,910 shares of DCB Common Stock reserved for issuance upon the exercise of DCB Stock Options granted under the DCB Stock Benefit Plans, and (v) 1,300,000 shares of DCB Common Stock reserved for issuance under the DCB Stock Benefit Plans, and (vi) no other shares of capital stock or other voting securities of DCB are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of DCB Common Stock and DCB Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. There are 20,637,184 shares of DCB Common Stock held by DCB as treasury stock.
4.3.2.   The authorized capital stock of Dime Community Bank consists of 100,000 shares of common stock, par value $0.01 per share (“Dime Community Bank Common Stock”). All the issued and outstanding shares of Dime Community Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by DCB free and clear of any Liens. Except as set forth in DCB Disclosure Schedule 4.3.2, either DCB or Dime Community Bank owns all the outstanding shares of capital stock of each DCB Subsidiary free and clear of all Liens.
4.3.3.   Except for the DCB Preferred Stock and outstanding DCB Stock Options and awards of DCB Restricted Stock, neither DCB nor any DCB Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of DCB Common Stock, or any other security of DCB or any securities representing the right to vote, purchase or otherwise receive any shares of DCB Common Stock or any other security of DCB. DCB Disclosure Schedule 4.3.3 sets forth the name of each holder of a DCB Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant date, vesting schedules, and expiration dates, and the exercise price relating to the options held, and whether the DCB Stock Option is an incentive stock option or a nonqualified stock option, as well as comparable information for all outstanding awards of DCB Restricted Stock. Except for the awards of DCB Stock Options and DCB Restricted Stock set forth in DCB Disclosure Schedule 4.3.3, there are no outstanding equity awards under the DCB Stock Benefit Plans or otherwise.
4.3.4.   DCB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests (a) in each DCB Subsidiary, (b) held in a fiduciary capacity, and (c) stock in the FHLB.
4.3.5.   As of the date of this Agreement, and except as set forth in DCB Disclosure Schedule 4.3.5, to DCB’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the

Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of DCB Common Stock.
4.3.6.   Except as set forth in DCB Disclosure Schedule 4.3.6, no bonds, debentures, trust-preferred securities or other similar indebtedness of DCB or any DCB Subsidiary are outstanding. No bonds, debentures, notes or other indebtedness issued by DCB or any DCB Subsidiary are outstanding (i) that have the right to vote on any matters on which shareholders of DCB or any of DCB Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of DCB or any DCB Subsidiary.
4.3.7.   Holders of DCB Preferred Stock do not have any voting rights as it relates to this Agreement, the Merger, the Bank Merger Agreement and the Bank Merger. This Agreement, the Merger, the Bank Merger Agreement and the Bank Merger will not be considered a liquidation, dissolution or winding up of DCB, as such terms are defined in the Certificate of Designations, Powers, Preferences and Rights of 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock Series A.
4.4.
Authority; No Violation.

4.4.1.   DCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement by the holders of the DCB Common Stock by the Requisite DCB Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DCB and the consummation by DCB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of DCB, and no other corporate proceedings on the part of DCB, except for the approval of this Agreement by the holders of the DCB Common Stock by the Requisite DCB Vote, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by DCB, and subject to approval by the shareholders of DCB by the Requisite DCB Vote and receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by Bridge Bancorp, constitutes a valid and binding obligation of DCB, enforceable against DCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”). DCB has approved the Bank Merger and the Bank Merger Agreement in its capacity as sole stockholder of Dime Community Bank.
4.4.2.   Subject to receipt of Regulatory Approvals and DCB’s and Bridge Bancorp’s compliance with any conditions contained therein, and receipt of the approval of the Merger Agreement and the Merger by the holders of the DCB Common Stock by the Requisite DCB Vote, (A) the execution and delivery of this Agreement by DCB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by DCB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of DCB or any DCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DCB or any DCB Subsidiary or to their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of DCB or any DCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which DCB or any DCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DCB and the DCB Subsidiaries taken as a whole.
4.5.
Consents and Approvals.

Except as set forth in DCB Disclosure Schedule 4.5 and for (a) applications, filings and notices with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Joint Proxy

Statement-Prospectus, any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, and (c) the filing of any required applications or approval of the listing of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock to be issued in the Merger on NASDAQ, (d) the filing of the Certificates of Merger with the New York Department of State in accordance with the NYBCL and with the Secretary of State of the State of Delaware in accordance with the DGCL, (e) the filing of the Restated COI with the New York Department of State in accordance with the NYBCL; (f) the filing of the Bank Merger Certificate; (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock pursuant to this Agreement; and (h) the approval of this Agreement by the holders of shares of DCB Common Stock by the Requisite DCB Vote, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to DCB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any third parties or Governmental Entities are necessary, to accomplish (x) the execution and delivery of this Agreement by DCB, and (y) the completion of the Merger by DCB and the Bank Merger by Dime Community Bank.
4.6.
Financial Statements; Securities Documents; Reports.

4.6.1.   Since January 1, 2017, Dime Community Bank has filed with the NYDFS and the FDIC, and DCB has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “DCB Regulatory Reports”), and if requested by Bridge Bancorp, DCB promptly will deliver or make available to Bridge Bancorp accurate and complete copies of such reports and documentation. The DCB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. DCB Disclosure Schedule 4.6.1 lists all examinations of Dime Community Bank conducted by the NYDFS and the FDIC, and all examinations of DCB conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by Dime Community Bank and DCB, respectively. Notwithstanding anything in this Section 4.6.1, nothing in this Section 4.6.1 shall require DCB to provide Bridge Bancorp with any confidential regulatory supervisory information of Dime Community Bank or DCB.
4.6.2.   The DCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) have been prepared from, and are in accordance with, the books and records of DCB and the DCB Subsidiaries, and as of their respective dates of filing with the SEC, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments, and to any other adjustments described therein), changes in shareholders’ equity, the consolidated financial position, results of operations and cash flows of DCB and the DCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
4.6.3.   At the date of each balance sheet included in the DCB Financial Statements or the DCB Regulatory Reports, DCB had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such DCB Financial Statements or DCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
4.6.4.   The records, systems, controls, data and information of DCB and the DCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive and direct control of DCB and the DCB Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive or non-direct control that would not reasonably be expected to have a materially adverse impact on the system of internal accounting controls described below in this Section 4.6.4. DCB (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the DCB Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect DCB’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in DCB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to DCB’s auditors and audit committee and a copy has previously been made available to Bridge Bancorp.
4.6.5.   Since January 1, 2017, (i) neither DCB nor any DCB Subsidiary, nor to the Knowledge of DCB, any director, officer, employee, auditor, accountant or representative of DCB or any DCB Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DCB or any DCB Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that DCB or any DCB Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing DCB or any DCB Subsidiary has reported evidence of a material violation of Securities Laws or banking laws, breach of fiduciary duty or similar violation with respect to DCB or any DCB Subsidiary, or any of their respective officers, directors, employees or agents to the Board of Directors of DCB or any DCB Subsidiary or to any committee thereof.
4.6.6.   Since January 1, 2017, DCB has filed with the SEC all forms, reports, schedules, prospectus, registration statements, and definitive proxy statements required to be filed by it with the SEC pursuant to the Exchange Act and Securities Act (the “DCB Securities Documents”). As of their respective dates, the Securities Documents filed by DCB complied with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the DCB Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC which have been provided to DCB with respect to any of the DCB Securities Documents.
4.6.7.   DCB and its officers and Board of Directors are in material compliance with, and have complied in all material respects with, (1) the applicable provisions of Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.
4.7.
Taxes.

DCB and each DCB Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of DCB and each DCB Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of DCB and each DCB Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of DCB and each DCB Subsidiary for all years to and including 2015 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither DCB nor any DCB Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of DCB and or any DCB Subsidiary or the assets of DCB and any DCB Subsidiary. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of DCB or any DCB Subsidiary. DCB has made available to Bridge Bancorp true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years. Neither DCB nor any DCB Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among DCB and each DCB Subsidiary). Neither DCB nor any DCB Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was DCB) or (B) has any liability for the Taxes of any Person (other than DCB or any DCB Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither DCB nor any DCB Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither DCB nor any DCB Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has DCB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
4.8.
Material Contracts; Leases; Defaults.

4.8.1.   Except as set forth in DCB Disclosure Schedule 4.8.1, neither DCB nor any DCB Subsidiary is a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement or other material agreement with any officer, director or employee of DCB or any DCB Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of DCB or any DCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of DCB or any DCB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by DCB or any DCB Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which DCB or any DCB Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bridge Bancorp, BNB Bank or any Bridge Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates DCB or any DCB Subsidiary for the payment of more than $150,000 annually or for the payment of more than $200,000 over its remaining term, which is not terminable with or without cause on 60 days’ or less notice without penalty or payment, (vii) that is a material intellectual property license or under which DCB or any DCB Subsidiary has licensed to others the right to use any intellectual property owned by DCB or any DCB Subsidiary, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for DCB or any DCB Subsidiary other than through customization tools made available by the applicable licensor, (viii) that provides any rights to shareholders of DCB, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to DCB’s or any DCB Subsidiary’s Board of Directors or (ix) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by DCB or any DCB Subsidiary.
4.8.2.   Each real estate lease that requires the consent of the lessor or its agent of the Merger or Bank Merger by virtue of the terms of any such lease, is listed in DCB Disclosure Schedule 4.8.2.
4.8.3.   True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 (“DCB Material Contracts”) have been made available to Bridge Bancorp on or before the date hereof, and are, including to the extent applicable in the case of DCB Compensation and Benefit Plans, in full force and effect on the date hereof and DCB has not (nor, to the Knowledge of DCB, has another party to any such contract, arrangement or instrument) materially breached any provision of, or is not in default in any material respect under any term of, any DCB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default or material breach. Except as listed on DCB Disclosure Schedule 4.8.3, no party to any DCB Material Contract will have the right to terminate any or all of the provisions of any such DCB Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
4.8.4.   Except as set forth in DCB Disclosure Schedule 4.8.4, since December 31, 2019, through and including the date of this Agreement, neither DCB nor any DCB Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on DCB Disclosure Schedule 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2019 (which amounts have been previously made available to Bridge Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on DCB Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any DCB Common Stock Options, any equity award under a DCB Stock Benefit Plan, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of DCB or any DCB Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $400,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of DCB or any DCB Subsidiary affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.
4.9.
Ownership of Property; Insurance Coverage.

4.9.1.   DCB and each DCB Subsidiary has good and, as to real property, marketable title, to all material assets and properties owned by DCB or any DCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the DCB Regulatory Reports and in the DCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by DCB acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the DCB Financial Statements. DCB and each DCB Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by DCB or such DCB Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.
4.9.2.   With respect to all material agreements pursuant to which DCB or any DCB Subsidiary has purchased securities subject to an agreement to resell, if any, DCB or any DCB Subsidiary has a Lien (which to DCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.9.3.   DCB and each DCB Subsidiary are insured with reputable insurers against such risks and in such amounts that management of DCB reasonably determined to be prudent, sufficient and consistent with industry practice, and DCB and each DCB Subsidiary are in compliance in all material respects with their insurance policies. Neither DCB nor any DCB Subsidiary has received notice from any insurance carrier during the past two (2) years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. Except as disclosed in DCB Disclosure Schedule 4.9.3, there are presently no material claims pending under such policies of insurance and no notices have been given by DCB or any DCB Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years DCB and each DCB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. DCB Disclosure Schedule 4.9.3 identifies all material policies of insurance maintained by DCB and the DCB Subsidiaries as of the date of this Agreement.
4.10.
Legal Proceedings.

Except as set forth in DCB Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding pending or, to DCB’s Knowledge, threatened against or affecting DCB or any DCB Subsidiary (and to DCB’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to DCB or any such DCB Subsidiary, would be (A) material to its business, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by DCB or any DCB Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) or to which their respective assets are subject.
4.11.
Compliance With Applicable Law.

4.11.1.   Except as set forth in DCB Disclosure Schedule 4.11.1, to DCB’s Knowledge, DCB and each DCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”). The Boards of Directors of DCB and Dime Community Bank have adopted and DCB and Dime Community Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
4.11.2.   Neither DCB nor any DCB Subsidiary has any Knowledge of, nor has DCB or any DCB Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause DCB or any DCB Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither DCB nor any DCB Subsidiary is a party to any agreement with any individual or group regarding CRA matters.
4.11.3.   DCB (including Dime Community Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of DCB, neither DCB nor any DCB Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DCB. To the knowledge of DCB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DCB.
4.11.4.   DCB and each DCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DCB or Dime Community Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of DCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.
4.11.5.   Except as set forth in DCB Disclosure Schedule 4.11.5, neither DCB nor any DCB Subsidiary is, or since January 1, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Subject to Section 12.9, and except as set forth in DCB Disclosure Schedule 4.11.5, since January 1, 2017, neither DCB nor any DCB Subsidiary has received any written notification or, to DCB’s Knowledge, any other communication from any Bank Regulator (i) asserting that DCB or any DCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to DCB or any DCB Subsidiary; (iii) requiring, or threatening to require, DCB or any DCB Subsidiary, or indicating that DCB or any DCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of DCB or any DCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of DCB or any DCB Subsidiary, including without limitation any restriction on the payment of dividends. The most recent regulatory rating given to Dime Community Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.
4.12.
Employee Benefit Plans.

4.12.1.   DCB Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit policies and arrangements maintained by DCB or any DCB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of DCB or any DCB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “DCB Compensation and Benefit Plans”).

Neither DCB nor any DCB Subsidiary has any commitment to create any additional DCB Compensation and Benefit Plan or to materially modify, change or renew any existing DCB Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans would be deemed material), except as required by applicable law or Governmental Entity or to maintain the qualified status thereof. DCB has made available to Bridge Bancorp true and correct copies of the DCB Compensation and Benefit Plans.
4.12.2.   Except as disclosed in DCB Disclosure Schedule 4.12.2, each DCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Each DCB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to DCB’s Knowledge there are no facts or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of DCB, threatened action, suit or claim relating to any of the DCB Compensation and Benefit Plans (other than routine claims for benefits). DCB has not engaged in a transaction, or omitted to take any action, with respect to any DCB Compensation and Benefit Plan that would reasonably be expected to subject DCB to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
4.12.3.   Neither DCB nor any DCB Subsidiary has ever maintained or contributed to or has any liability under a DCB Compensation and Benefit Plan which is subject to Title IV of ERISA.
4.12.4.   All material contributions required to be made under the terms of any DCB Compensation and Benefit Plan have been timely made or are accrued on DCB’s Financial Statements to the extent required by GAAP.
4.12.5.   Neither DCB nor any DCB Subsidiary has any obligation to provide post-employment health, life insurance, or disability insurance, or, except as set forth in DCB Disclosure Schedule 4.12.5, any retiree death benefits under any DCB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in DCB Disclosure Schedule 4.12.5, there has been no communication to employees by DCB or any DCB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
4.12.6.   Neither DCB nor any DCB Subsidiary maintains any DCB Compensation and Benefit Plans covering employees who are not United States residents.
4.12.7.   With respect to each DCB Compensation and Benefit Plan, if applicable, DCB has provided or made available to Bridge Bancorp copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
4.12.8.   Except as provided in DCB Disclosure Schedule 4.12.8, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any DCB Compensation and

Benefit Plan, (C) result in any increase in benefits payable under any DCB Compensation and Benefit Plan, (D) entitle any current or former employee, director or independent contractor of DCB to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
4.12.9.   Except as disclosed in DCB Disclosure Schedule 4.12.9, neither DCB nor any DCB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that DCB makes no representation or warranty regarding the effect of the transactions contemplated by this Agreement or any actions taken by Bridge Bancorp or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.
4.12.10.   Except as disclosed in DCB Disclosure Schedule 4.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.
4.12.11.   Except as disclosed in DCB Disclosure Schedule 4.12.11, there are no stock options, warrants, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the DCB Compensation and Benefit Plans or otherwise as of the date hereof.
4.12.12.   Neither DCB nor any of its Subsidiaries sponsors any employee benefit plan or has entered into an agreement or arrangement that provides for any post-employment or post-retirement health or medical, disability or life insurance benefits for retired or former directors, employees or their dependents, except as required by Section 4980B of the Code.
4.13.
Brokers, Finders and Financial Advisors.

DCB has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) by DCB and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with Raymond James, setting forth the fees payable to Raymond James for services rendered to DCB in connection with the Merger and transactions contemplated by this Agreement, is attached to DCB Disclosure Schedule 4.13.
4.14.
Environmental Matters.

4.14.1.   To the Knowledge of DCB, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by DCB (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon DCB or any DCB Subsidiary. To the Knowledge of DCB, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to DCB or any DCB Subsidiary by reason of any Environmental Laws. Neither DCB nor any DCB Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that DCB or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by DCB or any DCB Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon DCB or any DCB Subsidiary.
4.14.2.   There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to DCB’s Knowledge, threatened, before any court, governmental agency or other forum against DCB or any DCB Subsidiary, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by DCB or any DCB Subsidiary; and
4.15.
Loan Portfolio and Investment Securities.

4.15.1.   The allowance for loan losses reflected in DCB’s audited consolidated balance sheet at December 31, 2019, and the allowance for loan losses reflected in DCB’s unaudited (and any audited) consolidated balance sheets for periods ending after December 31, 2019 as filed in any DCB Securities Documents, were in the reasonable opinion of DCB’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
4.15.2.   DCB Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2020, by account, of: (A) all loans (including loan participations) of Dime Community Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Dime Community Bank which have been terminated by Dime Community Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Dime Community Bank during the past twelve months of, or has asserted against Dime Community Bank, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by Dime Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.15.3.   All loans receivable (including discounts) and accrued interest entered on the books of Dime Community Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Dime Community Bank’s business. All such loans are owned by Dime Community Bank free and clear of any Liens.
4.15.4.   (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of DCB and any DCB Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).
4.15.5.   DCB and each DCB Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of DCB or such DCB Subsidiary. Such securities are valued on the books of DCB in accordance with GAAP in all material respects. DCB and each DCB Subsidiary employs investment, securities, risk management and other policies, practices and procedures which DCB believes are prudent and reasonable.

4.15.6.   Neither DCB nor any DCB Subsidiary is now, or has been since January 1, 2017, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.
4.15.7.   None of the agreements pursuant to which DCB or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
4.15.8.   DCB Disclosure Schedule 4.15.8 sets forth each loan participation entered into by DCB or any of the DCB Subsidiaries as of March 31, 2020.
4.15.9.   DCB Disclosure Schedule 4.15.9 sets forth a list of all loans by DCB and the DCB Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of DCB or any of the DCB Subsidiaries. There are no loans to any employee, senior executive officer, director or other Affiliate of DCB on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such loans are and were made in compliance in all material respects with all applicable laws, including Regulation O and Regulation W of the Federal Reserve Board. Each loan disclosed in DCB Disclosure Schedule 4.15.9 has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.
4.16.
State Takeover Laws.

The Board of Directors of DCB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of DCB’s certificate of incorporation or bylaws (collectively, with any similar provisions of the Bridge Bancorp Certificate of Incorporation or Bridge Bancorp Bylaws, “Takeover Restrictions”). In accordance with the DGCL, no appraisal or dissenters’ rights will be available to the holders of DCB Common Stock or DCB Preferred Stock in connection with the Merger.
4.17.
Required Vote.

The affirmative vote of a majority of the issued and outstanding shares of DCB Common Stock entitled to vote (the “Requisite DCB Vote”) is the only shareholder approval required to approve this Agreement and the Merger under DCB’s certificate of incorporation and the DGCL.
4.18.
Registration Obligations.

Neither DCB nor any DCB Subsidiary is bound by any agreement or under any obligation in connection with any transaction, contingent or otherwise, that will survive the Effective Time and obligate DCB or any DCB Subsidiary to register any of its securities under the Securities Act.
4.19.
Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for DCB’s or any DCB Subsidiary’s own account or for the account of one or more of their customers (all of which are set forth in DCB Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of DCB, with counterparties believed to be financially responsible at the time; and to DCB’s Knowledge, each of them constitutes the valid and legally binding obligation of DCB or any such DCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither DCB nor any DCB Subsidiary, nor to the Knowledge of DCB is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.20.
Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of DCB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of DCB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.21.
Trust Accounts.

Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DCB, (i) DCB and each of the DCB Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of DCB, any of the DCB Subsidiaries, or any of its or the DCB Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account. Neither DCB nor any DCB Subsidiary exercises trusts powers or acts as a fiduciary in any manner requiring NYDFS or FDIC approval.
4.22.
Intellectual Property.

To DCB’s Knowledge, DCB and the DCB Subsidiaries own or possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business, and except in each case which, either individually or in the aggregate, the absence of which would not reasonably be expected to have a Material Adverse Effect on DCB, and neither DCB nor any DCB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. DCB and the DCB Subsidiaries have performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of DCB, the conduct of the business of DCB and the DCB Subsidiaries as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DCB.
4.23.
Labor Matters.

There are no labor or collective bargaining agreements to which DCB or any DCB Subsidiary is a party. To the Knowledge of DCB, there is no union organizing effort pending or, to the Knowledge of DCB, threatened against DCB or any DCB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of DCB, threatened against DCB or any DCB Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of DCB, threatened against DCB or any DCB Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of DCB, DCB and each DCB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DCB.

4.24.
No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DCB. Except as set forth in DCB Disclosure Schedule 4.24, since December 31, 2019 through the date of this Agreement, DCB and each DCB Subsidiary has carried on its respective business in all material respects in the ordinary course.
4.25.
DCB Information Supplied.

The information relating to DCB, the DCB Subsidiaries and its and their respective directors and officers which is provided by DCB or its representatives and is specifically called for inclusion in the Joint Proxy Statement-Prospectus, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.26.
Related Party Transactions.

Except as set forth in DCB Disclosure Schedule 4.26 and in DCB’s Securities Documents, other than normal reimbursements for business expenses or depository relationships made in the ordinary course of business, neither DCB nor the DCB Subsidiaries is a party to any contract or agreement with any DCB Related Party or with any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding common stock of DCB or in which (to DCB’s Knowledge) any DCB Related Party or such 5% holder has a material interest.
4.27.
Reorganization.

Neither DCB nor any of the DCB Subsidiaries have taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.28.
No Other Representations or Warranties.

Except for the representations and warranties made by DCB in this Article IV, neither DCB nor any other Person makes any express or implied representation or warranty with respect to DCB, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and DCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither DCB nor any other Person makes or has made any representation or warranty to Bridge Bancorp, BNB Bank or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to DCB, the DCB Subsidiaries, or any of their businesses, or (ii) except for the representations and warranties made by DCB in this Article IV, any oral or written information presented to Bridge Bancorp or BNB Bank or any of its Affiliates or representatives in the course of their due diligence investigation of DCB, the negotiation of this Agreement or in the course of the transactions contemplated hereby. DCB acknowledges and agrees that neither Bridge Bancorp, BNB Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article V.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BRIDGE BANCORP
5.1.
General.

Bridge Bancorp represents and warrants to DCB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except (a) as set forth in the Bridge Bancorp Disclosure Schedules delivered by Bridge Bancorp to DCB on the date hereof, and except as to any representation or warranty which relates to a specific date (including those representations and warranties made solely as of the date hereof), and

(b) as disclosed in any Bridge Bancorp Securities Documents filed or furnished to the SEC by Bridge Bancorp prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). For purposes of the Bridge Bancorp Disclosure Schedules, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Bridge Bancorp Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Bridge Bancorp that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Bridge Bancorp and (iii) any disclosures made in the Bridge Bancorp Disclosure Schedule with respect to a section of this Article V shall be deemed to qualify any other section of this Article V (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.
5.2.
Organization.

5.2.1.   Bridge Bancorp is a corporation duly organized and validly existing and in good standing under the laws of the State of New York, and is duly registered with the FRB as a bank holding company under the BHCA. Bridge Bancorp has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. Bridge Bancorp is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.
5.2.2.   BNB Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York. BNB Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Bridge Bancorp. The deposits of BNB Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. BNB Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
5.2.3.   Bridge Bancorp Disclosure Schedule 5.2.3 lists every Bridge Bancorp Subsidiary, and for each Bridge Bancorp Subsidiary, its jurisdiction of incorporation and Bridge Bancorp’s percentage ownership of each Subsidiary. Bridge Bancorp owns all the capital stock of the Bridge Bancorp Subsidiaries, free and clear of any Lien, except that shares of non-voting preferred stock of Bridgehampton Community, Inc., a real estate investment trust Subsidiary of BNB Bank, are held by Persons other than BNB Bank. Each Bridge Bancorp Subsidiary (other than BNB Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. Other than shares of capital stock of the Bridge Bancorp Subsidiaries listed on Bridge Bancorp Disclosure Schedule 5.2.3, Bridge Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Bridge Bancorp or any Bridge Bancorp Subsidiary, equity interests held by any Bridge Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Bridge Bancorp or its Subsidiaries. There are no restrictions on the ability of any Bridge Bancorp Subsidiary to pay dividends or distributions except, in the case of a Bridge Bancorp Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.
5.2.4.   The minute books of Bridge Bancorp and each Bridge Bancorp Subsidiary have been made available to DCB for the period commencing January 7, 2019 and ending May 31, 2020 accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees) during such time period. The books and records of Bridge Bancorp have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.
5.2.5.   Bridge Bancorp has made available to DCB true and correct copies of the certificate of incorporation and bylaws of Bridge Bancorp and each Bridge Bancorp Subsidiary in effect as of the date of this Agreement.
5.3.
Capitalization.

5.3.1.   The authorized capital stock of Bridge Bancorp consists of (i) 40,000,000 shares of common stock, $0.01 par value per share (“Bridge Bancorp Common Stock”) and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Bridge Bancorp Preferred Stock”). As of the date hereof, there are (i) 19,734,034 shares of Bridge Bancorp Common Stock issued and outstanding, (ii) no shares of Bridge Bancorp Preferred Stock issued and outstanding, (iii) 524,965 shares of Bridge Bancorp Common Stock granted in respect of outstanding awards of Bridge Bancorp Restricted Stock or Bridge Bancorp Restricted Stock Units under the Bridge Bancorp Stock Benefit Plans, (iv) 180,020 shares of Bridge Bancorp Common Stock reserved for issuance upon the exercise of Bridge Bancorp Stock Options granted under the Bridge Bancorp Stock Benefit Plans, (v) 1,000,000 shares authorized for issuance under the Bridge Bancorp Employee Stock Purchase Plan and 17,534 issued under the Bridge Bancorp Employee Stock Purchase Plan, and (vi) no other shares of capital stock or other voting securities of Bridge Bancorp are issued, reserved for issuance of outstanding. All of the issued and outstanding shares of Bridge Bancorp Common Stock and Bridge Bancorp Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. There are 190,060 shares of Bridge Bancorp Common Stock held by Bridge Bancorp as treasury stock.
5.3.2.   The authorized capital stock of BNB Bank consists of 150,000 shares of common stock, par value $5.00 per share (“BNB Bank Common Stock”). All the issued and outstanding shares of BNB Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Bridge Bancorp free and clear of any Liens. Except as set forth in Bridge Bancorp Disclosure Schedule 5.3.2, either Bridge Bancorp or BNB Bank owns all the outstanding shares of capital stock of each Bridge Bancorp Subsidiary free and clear of all Liens.
5.3.3.   Except for outstanding Bridge Bancorp Stock Options and awards of Bridge Bancorp Restricted Stock and Bridge Bancorp Restricted Stock Units, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Bridge Bancorp Common Stock, or any other security of Bridge Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Bridge Bancorp Common Stock or any other security of Bridge Bancorp. Bridge Bancorp Disclosure Schedule 5.3.3 sets forth the name of each holder of a Bridge Bancorp Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant date, vesting schedules and expiration dates, and the exercise price relating to the options held, and whether the Bridge Bancorp Stock Option is an incentive stock option or a nonqualified stock option, as well as comparable information for all outstanding awards of Bridge Bancorp Restricted Stock and Restricted Stock Units. Except for the awards of Bridge Bancorp Stock Options, Bridge Bancorp Restricted Stock and Bridge Bancorp Restricted Stock Units set forth in Bridge Bancorp Disclosure Schedule 5.3.3, there are no outstanding equity awards under the Bridge Bancorp Stock Benefit Plans or otherwise.
5.3.4.   Bridge Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests (a) in each Bridge Bancorp Subsidiary, (b) held in a fiduciary capacity, and (c) stock in the FHLB.
5.3.5.   As of the date of this Agreement, and except as set forth in Bridge Bancorp Disclosure Schedule 5.3.5, to Bridge Bancorp’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Bridge Bancorp Common Stock.

5.3.6.   Except as set forth in Bridge Bancorp Disclosure Schedule 5.3.6, no bonds, debentures, trust-preferred securities or other similar indebtedness of Bridge Bancorp or any Bridge Bancorp Subsidiary are outstanding. No bonds, debentures, notes or other indebtedness issued by Bridge Bancorp or any Bridge Bancorp Subsidiary are outstanding (i) that have the right to vote on any matters on which shareholders of Bridge Bancorp or any of Bridge Bancorp Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Bridge Bancorp or any Bridge Bancorp Subsidiary.
5.4.
Authority; No Violation.

5.4.1.   Bridge Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement and the Restated COI by the holders of the Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bridge Bancorp and the consummation by Bridge Bancorp of the transactions contemplated hereby, including the Merger and the Restated COI, have been duly and validly approved by the Board of Directors of Bridge Bancorp, and no other corporate proceedings on the part of Bridge Bancorp, except for the approval of this Agreement and the Restated COI by the holders of the Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Bridge Bancorp, and subject to approval by the shareholders of Bridge Bancorp by the Requisite Bridge Bancorp Vote and receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by DCB, constitutes a valid and binding obligation of Bridge Bancorp, subject to the Enforceability Exceptions. The shares of Bridge Bancorp Common Stock and New Bridge Bancorp Preferred Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Bridge Bancorp Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Bridge Bancorp will have any preemptive right or similar rights in respect thereof. Bridge Bancorp has approved the Bank Merger and the Bank Merger Agreement in its capacity as sole stockholder of BNB Bank.
5.4.2.   Subject to receipt of Regulatory Approvals and Bridge Bancorp’s and DCB’s compliance with any conditions contained therein, and receipt of the approval of the Merger Agreement, the Merger and the Restated COI by the holders of the Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, (A) the execution and delivery of this Agreement by Bridge Bancorp, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Bridge Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Bridge Bancorp or any Bridge Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bridge Bancorp or any Bridge Bancorp Subsidiary or to their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Bridge Bancorp or any Bridge Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Bridge Bancorp or any Bridge Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole.
5.5.
Consents and Approvals.

Except as set forth in Bridge Bancorp Disclosure Schedule 5.5 and for (a) applications, filings and notices with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, and (c) the filing of any required applications or approval of the listing of Bridge Bancorp Common Stock and the New Bridge

Bancorp Preferred Stock to be issued in the Merger on NASDAQ, (d) the filing of the Certificates of Merger with the New York Department of State in accordance with the NYBCL and with the Secretary of State of the State of Delaware in accordance with the DGCL, (e) the filing of the Restated COI with the New York Department of State in accordance with the NYBCL; (f) the filing of the Bank Merger Certificate; (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock pursuant to this Agreement, and (h) the approval of this Agreement and the Restated COI by the holders of shares of Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Bridge Bancorp’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties or Governmental Entities are necessary, to accomplish (x) the execution and delivery of this Agreement by Bridge Bancorp, and (y) the completion of the Merger by Bridge Bancorp and the Bank Merger by BNB Bank.
5.6.
Financial Statements; Securities Documents; Reports.

5.6.1. Since January 1, 2017, BNB Bank has filed with the NYDFS and the FDIC, and Bridge Bancorp has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “Bridge Bancorp Regulatory Reports”), and if requested by DCB, Bridge Bancorp promptly will deliver or make available to DCB accurate and complete copies of such reports and documentation. The Bridge Bancorp Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. Bridge Bancorp Disclosure Schedule 5.6.1 lists all examinations of BNB Bank conducted by the NYDFS and the FDIC, and all examinations of Bridge Bancorp conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by BNB Bank and Bridge Bancorp, respectively. Notwithstanding anything in this Section 4.6.1, nothing in this Section 4.6.1 shall require Bridge Bancorp to provide DCB with any confidential regulatory supervisory information of BNB Bank or Bridge Bancorp.
5.6.2.   The Bridge Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) have been prepared from, and are in accordance with, the books and records of DCB and the DCB Subsidiaries, and as of their respective dates of filing with the SEC, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), changes in shareholders’ equity, the consolidated financial position, results of operations and cash flows of Bridge Bancorp and the Bridge Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.6.3.   At the date of each balance sheet included in the Bridge Bancorp Financial Statements or the Bridge Bancorp Regulatory Reports, Bridge Bancorp had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Bridge Bancorp Financial Statements or Bridge Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
5.6.4.   The records, systems, controls, data and information of Bridge Bancorp and the Bridge Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bridge Bancorp and the Bridge Bancorp Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse impact on the system of internal accounting controls described below in this Section 5.6.4. Bridge Bancorp (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Bridge Bancorp Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Bridge Bancorp’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Bridge Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Bridge Bancorp’s auditors and audit committee and a copy has previously been made available to DCB.
5.6.5.   Since January 1, 2017, (i) neither Bridge Bancorp nor any Bridge Bancorp Subsidiary, nor to the Knowledge of Bridge Bancorp, any director, officer, employee, auditor, accountant or representative of Bridge Bancorp or any Bridge Bancorp Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bridge Bancorp or any Bridge Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bridge Bancorp or any Bridge Bancorp Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Bridge Bancorp or any Bridge Bancorp Subsidiary has reported evidence of a material violation of Securities Laws or banking laws, breach of fiduciary duty or similar violation with respect to Bridge Bancorp or any Bridge Bancorp Subsidiary, or any of their respective officers, directors, employees or agents to the Board of Directors of Bridge Bancorp or any Bridge Bancorp Subsidiary or to any committee thereof.
5.6.6.   Since January 1, 2017, Bridge Bancorp has filed with the SEC all forms, reports, schedules, prospectus, registration statements, and definitive proxy statements required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act (the “Bridge Bancorp Securities Documents”). As of their respective dates, the Securities Documents filed by Bridge Bancorp complied with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the Bridge Bancorp Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC which have been provided to Bridge Bancorp with respect to any of the Bridge Bancorp Securities Documents.
5.6.7.   Bridge Bancorp and its officers and Board of Directors are in material compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.
5.7.
Taxes.

Bridge Bancorp and each Bridge Bancorp Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Bridge Bancorp and each Bridge Bancorp Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Bridge Bancorp and each Bridge Bancorp Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of Bridge Bancorp and each Bridge Bancorp Subsidiary for all years to and including 2015 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Bridge Bancorp and or any Bridge Bancorp Subsidiary or the assets of Bridge Bancorp and any Bridge Bancorp Subsidiary. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Bridge Bancorp or any Bridge Bancorp Subsidiary. Bridge Bancorp has made available to DCB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Bridge Bancorp and each Bridge Bancorp Subsidiary). Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Bridge Bancorp) or (B) has any liability for the Taxes of any Person (other than Bridge Bancorp or any Bridge Bancorp Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Bridge Bancorp been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
5.8.
Material Contracts; Leases; Defaults.

5.8.1.   Except as set forth in Bridge Bancorp Disclosure Schedule 5.8.1, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement or other material agreement with any officer, director or employee of Bridge Bancorp or any Bridge Bancorp Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Bridge Bancorp or any Bridge Bancorp Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Bridge Bancorp or any Bridge Bancorp Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Bridge Bancorp or any Bridge Bancorp Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Bridge Bancorp or any Bridge Bancorp Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bridge Bancorp, BNB Bank or any Bridge Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates Bridge Bancorp or any Bridge Bancorp Subsidiary for the payment of more than $150,000 annually or for the payment of more than $200,000 over its remaining term, which is not terminable with or without cause on 60 days’ or less notice without penalty or payment, (vii) that is a material intellectual property license or under which Bridge Bancorp or any Bridge Bancorp Subsidiary has licensed to others the right to use any intellectual property owned by Bridge Bancorp or any Bridge Bancorp Subsidiary, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for Bridge Bancorp or any Bridge Bancorp Subsidiary other than through customization tools made available by the applicable licensor, (viii) that provides any rights to shareholders of Bridge Bancorp, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Bridge Bancorp’s or any Bridge Bancorp Subsidiary’s Board of Directors or (ix) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Bridge Bancorp or any Bridge Bancorp Subsidiary.
5.8.2.   Each real estate lease that requires the consent of the lessor or its agent of the Merger or Bank Merger by virtue of the terms of any such lease, is listed in Bridge Bancorp Disclosure Schedule 5.8.2.

5.8.3.   True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 5.8.1 and 5.8.2 (“Bridge Bancorp Material Contracts”) have been made available to DCB on or before the date hereof, and are, including to the extent applicable in the case of Bridge Bancorp Compensation and Benefit Plans, in full force and effect on the date hereof and Bridge Bancorp has not (nor, to the Knowledge of Bridge Bancorp, has another party to any such contract, arrangement or instrument) materially breached any provision of, or is not in default in any material respect under any term of, any Bridge Bancorp Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default or material breach. Except as listed on Bridge Bancorp Disclosure Schedule 5.8.3, no party to any Bridge Bancorp Material Contract will have the right to terminate any or all of the provisions of any such Bridge Bancorp Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
5.8.4.   Except as set forth in Bridge Bancorp Disclosure Schedule 5.8.4, since December 31, 2019, through and including the date of this Agreement, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on Bridge Bancorp Disclosure Schedule 5.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2019 (which amounts have been previously made available to DCB), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on Bridge Bancorp Disclosure Schedule 5.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted Bridge Bancorp Common Stock Options, any equity award under a Bridge Bancorp Stock Benefit Plan, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Bridge Bancorp or any Bridge Bancorp Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $400,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Bridge Bancorp or any Bridge Bancorp Subsidiary affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.
5.9.
Ownership of Property; Insurance Coverage.

5.9.1.   Bridge Bancorp and each Bridge Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Bridge Bancorp or any Bridge Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Bridge Bancorp Regulatory Reports and in the Bridge Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by Bridge Bancorp acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Bridge Bancorp Financial Statements. Bridge Bancorp and each Bridge Bancorp Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by Bridge Bancorp or such Bridge Bancorp Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.   With respect to all material agreements pursuant to which Bridge Bancorp or any Bridge Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, Bridge Bancorp or any Bridge Bancorp Subsidiary has a Lien (which to Bridge Bancorp’s Knowledge is a valid, perfected first Lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
5.9.3.   Bridge Bancorp and each Bridge Bancorp Subsidiary are insured with reputable insurers against such risks and in such amounts that management of Bridge Bancorp reasonably determined to be prudent, sufficient and consistent with industry practice, and Bridge Bancorp and each Bridge Bancorp Subsidiary are in compliance in all material respects with their insurance policies. Except as disclosed in Bridge Bancorp Disclosure Schedule 5.9.3, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received notice from any insurance carrier during the past two (2) years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. Except as disclosed in Bridge Bancorp Disclosure Schedule 5.9.3, there are presently no material claims pending under such policies of insurance and no notices have been given by Bridge Bancorp or any Bridge Bancorp Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Bridge Bancorp and each Bridge Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Bridge Bancorp Disclosure Schedule 5.9.3 identifies all material policies of insurance maintained by Bridge Bancorp and the Bridge Bancorp Subsidiaries as of the date of this Agreement.
5.10.
Legal Proceedings.

Except as set forth in Bridge Bancorp Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Bridge Bancorp or any Bridge Bancorp Subsidiary (and to Bridge Bancorp’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to Bridge Bancorp or any such Bridge Bancorp Subsidiary, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Bridge Bancorp or any Bridge Bancorp Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) or to which their respective assets are subject.
5.11.
Compliance With Applicable Law.

5.11.1.   Except as set forth in Bridge Bancorp Disclosure Schedule 5.11.1, to Bridge Bancorp’s Knowledge, Bridge Bancorp and each Bridge Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to Personal Data. The Boards of Directors of Bridge Bancorp and BNB Bank have adopted and Bridge Bancorp and BNB Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.11.2.   Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has any Knowledge of, nor has Bridge Bancorp or any Bridge Bancorp Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Bridge Bancorp or any Bridge Bancorp Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is a party to any agreement with any individual or group regarding CRA matters.
5.11.3.   Bridge Bancorp (including BNB Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against a Security Breach. To the knowledge of Bridge Bancorp, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bridge Bancorp. To the knowledge of Bridge Bancorp, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.
5.11.4.   Bridge Bancorp and each Bridge Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bridge Bancorp or BNB Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Bridge Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.
5.11.5.   Except as set forth in Bridge Bancorp Disclosure Schedule 5.11.5, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is, or since January 1, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Subject to Section 12.9, and except as set forth in Bridge Bancorp Disclosure Schedule 5.11.5, since January 1, 2017, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any written notification or, to Bridge Bancorp’s Knowledge, any other communication from any Bank Regulator (i) asserting that Bridge Bancorp or any Bridge Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Bridge Bancorp or any Bridge Bancorp Subsidiary; (iii) requiring, or threatening to require, Bridge Bancorp or any Bridge Bancorp Subsidiary, or indicating that Bridge Bancorp or any Bridge Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary, including without limitation any restriction on the payment of dividends. The most recent regulatory rating given to BNB Bank as to compliance with the CRA is “Satisfactory” or better.

5.12.
Employee Benefit Plans.

5.12.1.   Bridge Bancorp Disclosure Schedule 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit policies and arrangements maintained by Bridge Bancorp or any Bridge Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Bridge Bancorp or any Bridge Bancorp Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Bridge Bancorp Compensation and Benefit Plans”). Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has any commitment to create any additional Bridge Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing Bridge Bancorp Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans would be deemed material), except as required by applicable law or Governmental Entity or to maintain the qualified status thereof. Bridge Bancorp has made available to DCB true and correct copies of the Bridge Bancorp Compensation and Benefit Plans.
5.12.2.   Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.2, each Bridge Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Each Bridge Bancorp Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to Bridge Bancorp’s Knowledge there are no facts or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Bridge Bancorp, threatened action, suit or claim relating to any of the Bridge Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Bridge Bancorp has not engaged in a transaction, or omitted to take any action, with respect to any Bridge Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Bridge Bancorp to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
5.12.3.   Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has ever maintained or contributed to or has any liability under a Bridge Bancorp Compensation and Benefit Plan which is subject to Title IV of ERISA.
5.12.4.   All material contributions required to be made under the terms of any Bridge Bancorp Compensation and Benefit Plan have been timely made or are accrued on Bridge Bancorp’s Financial Statements to the extent required by GAAP.
5.12.5.   Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has any obligation to provide post-employment health, life insurance, or disability insurance, or, except as set forth in Bridge Bancorp Disclosure Schedule 5.12.5, any retiree death benefits under any Bridge Bancorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in Bridge Bancorp Disclosure Schedule 5.12.5, there has been no communication to employees by Bridge Bancorp or any Bridge Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
5.12.6.   Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary maintains any Bridge Bancorp Compensation and Benefit Plans covering employees who are not United States residents.
5.12.7.   With respect to each Bridge Bancorp Compensation and Benefit Plan, if applicable, Bridge Bancorp has provided or made available to DCB copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
5.12.8.   Except as provided in Bridge Bancorp Disclosure Schedule 5.12.8, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Bridge Bancorp Compensation and Benefit Plan, (C) result in any increase in benefits payable under any Bridge Bancorp Compensation and Benefit Plan, (D) entitle any current or former employee, director or independent contractor of Bridge Bancorp to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
5.12.9.   Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.9, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that Bridge Bancorp makes no representation or warranty regarding the effect of the transactions contemplated by this Agreement or any actions taken by DCB or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.
5.12.10.   Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.
5.12.11.   Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.11, there are no stock options, warrants, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Bridge Bancorp Compensation and Benefit Plans or otherwise as of the date hereof.
5.12.12.   Neither Bridge Bancorp nor any of its Subsidiaries sponsors any employee benefit plan or has entered into an agreement or arrangement that provides for any post-employment or post-retirement health or medical, disability or life insurance benefits for retired or former directors, employees or their dependents, except as required by Section 4980B of the Code.
5.13.
Brokers, Finders and Financial Advisors.

Bridge Bancorp has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Piper Sandler & Co. (“PSC”) by Bridge Bancorp and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with PSC, setting forth the fees payable to PSC for services rendered to Bridge Bancorp in connection with the Merger and transactions contemplated by this Agreement, is attached to Bridge Bancorp Disclosure Schedule 5.13.
5.14.
Environmental Matters.

5.14.1.   To the Knowledge of Bridge Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by Bridge Bancorp (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Bridge Bancorp or any Bridge Bancorp Subsidiary. To the Knowledge of Bridge Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Bridge Bancorp or any Bridge Bancorp Subsidiary by reason of any Environmental Laws. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that Bridge Bancorp or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by Bridge Bancorp or any Bridge Bancorp Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Bridge Bancorp or any Bridge Bancorp Subsidiary.
5.14.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Bridge Bancorp’s Knowledge, threatened, before any court, governmental agency or other forum against Bridge Bancorp or any Bridge Bancorp Subsidiary, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Bridge Bancorp or any Bridge Bancorp Subsidiary.
5.15.
Loan Portfolio and Investment Securities.

5.15.1.   The allowance for loan losses reflected in Bridge Bancorp’s audited consolidated balance sheet at December 31, 2019, and the allowance for loan losses reflected in Bridge Bancorp’s unaudited (and any audited) consolidated balance sheets for the periods ending after December 31, 2019 as filed in any Bridge Bancorp Securities Documents, were in the reasonable opinion of Bridge Bancorp’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
5.15.2.   Bridge Bancorp Disclosure Schedule 5.15.2 sets forth a listing, as of March 31, 2020, by account, of: (A) all loans (including loan participations) of BNB Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of BNB Bank which have been terminated by BNB Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified BNB Bank during the past twelve months of, or has asserted against BNB Bank, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by BNB Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
5.15.3.   All loans receivable (including discounts) and accrued interest entered on the books of BNB Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of BNB Bank’s business. All such loans are owned by BNB Bank free and clear of any Liens.

5.15.4.   (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of Bridge Bancorp and any Bridge Bancorp Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).
5.15.5.   Bridge Bancorp and each Bridge Bancorp Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Bridge Bancorp or such Bridge Bancorp Subsidiary. Such securities are valued on the books of Bridge Bancorp in accordance with GAAP in all material respects. Bridge Bancorp and each Bridge Bancorp Subsidiary employs investment, securities, risk management and other policies, practices and procedures which Bridge Bancorp believes are prudent and reasonable.
5.15.6.   Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is now, or has been since January 1, 2017, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.
5.15.7.   None of the agreements pursuant to which Bridge Bancorp or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
5.15.8.   Bridge Bancorp Disclosure Schedule 5.15.8 sets forth each loan participation entered into by Bridge Bancorp or any of the Bridge Bancorp Subsidiaries as of March 31, 2020.
5.15.9.   Bridge Bancorp Disclosure Schedule 5.15.9 sets forth a list of all loans by Bridge Bancorp and the Bridge Bancorp Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bridge Bancorp or any of the Bridge Bancorp Subsidiaries. There are no loans to any employee, senior executive officer, director or other Affiliate of Bridge Bancorp on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such loans are and were made in compliance in all material respects with all applicable laws, including Regulation O and Regulation W of the Federal Reserve Board. Each loan disclosed in Bridge Bancorp Disclosure Schedule 5.15.9 has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.
5.16.
State Takeover Laws.

The Board of Directors of Bridge Bancorp has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any Takeover Restrictions. In accordance with NYBCL, no appraisal or dissenters’ rights will be available to the holders of Bridge Bancorp Common Stock in connection with the Merger.
5.17.
Required Vote.

The approval of this Agreement by the affirmative vote of two-thirds of the issued and outstanding shares of Bridge Bancorp Common Stock entitled to vote, and the approval of the Restated COI by the affirmative vote of a majority of the issued and outstanding shares of Bridge Bancorp Common Stock entitled to vote (collectively, the “Requisite Bridge Bancorp Vote”) are the only shareholder approvals required to approve this Agreement and the Merger under Bridge Bancorp’s certificate of incorporation and the NYBCL.

5.18.
Registration Obligations.

Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is bound by any agreement or under any obligation in connection with any transaction, contingent or otherwise, that will survive the Effective Time and obligate Bridge Bancorp or any Bridge Bancorp Subsidiary to register any of its securities under the Securities Act.
5.19.
Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bridge Bancorp’s or any Bridge Bancorp Subsidiary’s own account or for the account of one or more of their customers (all of which are set forth in Bridge Bancorp Disclosure Schedule 5.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Bridge Bancorp, with counterparties believed to be financially responsible at the time; and to Bridge Bancorp’s Knowledge, each of them constitutes the valid and legally binding obligation of Bridge Bancorp or any such Bridge Bancorp Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary, nor to the Knowledge of Bridge Bancorp is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.
5.20.
Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of Bridge Bancorp has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of PSC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Bridge Bancorp. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.21.
Trust Accounts.

Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bridge Bancorp, (i) Bridge Bancorp and each of Bridge Bancorp Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Bridge Bancorp, any of Bridge Bancorp Subsidiaries, or any of its or Bridge Bancorp Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
5.22.
Intellectual Property.

To Bridge Bancorp’s Knowledge, Bridge Bancorp and the Bridge Bancorp Subsidiaries own or possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business, and except in each case which, either individually or in the aggregate, the absence of which would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp, and neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Bridge Bancorp and the Bridge Bancorp Subsidiaries have performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Bridge Bancorp, the conduct of the business of Bridge Bancorp and the Bridge Bancorp Subsidiaries as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.
5.23.
Labor Matters.

There are no labor or collective bargaining agreements to which Bridge Bancorp or any Bridge Bancorp Subsidiary is a party. To the Knowledge of Bridge Bancorp, there is no union organizing effort pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of Bridge Bancorp, Bridge Bancorp and each Bridge Bancorp Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.
5.24.
No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bridge Bancorp. Except as set forth in Bridge Bancorp Disclosure Schedule 5.24, since December 31, 2019, Bridge Bancorp and each Bridge Bancorp Subsidiary has carried on its respective business in all material respects in the ordinary course.
5.25.
Bridge Bancorp Information Supplied.

The information relating to Bridge Bancorp, the Bridge Bancorp Subsidiaries and its and their respective directors and officers which is provided by Bridge Bancorp or its representatives and is specifically called for inclusion in the Joint Proxy Statement-Prospectus, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.26.
Related Party Transactions.

Except as set forth in Bridge Bancorp Disclosure Schedule 5.26 and in Bridge Bancorp’s Securities Documents, other than normal reimbursements for business expenses or depository relationships made in the ordinary course of business, neither Bridge Bancorp nor the Bridge Bancorp Subsidiaries is a party to any contract or agreement with any Bridge Bancorp Related Party or with any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding common stock of Bridge Bancorp or in which (to Bridge Bancorp’s Knowledge) any Bridge Bancorp Related Party or such 5% holder has a material interest.
5.27.
Reorganization.

Neither Bridge Bancorp nor any of the Bridge Bancorp Subsidiaries have taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.28.
No Other Representations or Warranties.

Except for the representations and warranties made by Bridge Bancorp in this Article IV, neither Bridge Bancorp nor any other Person makes any express or implied representation or warranty with respect to Bridge Bancorp, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bridge Bancorp hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bridge Bancorp nor any other Person makes or has made any representation or warranty to DCB, BNB Bank or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Bridge Bancorp, the Bridge Bancorp Subsidiaries, or any of their businesses, or (ii) except for the representations and warranties made by Bridge Bancorp in this Article V, any oral or written information presented to DCB or BNB Bank or any of its Affiliates or representatives in the course of their due diligence investigation of Bridge Bancorp, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Bridge Bancorp acknowledges and agrees that neither DCB, Dime Community Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE VI
COVENANTS OF RELATING TO CONDUCT OF BUSINESS
6.1.
Conduct of Business Prior to Effective Time.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the DCB Disclosure Schedule or the Bridge Bancorp Disclosure Schedule), required by law, or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Bridge Bancorp and DCB shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Bridge Bancorp or DCB to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
6.2.
Negative Covenants.

6.2.1.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Bridge Bancorp Disclosure Schedule or the DCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, neither Bridge Bancorp nor DCB shall, and neither Bridge Bancorp nor DCB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):
(A)   amend or waive any provision of its certificate of incorporation or bylaws;
(B)   (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (a) dividends paid by any DCB Subsidiary to DCB or any DCB Subsidiary, or dividends paid by any Bridge Bancorp Subsidiary to Bridge Bancorp or any Bridge Bancorp Subsidiary, (b) a regular quarterly cash dividend on the DCB Common Stock at a rate not to exceed $0.14 per share per quarter, and a regular quarterly cash dividend on the Bridge Bancorp Common Stock at a rate not to exceed $0.24 per share per quarter, in each case, with dividend record and payment dates, subject to Section 7.15, consistent with past practice, (c) dividends provided for and paid on the DCB Preferred Stock in accordance with the terms of such DCB Preferred Stock, (d) the acceptance of shares of DCB Common Stock, or Bridge Bancorp Common Stock, as the case may be, as payment for the exercise price of DCB Stock Options or Bridge Bancorp Stock Options or for withholding Taxes incurred in connection with the exercise of DCB Stock Options or Bridge Bancorp Stock Options or the vesting or settlement of DCB Restricted Stock or Bridge Bancorp Restricted Stock, (e) any repurchase of DCB Common Stock pursuant to DCB’s previously announced stock repurchase program, or (f) any repurchase of Bridge Bancorp Common Stock pursuant to Bridge Bancorp’s previously announced stock repurchase program; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other Rights of any kind to acquire any shares of capital stock, except for the issuance or vesting of shares of DCB Common Stock or Bridge Bancorp Common Stock, as the case may be, in connection with currently outstanding awards granted under the DCB Stock Benefit Plans or the Bridge Bancorp Stock Benefit Plans;
(C)   other than in the ordinary course of business, enter into, amend in any material respect or terminate any DCB Material Contract, in the case of DCB, or any Bridge Bancorp Material Contract, in the case of Bridge Bancorp;
(D)   except as set forth in the Bridge Bancorp Disclosure Schedule or the DCB Disclosure Schedule, make application for the opening or closing of any, or open or close any, branch or automated banking facility, except for such temporary closures as DCB or Bridge Bancorp may deem reasonably necessary, or as any Governmental Entity requires, to support the ongoing efforts to contain the outbreak of the novel coronavirus known as COVID-19;
(E)   except as set forth in the Bridge Bancorp Disclosure Schedule or the DCB Disclosure Schedule, grant or agree to pay any bonus, severance or termination payment to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on DCB Disclosure Schedules 4.8.1 or 4.12.1 or Bridge Bancorp Disclosure Schedule 5.8.1 or 5.12.1, or as otherwise disclosed on the aforementioned schedules, including, without limitation, the Retention Bonuses and Transaction Bonuses, and (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice. Neither DCB nor any DCB Subsidiary, nor Bridge Bancorp nor any Bridge Bancorp Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank, or hire any new employee at an annual rate of compensation in excess of $125,000, provided that that DCB and Bridge Bancorp may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
(F)   enter into or, except as may be required by law or as specifically contemplated by the terms of this Agreement, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(G)   merge or consolidate itself or any Subsidiary with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries, or sell or lease all or any substantial portion of its assets or business or of any Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any of its certificates of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
(H)   sell or otherwise dispose of the capital stock of any Subsidiary or sell or otherwise dispose of any its asset or the assets of any Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any of its assets or the assets of any subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;
(I)   voluntarily take any action that is intended or may reasonably be expected to result in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)   change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator;
(K)   waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which it or any Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
(L)   enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, except in the ordinary course of business consistent with past practice;
(M)   except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;
(N)   enter into any new line of business, or change in any material respect its lending, investment, underwriting, deposit pricing, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Bank Regulator or Governmental Entity;
(O)   make any capital expenditures in excess of $200,000 individually or $400,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;
(P)   purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
(Q)   sell any participation interest in any loan, or purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;
(R)   undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment of more than $100,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;
(S)   pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely in the amount not in excess of $200,000 individually or $400,000 in the aggregate;
(T)   except for commitments and approvals in effect on the date hereof, make any loans to any single Person and such Person’s Affiliates in excess of $10,000,000;
(U)   foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Material of Environmental Concern;
(V)   knowingly take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(W)   agree to do any of the foregoing.

ARTICLE VII
FURTHER COVENANTS AND AGREEMENTS
7.1.
Current Information.

7.1.1.   Subject to Section 12.9, upon reasonable notice and subject to applicable laws, each of Bridge Bancorp and DCB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, subject to any reasonable restrictions imposed by either Bridge Bancorp or DCB with respect to in-person access in light of COVID-19 concerns, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute the conversion or consolidation of systems and business operations generally, and, during such period, each of Bridge Bancorp and DCB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Bridge Bancorp or DCB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request, including, without limitation, biweekly reports of all closed loans. Neither Bridge Bancorp nor DCB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bridge Bancorp’s or DCB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Additionally, in order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of the parties, and subject to each party’s confidentiality obligations, DCB and Bridge Bancorp shall use commercially reasonable efforts to cause their respective telecommunications and data processing service providers to cooperate and assist in connection with preparation for an electronic and systematic conversion of all applicable data regarding DCB’s and Bridge Bancorp’s systems of telecommunications and electronic data processing. Electronic and systematic conversion shall occur at such time as determined by both DCB and Bridge Bancorp in their reasonable discretion and as mutually agreed between the parties.
7.1.2.   Each of Bridge Bancorp and DCB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 7.1.1 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.
7.1.3.   Each party shall promptly inform the other party upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any Governmental Entity, including federal, state or local commission, agency or board) relating to the alleged liability of it or any Subsidiary.
7.2.
Maintenance of Insurance.

Each party shall maintain, and shall cause its Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, and in accordance with past practice.
7.3.
Advise of Changes.

Bridge Bancorp and DCB shall each promptly advise the other of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or its Subsidiaries or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein, whether or not such breach could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article IX; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.3 or the failure of any condition set forth in Section 9.2 or 9.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 9.2 or 9.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.3 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
7.4.
Consents and Approvals of Third Parties; Best Efforts

Each of Bridge Bancorp and DCB shall use its best efforts, and shall cause each of their Subsidiaries to use its best efforts, to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, Bridge Bancorp seeking approval to become a Freddie Mac sub-servicer. Subject to the terms and conditions herein provided, each party agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event that a party determines that a condition to its obligation to complete the Merger cannot be fulfilled by the other party and that it will not waive that condition, it will promptly advise the other party.
7.5.
Acquisition Proposals.

7.5.1.   (a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal (as defined below), (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.5) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Bridge Bancorp Vote, in the case or Bridge Bancorp, or the Requisite DCB Vote, in the case of DCB, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the Person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the Person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than DCB or Bridge Bancorp, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the Person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Bridge Bancorp or DCB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
7.5.2.   (b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
7.6.
Additional Agreements.

If, at any time after the Effective Time, Bridge Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Bridge Bancorp its right, title or interest in, to or under any of the rights, properties or assets of DCB, or (ii) otherwise carry out the purposes of this Agreement, DCB and its officers and directors shall be deemed to have granted to Bridge Bancorp an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Bridge Bancorp its right, title or interest in, to or under any of the rights, properties or assets of DCB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Bridge Bancorp are authorized in the name of DCB or otherwise to take any and all such action.
7.7.
Shareholder Litigation.

Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.
7.8.
Employee Benefits.

7.8.1.   Commencing at the Effective Time and thereafter during the periods specified below, Bridge Bancorp shall provide employees of Bridge Bancorp or a Bridge Bancorp Subsidiary, and employees of DCB or a DCB Subsidiary who at the Effective Time become employees of Bridge Bancorp or a Bridge Bancorp Subsidiary (the “Continuing Employees”) with the following compensation and benefits: (i) for the period commencing at the Effective Time and ending on the one-year anniversary of the Closing Date, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time and (B) annual cash and long-term incentive compensation opportunities that are no less favorable, in the aggregate, than the annual cash and long-term incentive compensation opportunities, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time; and (ii) for the period commencing on the Effective Time until such time as the Surviving Corporation shall, subject to applicable law and the terms of such plans, modify any Bridge Bancorp Benefit Plans or DCB Benefit Plans or adopt new benefit plans with respect to Continuing Employees (collectively, the “New Benefit Plans”), with employee benefits under the Bridge Bancorp Benefit Plans or DCB Benefit Plans in effect as of immediately prior to the Effective Time (other than such benefit plans as may be mutually agreed) with respect to Continuing Employees of each of Bridge Bancorp and DCB (and their respective Subsidiaries), respectively, who were covered by such plans as of immediately prior to the Effective Time; provided, that for the period commencing at the Effective Time and ending on the one year anniversary of the Closing Date, such employee benefits provided to Continuing Employees shall be no less favorable in the aggregate than the employee benefits provided to similarly situated Continuing Employees of Bridge Bancorp. Prior to the Closing Date, DCB and Bridge Bancorp shall cooperate in reviewing, evaluating and analyzing the Bridge Bancorp Benefit Plans and DCB Benefit Plans with a view towards developing appropriate New Benefit Plans with respect to Continuing Employees of Bridge Bancorp and DCB, which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Bridge Bancorp Benefit Plans, on the one hand, and those covered by DCB Benefit Plans, on the other hand, at the Effective Time. Notwithstanding the foregoing, Bridge Bancorp and DCB agree that any Continuing Employee of Bridge Bancorp or DCB who, during the period commencing on the Closing Date and ending on the first anniversary thereof, is involuntarily terminated other than for cause by the Surviving Corporation or any of its respective Subsidiaries will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between Bridge Bancorp and DCB prior to the Effective Time.
7.8.2.   For purposes of eligibility, participation and vesting (except not for purposes of benefit accrual, including any benefit accrual under any defined benefit pension plan, or to the extent that such credit would result in a duplication of benefits) under the Bridge Bancorp Benefit Plans, DCB Benefit Plans and the New Benefit Plans, service with or credited by Bridge Bancorp, DCB or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of Bridge Bancorp or its Subsidiaries shall be treated as service with Bridge Bancorp to the same extent that such service was taken into account under the analogous DCB Benefit Plan or Bridge Bancorp Benefit Plan prior to the Effective Time. With respect to any DCB Benefit Plan, Bridge Bancorp Benefit Plan or New Benefit Plan in which any employees of Bridge Bancorp or DCB (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Bridge Bancorp Benefit Plan or DCB Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under an Bridge Bancorp Benefit Plan or DCB Benefit Plan (to the same extent that such credit was given under the analogous DCB or Bridge Bancorp Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any DCB Benefit Plan, Bridge Bancorp Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.
7.8.3.   The Surviving Corporation agrees to honor, in accordance with their terms, all Bridge Bancorp Benefit Plans and DCB Benefit Plans.
7.8.4.   If requested by Bridge Bancorp in writing delivered to DCB not less than ten (10) business days before the Closing Date, the Board of Directors of DCB (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the DCB KSOP Plan (the “DCB KSOP Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Bridge Bancorp requests that the DCB KSOP Plan be terminated, (i) DCB shall provide Bridge Bancorp with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Bridge Bancorp) not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Bridge Bancorp or one of its Subsidiaries (the “Bridge Bancorp 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Bridge Bancorp and DCB shall take any and all actions as may be required, including amendments to the DCB KSOP Plan and/or the Bridge Bancorp 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Bridge Bancorp 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), but excluding loans, in an amount equal to the full account balance distributed to such employee from the DCB KSOP Plan.
7.8.5.   Bridge Bancorp shall use reasonable best efforts to submit to Bridge Bancorp’s shareholders for approval, at either the Bridge Bancorp Meeting or Bridge Bancorp’s next regularly scheduled shareholder meeting, a proposal to either (i) amend the existing Bridge Bancorp Stock Benefit Plans or (ii) establish a new equity compensation plan, to increase the number of shares of the Surviving Corporation that are available for future equity grants to employees of the Surviving Corporation, or such other similar plan as the Board of Directors of Bridge shall deem reasonably appropriate. DCB and Bridge Bancorp shall together cooperate in good faith to determine the compensation arrangements for key employees, other than the Officers (as defined below) and Kenneth Mahon who are separately addressed in Section 7.18.2 below, including with respect to any base salaries, bonuses (retention, transactional or otherwise), severance, and equity compensation.
7.8.6.   Other than as expressly contemplated by this Agreement, including the Bridge Bancorp Bylaws Amendment, nothing in this Agreement shall confer upon any employee, officer, director or consultant of Bridge Bancorp or DCB or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, DCB, Bridge Bancorp or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, DCB, Bridge Bancorp or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Bridge Bancorp or DCB or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Other than as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to (i) establish, amend, or modify any DCB Benefit Plan, Bridge Bancorp Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular DCB Benefit Plan, Bridge Bancorp Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 12.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Bridge Bancorp or DCB or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.8.7.   The parties will coordinate all actions necessary in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 and any state specific WARN Act statutes (collectively, the “WARN Act”), including providing notices to their employees.
7.9.
Directors and Officers Indemnification and Insurance.

7.9.1.   From and after the Effective Time, Bridge Bancorp, as the Surviving Corporation, shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such Persons are indemnified as of the date of this Agreement by DCB pursuant to the DCB Certificate of Incorporation, the DCB Bylaws, the governing or organizational documents of any Subsidiary of DCB and any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of DCB and its Subsidiaries (collectively, the “DCB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of DCB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any DCB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such DCB Indemnified Party is not entitled to indemnification.
7.9.2.   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by DCB (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time. In lieu of the foregoing, Bridge Bancorp or DCB, in consultation with, but only upon the consent of Bridge Bancorp, may (and at the request of Bridge Bancorp, DCB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under DCB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.
7.9.3.   The obligations of Bridge Bancorp as the Surviving Corporation under this Section 7.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any DCB Indemnified Party without the prior written consent of the affected DCB Indemnified Party.
7.9.4.   The provisions of this Section 7.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each DCB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other Person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 7.9.
7.10.
Public Announcements.

DCB and Bridge Bancorp agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.10.
7.11.
Change of Method.

DCB and Bridge Bancorp shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of DCB and Bridge Bancorp (including the provisions of Articles II and III), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Bridge Bancorp Common Stock received by holders of DCB Common Stock in exchange for each share of DCB Common Stock, (ii) adversely affect the Tax treatment of DCB’s shareholders or Bridge Bancorp’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of DCB or Bridge Bancorp pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 11.3.
7.12.
Restructuring Efforts.

If either DCB or Bridge Bancorp shall have failed to obtain the Requisite DCB Vote or the Requisite Bridge Bancorp Vote at the duly convened DCB Meeting or Bridge Bancorp Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of DCB as provided for in this Agreement, or any term that would adversely affect the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 7.12) to its respective shareholders for approval.
7.13.
Takeover Restrictions.

None of DCB, Bridge Bancorp or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
7.14.
Exemption from Liability Under Section 16(b).

DCB and Bridge Bancorp agree that, in order to most effectively compensate and retain those officers and directors of DCB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “DCB Insiders”), both prior to and after the Effective Time, it is desirable that DCB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of DCB Common Stock and DCB Stock Options in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 7.14. The Board of Directors of Bridge Bancorp and of DCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of DCB) any dispositions of DCB Common Stock or DCB Stock Options by the DCB Insiders, and (in the case of Bridge Bancorp) any acquisitions of Bridge Bancorp Common Stock by any DCB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
7.15.
Dividends.

After the date of this Agreement, each of Bridge Bancorp and DCB shall coordinate with the other with respect to the declaration of any dividends in respect of Bridge Bancorp Common Stock and DCB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of DCB Common Stock shall not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of DCB Common Stock and any shares of Bridge Bancorp Common Stock any such holder receives in exchange therefor in the Merger.
7.16.
Assumption of DCB Debt.

Effective as of the Effective Time, Bridge Bancorp shall enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the DCB Subordinated Notes, providing for assumption by Bridge Bancorp of DCB’s obligations thereunder.
7.17.
No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Bridge Bancorp, directly or indirectly, the right to control or direct the operations of DCB or any DCB Subsidiary prior to the Effective Time, and nothing contained in this Agreement shall give DCB, directly or indirectly, the right to control or direct the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Bridge Bancorp and DCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
7.18.
Corporate Governance

7.18.1.   Prior to the Effective Time, the Board of Directors of Bridge Bancorp shall take all actions necessary to adopt the Restated COI, the Bridge Bancorp Bylaws Amendment and to cause BNB Bank to adopt the BNB Bank Bylaws Amendment and change its name as set forth in Section 2.7, and to effect the requirements referenced therein that are to be effected as of the Effective Time. Bridge Bancorp shall take all action necessary to cause, effective as of the Effective Time and in accordance with the Bridge Bancorp Bylaws Amendment, the Boards of Directors of the Surviving Corporation, BNB Bank, and, to the extent the Bank Merger is not effective immediately after the Effective Time, Dime Community Bank (until such time as the Bank Merger is effective), to consist of twelve (12) directors (i) six (6) of whom shall be Persons designated by Bridge Bancorp and (ii) six (6) of whom shall be Persons designated by DCB. The six (6) directors designated by Bridge Bancorp shall be selected from among the current directors of the Bridge Bancorp Board of Directors as of the Effective Time (each a “Bridge Bancorp Director”), which shall include Kevin M. O’Connor, Marcia Hefter and four (4) independent Bridge Bancorp Directors, and the six (6) directors designated by DCB shall be selected from among the current directors of DCB as of the Effective Time (each a “DCB Director”), which shall include Kenneth J. Mahon and five (5) independent DCB Directors; provided, however, that DCB Directors who are directors of DCB at the Effective Time and will become independent during the Governance Period (as defined below) shall be deemed independent for this purpose. In the selection of the remaining independent directors for service on the Board of Directors of the Surviving Corporation, each of Bridge Bancorp and DCB shall use its reasonable best efforts to consider diversity when choosing its designated independent directors. The newly comprised Board of Directors of Bridge Bancorp after the Effective Time shall be elected annually by the shareholders, in accordance with the terms of the Bridge Bancorp Bylaws Amendment. From and after the Effective Time through the third anniversary of the Effective Time (the “Governance Period”), any vacancy on the Board of Directors of the Surviving Corporation or BNB Bank shall be filled in accordance with the terms of the Bridge Bancorp Bylaws Amendment.
7.18.2.   Effective as of the Effective Time, (i) Kenneth J. Mahon shall serve as Executive Chairman of the Board of Directors of the Surviving Corporation and BNB Bank with a corporate office to be located in New York, New York, (ii) Kevin M. O’Connor shall serve as Chief Executive Officer of the Surviving Corporation and BNB Bank, (iii) Stuart H. Lubow shall serve as President and Chief Operating Officer of the Surviving Corporation and BNB Bank, (iv) Avinash Reddy shall serve as Senior Executive Vice President and Chief Financial Officer of the Surviving Corporation and BNB Bank, and (v) John M. McCaffery shall serve as Senior Executive Vice President and Chief Risk Officer of the Surviving Corporation and BNB Bank, all in accordance with the organizational chart set forth in Bridge Bancorp Disclosure Schedule 7.18.2. Each of the officers listed in (ii) through (v) above (the “Officers”) shall enter into an employment agreement, and Mr. Mahon shall enter into an executive chairman and severance benefits agreement, with the Surviving Corporation, term sheets for which are attached to Bridge Bancorp Disclosure Schedule 7.18.2.
7.18.3.   Effective as of the Effective Time, the headquarters of the Surviving Corporation and BNB Bank (to be named Dime Community Bank) will be located in Hauppauge, New York and there shall be a corporate office in New York, New York.
7.18.4.   Effective as of the Effective Time, (i) the name of the Surviving Corporation will be “Dime Community Bancshares, Inc.”, (ii) the shares of common stock of the Surviving Corporation shall be traded on NASDAQ under the ticker symbol “DCOM”, (iii) the name of BNB Bank will be “Dime Community Bank”, and (iv) for no less than one (1) year from the date of Closing, certain offices of BNB Bank will operate under the name “BNB Bank, a division of Dime Community Bank” in the locations in Suffolk County, New York identified on Bridge Bancorp Disclosure Schedule 7.18.4.
7.18.5.   Following the date hereof and in preparation for the Closing, Bridge Bancorp and DCB shall cooperate in good faith to develop, and make recommendations for approval by the Board of

Directors of the Surviving Corporation effective from and after the Effective Time with respect to, any advisable changes to the corporate governance guidelines for the Surviving Corporation to reflect best practices of Bridge Bancorp, DCB and otherwise.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1.
Regulatory Approvals.

8.1.1.   Promptly after the date of this Agreement, Bridge Bancorp and DCB shall prepare and file with the SEC the Joint Proxy Statement-Prospectus, and Bridge Bancorp shall prepare and file with the SEC the Merger Registration Statement, in which the Joint Proxy Statement-Prospectus will be included as a prospectus. Bridge Bancorp and DCB, as applicable, shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Each of Bridge Bancorp and DCB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and to keep the Merger Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Bridge Bancorp and DCB shall thereafter mail or deliver the Joint Proxy Statement-Prospectus to their respective shareholders. Bridge Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and DCB shall furnish all information concerning DCB and the holders of DCB Common Stock as may be reasonably requested in connection with any such action.
8.1.2.   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Regulatory Approvals, use their reasonable best efforts to make them within sixty (60) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Bridge Bancorp and DCB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to DCB or Bridge Bancorp, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Joint Proxy Statement-Prospectus, the Merger Registration Statement and any other filing made in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.
8.1.3.   Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Bank Regulator or other Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Bridge Bancorp or DCB or any of their respective Subsidiaries, and neither Bridge Bancorp nor DCB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining Regulatory Approvals or the approval of any Government Entity the that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Burdensome Condition”).

8.1.4.   Bridge Bancorp and DCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement-Prospectus, the Merger Registration Statement or any other statement, filing, notice or application made by or on behalf of Bridge Bancorp, DCB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
8.1.5.   Bridge Bancorp and DCB shall promptly advise each other upon receiving any communication from any Bank Regulator or other Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Regulatory Approvals will not be obtained, or that the receipt of any such approval will be materially delayed.
8.2.
Shareholder Approvals.

Each of Bridge Bancorp and DCB shall call a meeting of its shareholders (the “Bridge Bancorp Meeting” and the “DCB Meeting,” respectively) to be held as soon as reasonably practicable after the Merger Registration Statement is declared effective, for the purpose of obtaining (a) the Requisite DCB Vote and the Requisite Bridge Bancorp Vote required in connection with this Agreement and the Merger, (b) the Requisite Bridge Bancorp Vote required to amend the Bridge Bancorp Certificate of Incorporation, and (c) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of DCB and Bridge Bancorp shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Bridge Bancorp and DCB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Bridge Bancorp and DCB, as applicable, the Requisite Bridge Bancorp Vote and the Requisite DCB Vote, as applicable, including by communicating to the respective shareholders of Bridge Bancorp and DCB its recommendation (and including such recommendation in the Joint Proxy Statement-Prospectus) that, in the case of Bridge Bancorp, the shareholders of Bridge Bancorp approve this Agreement (the “Bridge Bancorp Board Recommendation”), and in the case of DCB, that the shareholders of DCB approve this Agreement (the “DCB Board Recommendation”), Bridge Bancorp and each of Bridge Bancorp and DCB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Bridge Bancorp Board Recommendation, in the case of Bridge Bancorp, or the DCB Board Recommendation, in the case of DCB, (ii) fail to make the Bridge Bancorp Board Recommendation, in the case of Bridge Bancorp, or the DCB Board Recommendation, in the case of DCB, in the Joint Proxy Statement-Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Bridge Bancorp Board Recommendation, in the case of Bridge Bancorp, or the DCB Board Recommendation, in the case of DCB, in each case within ten (10) business days (or such fewer number of days as remains prior to the Bridge Bancorp Meeting or the DCB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 11.1 and Section 11.2, if the Board of Directors of Bridge Bancorp or DCB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Bridge Bancorp Board Recommendation or the DCB Board Recommendation, as applicable, such Board of Directors may, in the case of Bridge Bancorp prior to the receipt of the Requisite Bridge Bancorp Vote, and in the case of DCB prior to the receipt of the Requisite DCB Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Bridge Bancorp Board Recommendation or DCB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 8.2 and will require a new notice period as referred to in this Section 8.2. Bridge Bancorp or DCB shall adjourn or postpone the Bridge Bancorp Meeting or the DCB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Bridge Bancorp Common Stock or DCB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting DCB or Bridge Bancorp, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite DCB Vote or the Requisite Bridge Bancorp Vote, and subject to the terms and conditions of this Agreement (including the immediately preceding sentence), DCB or Bridge Bancorp, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite DCB Vote or the Requisite Bridge Bancorp Vote, respectively. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Bridge Bancorp Meeting shall be convened and this Agreement shall be submitted to the shareholders of Bridge Bancorp at the Bridge Bancorp Meeting and (y) the DCB Meeting shall be convened and this Agreement shall be submitted to the shareholders of DCB at the DCB Meeting, and nothing contained herein shall be deemed to relieve either Bridge Bancorp or DCB of such obligation.
ARTICLE IX
CLOSING CONDITIONS
9.1.
Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:
9.1.1.   Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of DCB by the Requisite DCB Vote and by the shareholders of Bridge Bancorp by the Requisite Bridge Bancorp Vote.
9.1.2.   Injunctions. No order, decree or injunction by a court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity or Bank Regulator, which prohibits or makes illegal the consummation of the Merger.
9.1.3.   Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods relating to such approvals shall have expired. None of the Regulatory Approvals necessary to consummate the Mergers and the transactions contemplated by this Agreement shall include any term, condition or restriction that imposes a Burdensome Condition.
9.1.4.   Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
9.1.5.   NASDAQ Listing. The shares of Bridge Bancorp Common Stock and Bridge Bancorp Preferred Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, under the symbols “DCOM” and “DCOMP”, subject to official notice of issuance.

9.2.
Conditions to the Obligations of Bridge Bancorp under this Agreement.

The obligations of Bridge Bancorp under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:
9.2.1.   Representations and Warranties. The representations and warranties of DCB set forth in Sections 4.3.1, the second sentence of 4.3.2, the first sentence of 4.3.3 and 4.24 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of DCB set forth in the first sentence of Sections 4.2.1 and 4.2.2, the second and third sentence of Section 4.2.3, and Section 4.4.1 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of DCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on DCB set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on DCB. Bridge Bancorp shall have received a certificate signed on behalf of DCB by the Chief Executive Officer and the Chief Financial Officer of DCB to the foregoing effect.
9.2.2.   Agreements and Covenants. DCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Bridge Bancorp shall have received a certificate signed on behalf of DCB by the Chief Executive Officer and Chief Financial Officer of DCB to such effect dated as of the Effective Time.
9.2.3.   Tax Opinion. Bridge Bancorp shall have received an opinion of Luse Gorman, PC, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Bridge Bancorp, BNB Bank, DCB and Dime Community Bank, reasonably satisfactory in form and substance to such counsel.
9.3.
Conditions to the Obligations of DCB under this Agreement.

The obligations of DCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:
9.3.1.   Representations and Warranties. The representations and warranties of Bridge Bancorp set forth in Sections 5.3.1, the second sentence of 5.3.2, the first sentence of 5.3.3 and 5.24 (in each case after giving effect to the lead in to Article V) shall be true and correct (other than, in the case of Section 5.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Bridge Bancorp set forth in the first sentence of Sections 5.2.1 and 5.2.2, the second and third sentence of Section 5.2.3 and Section 5.4.1 (in each case, after giving effect to the lead in to Article V) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Bridge Bancorp set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Bridge Bancorp set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article V) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Bridge Bancorp. DCB shall have received a certificate signed on behalf of Bridge Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bridge Bancorp to the foregoing effect.
9.3.2.   Agreements and Covenants. Bridge Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and DCB shall have received a certificate signed on behalf of Bridge Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.
9.3.3.   Tax Opinion. DCB shall have received an opinion of Holland & Knight LLP, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Bridge Bancorp, BNB Bank, DCB and Dime Community Bank, reasonably satisfactory in form and substance to such counsel.
ARTICLE X
[Reserved]
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
11.1.
Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of DCB:
11.1.1.   At any time by the mutual written agreement of Bridge Bancorp and DCB;
11.1.2.   By the Board of Directors of either Bridge Bancorp or DCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 45 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by DCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Bridge Bancorp);
11.1.3.   By the Board of Directors of either Bridge Bancorp or DCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure (i) by its nature cannot be cured prior to the Termination Date or (ii) shall not have been cured within 45 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by DCB) or Section 9.3.2 (in the case of a breach of covenant by Bridge Bancorp);

11.1.4.   At the election of the Board of Directors of either Bridge Bancorp or DCB, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Bridge Bancorp and DCB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
11.1.5.   By Bridge Bancorp, if (i) DCB or the Board of Directors of DCB shall have made a Recommendation Change, or (ii) DCB or the Board of Directors of DCB shall have breached its obligations under Section 8.2 or 7.5 in any material respect;
11.1.6.   By DCB, if (i) Bridge Bancorp or the Board of Directors of Bridge Bancorp shall have made a Recommendation Change, or (ii) Bridge Bancorp or the Board of Directors of Bridge Bancorp shall have breached its obligations under Section 8.2 or 7.5 in any material respect; and
11.1.7.   By the Board of Directors of either Bridge Bancorp or DCB, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) Regulatory Approval includes a Burdensome Condition, or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.
11.2.
Effect of Termination.

11.2.1.   In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.8, 12.9, 12.10, 12.11, 12.12 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
11.2.2.   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)   Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Bridge Bancorp and DCB.
(B)   In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(C)   (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Bridge Bancorp or shall have been made directly to the shareholders of Bridge Bancorp, or any Person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Bridge Bancorp Meeting) an Acquisition Proposal, in each case with respect to Bridge Bancorp and (A) (x) thereafter this Agreement is terminated by either DCB or Bridge Bancorp pursuant to Section 11.1.4 without the Requisite Bridge Bancorp Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by DCB pursuant to Section 11.1.2 or 11.1.3 as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Bridge Bancorp enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Bridge Bancorp shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay DCB, by wire transfer of same-day funds, a fee equal to

$18.0 million (the “Termination Fee”); provided, that for purposes of this Section 11.2.2, all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)   In the event that this Agreement is terminated by DCB pursuant to Section 11.1.6, then Bridge Bancorp shall pay DCB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(D)   (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of DCB or shall have been made directly to the shareholders of DCB or any Person shall have publicly announced (and not withdrawn at least two (2) business days prior to the DCB Meeting) an Acquisition Proposal, in each case with respect to DCB and (A) (x) thereafter this Agreement is terminated by either DCB or Bridge Bancorp pursuant to Section 11.1.4 without the Requisite DCB Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Bridge Bancorp pursuant to Section 11.1.2 or 11.1.3 as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, DCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then DCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Bridge Bancorp the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 11.2.2, all references in the definition of Acquisition Proposal to ‘twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)   In the event that this Agreement is terminated by Bridge Bancorp pursuant to Section 11.1.5, then DCB shall pay Bridge Bancorp, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(E)   The right to receive payment of the Termination Fee under Section 11.2.2(C) or (D) will constitute the sole and exclusive remedy of Bridge Bancorp against DCB and its Subsidiaries, and DCB against Bridge Bancorp and its Subsidiaries, respectively, and their respective officers and directors with respect to a termination under (i) or (ii) in Sections 11.2.2 (C) and (D) above. In no event shall either party be required to pay the Termination Fee more than once.
11.2.3.   Each of DCB and Bridge Bancorp acknowledges that the agreements contained in Section 11.2.2(C) and (D)are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if DCB or Bridge Bancorp, as the case may be, fails promptly to pay the amount due pursuant to Section 11.2.2(C) and (D), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if DCB or Bridge Bancorp, as the case may be, fails to pay the amounts payable pursuant to Section 11.2.2(C) and (D), then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
11.3.
Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of DCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of DCB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to DCB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XII
MISCELLANEOUS
12.1.
Confidentiality.

Except as specifically set forth herein, Bridge Bancorp, BNB Bank and DCB mutually agree to be bound by the terms of the Mutual Confidentiality and Exclusivity agreement dated February 24, 2020, as amended (the “Confidentiality Agreement”) previously executed by Bridge Bancorp and DCB, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.
12.2.   Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
12.3.   Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:
If to Bridge Bancorp, to:	Kevin M. O’Connor President and Chief Executive Officer Bridge Bancorp, Inc. 2200 Montauk Highway Bridgehampton, New York 11932 Email: koconnor@bnbbank.com
With required copies (which shall not constitute notice) to:	John J. Gorman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: jgorman@luselaw.com
If to DCB, to:	Kenneth J. Mahon Chief Executive Officer Dime Community Bancshares, Inc. 300 Cadman Plaza West, 8th Floor Brooklyn, New York 11201 Email: kmahon@dime.com

With required copies to (which shall not constitute notice):
Patricia M. Schaubeck, Esq.
Executive Vice President, General Counsel
Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
Email: PSchaubeck@dime.com
and
Paul M. Aguggia
Holland & Knight LLP
31 West 52nd Street
New York, New York 10019
Email: paul.aguggia@hklaw.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.
12.4.
Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
12.5.
Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.
12.6.
Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.7.
Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.8.
Governing Law; Jurisdiction.

Except to the extent mandatory provisions of federal law or the provisions of the NYBCL are applicable to the Merger or to the fiduciary duties of Bridge Bancorp’s Board of Directors, this Agreement shall be governed by and construed in accordance with the laws of State of Delaware, without regard to any applicable conflicts of law. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.4.
12.9.
Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
12.10.
Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The term “made available” means any document or other information that was (a) included in the virtual data room of a party at least two (2) business days prior to the date hereof, or (b) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.11.
Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
12.12.
Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF

INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

IN WITNESS WHEREOF, Bridge Bancorp and DCB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.
Bridge Bancorp, Inc.
Dated: July 1, 2020	By: /s/ Kevin M. O’Connor
Name: Kevin M. O’Connor
Title: President and Chief Executive Officer
Dime Community Bancshares, Inc.
Dated: July 1, 2020	By: /s/ Kenneth J. Mahon
Name: Kenneth J. Mahon
Title: Chief Executive Officer

ANNEX B
July 1, 2020
Board of Directors
Dime Community Bancshares, Inc.
300 Cadman Plaza, 8th Floor
Brooklyn, NY 11201
Members of the Board of Directors:
We understand that Bridge Bancorp, Inc. (“Bridge Bancorp”) and Dime Community Bancshares, Inc. (the “Company” or “Dime Community Bancshares”) propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Bridge Bancorp (the “Merger”), with Bridge Bancorp as the surviving corporation, and that, in connection with the Merger, (i) each outstanding share of common stock, $.01 par value per share, of the Company (“Dime Common Shares”), other than the Exception Shares (as defined below), will be converted into the right to receive 0.648 shares (the “Exchange Ratio”) of Bridge Bancorp common stock, $.01 par value per share (“Bridge Common Shares”), (ii) each outstanding share of preferred stock of the Company (“Dime Preferred Shares”), except for shares of preferred stock owned by the Company as treasury stock or otherwise (in each case other than in a fiduciary or agency capacity for another person) shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Bridge Bancorp having the powers, preferences and rights in the Amended and Restated Certificate of Incorporation and, upon such conversion, the Dime Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the effective time of the Merger, and (iii) Dime Community Bank, a wholly-owned subsidiary of the Company, shall be merged with and into BNB Bank, a wholly-owned subsidiary of Bridge Bancorp, with BNB Bank as the surviving institution. “Exception Shares” shall mean each share of Dime Common Stock issued and outstanding immediately prior to the effective time of the Merger that is held by the Company as treasury stock or held by the Company, any subsidiary of the Company, Bridge Bancorp or any subsidiary of Bridge Bancorp, in each case other than in a fiduciary or agency capacity on behalf of another person. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair from a financial point of view to the holders of Dime Common Shares (other than the Exception Shares). For purposes of this Opinion, and with your consent, we have assumed that there are approximately 33.0 million Dime Common Shares issued and outstanding (excluding Exception Shares) and approximately 20.0 million Bridge Common Shares issued and outstanding, each on a fully-diluted basis.
In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger by and between Bridge and Dime sent to us on July 1, 2020 (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Company and Bridge Bancorp, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for each of the Company and Bridge Bancorp certified by the management of the Company (together, the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments expected to result from the Merger, as prepared by management of the Company (the “Pro Forma Financial Adjustments”);

3.
reviewed the Company’s and Bridge Bancorp’s (a) audited financial statements for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017; and (b) unaudited financial statements for the quarter ended March 31, 2020;

Board of Directors
Dime Community Bancshares, Inc.
July 1, 2020

4.
reviewed the Company’s and Bridge Bancorp’s recent public filings and certain other publicly available information regarding the Company and Bridge Bancorp;

5.
reviewed the financial and operating performance of the Company and Bridge Bancorp and those of other selected public companies that we deem to be relevant;

6.
reviewed the current and historical market prices and trading volume for Dime Common Shares and for Bridge Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.
compared the relative contributions of the Company and Bridge Bancorp to certain financial statistics of the combined company on a pro forma basis;

8.
reviewed certain potential pro forma financial effects of the Merger on earnings per share, capitalization and financial ratios of the Company;

9.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

11.
discussed with members of the senior management of each of the Company and Bridge Bancorp certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and Bridge Bancorp, respectively, and the financial condition and future prospects and operations of the Company and Bridge Bancorp, respectively.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Bridge Bancorp is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Bridge Bancorp is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections, Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Pro Forma Financial Adjustments and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. With respect to the future estimates of potential cost savings, operating efficiencies, revenue effects, one-time costs and other financial adjustments expected to result from the Merger (the “Synergies”) underlying the Pro Forma Financial Adjustments, we have, with your consent, assumed that they will be realized in the amounts and at the time periods indicated thereby. We express no opinion with respect to the Projections, Pro Forma Financial Adjustments, Synergies or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be

Board of Directors
Dime Community Bancshares, Inc.
July 1, 2020

consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Bridge Bancorp or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of June 30, 2020 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, the Company, or Bridge Bancorp and this Opinion does not purport to address potential developments in any such markets. As you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). We express no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Merger, the Company or Bridge Bancorp. We have relied upon and assumed, without independent verification, that, other than as has been disclosed to us, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Bridge Bancorp since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Company with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of Bridge Common Shares or Dime Common Shares following announcement or consummation of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Bridge Bancorp and the Company at that time. Our opinion is limited to the fairness, from a financial point of view, to the holders of Dime Common Shares (other than the Exception Shares) of the Exchange Ratio.
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, regulatory, accounting and tax matters with respect to the

Board of Directors
Dime Community Bancshares, Inc.
July 1, 2020

Company, Bridge Bancorp and the Merger, including, without limitation, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the allowance for loan and lease losses (i) set forth in the financial statements of the Company and Bridge Bancorp are adequate to cover such losses, (ii) will be adequate on a pro forma basis for the combined entity and (iii) comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
In formulating this Opinion, we have considered only what we understand to be the consideration to be received by the holders of Dime Common Shares (other than the Exception Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the consideration received by the holders of Dime Common Shares (other than the Exception Shares) or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Bridge Bancorp or the ability of the Company or Bridge Bancorp to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and Bridge Bancorp for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company and BNB Bank in the previous two years, including (i) having served as joint book-running manager for the Company’s public offering of preferred stock in January 2020 and sole book-running manager for the Company’s public offering of preferred stock in June 2020, for which Raymond James received fees, (ii) having served and currently serving as agent for a share purchase program of the Company, for which it has been paid commissions and may be paid commissions in the future and (iii) engaging in fixed income trading activity with BNB Bank, for which it has earned income. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company, Bridge Bancorp and other participants in the Merger in the future, for which Raymond James may receive compensation.
We have assumed that the Bridge Common Shares to be issued in the Merger to the shareholders of the Company will be listed on the NASDAQ Global Select Market. It is understood that this letter is for the information of the Board of Directors of the Company (in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or Bridge Bancorp regarding how such person should act or vote with respect to the proposed

Board of Directors
Dime Community Bancshares, Inc.
July 1, 2020

Merger, whether to enter into a voting agreement with respect to the proposed Merger or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement, along with a description, reasonably satisfactory to us.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of the Dime Common Shares (other than the Exception Shares).
Very truly yours,
/s/ Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

ANNEX C
July 1, 2020
Board of Directors
Bridge Bancorp, Inc.
2200 Montauk Highway
Bridgehampton, NY 11932
Ladies and Gentlemen:
Bridge Bancorp, Inc. (“Bridge”) and Dime Community Bancshares, Inc. (“Dime”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Dime will merge with and into Bridge with Bridge as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of common stock, no par value, of Dime (“Dime Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Dime Common Stock as specified in the Agreement, shall be converted into the right to receive 0.648 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Bridge (“Bridge Common Stock”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Bridge.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution version of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Bridge that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Dime that we deemed relevant; (iv) publicly available median analyst earnings per share and dividends per share estimates for Bridge for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Bridge for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for Bridge for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Bridge for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Bridge; (v) publicly available median analyst earnings per share and dividends per share estimates for Dime for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Dime for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Dime for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Dime and its representatives; (vi) the pro forma financial impact of the Merger on Bridge based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for current expected credit loss (CECL) accounting standards, as provided by the senior managements of Bridge and Dime and Dime’s representatives; (vii) the relative contribution of assets, equity and earnings of Bridge and Dime to the combined entity, as well as their respective business models, deposit bases, branch locations and opportunities for synergies and cost savings as a result of the Merger, as discussed with the senior management of Bridge; (viii) the publicly reported historical price and trading activity for Bridge Common Stock and Dime Common Stock, including a comparison of certain stock trading information for Bridge Common Stock and Dime Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for Bridge and Dime with similar financial institutions for which information is publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Bridge and its representatives the business, financial condition, results of operations and prospects of Bridge and held similar discussions with certain members of the senior management of Dime and its representatives regarding the business, financial condition, results of operations and prospects of Dime.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Bridge, Dime or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Bridge and Dime that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bridge or Dime. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Bridge or Dime. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Bridge or Dime, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Bridge or Dime. We have assumed, with your consent, that the respective allowances for loan losses for both Bridge and Dime are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Bridge for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Bridge for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for Bridge for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Bridge for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Bridge. In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Dime for the years ending December 31, 2020 and December 31, 2021, estimated earnings per share for Dime for the year ending December 31, 2022, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024 and estimated dividends per share for Dime for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Dime and its representatives. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as provided by the senior managements of Bridge and Dime and Dime’s representatives. With respect to the foregoing information, the respective senior managements of Bridge and Dime confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Bridge and Dime, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Bridge’s or Dime’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Bridge and Dime will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bridge, Dime, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Bridge has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Bridge Common Stock or Dime Common Stock at any time or what the value of Bridge Common Stock will be once it is actually received by the holders of Dime Common Stock.
We have acted as Bridge’s financial advisor in connection with the Merger and will receive a fee for our services, which advisory fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Bridge has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Bridge for which compensation was received in the two years preceding the date hereof; provided, however, an affiliate of Piper Sandler, Piper Sandler Loan Strategies, LLC (“PSLS”), acted as introducing broker to Bridge’s banking subsidiary, Bridgehampton National Bank, in connection with the sale of certain loans, which transactions occurred in 2018 and for which PSLS received an aggregate fee of approximately $150,000. Piper Sandler did not provide any investment banking services to Dime in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Bridge, Dime and their respective affiliates. We may also actively trade the equity and debt securities of Bridge, Dime and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Bridge in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Bridge as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Bridge and does not address the underlying business decision of Bridge to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Bridge or the effect of any other transaction in which Bridge might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Bridge officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings made in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Bridge from a financial point of view.
Very truly yours,

ANNEX D
RESTATED CERTIFICATE OF INCORPORATION
OF
DIME COMMUNITY BANCSHARES, INC.
(Under Section 807 of the Business Corporation Law)
FIRST:   The name of the corporation is “Dime Community Bancshares, Inc.” (the “Corporation”). The name under which the Corporation was formed was “Bridge Bancorp, Inc.”
SECOND:   The Certificate of Incorporation of the Corporation was originally filed with the Department of State of the State of New York on September 13, 1988 and was amended by Certificates of Amendment filed with the Department of State of the State of New York on May 8, 1997, June 24, 1999, January 6, 2009 and June 15, 2015.
THIRD:   This Restated Certificate of Incorporation of the Corporation was authorized by the holders of outstanding shares of the Corporation entitled to vote on the restatement of the Certificate of Incorporation having not less than the minimum votes required pursuant to Section 807 of the New York Business Corporation Law.
FOURTH:   The Certificate of Incorporation of the Corporation is hereby amended or changed to effect one or more amendments or changes authorized by the New York Business Corporation Law, including to:
(i)
Change the name of the Corporation;

(ii)
Change the number of authorized shares of capital stock of the Corporation;

(iii)
Create a series of preferred stock of the Corporation and set forth the designation of such series and the rights, preferences and limitations pertaining to such series of preferred stock;

(iv)
Remove the previous Section 8 entitled “Indebtedness”; and

(v)
Change the formatting, section headers and numbers, and make certain other minor revisions to the wording of sections that were not otherwise substantively changed.

FIFTH:   The Certificate of Incorporation of the Corporation is hereby restated as described above and as further amended or changed to read as follows:

CERTIFICATE OF INCORPORATION
OF
DIME COMMUNITY BANCSHARES, INC.
1.   Name.   The name of the corporation is “Dime Community Bancshares, Inc.” (hereinafter referred to as the “Corporation”). The name under which the Corporation was initially formed was “Bridge Bancorp, Inc.”
2.   Purposes.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law.
3.   Office.   The office of the Corporation is to be located in Suffolk County, State of New York.
4.   Capital Stock.
4.1.   Number of Shares.   (a) The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000 shares, of which 80,000,000 shares shall be shares of common stock, par value $0.01, and 10,000,000 shares shall be shares of preferred stock, par value $0.01.
(b)   The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate of amendment to the Certificate of Incorporation pursuant to the applicable law of the State of New York (such certificate being hereinafter referred to as a “preferred stock designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.
4.2.   Preemptive Rights.   No holder of shares of any class or of any series of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.
4.3.   5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A.   A series of preferred stock of the Corporation is hereby created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:
4.3.1.   Designation and Amount.   The series of preferred stock, par value $0.01 per share, shall be designated as the “5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 4.3.6 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 5,299,200 shares. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 4.3.7 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series A Preferred Stock.
4.3.2.   Dividends.
(a)   Holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors,

out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.50% per annum for each Dividend Period (as defined below) from            ,      (the “Initial Dividend Accrual Date”), beginning on                  ,     . If the Corporation issues additional shares of Series A Preferred Stock after the Initial Dividend Accrual Date, dividends on such additional shares of Series A Preferred Stock may accumulate from and including the Initial Dividend Accrual Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series A Preferred Stock are issued. A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Initial Dividend Accrual Date.
(b)   If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series A Preferred Stock quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on              ,      (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. A “Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in the State of New York, are generally authorized or required by law or governmental action to close.
(c)   Dividends shall be payable to holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.
(d)   Dividends payable on shares of the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series A Preferred Stock pursuant to Section 4.3.6, dividends on shares of the Series A Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.
(e)   Dividends on shares of the Series A Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series A Preferred Stock for any subsequent Dividend Period with respect to the Series A Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.01 per share, of the Corporation (the “Common Stock”).
(f)   So long as any share of the Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series A Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid in full or a sum sufficient for the payment thereof set aside for such payment:
(i)
no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);
(ii)
no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid or made available for a sinking fund for the redemption of any such security by the Corporation; and

(iii)
no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases, redemption or other acquisitions of shares of Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(g)   No dividends shall be declared or paid or funds set apart for the payment of dividends on any Parity Securities, if any, for any period unless dividends on the shares of Series A Preferred Stock have been contemporaneously declared and paid in full or a sum sufficient for the payment thereof set aside for such payment for all declared and unpaid dividends (without accumulation of any undeclared dividends) for all Dividend Periods. When dividends are not paid in full upon the shares of Series A Preferred Stock and any other Parity Securities, if any, all dividends declared and paid upon the shares of the Series A Preferred Stock and any other Parity Securities, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other. No Interest shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears.
(h)   Subject to the conditions in this Section 4.3.2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in those dividends.

(i)   Dividends on the Series A Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.
4.3.3.   Liquidation Preference.
(a)   Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to the sum of any declared and unpaid dividends, without accumulation of any undeclared dividends, for Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities. Holders of the Series A Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 4.3.3.
(b)   In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series A Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(c)   For purposes of this Section 4.3.3, the merger or consolidation by the Corporation with or into any other entity or by another entity with or into the Corporation, including a merger or consolidation in which the holders of the Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or other transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms that are substantially similar to the terms of the Series A Preferred Stock set forth herein.
4.3.4.   Preemption and Conversion.   The holders of the Series A Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of, or any interest or property in, the Corporation.
4.3.5.   Voting Rights.
(a)   The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 4.3.5 or as otherwise specifically required by law.

(b)   So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock and any Voting Parity Stock, voting together as a single class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or reclassify any authorized capital stock into any such shares of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.
(c)   So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:
(i)
amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of capital stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

(ii)
consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are substantially similar to the terms of the Series A Preferred Stock.

(d)   If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series A Preferred Stock shall have the right, voting as a class together with holders of any other equally ranked series of preferred stock as to payment of dividends and that have similar voting rights, if any (such stock, “Voting Parity Stock”), to vote for the election of such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”), at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or any other series of Parity Securities (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, or if no such request is made, in either event such election shall be held at such next annual or special meeting of the stockholders), to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series A Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

(e)   Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series A Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described in Section 4.3.6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 4.3.6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.
(f)   In exercising the voting rights set forth in this Section 4.3.5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series A Preferred Stock shall be entitled to one vote.
(g)   The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 4.3.6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.
(h)   Notice for a special meeting to elect the Preferred Directors shall be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any requesting holder of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 4.3.5(h), and for that purpose shall have access to the stock register of the Corporation.
4.3.6.   Redemption.
(a)   The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series A Preferred Stock shall not have the right to require the redemption or repurchase of the Series A Preferred Stock.
(b)   The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series A Preferred Stock, in whole or in part, from time to time, on or after June 15, 2025, subject to the approvals required by Section 4.3.6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.
(c)   At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series A Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series A Preferred Stock in whole, but not in part, subject to the approvals required by Section 4.3.6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.
“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

(i)
amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;

(ii)
proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or

(iii)
final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series A Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.
(d)   If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 4.3.6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice and any defect in such notice or in the mailing thereof, to any holder of shares of the Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.
(e)   If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, on and after the redemption date, dividends shall cease to accrue on shares of the Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 4.3.5, except the right to receive the redemption price equal to $25.00 per share plus any declared and unpaid dividends for prior Dividend Periods and any declared and unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date, without interest.
(f)   In the case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares of the Series A Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is issued, subject to the provisions hereof. Subject to the provisions of this Section 4.3.6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred Stock shall be redeemed from time to time.
(g)   Any redemption of the Series A Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System or any other appropriate federal regulatory agency and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System or other applicable guidelines of any other appropriate federal regulatory agency applicable to redemption of the Series A Preferred Stock.
(h)   Shares of the Series A Preferred Stock that have been reacquired in any manner by the Corporation, including shares purchased, otherwise acquired for value or redeemed pursuant to this Section 4.3.6, shall (upon compliance with any applicable provisions of the laws of the State of New York) after such acquisition be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued by the Corporation as part of any series of preferred stock other than as Series A Preferred Stock.
4.3.7.   Amendment of Resolution.   The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the New York Business Corporation Law stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Amended and Restated Certificate of Incorporation within the limitations provided by law. The Corporation may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock.
4.3.8.   Rank.   The shares of Series A Preferred Stock shall rank:
(a)   senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series A Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);
(b)   on parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)   junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require and junior to all existing and future indebtedness and other liabilities of the corporation).
4.3.9.   Certificates.   The Corporation may at its option issue shares of Series A Preferred Stock without certificates.
4.3.10.   Record Holders.   To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
4.3.11.   Notices.   All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series A Preferred Stock in any manner permitted by DTC.
4.3.12.   Other Rights.   The shares of Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or as provided by applicable law.
5.   Designation of Secretary of State; Mailing Address.   The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process in action or proceeding against the Corporation which may be served upon the Secretary of State is                  , Attention:                  .
6.   Duration.   The duration of the Corporation is to be perpetual.
7.   Opposition of Tender or Other Offer.   (A) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:
(1)   Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.
(2)   Whether a more favorable price could be obtained for the Corporation’s securities in the future.
(3)   The social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.
(4)   The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock.

(5)   The value of the securities (if any) which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered.
(6)   The business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon the Corporation and any of its subsidiaries and the other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.
(7)   Any antitrust or other legal and regulatory issues that are raised by the offer.
(B)   If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.
8.   Business Combinations.   (A) Except as otherwise expressly provided in paragraph (B) of this Section 8, a Business Combination (as defined) shall require the affirmative vote of not less than seventy-five percent of the votes. entitled to be cast by the holders of all then outstanding shares of common stock of the Corporation (“Common Stock”).
(B)   The provisions of paragraph (A) of this Section 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in the following paragraphs (B)(1) and (B)(2) are met:
(1)   The Business Combination shall have been approved by seventy-five percent or more of the Continuing directors (as defined) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined) to become an Interested Shareholder.
(2)   (a) The aggregate amount of cash, and the Fair Market Value (as defined), as of the date of the consummation of the Business Combination, of the consideration other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of the following: (i) the highest per share price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”); and (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”).
(b)   The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.
(c)   After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) there Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing directors; and (iii) such Interest Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any Common Stock.
(d)   After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
(e)   Such Interested Shareholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing directors.
(C)   For the purpose of this Section 8:
(1)   The term “Business Combination” shall mean:
(a)   any merger or consolidation of the Corporation or any Subsidiary (as defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder; or
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more; or
(c)   the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
(d)   any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
(e)   any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).
(2)   The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.
(3)   The term “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

(a)   is the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all the outstanding shares of Common Stock; or
(b)   is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or
(c)   is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.
(4)   A person shall be a “beneficial owner” of any Common Stock:
(a)   which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;
(b)   which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
(c)   which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.
For the purposes of determining whether a person is an Interested Shareholder pursuant to this paragraph (C)(4), the number of shares of Common Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraphs (C)(5) and (C)(6), but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(5)   An “Affiliate” is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
(6)   The term “Associate” used to indicate a relationship with any person, means:
(a)   any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;
(b)   any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
(c)   any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.
(7)   The term “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (C)(4), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.
(8)   The term “Continuing director” means any member of the Board of Directors of the Corporation (the “Board”), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing director while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing director by a majority of Continuing directors.
(9)   The term “Fair Market Value” means:
(a)   in the case of cash, the amount of such cash;
(b)   in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing directors in good faith; and
(c)   in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing directors.
(10)   In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in the context of paragraphs (B)(2)(a) and (B)(2)(b) shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.
(D)   The Board shall have the power and duty to determine for the purposes of this Section 8, on the basis of information known to them after reasonable inquiry,
(1)   whether a person is an Interested Shareholder;
(2)   the number of shares of Common Stock or other securities beneficially owned by any person;
(3)   whether a person is an Affiliate or Associate of another; and
(4)   whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.
Any such determination made in good faith shall be binding and conclusive on all parties.
(E)   Nothing contained in this Section 8 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
(F)   The fact that any Business Combination complies with the provisions of paragraph (B) of this Section 8 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.
9.   Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages because of his breach as a director unless:

(A)   such liability is based upon a judgment or other final adjudication adverse to him which establishes:
(1)   that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;
(2)   that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or
(3)   that his acts violated Section 719 of the New York Business Corporation Law; or
(B)   such liability is for any act or omission preceding September 13, 1988.
If the New York Business Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be further limited to the fullest extent permitted by the amended New York Business Corporation Law.
10.   Amendments to Certificate of Incorporation.   Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than seventy-five percent of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock of the Corporation shall be required to amend or repeal, or adopt any provision inconsistent with, Section 4.2 (Preemptive Rights), Section 7 (Opposition of Tender or Other Offer), Section 8 (Business Combinations), Section 9 (Director Liability) and this Section 10 (Amendments to Certificate of Incorporation); provided, however, that this Section 10 shall not apply to, and such seventy-five percent vote shall not be required for, any amendment, repeal or adoption approved by seventy-five percent of the Board if all of such directors are persons who would be eligible to serve as Continuing directors within the meaning of paragraph (C)(8) of Section 8.